                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      AUTONOMOUS TECHNOLOGIES CORPORATION
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:
    Autonomous Technologies Corporation common stock, par value $0.01 per share; Summit Technology, Inc. common stock, par value $0.01 per share.
  2) Aggregate number of securities to which transaction applies: those shares of Autonomous Technologies Corporation common stock outstanding on the merger closing date; 11,650,400 shares of Summit Technology, Inc. common stock.
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): 1/50 of 1% of 11,650,400 shares of Summit Technology, Inc. common stock multiplied by the average high and low prices of that common stock on March 19, 1999 of $5.78125 plus 1/50 of 1% of a maximum of $50,000,000 in cash for a total fee of $23,471.
  4) Proposed maximum aggregate value of transaction: To be determined on the closing date of the merger; as of March 19, 1999 and as calculated using the closing price of Summit common stock for the five trading days prior to March 19, 1999 and adding the cash consideration, $118,520,662.
  5) Total fee paid: $14,324 ($23,471 total fee as calculated above offset by a fee of $9,147 previously paid by Summit Technology, Inc., pursuant to Exchange Act Rule 0-11(a)(2).)

[_] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: $9,147
  2) Form, Schedule or Registration Statement No.: 333-66947
  3) Filing Party: Summit Technology, Inc.
  4) Date Filed: November 6, 1998

        SUMMIT TECHNOLOGY, INC.                 AUTONOMOUS TECHNOLOGIES

                                                      CORPORATION
                                                     March 26, 1999

Dear Fellow Stockholders:

The boards of directors of Summit Technology, Inc. and Autonomous Technologies Corporation have agreed to a merger in which Summit will acquire Autonomous. Autonomous will become a subsidiary of Summit, but will remain a separate corporation and will remain headquartered in Orlando, Florida. The merger will bring together complementary laser vision correction technologies, and we believe it will benefit both companies and our stockholders. The accompanying joint proxy statement/prospectus provides you with detailed information about the transaction, and we urge you to read it carefully.

If you are an Autonomous stockholder, you will receive a combination of Summit common stock and cash for each share of Autonomous common stock you own on the date of the merger. Summit will issue up to 11,650,400 shares of its common stock and an equal value of cash (up to $50 million) in the merger. The exact amount of the consideration, and the mixture of stock and cash, will be determined by a formula that is more fully described in the accompanying joint proxy statement/prospectus. Summit common stock is traded on the Nasdaq National Market under the symbol "BEAM."

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the stockholders of Autonomous approve it and the stockholders of Summit approve the issuance of Summit common stock to be issued in the merger. We have scheduled special meetings for our stockholders for this purpose which will take place as follows:

        For Summit Stockholders               For Autonomous Stockholders
Thursday, April 29, 1999; 9:00 a.m. EST Thursday, April 29, 1999; 9:00 a.m. EST
           Conference Center                 The University Club of Orlando
              Ropes & Gray                      150 E. Central Boulevard
        One International Place                  Orlando, Florida 32801
      Boston, Massachusetts 02110

Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

  Robert J. Palmisano         Randy W. Frey
  Chief Executive Officer     Chairman of the Board, President and Chief
  Summit Technology, Inc.     Executive Officer
                              Autonomous Technologies Corporation

Neither the SEC nor any state securities regulators have approved or disapproved the Summit common stock to be issued in the merger or determined if this prospectus is accurate or adequate. Anyone who tells you otherwise is committing a crime.

These securities are subject to investment risks, which are discussed beginning on page 15.

The joint proxy statement/prospectus is dated March 26, 1999 and is first being mailed to stockholders on or about March 29, 1999.

                      AUTONOMOUS TECHNOLOGIES CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date: Thursday, April 29, 1999
Time: 9:00 a.m., Eastern Standard Time
Place: The University Club of Orlando, 150 E. Central Boulevard, Orlando, Florida, 32801 (Parking is available in the parking garage located immediately west of The University Club of Orlando)

At the special meeting, the stockholders of Autonomous will vote upon a proposal to approve and adopt a merger agreement between Summit Technology, Inc. and Autonomous Technologies Corporation, under which Autonomous will become a subsidiary of Summit.

It is important that your shares be voted. Please vote as soon as possible by telephone or by completing the proxy card and returning it in the enclosed envelope. If you decide to attend the meeting in person, you can withdraw your proxy and vote at that time. Stockholders of record at the close of business (5:00 p.m., EST) on March 19, 1999 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for ten days preceding the meeting at the office of the Secretary of Autonomous at 2800 Discovery Drive, Orlando, Florida 32826, and will also be available for inspection at the meeting itself.

The board of directors of Autonomous has determined that the merger is in the best interests of the stockholders of Autonomous and unanimously recommends that stockholders vote to approve the merger and adopt the merger agreement at the special meeting.

By order of the board of directors,

Randy W. Frey
Chairman of the Board, President and Chief Executive Officer



 It is important that the enclosed proxy card be signed, dated and promptly returned in the enclosed envelope or that you register your vote by telephone by following the instructions on your proxy card, so that your shares will be represented whether or not you plan to attend the special meeting.

         You should not send stock certificates with your proxy card

 The accompanying joint proxy statement/prospectus provides you with detailed information about the transaction, and we urge you to read it carefully. The joint proxy statement/prospectus also incorporates important business and financial information about Summit that is not included in the accompanying documents or delivered with them. You may obtain information about Summit from documents filed with the Securities and Exchange Commission or you may obtain them without charge upon written or oral request to Summit. If you have questions or would like to obtain additional information, you may call us on business days between 9:00 a.m. and 5:00 p.m. Please ask for Kate Sturgis Burnham at 781-890-1234. You may also send your request in writing to Ms. Burnham's attention at 21 Hickory Drive, Waltham, Massachusetts 02451. To receive this information on a timely basis, you must make your request at least five business days before the Special Meeting or by April 22, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS & ANSWERS........................................................   1
SUMMARY....................................................................   3
SELECTED UNAUDITED PRO FORMA COMBINED AND HISTORICAL FINANCIAL DATA........  10
  Selected Unaudited Pro Forma Combined Financial Data.....................  10
  Summit Selected Historical Consolidated Financial Data...................  11
  Autonomous Selected Historical Consolidated Financial Data...............  12
UNAUDITED COMPARATIVE PER SHARE DATA.......................................  13
COMPARATIVE MARKET PRICE INFORMATION.......................................  14
RISK FACTORS...............................................................  15
THE SPECIAL MEETINGS.......................................................  22
  Purposes, Time and Place.................................................  22
  Record Date; Voting Power................................................  22
  Votes Required...........................................................  23
  Share Ownership of Management and Certain Stockholders...................  23
  Voting of Proxies........................................................  24
  Revocability of Proxies..................................................  24
  Solicitation of Proxies..................................................  25
THE MERGER.................................................................  26
  Background of the Merger.................................................  26
  Recommendation of the Summit Board and Reasons for the Merger............  28
  Recommendation of the Autonomous Board and Reasons for the Merger........  29
  Opinion of Financial Advisor to Summit...................................  31
  Opinion of Autonomous' Financial Advisor.................................  36
  Merger Consideration.....................................................  40
  Completion of the Merger; Effective Time.................................  42
  Conversion of Shares; Procedures for Exchange of Certificates............  42
  Interests of Certain Persons in the Merger...............................  43
  Material Federal Income Tax Consequences of the Merger...................  44
  Accounting Treatment.....................................................  47
  Effect on Stock Options and Warrants.....................................  48
  Conversion and Redemption of the Autonomous Preferred Stock..............  48
  Resale of Summit Common Stock............................................  49
  Listing of Summit Common Stock...........................................  49
  Dissenters' Rights.......................................................  49
THE MERGER AGREEMENT.......................................................  50
  Terms of the Merger......................................................  50
  Amendment of the Merger Agreement........................................  51
  Exchange of Certificates.................................................  52
  Restructuring of the Merger..............................................  53
  Representations and Warranties...........................................  54
  Conduct of Business Pending the Merger...................................  55
  Additional Agreements....................................................  56
  Conditions to the Merger.................................................  58
  Termination..............................................................  60
  Amendment and Waiver.....................................................  62

                                                                          Page
                                                                          ----
OTHER AGREEMENTS.........................................................  63
  Stockholder Agreements.................................................  63
  Revolving Credit Agreement.............................................  63
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.............  65
INFORMATION ABOUT SUMMIT.................................................  75
INFORMATION ABOUT AUTONOMOUS.............................................  82
AUTONOMOUS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...............................................  97
DESCRIPTION OF SUMMIT CAPITAL STOCK...................................... 108
  Common Stock........................................................... 108
  Preferred Stock........................................................ 108
  Stockholder Rights Plan................................................ 109
  Massachusetts Law and Certain Provisions of Summit's Articles of
   Organization and Bylaws............................................... 111
  Transfer Agent and Registrar........................................... 114
COMPARISON OF RIGHTS OF STOCKHOLDERS OF SUMMIT AND AUTONOMOUS............ 115
  Special Meetings of Stockholders....................................... 115
  Voting Requirements and Quorums for Stockholder Meetings............... 115
  Business Conducted at Stockholder Meetings............................. 116
  Inspection Rights...................................................... 116
  Action by Written Consent of Stockholders.............................. 118
  Cumulative Voting...................................................... 118
  Dividends and Share Repurchases........................................ 119
  Qualification, Nomination and Election of Directors.................... 119
  Classification, Number and Removal of Directors........................ 120
  Vacancies on the Board of Directors.................................... 121
  Exculpation of Directors............................................... 121
  Indemnification of Directors, Officers and Others...................... 122
  Transactions with Interested Parties................................... 123
  Fundamental Transactions............................................... 124
  Charter Amendments..................................................... 125
  Amendments to Bylaws................................................... 126
  Appraisal and Dissenters' Rights....................................... 127
  "Anti-Takeover" Statutes............................................... 128
  Stockholder Rights Plans............................................... 129
APPROVAL OF AMENDMENT TO SUMMIT'S ARTICLES OF ORGANIZATION............... 130
APPROVAL OF AMENDMENT TO SUMMIT'S 1997 STOCK OPTION PLAN................. 132
VALIDITY OF COMMON STOCK................................................. 136
EXPERTS.................................................................. 136
WHERE YOU CAN FIND MORE INFORMATION...................................... 137
INDEX TO FINANCIAL STATEMENTS............................................ F-1

    ANNEXES
    Annex A Agreement and Plan of Merger dated as of October 1, 1998, including
            Amendment No. 1 dated March 16, 1999
    Annex B Form of Stockholder Agreement
    Annex C Opinion of Hambrecht & Quist, LLC
    Annex D Opinion of EVEREN Securities, Inc.

                             QUESTIONS AND ANSWERS
Q. When are the stockholder meetings?

A. The Summit special meeting will take place at 9:00 a.m. on April 29, 1999; the Autonomous special meeting will also take place at 9:00 a.m. on April 29, 1999.

Q. What am I being asked to vote upon?

A. Autonomous stockholders: You are being asked to approve the merger and adopt the merger agreement, which provides for the acquisition of Autonomous through a merger.

The Autonomous board of directors has unanimously approved the merger and recommends voting FOR the merger and the adoption of the merger agreement.

Summit stockholders: You are being asked to approve the issuance of up to 11,650,400 shares of Summit common stock in the merger. This approval is required under the rules of the Nasdaq National Market System. As separate matters, unrelated to the merger, you are also being asked to approve an increase in Summit's authorized common stock to 100 million shares and an increase of 1,500,000 shares available to be issued under Summit's 1997 Stock Option Plan.

The Summit board of directors has unanimously approved each of these proposals and recommends voting FOR each proposal.

Q. Who is entitled to vote?

A. You are entitled to vote at your stockholders' meeting if you owned shares as of the close of business (5:00 p.m., EST) on March 19, 1999, the record date.

On the record date, there were 13,391,817 shares of Autonomous common stock entitled to vote at the special meeting. Autonomous stockholders will be entitled to one vote for each share of Autonomous common stock they held of record on the record date. Shares of Autonomous preferred stock will not be entitled to vote.

On the record date, there were 31,153,765 shares of Summit common stock entitled to vote at the special meeting. Summit stockholders will be entitled to one vote for each share of Summit common stock they held of record on the record date.

Q. What votes are required to complete the transaction?

A. Summit stockholders. The issuance of the Summit common stock in the merger requires the approval of a majority of the outstanding shares of Summit common stock entitled to vote on the proposal. If your shares are held by a broker and you do not instruct your broker how to vote on this proposal, your shares will not be considered as being entitled to vote. The increase in the authorized Summit common stock requires the approval of a majority of the outstanding shares of Summit common stock. The increase in the number of shares of Summit common stock available for issuance under the 1997 Stock Option Plan requires the approval of a majority of the outstanding shares of Summit common stock.

Autonomous stockholders. The vote of Autonomous stockholders required to approve the merger agreement and the merger is the affirmative vote of a majority of the shares of Autonomous common stock outstanding.

Q. Am I entitled to appraisal rights?

A. Under Florida law, Autonomous stockholders do not have the right to dissent from the merger and obtain payment of the fair value of their shares in cash, sometimes referred to as appraisal rights. Because Summit stockholders are not exchanging their shares in the merger, they are not entitled to appraisal rights under Massachusetts law. See "Comparison of Rights of Stockholders of Summit and Autonomous."

Q. What do I need to do now?

A. Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at your stockholders' meeting. If you prefer, you may vote by telephone (the toll-free number is listed on the proxy card).

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of all the proposals. If an Autonomous stockholder does not vote or abstains, it will have the effect of a vote against the merger. If a Summit stockholder who holds shares directly does not vote or abstains, it will have the effect of a vote against all three Summit proposals.

You may attend your stockholders' meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may withdraw your proxy up to and including the day of your stockholders' meeting by following the directions on page 24 and either change your vote or attend your stockholders' meeting and vote in person.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. Your broker will not vote your Summit or Autonomous shares on the proposals related to the merger unless you provide instructions on how to vote. If an Autonomous stockholder does not instruct the broker how to vote on the merger, it will have the effect of a vote against the merger. If a Summit stockholder does not instruct the broker how to vote on the proposal to issue Summit common stock in the merger, it will have no effect on the outcome. This is so because the vote required is a majority of Summit's shares that are outstanding and entitled to vote. Under Summit's bylaws, those shares are not "entitled to vote" on that matter.

For the proposals to increase the authorized Summit common stock and to increase the shares available under Summit's 1997 Stock Option Plan, brokers will have discretionary authority to vote without receiving instructions. Other than as described above, your shares will not be voted without instructions.

Q. Should I send in my stock certificates now?

A. No. If you are an Autonomous common stockholder, after the merger is completed, we will send you written instructions for exchanging your stock certificates. If you are a Summit stockholder, you should retain your stock certificates, as the merger will not require you to surrender your Summit stock certificates at any time.

If you would like additional copies of this joint proxy statement/prospectus, or if you have questions about the merger, you should contact:

Georgeson & Company Inc.
Wall Street Plaza
New York, New York 10005
(800) 223-2064

Q. How can I obtain more information?

A. You may obtain more information about our companies from documents we have filed with the Securities and Exchange Commission. In addition, if you have questions about our companies, the merger or the special meetings, you may call us on business days between 9:00 a.m. and 5:00 p.m. for further information. Please ask for Kate Sturgis Burnham at (781) 890-1234, if you are calling Summit, or Jonathan A. Kennedy at (407) 384-1664, if you are calling Autonomous.

                                    SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the documents to which we have referred you. See "Where You Can Find More Information" on page 137. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Merger (page 26)

The proposed merger is an acquisition by Summit of the stock of Autonomous. In the merger, Autonomous will become a wholly owned subsidiary of Summit. Autonomous stockholders will receive a combination of Summit common stock and cash for their Autonomous shares.

Reasons for the Merger (page 28)

Our companies are proposing to merge to take advantage of the complementary strategic fit of our respective businesses, combining Summit's proven technology, marketing, service and manufacturing experience and established customer base with Autonomous' next generation laser and tracking technology. We believe the combination will provide significant benefits to our stockholders, customers and employees. To review the background and reasons for the merger in greater detail, see pages 26 through 31.

We are working to complete the merger as soon as possible after the special meetings.

Merger Consideration (page 40)

Autonomous common stockholders will receive a combination of Summit common stock and cash in exchange for each share of Autonomous common stock they hold at the closing. The exact amounts and mix of Summit stock and cash will be based on a formula and cannot be determined until the closing. This formula takes into account variables such as how many shares of Autonomous common stock are outstanding, whether the holder of Autonomous' preferred stock elects to redeem for cash and the Summit stock price. Because of this, Autonomous stockholders will not know precisely the consideration they will receive when they vote on the merger. We describe the formula for determining the total merger consideration below. On page 8, we have provided a table that illustrates the amounts of Summit common stock and cash each Autonomous stockholder would receive on a per share basis in the merger based on the assumptions we describe. There is no minimum or maximum value per share that Autonomous stockholders will receive.

The maximum aggregate consideration payable for all of the equity of Autonomous--that is, Autonomous common stock, preferred stock, options and warrants--is 11,650,400 shares of Summit common stock and an equal value of cash, not to exceed $50,000,000.

Stock Consideration

The stock portion of the consideration is fixed at 11,650,400 shares. The stock consideration will be divided by the diluted Autonomous common stock outstanding at the closing to arrive at the stock consideration per Autonomous share. We describe below how the diluted shares outstanding will be calculated.

Cash Consideration

The cash portion of the consideration will be determined by multiplying 11,650,400 by the average closing price of Summit common stock on the Nasdaq National Market for the five days before the closing of the merger, not to exceed $50,000,000. The cash amount will be reduced by:

  . one half of any amounts Summit lends to Autonomous that remain outstanding at the time of the closing, and

  .  any cash payable to redeem the Autonomous preferred stock.

The resulting cash amount will be divided by the diluted Autonomous shares outstanding to arrive at the cash consideration per share. The $50,000,000 cap applies before any of these reductions are made.

Diluted Autonomous Shares Outstanding

The diluted Autonomous shares outstanding will be calculated by adding:

  . the shares of Autonomous common stock outstanding on the closing date,

  . the number of shares issuable upon conversion of the Autonomous preferred stock (unless that stock is redeemed for cash), and

  . the number of shares issuable upon exercise of all outstanding in-the-money options and warrants to purchase Autonomous common stock.

This sum will then be reduced by the number of shares that Autonomous could repurchase at the then market value of its common stock with the amount of cash it would receive if the options and warrants were exercised.

Series I Convertible Preferred Stock

The total consideration described above includes amounts that would be paid to the holder of the preferred stock. The holder may elect to redeem in whole or in part or convert in whole or in part. If the holder elects to redeem all of its shares of preferred stock, it would receive an aggregate of $4,911,062 and no shares of Summit common stock. If the holder elects to convert all of its shares into Autonomous common stock, it would receive 1,031,449 shares of Autonomous common stock and $355,552. At an assumed Summit stock price of $5.50, the holder of the preferred stock would be entitled to 783,592 shares of Summit common stock and $3,238,750 in respect of the 1,031,449 shares of common stock held at closing. For a discussion of the consideration to be received by Autonomous stockholders, please see the table and narrative on page 8.

After the merger, Autonomous' former common stockholders will own approximately 26% of the outstanding common stock of Summit.

Opinions of Financial Advisors (pages 31 through 40)

In deciding to approve the merger, our boards considered opinions from our respective financial advisors as to the fairness of the transaction to Summit and to the Autonomous stockholders from a financial point of view. Summit received an opinion from Hambrecht & Quist LLC and Autonomous received an opinion from EVEREN Securities, Inc. The EVEREN opinion was based on a Summit stock price of $4.00 per share and assumed that Autonomous stockholders would receive $6.26 in value per share, which may or may not be the case. EVEREN may in its discretion withdraw its opinion that the transaction is fair to Autonomous stockholders if the merger consideration value is less than $6.26. These opinions are attached as Annexes C and D, respectively, to this joint proxy statement/ prospectus. We encourage you to read these opinions.

Tax Consequences of the Merger (page 44)

Uncertainty of Tax Results

We will not be able to determine the tax consequences of the merger to Autonomous stockholders until immediately before the closing. The merger may be either a partially tax-free reorganization or a fully taxable merger depending on the following factors:

  . The average Summit stock price on the five trading days before the closing date and the Summit stock price on the day before the closing date;

  . The Autonomous stock price at closing (used in the calculation of the diluted Autonomous shares outstanding to determine the per share consideration);

  . The number of Autonomous options and warrants exercised before the closing;

  . Whether the Autonomous preferred stock is converted or redeemed; and

  . The outstanding balance of any loan from Summit to Autonomous as of the closing.

Because the Autonomous board of directors believes the merger is beneficial to Autonomous stockholders regardless of the tax consequences to Autonomous stockholders, the merger agreement allows the merger to be completed in either event.

Partially Tax-free Reorganization

If the merger qualifies as a reorganization under the Internal Revenue Code, the exchange of shares by Autonomous stockholders for Summit stock will not be subject to federal income tax. Autonomous stockholders will, however, recognize taxable gain to the extent of the cash consideration. Fluctuations in the Summit stock price and a decision by the holder of preferred stock to redeem for cash could result in the merger failing to qualify as a reorganization under the Code.

Taxable Transaction

If the merger does not qualify as a reorganization, it will be fully taxable to Autonomous stockholders. That means each Autonomous stockholder would recognize taxable gain or loss equal to the difference between the value of all property received (Summit common stock and cash) and the stockholder's adjusted tax basis in the Autonomous common stock exchanged.

The tax consequences of the merger to you will depend on the factors listed above under "Uncertainty of Tax Results", which cannot be determined until the closing, as well as your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

If you are an Autonomous stockholder and are opposed to a fully taxable transaction, then you should vote AGAINST approval of the merger agreement. We cannot assure you what the tax consequences will be, and the merger agreement allows the merger to be completed regardless of the tax consequences to Autonomous stockholders.

Summit Stockholders

The tax consequences to Summit stockholders would be the same whether the transaction is completed as a fully taxable merger or as a partially tax-free reorganization. In either case, the transaction will be tax free to Summit stockholders for federal income tax purposes.

Corporate Taxation

The tax consequences to Summit and Autonomous would be the same no matter how the merger is completed.

To review the tax consequences to stockholders in greater detail, see pages 44 through 47.

Accounting Treatment of the Merger (page 47)

Summit will account for the merger as a purchase of a business, which means that the assets and liabilities of Autonomous, including intangible assets, will be recorded in Summit's financial statements at their fair value.

The Companies (pages 75 and 82)

Summit develops, manufactures and markets ophthalmic laser systems designed to correct common vision disorders such as nearsightedness, farsightedness and astigmatism. Summit also sells contact lenses and related corrective vision products.

Autonomous develops, manufactures and markets excimer laser instruments for laser vision correction. The company's technology combines eye tracking with a narrow beam excimer laser to correct common refractive vision disorders such as nearsightedness, farsightedness and astigmatism.

Comparative Per Share Market Price Information (page 14)

Summit and Autonomous common stock are both traded on the Nasdaq National Market. On October 1, 1998, the last full trading day prior to the public announcement of the proposed merger, Summit common stock closed at $3.75 and Autonomous common stock closed at $4.125. On March 23, 1999, the last practicable trading day for which information was available before printing of this joint proxy statement/prospectus, Summit common stock closed at $5.563 and Autonomous common stock closed at $6.625.

Share Ownership of Management and Certain Stockholders (page 23)

On the record date, directors and executive officers of Summit and their affiliates beneficially own 858,400 shares of Summit common stock, or approximately 2.7% of the voting power of the Summit common stock outstanding on the record date. The directors and executive officers of Summit have indicated that they intend to vote their Summit stock FOR the proposal to approve the share issuance in the merger, FOR the proposal to increase the number of authorized shares of Summit common stock to 100 million shares and FOR the increase in shares under the 1997 Stock Option Plan.

On the record date, directors and executive officers of Autonomous and their affiliates beneficially own 2,884,699 shares or approximately 21% of the voting power of Autonomous common stock outstanding on the record date. These directors and executive officers and affiliates have entered into stockholder agreements with Summit in which they have agreed to vote their Autonomous common stock FOR the proposal to approve the merger agreement and against alternative proposals.

Interests of Certain Persons in the Merger (page 43)

A number of Autonomous directors and executive officers have interests in the merger as employees and/or directors that are different from, or in addition to, yours as an Autonomous stockholder. If we complete the merger, Randy W. Frey, Chairman, President and CEO of Autonomous, will have an employment agreement with Summit and will receive options to purchase 200,000 shares of Summit common stock. Certain options to purchase Autonomous common stock held by Autonomous directors and officers may be converted into options to acquire shares of Summit common stock adjusted to account for the exchange ratio of common shares and the cash consideration in the merger. Also, Summit will continue certain indemnification arrangements and directors' and officers' liability insurance for existing Autonomous directors and officers. The boards of directors of Summit and Autonomous recognized these interests and determined that they did not affect the benefits of the merger to Summit or to the Autonomous stockholders. Please refer to pages 43 and 44 for more information concerning these interests.

Directors of Summit Following the Merger (pages 43 and 50)

Following the merger, the board of directors of Summit will include Randy W. Frey, the Autonomous Chairman, President and CEO, and Dr. C. Glen Bradley, President and CEO of CIBA Vision Corporation, both of whom the Autonomous board of directors has designated as Summit directors under the merger agreement. In addition, Autonomous has designated Dr. Richard H. Keates, an ophthalmologist and a current Autonomous director, to be an observer at Summit board meetings.

Termination Fee and Expenses (page 62)

Autonomous must pay Summit a termination fee of $2.6 million in cash if the merger agreement is terminated in any of the following circumstances:

  . the Autonomous stockholders have not approved the merger by April 30, 1999 and a proposal by a third party for an alternative transaction has been made prior to the Autonomous Special Meeting;

  . the Autonomous board of directors has withdrawn, modified or delayed its recommendation on the merger in a manner adverse to Summit causing Summit to elect to terminate the merger agreement; or

  . Autonomous materially breaches any representation or warranty in the merger agreement or fails to comply with any of its obligations under the merger agreement if these result in a material adverse change incapable of being cured by Autonomous.

Forward-Looking Statements May Prove Inaccurate

We have each made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Summit or Autonomous. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Summit or Autonomous and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the risk factors that appear in the section entitled "Risk Factors" beginning on page 15.

                       What Will I Receive in the Merger?

Autonomous common stockholders will receive a combination of Summit common stock and cash in exchange for each Autonomous share they hold at the merger closing. We have prepared the following table to show the amounts of Summit common stock and the cash payable for each share of Autonomous common stock at varying prices (based on a five day average) for Summit common stock. The information is based on several estimates and assumptions that we describe below. The Summit stock prices presented in the table represent what we believe is a reasonable range of potential trading prices for Summit's common stock. There is no minimum or maximum value per share that Autonomous stockholders will receive. The actual consideration that each Autonomous stockholder will receive will be determined when the merger is completed. If the Summit stock price is less then $2.50, or if any of our assumptions turn out to be incorrect, the amounts payable to Autonomous stockholders could be less than the amounts shown in the table.

                                       Consideration to be Received
          Summit                           per Autonomous Share
        Stock Price           -----------------------------------------------------------------------
          used in               Number of
        Calculation           Summit Shares                 Cash                  Total Value
        -----------           -------------                 -----                 -----------
           $2.50                  0.84                      $1.64                    $3.74
           $3.00                  0.78                      $2.21                    $4.55
           $3.50                  0.77                      $2.59                    $5.29
           $4.00                  0.77                      $2.95                    $6.03
           $4.29                  0.77                      $3.17                    $6.47
           $4.50                  0.76                      $3.16                    $6.58
           $5.00                  0.76                      $3.15                    $6.95
           $5.50                  0.76                      $3.14                    $7.32
           $6.00                  0.76                      $3.13                    $7.69

Assumptions

 . The aggregate cash consideration to be paid in the merger will be reduced by one-half of any amounts Summit lends to Autonomous which are not repaid before the closing. In this table, we assume that Autonomous will have $3.0 million in borrowings from Summit outstanding at the time of closing.

 . The cash consideration available for Autonomous common stockholders will be reduced by any amounts used to redeem shares of Autonomous preferred stock. In this table, for all Summit stock prices except $2.50, we assume that 410 of the 442 shares of the preferred stock currently outstanding are converted into 1,031,449 shares of Autonomous common stock and that the remaining 32 shares are redeemed for an aggregate of $355,552. At a Summit stock price of $2.50, we assume that all 442 shares of the preferred stock currently outstanding are redeemed for $4,911,062. At Summit prices below $3.00, we assume that the holder of the preferred stock will elect redemption because the economic value is then approximately equivalent with either choice.

 . The consideration per Autonomous share will vary if holders of options and warrants exercise them before the closing. We assume in this table that holders of options to acquire approximately 117,000 shares of Autonomous common stock (out of options on approximately 1,483,000 shares) and holders of warrants for 90,000 shares of Autonomous common stock (out of warrants on approximately 245,000 shares) will exercise their options or warrants before the closing. The remaining options and warrants will be outstanding at the time of the merger and will be included in the diluted Autonomous shares outstanding used to determine the per share consideration. Also included in Autonomous shares outstanding as of closing are 100,000 shares that will be issued to the holder of the preferred stock in exchange for a warrant to purchase 300,000 shares and 171,173 shares to be issued to CIBA Vision Corporation immediately before the merger in satisfaction of an obligation under the 1995 Strategic Alliance Agreement with Autonomous. For purposes of determining the fully diluted Autonomous shares outstanding, we have valued the Autonomous common stock at the total value of consideration per Autonomous share.

 . The amounts shown above are approximate. The actual amounts determined upon completion of the merger may differ if the assumptions presented above do not reflect the actual facts on the closing date. In particular, the mix of relative values of the Summit common stock and the cash portion of consideration (at a Summit per share price of less than $3.00) may change from approximately 52% stock/48% cash to approach as much as 56% stock/44% cash if the holder of the preferred stock chooses to redeem all of its shares for cash, rather than elect to convert all of its shares to Autonomous common stock.

The assumptions used in the table are those we believe are most likely to occur. We have also estimated the consideration per Autonomous share using what we believe are worst case assumptions. If the Summit stock price is $2.50, we believe that the preferred stock will redeem. If we assume further that

 . Autonomous borrows $4.5 million under the Summit credit line, the maximum amount it could borrow as of the closing, and

 . all in-the-money options and warrants are exercised before the closing and there is no use of such proceeds to repay amounts drawn down from the credit line, which results in the highest diluted Autonomous shares outstanding and thus the lowest per share consideration, then each Autonomous stockholder would be entitled to receive 0.83 shares of Summit common stock and $1.56 in cash for each share of Autonomous common stock, for a total value of $3.64.

Both Summit and Autonomous will issue press releases shortly after the closing of the merger to announce the final determination of the consideration and the mix of Summit common stock and cash.

                          SELECTED UNAUDITED PRO FORMA
                     COMBINED AND HISTORICAL FINANCIAL DATA

              Selected Unaudited Pro Forma Combined Financial Data

We are providing the following selected unaudited pro forma combined financial data to help stockholders analyze the financial aspects of the merger. This information is only a summary and you should review the more detailed pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus. You should also read it in conjunction with the historical consolidated financial statements (and related notes) included in the annual reports on Form 10-K and current report on Form 8-K that Summit has filed with the SEC and the Autonomous historical financial statements that are included in this joint proxy statement/prospectus. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined or the future results that the combined company will experience after the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" on page 65 and "Where You Can Find More Information" on page 137.

The merger consideration paid by Summit for each share of Autonomous includes varying amounts of Summit common stock and cash based on (i) the average closing price of Summit common stock for the five days before the closing of the merger and (ii) the decisions that holders of Autonomous preferred stock, options and warrants may make before the closing. Pro forma presentations were prepared using an assumed five-day average closing price of Summit common stock of $2.50 per share and $6.00 per share to demonstrate a reasonable range of possible results. There is no minimum or maximum value per share that Autonomous stockholders will receive.

                                                               Year Ended
                                                            December 31, 1998
                                                           -------------------
                                                           $2.50 per $6.00 per
                                                             share     share
                                                           --------- ---------
                                                             (In thousands,
                                                            except per share
                                                                  data)
STATEMENT OF OPERATIONS DATA
Total revenues............................................ $ 91,863  $ 91,863
Income from continuing operations.........................   19,896    16,292
Income per share from continuing operations--basic and
 diluted.................................................. $   0.46  $   0.38
Weighted average number of common shares:
  basic...................................................   42,881    42,532
  diluted.................................................   42,942    42,942
                                                            December 31, 1998
                                                           -------------------
                                                             $2.50     $6.00
                                                           per share per share
                                                           --------- ---------
BALANCE SHEET DATA
Working capital........................................... $ 46,248  $ 26,402
Total assets..............................................  154,952   198,443
Long-term debt, less current maturities...................      315       315
Stockholders' equity......................................  127,688   171,179

             Summit Selected Historical Consolidated Financial Data

The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1998, are derived from Summit's audited consolidated financial statements. This selected consolidated financial data should be read in conjunction with Summit's audited consolidated financial statements and notes and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are incorporated by reference in this joint proxy statement/prospectus.

                                  Years Ended December 31,
                          --------------------------------------------
                           1998     1997     1996     1995      1994
                          -------  ------- --------  -------  --------
                                (in thousands, except per share data)
STATEMENTS OF OPERATIONS
 DATA
Revenues................  $91,641  $79,650 $ 73,912  $95,258  $ 71,410
Income (loss) from
 continuing
 operations(1)..........   36,730      828  (13,491)   1,575   (14,433)
Cumulative effect of
 accounting principle
 change(2)..............  (10,103)     --       --       --        --
Net income (loss).......   27,570   21,398  (36,857)  (2,967)  (16,799)
Basic and diluted
 earnings (loss) per
 share:
  Income (loss) from
   continuing
   operations...........  $  1.17  $   .03 $   (.43) $   .06  $   (.54)
  Cumulative effect of
   accounting principle
   change...............     (.32)     --       --       --        --
  Net income (loss).....      .88      .68    (1.18)    (.11)     (.63)
Weighted average number
 of common shares--
 basic..................   31,244   31,400   31,174   27,892    26,593
Weighted average number
 of common shares--
 diluted................   31,292   31,591   31,174   27,892    26,593
Pro forma amounts
 assuming accounting
 principle change had
 been applied
 retroactively:
Net income (loss).......  $37,673  $22,682 $(37,772) $(6,073) $(19,966)
Net income (loss) per
 share--basic and
 diluted................  $  1.20  $   .72 $  (1.21) $  (.22) $   (.75)

                                              December 31,
                               -------------------------------------------
                                 1998     1997     1996     1995    1994
                               -------- -------- -------- -------- -------
                                               (in thousands)
BALANCE SHEET DATA
Working capital............... $ 78,953 $ 67,404 $ 73,085 $108,374 $23,560
Total assets..................  144,925  115,103  133,660  161,661  54,288
Long-term debt, less current
 maturities...................      150    6,330   11,472      537     503
Stockholders' equity..........  119,334   88,987  101,947  138,239  38,692

--------
(1) In the second quarter of 1998, Summit received a litigation settlement of $29.9 million, net of related taxes and expenses.
(2) In the fourth quarter of 1998, Summit changed its method of accounting for Lens Express membership fee revenues which were previously recognized when received. Under the new accounting method, Summit recognizes membership fee revenues ratably over the term of the membership, which is one to five years.

           Autonomous Selected Historical Consolidated Financial Data

The following selected consolidated financial data should be read in conjunction with Autonomous' consolidated financial statements and notes and the information contained in "Autonomous Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus. The selected consolidated financial data as of December 31, and March 31, 1995, and for each of the years in the two-year period ended December 31, 1995, are derived from audited financial statements not included in this joint proxy statement/prospectus.

                                                                                                     Cumulative
                                                                                                   from Inception
                                                                        Nine Months                  (July 23,
                               Year Ended    Year Ended    Year Ended      Ended      Year Ended      1985) to
                              December 31,  December 31,  December 31,  December 31,   March 31,    December 31,
                                  1998          1997          1996          1995         1995           1998
                              ------------  ------------  ------------  ------------  -----------  --------------
REVENUES:
LADARVision Systems and
 Services...................  $    221,955  $     37,065  $       --    $       --    $       --    $    259,020
Research grants.............           --            --           --            --            --       3,450,517
OPERATING EXPENSES:
Costs of revenues--
 LADARVision Systems and
  Services..................       395,130       105,892          --            --            --         501,022
 Costs of revenues from
  research grants...........           --            --           --            --            --       3,465,596
Clinical trials and
 compliance.................     2,666,914     2,980,317    1,715,412       602,847       569,389      8,537,108
Unabsorbed production
 costs......................     2,997,672       758,801          --            --            --       3,756,473
Research and development....     3,775,159     2,954,559    3,521,381     1,698,056     1,608,032     14,083,474
Selling and marketing.......     2,669,257     1,493,069    1,190,898       478,439        40,349      6,124,259
General and administrative..     2,846,404     2,328,222    1,852,351       974,738       562,042      9,201,275
Other expenses..............     1,660,453     1,596,671    1,283,874       375,000           --       4,915,998
                              ------------  ------------  -----------   -----------   -----------   ------------
OPERATING LOSS                 (16,789,034)  (12,180,466)  (9,563,916)   (4,129,080)   (2,779,812)   (46,875,668)
Interest income (expense),
 net........................       146,281       541,111      555,872        30,035        84,463      1,329,640
Provision for income taxes..           --            --           --            --            --           4,772
                              ------------  ------------  -----------   -----------   -----------   ------------
NET LOSS....................   (16,642,753)  (11,639,355)  (9,008,044)   (4,099,045)   (2,695,349)  ( 45,546,028)
Deemed dividend for Series I
 preferred stock conversion
 discount ..................       831,602           --           --            --            --         831,602
                              ------------  ------------  -----------   -----------   -----------   ------------
Net loss applicable to
 common stockholders........  $(17,474,355) $(11,639,355) $(9,008,044)  $(4,099,045)  $(2,695,349)  $(46,382,402)
                              ============  ============  ===========   ===========   ===========   ============
LOSS PER SHARE:
Basic net loss per share....  $      (1.59) $      (1.43) $     (2.36)  $     (3.37)  $     (2.40)
                              ============  ============  ===========   ===========   ===========
Shares used in computing
 basic net loss per share...    11,009,272     8,151,395    3,812,039     1,217,509     1,125,000
                              ============  ============  ===========   ===========   ===========
                                                 December 31,                          March 31,
                              ------------------------------------------------------  -----------
                                  1998          1997          1996          1995         1995
                              ------------  ------------  ------------  ------------  -----------
BALANCE SHEET DATA:
Cash and investments........  $    544,666  $  7,301,072  $12,405,790   $   492,326   $   975,428
Total assets................     7,918,582    12,416,149   14,144,249       799,493     1,252,317
Long-term obligations.......       164,993     1,760,007    1,097,133     2,802,832     2,405,000
Stockholders' equity
 (deficit)..................     2,796,076     8,979,812   11,583,648    (3,564,616)   (1,304,568)

                      UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth earnings and book value per common share for Summit and Autonomous on a historical, pro forma combined and equivalent basis. You should read this table along with Summit's historical consolidated financial statements incorporated by reference in this joint proxy statement/prospectus (see "Where You Can Find More Information" on page 137), Autonomous' historical consolidated financial statements that begin on page F-1, and the unaudited pro forma combined financial statements on page 65. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined or the future results that the combined company will experience after the merger. Neither Summit nor Autonomous has ever paid cash dividends on its common stock.

The merger consideration paid by Summit for each share of Autonomous includes varying amounts of Summit common stock and cash based on (i) the average closing price of Summit common stock for the five days before the closing of the merger and (ii) the decisions that holders of Autonomous preferred stock, options and warrants may make before the closing. Pro forma presentations were prepared using an assumed five-day average closing price of Summit common stock of $2.50 per share and $6.00 per share to demonstrate a reasonable range of possible results. There is no minimum or maximum value per share that Autonomous stockholders will receive.

                                                                 Year Ended
                                                              December 31, 1998
                                                              -----------------
Summit Historical:
  Book value per share (at period end).......................      $ 3.83
  Income per share from continuing operations--basic and
   diluted...................................................      $ 1.17
Autonomous Historical:
  Book value per share (at period end).......................      $ 0.23
  Loss per share from continuing operations--basic and
   diluted...................................................      $(1.59)

                                                           Year Ended
                                                        December 31, 1998
                                                      ---------------------
                                                        @$2.50       @$6.00
                                                      per share    per share
                                                      ----------   ----------
Summit Pro Forma Combined:(1)
  Book value per share (at period end)...............   $     2.98   $     4.03
  Income per share from continuing operations--basic
   and diluted.......................................   $     0.46   $     0.38
Autonomous Equivalent Pro Forma:(2)
  Book value per share (at period end)...............   $     2.51   $     3.07
  Income per share from continuing operations--basic
   and diluted.......................................   $     0.39   $     0.29

--------
(1) The pro forma information was calculated by combining the historical amounts from Summit and Autonomous after considering the pro forma adjustments divided by the sum of Summit's historical share information and the additional shares of Summit common stock estimated to be issued in the merger.
(2) The Autonomous equivalent pro forma per share amounts are calculated by multiplying the Summit pro forma combined per share amounts by an assumed exchange ratio of Summit common stock of 0.84 shares at $2.50 per share and
    0.76 shares at $6.00 per share for each share of Autonomous common stock. It does not include the cash portion of the merger consideration.

                      COMPARATIVE MARKET PRICE INFORMATION

  The following table presents trading information for Summit and Autonomous common stock on Nasdaq on October 1, 1998 and March 23, 1999. October 1, 1998 was the last full trading day before our announcement of the signing of the merger agreement. March 23, 1999 was the last practicable trading day for which information was available before the date of this joint proxy statement/prospectus.

                                                            Summit Common Stock
                                            Autonomous        Price x Exchange
                  Summit Common Stock      Common Stock            Ratio
                  (dollars per share)  (dollars per share)  (dollars per share)
                  -------------------- -------------------- --------------------
                   High   Low   Close   High   Low   Close   High   Low   Close
                  ------ ------ ------ ------ ------ ------ ------ ------ ------
October 1,
 1998...........  $3.875 $3.500 $3.750 $4.500 $3.875 $4.125 $2.984 $2.695 $2.888
March 23, 1999..  $5.625 $5.500 $5.563 $7.000 $6.500 $6.625 $4.275 $4.180 $4.228

  The amounts appearing under "Summit Common Stock Prices x Exchange Ratio" represent the values per Autonomous share of the stock portion of the merger consideration on the dates specified. The exchange ratio of 0.77 on October 1, 1998 and .76 on March 23, 1999, respectively, was based upon the price of Summit common stock on each date. These values would be different at different Summit stock prices at the time of the merger. Please refer to the table on page 8. These amounts do not include the cash portion of the merger consideration.

  Summit common stock trades on Nasdaq under the symbol "BEAM." Autonomous common stock trades on Nasdaq under the symbol "ATCI."

                                  RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, Autonomous stockholders, with respect to the merger, and Summit stockholders, with respect to the issuance of Summit common stock in the merger, should consider carefully the risk factors described below in determining how to vote.
Risks Related to the Merger

Autonomous stockholders will not know how much Summit common stock and cash they will receive until the closing

Autonomous stockholders will not know exactly how much they will receive per share for each of their Autonomous shares until the closing of the merger. Summit will pay a fixed consideration of 11,650,400 shares of Summit stock plus an equal value of cash not to exceed $50 million to acquire Autonomous. The Summit shares and cash will be allocated among Autonomous' common stock, preferred stock and options and warrants. The per share amounts will be based on the diluted Autonomous shares outstanding at the time the merger is completed, which will be sensitive to the Autonomous stock price at the time the merger is completed. The aggregate amount of cash will depend on the Summit stock price. In addition, if the holder of the preferred stock elects to redeem this stock for cash, there would be more Summit shares, and consequently less cash, available for each Autonomous stockholder. We cannot predict what the price of Autonomous common stock and Summit common stock will be when the merger takes place, and we do not currently know whether the holder of the preferred stock will elect a cash redemption. For these reasons, we will not be able to determine the per share consideration Autonomous stockholders will receive until the closing. See "The Merger--Merger Consideration."

The value of the consideration will fluctuate based on the Summit stock price

The value of the merger consideration will depend on the Summit stock price. The number of shares of Summit stock issuable in the merger will not be adjusted in the event of any decrease in the Summit stock price. In addition, because the aggregate amount of cash payable is also based on the Summit stock price, the amount of cash an Autonomous stockholder receives will also fluctuate based on the Summit stock price and will decline at Summit stock prices below $4.29. There is no floor on the total consideration.

Autonomous stockholders will not know the tax consequences of the Merger to them until the closing

When Autonomous stockholders vote on the merger, the tax consequences of the merger to them will be uncertain. Whether the merger will be a partially tax-free reorganization or a fully taxable merger depends upon several factors which cannot be determined prior to the closing. The most important of these factors are the average Summit stock price on the five days preceding the closing, the Summit stock price on the day preceding the closing and whether the Autonomous preferred stock is converted to Autonomous common stock before the merger or is redeemed for cash. The merger agreement allows the merger to be completed regardless of the tax consequences to Autonomous shareholders. See "The Merger--Material Federal Income Tax Consequences of the Merger."

Summit may experience difficulty in integrating the operations of the two companies and in realizing the benefits of the merger

The merger involves the integration of two companies that have previously operated independently. Summit may not be able to integrate the operations of Autonomous without encountering difficulties or experiencing the loss of key employees, potential customers or suppliers, and the benefits expected from the integration may not be realized. If customers view the merger of the companies as a negative development, Summit may lose customers and market share. In addition, there can be no assurance that Summit will realize anticipated synergies from the merger. For example, Autonomous has only had limited experience manufacturing its LADARVision(R) Systems and has had no experience producing the system in significant quantities. Following the merger Summit intends to assist Autonomous in developing its manufacturing capabilities. If it is unsuccessful in doing so, or if the effort requires greater resources, the expected benefits of the merger may not be realized.

Summit and Autonomous might not be able to complete the proposed merger if it is challenged on antitrust grounds

There are a limited number of FDA approved manufacturers of laser vision correction equipment. Although we were not required to file for the merger under the Hart Scott Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission has evaluated the transaction and has advised us that is does not intend to challenge it on antitrust grounds. However, state attorneys general and private parties may bring actions under the antitrust laws under certain circumstances. We cannot predict whether any such party will take action to block the proposed transaction or what the outcome of any such proceeding would be. If such an action were commenced, the companies might not be able to complete the proposed transaction as currently structured or in a timely manner, if at all.

Summit's use of significant cash resources for the merger and continuing operations may strain its liquidity and place Summit in technical default under financial covenants in its loan agreement

A significant amount of Summit's cash resources will be used to complete the merger and support the Autonomous operation after the merger. This will put a significant strain on Summit's liquidity and could preclude Summit from having cash available to fund operations, make other acquisitions, or for other purposes. The cash portion of the purchase price of up to $50 million represented approximately 68% of Summit's cash, short-term investments and long-term investments excluding the value of LCA common stock at December 31, 1998 and net of bank borrowings. Summit expects that the Autonomous operation could require as much as $20 million before it reaches a cash flow break-even status, although this amount could fluctuate up or down depending on a variety of factors. Summit's use of cash to make loans to Autonomous and to complete the merger places Summit in technical default under financial covenants contained in its bank loan agreement. This could give rise to an acceleration of Summit's bank indebtedness, further straining Summit's liquidity. As of March 19, 1999, the total principal amount of this indebtedness was $5,000,000. See "Information about Summit" and "Information About Autonomous."

The merger will be dilutive to Summit's earnings in the near term

The merger is likely to delay Summit's efforts to achieve consistent profitability until at least the year 2000. Expenses related to research and development of Autonomous' CustomCornea(TM) technology as well as the amortization of goodwill and other capitalized items (approximately $38 million to $102 million assuming the five-day average closing price of Summit common stock is $2.50 to $6.00 per share) created by the merger will reduce Summit's operating income or increase its operating loss for the applicable period. In addition, Summit expects that the Autonomous operation will continue to have operating losses for at least the next twelve months as it ramps up manufacturing, commences a significant marketing campaign and continues incurring substantial research and development expenses. These operating losses will reduce Summit's operating income and will likely cause Summit to report operating losses during this period. See "Unaudited Pro Forma Condensed Combined Financial Information."

The market acceptance of two laser vision correction systems is unpredictable

Summit cannot predict how existing and potential customers for laser vision correction systems will respond to Summit's offering two distinctly different laser vision correction systems. For example, sales of Summit's Apex Plus system could decline in anticipation of the availability of the Autonomous system, or Summit could lose existing Apex Plus customers who perceive that Summit's acquisition of the Autonomous system would result in less support for its existing installed base. However, Summit has not seen any evidence of this since publicly announcing the proposed merger on October 1, 1998. The actual availability of the Autonomous system from a manufacturing viewpoint may not be sufficient to make up for any loss of sales of Summit's Apex Plus system while the Autonomous operation ramps up its manufacturing capability for the LADARVision System.

Competition Risks

New competitors may erode Summit's U.S. market share

Nidek Co., Ltd. obtained FDA approval of its EC-5000 excimer laser system in December 1998. Other manufacturers, including Bausch & Lomb and LaserSight, are expected to obtain approval during 1999, giving them the right to market their systems commercially in the U.S. If ophthalmologists perceive new competitors' systems to be technologically or economically superior to Summit's, Summit could lose market share to these competitors. This could have a material adverse effect on Summit's business, financial conditions and results of operations. See "Information About Autonomous--Historical Market Development."

Competitors may have broader approvals which could give them a competitive advantage over Summit

In the United States, the FDA strictly regulates the types and ranges of surgical treatments that a manufacturer's laser vision system can perform. To the extent the FDA approves one manufacturer's system for a wider range of treatments than a competitor's system, a competitive advantage will arise. At present, the laser vision correction system manufactured by VISX, Inc. is FDA approved to perform a wider range of treatments than the Summit system, including farsightedness and higher degrees of nearsightedness and astigmatism. The laser vision correction system manufactured by Nidek is approved for a higher degree of nearsightedness than the Summit system (but is not approved for farsightedness or astigmatism). The Summit system is presently approved for mild to moderate nearsightedness and astigmatism. If Summit is unsuccessful in obtaining timely FDA approvals for farsightedness and for higher ranges of nearsightedness (applications for which are presently pending before the FDA), its ability to affectively compete in the U.S. against these companies (or future entrants with broader approvals) may be compromised. See "Information About Autonomous--Historical Market Development."

Competitors may not charge their customers per procedure fees which, in turn, could affect Summit's ability to collect license fees

Summit presently licenses a number of patents to users of its systems on a per procedure basis. Summit derives a substantial portion of its revenue from the per procedure fees it charges to license these patents. If competitors do not charge per procedure fees to users of their systems, Summit could be forced to reduce or eliminate the fees it collects. This could have a material adverse effect on Summit's revenues and financial performance. Nidek, one of Summit's competitors, has publicly stated that it does not intend to charge per procedure fees to users of its systems.

Proliferation of unapproved systems could adversely affect Summit's revenues

Summit is aware that certain U.S. physicians are performing refractive procedures in the United States with laser vision correction systems that have not been approved by the FDA, including earlier versions of Summit systems originally sold in international markets and so-called "homemade" or "black box" systems. Pursuing these potential infringers could be costly and might not result in any significant recoveries. Although Summit believes FDA enforcement action has had some positive impact on this problem, continued use or proliferation of these systems will negatively affect Summit's system sales and per procedure revenues. In addition, any adverse clinical consequences resulting from the use of these systems could negatively affect consumer acceptance of laser vision correction generally.

Illegal tampering with system configurations could adversely affect revenue collection

Summit believes that some users of its Apex excimer systems in the United States have tampered with the software configuration of their systems to defeat the card reading system that facilities the collection of per procedure license fees. Summit's loss of per procedure fees as a result of this tampering could adversely affect its revenues and operating results.

New products and technologies could erode demand for Summit products or make them obsolete

In addition to competing with eyeglasses and contact lenses, excimer laser vision correction competes or may compete with newer technologies such as intraocular lenses, corneal rings and surgical techniques using different types of lasers. To the extent that any of these or other new technologies are perceived to be clinically superior or economically more attractive than excimer laser vision correction, they could erode demand for Summit's excimer laser products or render such products obsolete. Summit believes that the Autonomous LADARVision System and CustomCornea(TM) technology represents the next generation of excimer laser based vision correction technology and will remain technologically competitive into the next decade. However, if one or more competing technologies achieve broader market acceptance or render the LADARVision System obsolete, Summit may never realize the anticipated benefits of the transaction. This could have a material adverse effect on Summit's business, financial condition and results of operations.

Company Risks

Summit is involved in litigation that could subject it to significant liabilities and consume company resources

Since August 2, 1996, stockholders have commenced sixteen separate legal actions against Summit and its directors and officers. In addition, there are multiple state and federal antitrust lawsuits pending against Summit and VISX relating to the Pillar Point Partners arrangement that existed between the two companies from 1992 to 1998. All these lawsuits seek substantial monetary damages for alleged violations of securities or antitrust laws. Defending against these lawsuits has and will continue to consume considerable resources, including management time and attention, which has been diverted from operating the business. The potential recoveries, if the plaintiffs are successful, would have a significant negative effect on Summit's cash position. Litigation is inherently uncertain and an adverse resolution of these actions may have a material adverse effect on Summit's financial position and operating results in the period they are resolved.

Challenges to owned or licensed intellectual property could adversely affect our business

Failure to maintain the protection afforded by certain of Summit's owned and licensed patents would have a material adverse effect on Summit's future revenues and earnings. These patents might ultimately be found to be invalid, or others might elect to infringe these patents or develop substantially equivalent or competitive products. On March 24, 1998, the FTC commenced an action challenging certain of the patents that VISX has licensed to Summit. Although Summit has settled its part of this litigation, the FTC is seeking an order to invalidate these VISX patents. In July 1997, a private party commenced a lawsuit against VISX in which he asserts that he is the sole inventor of a certain VISX patent. Successful challenges to the validity and enforceability of any of Summit's patents or the patents licensed from VISX could have a material adverse effect on Summit's ability to collect per procedure license fees. Even if an unlicensed party's products or procedures infringe upon Summit's patents, it may be costly to enforce these rights. An infringement action may require the diversion of funds from Summit's operations and may require management to expend funds and effort that might otherwise be devoted to Summit's operations. Furthermore, Summit may not be successful in enforcing its patent rights. Any failure by Summit to prevail in patent infringement actions against others, or any success by others in invalidating or being found not to infringe patents owned or licensed by Summit, could have a material adverse effect on Summit's ability to collect per procedure fees.

Autonomous is engaged in patent litigation with VISX. VISX is seeking damages and an injunction that would prevent Autonomous from making and selling the LADARVision System in the United States. Although the merger will provide Autonomous with a license for the contested patents, VISX's continued prosecution of this lawsuit will delay Autonomous' proposed launch of the LADARVision System in the United States. Autonomous and VISX have agreed to stay the litigation until the earlier of the Summit/Autonomous merger, termination of the merger or May 1, 1999. During this period, Autonomous has agreed not to deliver LADARVision Systems in the U.S. This delay in the launch could also delay the expected benefits of the combination of Summit and Autonomous following the merger.

There are a number of U.S. and foreign patents covering methods and apparatus for performing corneal surgery that neither Summit nor Autonomous owns or has the right to use. If Summit or Autonomous were found to infringe a patent in a particular market, Summit and its customers may be enjoined from making, using and selling that product in the market or be required to obtain a fee-bearing license, if available on acceptable terms. Alternatively, Summit might be required to redesign the infringing aspects of these products. Any redesign efforts that Summit undertakes could be expensive and might require FDA review. Furthermore, the redesign efforts could delay the reintroduction of these products into certain markets, or may be so significant as to be impractical. If redesign efforts were impractical, Summit could be prevented from manufacturing and selling the infringing products, which would have a material adverse effect on its business, financial and results of operations.

Failure or delay in obtaining regulatory approvals for products would adversely affect Summit's business

Summit's excimer systems and related disposable and the Autonomous LADARVision System are regulated medical devices under the Food, Drug and Cosmetics Act. As such, these devices, expanded treatment types and levels for these devices and significant design or manufacturing modifications require a premarket clearance by the FDA prior to commercialization in the United States. This approval process, which is lengthy and uncertain, requires underlying clinical studies and requires substantial commitments of financial resources and management's time and effort. Delays in obtaining or failure to obtain required regulatory approvals or clearances in the United States and other countries would prevent the marketing of these systems and other devices or the marketing of these systems and other devices to treat expanded indications and impair Summit's ability to generate sales, which in turn would have a material adverse effect on its business, financial condition and results of operations.

Summit's and Autonomous' reliance on vendors for certain critical system components could jeopardize operations if alternative sources are not readily available

Summit currently purchases certain components used in the production, operation and maintenance of its excimer systems and related products from a limited number of suppliers. Similarly, Autonomous obtains key components from a limited number of suppliers. If these suppliers were to cease providing components, Summit would be required to locate and contract with substitute suppliers, which it may not be able to do in a timely manner. Any interruption in Summit's ability to manufacture and service excimer systems on a timely basis would have a material adverse effect on its business, financial condition and results of operations.

Inadequacy or unavailability of insurance may expose Summit to significant liability

The testing and use of human health care products entails an inherent risk of physical injury to patients and physicians and exposes the manufacturer to potential product liability and other damage claims. In addition, our products have high voltage power supplies and use corrosive gases. Although we maintain product liability insurance, a product liability claim assessed against us could exceed our insurance coverage. Adequate product liability insurance may not continue to be available, either at existing or increased levels of coverage, on commercially reasonable terms. Even if a claim is covered by insurance, the costs of defending a product liability, malpractice, negligence or other action, and the assessment of damages in excess of insurance coverage, could have a material adverse effect on our business, financial condition and results of operations.

Competitive factors beyond its control could adversely affect Lens Express' competitive position and negatively affect Summit's revenues and profitability

The operations of Summit's Lens Express unit could be adversely affected by certain risks beyond its control, including:

 . lack of consistent sources of supply

 . inability to obtain suitable advertising spots in selected media at cost-effective prices

 . state regulations

 . competition from other contact lens providers

Because some contact lens manufacturers do not sell contact lenses directly to Lens Express, Lens Express must obtain product through indirect channels. Lens Express may not be able to obtain product through indirect channels at the times, prices and quantities it requires. If it is unable to obtain product from indirect suppliers, or is forced to do so on unfavorable terms, Lens Express' sales and profitability could be adversely affected. Lens Express' operations are subject to numerous state laws and regulations that govern the dispensing of replacement contact lenses. Although some states impose little regulation on mail order dispensing of contact lenses, other states have stricter requirements. Burdensome regulatory requirements imposed by certain states, such as prohibiting dispensing of replacement lenses without receipt of a written prescription, make it more difficult and expensive for Lens Express to sell replacement contact lenses in these states, and place Lens Express at a competitive disadvantage versus competing mail order sellers that are able to avoid or ignore these laws and regulations. Other states may enact or impose laws or regulations that prohibit mail order dispensing of replacement contact lenses or otherwise impair Lens Express' ability to sell lenses and operate profitability. In addition, the contact lens dispensing industry is subject to intense competition. Lens Express may lose market share to other contact lens providers electing to pursue a marketing strategy which, like that of Lens Express, emphasizes convenience and price, or to discount chains, wholesale clubs and other competitors.

The market price of Summit stock historically has been volatile

The volatility of Summit common stock imposes a greater risk of capital losses on stockholders as compared to less volatile stocks. In addition, such volatility makes it difficult to ascribe a stable valuation to a stockholder's holdings of Summit common stock. Factors such as announcements of technological innovations or new products by Summit or its competitors, changes in domestic or foreign governmental regulations or regulatory approval processes, developments or disputes relating to patent or proprietary rights and public concern as to the safety and efficacy of the procedures for which the excimer system is used, has and may continue to have a significant impact on the market price of the Summit common stock. Moreover, the possibility exists that the stock market (and in particular the securities of technology companies such as Summit) could experience extreme price and volume fluctuations unrelated to operating performance.

                              THE SPECIAL MEETINGS

Purpose, Time and Place

Summit and Autonomous are sending this joint proxy statement/prospectus to their stockholders in connection with the solicitation of proxies by their boards of directors for use at the special meetings of their stockholders. The Summit special meeting will be held on Thursday, April 29, 1999 at 9:00 a.m. at the Conference Center, Ropes & Gray, One International Place, Boston, Massachusetts 02110. The Autonomous special meeting will also be held on Thursday, April 29, 1999 at 9:00 a.m. at The University Club of Orlando, 150 E. Central Boulevard, Orlando, Florida 32801. At the Summit special meeting, holders of Summit common stock will be asked to consider and vote upon a proposal to issue up to 11,650,400 shares of Summit common stock in the merger. Separately, Summit stockholders will also be asked to authorize an increase in the authorized Summit common stock from 60 million shares to 100 million shares and an increase of 1,500,000 shares in the number of shares available under the 1997 Stock Option Plan. The approval of the share issuance proposal is not contingent upon either the approval of the authorized share increase proposal or the approval of the proposal to increase the shares available under the 1997 Stock Option Plan. At the Autonomous special meeting, holders of Autonomous common stock will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the merger.

Record Date; Voting Power

Summit. The Summit board has fixed the close of business (5:00 p.m., EST) on March 19, 1999 as the record date for determining the holders of Summit common stock entitled to notice of, and to vote at, the Summit special meeting. Only holders of record of Summit common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Summit special meeting.

At the close of business on the record date, 31,294,594 shares of Summit common stock were issued and outstanding and entitled to vote at the Summit special meeting. Holders of record of Summit common stock are entitled to one vote per share on any matter that may properly come before the Summit special meeting. Votes may be cast at the Summit special meeting in person or by proxy. See "-- Voting of Proxies."

The presence at the Summit special meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of Summit common stock is necessary to constitute a quorum. If a quorum is not present at the Summit special meeting, management will adjourn or postpone the meeting in order to solicit additional proxies.

Autonomous. The Autonomous board has fixed the close of business (5:00 p.m., EST) on March 19, 1999 as the record date for determining the holders of Autonomous common stock entitled to notice of, and to vote at, the Autonomous special meeting. Only holders of record of Autonomous common stock at the close of business on the record date will be entitled to notice of, and to vote at, the Autonomous special meeting.

At the close of business on the record date, 13,391,817 shares of Autonomous common stock were issued and outstanding and entitled to vote at the Autonomous special meeting. Holders of record of Autonomous common stock are entitled to one vote per share on any matter that may properly come before the Autonomous special meeting. Shares of Autonomous Series I Convertible Preferred Stock will not be entitled to vote. Votes may be cast at the Autonomous special meeting in person or by proxy. See "--Voting of Proxies."

The presence at the Autonomous special meeting, either in person or by proxy, of the holders of a majority of the outstanding Autonomous common stock entitled to vote is necessary to constitute a quorum. If a quorum is not present at the Autonomous special meeting, management will adjourn or postpone the meeting in order to solicit additional proxies.

Votes Required

Summit. Approval of the proposal for the issuance of shares in the merger and the proposal to increase the shares available under the 1997 Stock Option Plan will each require the affirmative vote of a majority of the outstanding shares of Summit common stock entitled to vote on the proposal. Approval of the proposal for the increase in authorized shares will require the affirmative vote of a majority of the Summit common stock outstanding on the record date. Under the rules of the New York Stock Exchange applicable to member firms, brokers who hold shares of Summit common stock as nominees will not have discretionary authority to vote the shares on the proposal for the issuance of shares in the merger in the absence of instructions from the beneficial owners. Under Summit's bylaws, these shares will not be considered as being entitled to vote on that proposal. Therefore, broker non-votes will not count in determining the outcome. Brokers who hold shares of Summit common stock as nominees will have discretionary authority to vote the shares on the proposals to increase the authorized shares and to increase the shares available under the 1997 Stock Option Plan. Thus there will be no broker non-votes on these proposals. In determining whether a proposal has received the requisite number of affirmative votes, an abstention by a record owner or a direction by the beneficial owner to the broker to abstain from voting will have the effect of a vote against the proposal.

Autonomous. Approval of the proposal to adopt the merger agreement and approve the merger will require the affirmative vote of a majority of the shares of Autonomous common stock outstanding on the record date. Under applicable Florida law, in determining whether the proposal in favor of the merger has received the requisite number of affirmative votes, abstentions will have the same effect as a vote against the proposal. Under the rules of the New York Stock Exchange applicable to member firms, brokers who hold shares of Autonomous common stock as nominees will not have discretionary authority to vote the shares in the absence of instructions from the beneficial owners. Any shares that are not voted because the nominee-broker lacks discretionary authority will have the same effect as a vote against the proposal.

Share Ownership of Management and Certain Stockholders

Summit. As of the close of business on the record date, Summit's directors and executive officers and their affiliates beneficially own 858,400 outstanding shares of Summit common stock (collectively representing approximately 2.7% of the voting power of the Summit common stock). The executive officers and directors of Summit have indicated that they will vote for the issuance of shares in the merger.

Autonomous. As of the close of business on the record date, Autonomous's directors and executive officers and their affiliates (including CIBA Vision) beneficially own 2,884,699 outstanding shares of

Autonomous common stock (collectively representing approximately 21% of the voting power of the Autonomous common stock). The executive officers and directors of Autonomous and CIBA Vision have agreed to vote their shares to adopt the merger agreement and approve the merger and against alternative transactions. See "Other Agreements--Stockholder Agreements."

Voting of Proxies

Shares represented by properly executed proxies received in time for a special meeting will be voted at the special meeting in the manner specified by such proxies. Autonomous stockholders should be aware that, if your proxy is properly executed but does not contain voting instructions, or if you use telephonic voting without indicating how you want to vote, your proxy will be voted FOR adoption of the merger agreement and approval of the merger. Summit stockholders should be aware that, if your proxy is properly executed but does not contain voting instructions, or if you use telephonic voting without indicating how you want to vote, your proxy will be voted FOR approval of the issuance of shares in the merger, FOR approval of the increase in authorized shares and FOR approval of the increase in the number of shares available for issuance under the 1997 Stock Option Plan. Summit and Autonomous do not expect that any matter other than those described in this document will be brought before the special meetings. If a stockholder of either company properly presents other matters before the special meetings, the persons named in the proxy will have authority to vote in accordance with their judgment on any other such matter, including any proposal to adjourn or postpone the meeting. However, a proxy that has been designated to vote against the adoption of the merger agreement and approval of the merger or against the issuance of shares in the merger, the increase in authorized shares and the increase in the number of shares available for issuance under the 1997 Stock Option Plan will not be voted, either directly or through a separate proposal, to adjourn the meeting to solicit additional votes.

Revocability of Proxies

The grant of a proxy on the enclosed Autonomous or Summit proxy card or a vote by telephone does not preclude a stockholder from voting in person.

A Summit stockholder may revoke a proxy at any time before its exercise by doing any of the following:

  . before the Summit special meeting, delivering to James A. Lightman, Vice President, General Counsel and Clerk, Summit Technology, Inc., 21 Hickory Drive, Waltham, Massachusetts 02451, a written revocation bearing a later date or time than the proxy; or
  . delivering to the Clerk of Summit a duly executed proxy bearing a later date or time than the revoked proxy; or
  . attending the Summit special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

An Autonomous stockholder may revoke a proxy at any time before its exercise by doing any of the following:

  . before the Autonomous special meeting, delivering to Monty K. Allen, Vice
    President, Treasurer and Secretary, Autonomous Technologies Corporation, 2800 Discovery Drive,

   Orlando, Florida 32826, a written notice of revocation bearing a later date or time than the proxy; or
  . delivering to the Secretary of Autonomous a duly executed proxy bearing a later date or time than the revoked proxy; or . attending the Autonomous special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Neither Autonomous nor Summit expects to adjourn its special meeting for a period of time long enough to require the setting of a new record date for such meeting. If an adjournment occurs, it will have no effect on the ability of either the Autonomous or Summit stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

Solicitation of Proxies

Each of Autonomous and Summit will bear the cost of soliciting proxies from its own stockholders, except that Summit and Autonomous intend to share equally the costs associated with this joint proxy statement/prospectus, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of each of Autonomous and Summit and their respective subsidiaries may solicit proxies from stockholders of such company by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Autonomous and Summit will reimburse such company's custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

In addition, Autonomous and Summit have retained Georgeson & Company Inc. to help them solicit proxies. Georgeson will receive a fee that Autonomous and Summit estimate at $7,000 as compensation for its services, plus reimbursement of its out-of-pocket expenses. Autonomous and Summit have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with its engagement.

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

This section of the joint proxy statement/prospectus, as well as the next two sections entitled "The Merger Agreement" and "Other Agreements," describe certain aspects of the proposed merger. These sections highlight key information about the merger and these agreements, but they may not include all the information that a stockholder would like to know. The merger agreement is attached as Annex A to this joint proxy statement/prospectus and the form of stockholder agreement is attached as Annex B. We urge stockholders to refer to the merger agreement and the form of stockholder agreement in their entirety.

Summit Technology, Inc. and Autonomous Technologies Corporation are furnishing this joint proxy statement/prospectus to their stockholders in connection with the solicitation of proxies by their boards of directors for use at their respective special meetings. At the Autonomous special meeting, holders of Autonomous common stock will be asked to vote upon a proposal to adopt the merger agreement and approve the merger. At the Summit special meeting, Summit stockholders will be asked to vote upon a proposal to issue 11,650,400 shares of Summit common stock in the merger. Separately, Summit stockholders will be asked to approve an amendment to its articles of organization to increase to 100 million the shares of Summit common stock authorized for issuance and an increase of 1,500,000 shares in the shares of Summit common stock available under the 1997 Stock Option Plan.

This joint proxy statement/prospectus is also a prospectus for Summit common stock and is part of a registration statement on Form S-4 that Summit has filed with the SEC to register the shares of Summit common stock that Autonomous stockholders will receive in the merger.

In the merger each share of Autonomous common stock outstanding at the effective time of the merger will be converted into the right to receive shares of Summit common stock and cash. The exact amount is determinable by a formula that is described beginning on page 40.

Background of the Merger

In late 1997 and early 1998, Robert J. Palmisano, Summit's Chief Executive Officer, and Randy W. Frey, President and Chief Executive Officer of Autonomous, and certain other individuals met several times to discuss the possibility of a business combination of the two companies. These negotiations ultimately were not productive and broke off in early 1998. On June 18, 1998, Mr. Palmisano received a telephone call from Dr. C. Glen Bradley, President and Chief Executive Officer of CIBA Vision, which owns approximately 13% of the common stock of Autonomous. Dr. Bradley suggested that he and Mr. Palmisano meet to discuss the possibility of a business combination between Summit and Autonomous.

On June 22, 1998, Mr. Palmisano and Robert J. Kelly, Summit's Chief Financial Officer, met in Boston with Mr. Bradley and Timothy Barabe, CIBA Vision's Chief Financial Officer and a member of the Autonomous board of directors. The parties agreed that a business combination could be advantageous for both companies. Summit had manufacturing and marketing expertise, financial capability and a cross-license on VISX patents and Autonomous' LADARVision System represented a technological advance in laser vision correction. The parties expressed mutual interest in pursuing the matter further.

During July of 1998, Mr. Palmisano met individually with each of the other members of Summit's board of directors to brief them on the discussions that had taken place and on Summit management's preliminary views regarding a possible transaction with Autonomous. On August 3, 1998, Summit and Autonomous entered a confidentiality agreement in order to facilitate the process of exchanging the information needed to evaluate the merits of a business combination of the companies.

At a meeting of Summit's entire board of directors on August 4, 1998, the board of directors specifically authorized Summit to pursue an acquisition of Autonomous, subject to appropriate due diligence and subsequent approval of any specific transaction by the board of directors. Direct negotiations between Mr. Palmisano and Mr. Frey then formally commenced.

On August 21, 1998, Summit engaged Hambrecht & Quist, LLC as its financial advisor. On that date, Mr. Palmisano, Mr. Kelly, and James A. Lightman, Summit's Vice President and General Counsel, met with representatives of Hambrecht & Quist at Summit's offices in Waltham, Massachusetts, to discuss the proposed transaction and the status of negotiations.

On August 25, 1998, Messrs. Palmisano, Kelly and Lightman met in Boston with Mr. Frey, Monty K. Allen, Autonomous' Chief Financial Officer, representatives from Hambrecht & Quist, representatives from EVEREN Securities, Inc., Autonomous' financial advisor, and William A. Grimm of Gray, Harris and Robinson, P.A., Autonomous' legal counsel, to exchange information and continue discussions.

In early September, Messrs. Palmisano and Frey reached agreement on the general financial terms of the transaction, which were summarized in a non-binding letter from Mr. Palmisano to Mr. Frey dated September 9, 1998. The letter contained customary contingencies, including satisfactory completion of due diligence and execution of mutually acceptable definitive documentation.

On September 10, 11 and 12, Summit and its representatives conducted on-site business and legal due diligence on Autonomous in Orlando, Florida. Commencing on September 14, 1998, key Autonomous personnel, Autonomous legal counsel and representatives from EVEREN Securities conducted due diligence on Summit in Waltham, Massachusetts.

On September 14, Summit's board of directors met to formally consider the transaction outlined in Mr. Palmisano's September 9 letter to Mr. Frey. At the September 14 board of directors meeting, representatives of Hambrecht & Quist made a preliminary presentation to Summit's directors. Messrs. Frey and Grimm attended a portion of this meeting, during which Mr. Frey also made a presentation.

Summit then completed its due diligence and, on October 1, 1998, Summit's board of directors met again and formally approved the transaction. At the October 1 meeting, Hambrecht & Quist made its final presentation to the board and opined to the board of directors that the proposed transaction, including the consideration to be paid, was fair to Summit from a financial point of view.

Recommendation of the Summit Board and Reasons for the Merger

At its meeting on October 1, 1998, the Summit board of directors determined that the consideration to be paid in the merger was fair to Summit from a financial point of view and the proposed merger was in the best interests of Summit stockholders. The Summit board of directors based its determination on a number of factors, including the following:

  . Its conclusion that the Autonomous technology was the best available technology and that acquiring the company would be more cost effective and would present less risk than internally developing comparable scanning technology.

  . Its conclusion that Summit's manufacturing, marketing and service experience and infrastructure would make the Autonomous technology easier to commercialize.

  . Its ability to provide the Autonomous products with a royalty-free cross-license on VISX patents if Autonomous were to become a wholly owned subsidiary of Summit.

  . Its ability to expand the Summit product line and offer its customers and potential customers a variety of laser vision correction products.

  . The historical trading prices and trading activity for Summit common stock and Autonomous common stock.

  . Its receipt of the opinion of Hambrecht & Quist that, as of October 1, 1998, the consideration to be paid in the merger was fair to Summit from a financial point of view.

The Summit board of directors also considered a number of risks in the proposed transaction:

  . The fact that Autonomous had not yet received FDA approval to market and sell its LADARVision System in the United States.

  . The potential customer confusion and interruption in product orders for both companies.

  . The possible erosion of Summit's revenues and cash reserves in the near term.

  . The fact that Autonomous had only limited experience manufacturing its LADARVision System.

  . The difficulties involved in integrating the two companies.

In the view of the Summit board of directors, the potentially negative factors were not sufficient either individually or collectively to outweigh the potential advantages.

The Summit board of directors considered the desire of the Autonomous board of directors to have the merger structured, if possible, so the receipt of Summit shares by Autonomous stockholders was tax-free. However, the Summit board of directors was unwilling to accept any risk that the transaction might not be tax free at the corporate level. Accordingly, because both boards believed that completing the transaction was more important than the tax-free portion of the share exchange, the Summit board of directors approved the merger agreement that included the alternative structures. Summit stockholders will not incur any tax under either structure. In addition, neither Summit nor Autonomous will incur a corporate level tax under either structure.

In considering the transaction, the Summit board considered management's current plans to manufacture, market and sell both the Apex Plus laser system and the Autonomous LADARVision

System. The Summit board recognized that the two systems offer different technologies and management intends to market them with two distinct pricing models. The current plans call for Summit to continue to sell the Apex Plus system under a lease or purchase arrangement while it plans to offer the LADARVision System under a user agreement with a per-procedure pricing structure.

These factors were not all of the factors that the Summit board of directors considered, but they are the material factors upon which it based its decision. In view of the wide variety of information that the Summit board of directors considered in the course of its deliberations, the board of directors did not find it practical to, and did not, quantify or otherwise assign any relative or specific weights to any of the factors. Individual directors may have given differing weights to different factors.

Recommendation of the Autonomous Board and Reasons for the Merger

At its October 1, 1998 meeting, the Autonomous board of directors unanimously determined that the merger was in the best interest of Autonomous and its stockholders. The board of directors approved and adopted the merger agreement and recommended that Autonomous stockholders vote to adopt the merger agreement and approve the merger.

Before making its determination, the Autonomous board of directors consulted with senior management about strategic and operational matters and with legal counsel about its fiduciary duties, regulatory matters, tax matters, the merger agreement, the stockholder agreements and related issues. The Autonomous board of directors also consulted with EVEREN Securities, Inc., its financial advisor, about the financial aspects of the merger and the fairness from a financial point of view of the consideration to be received by the stockholders of Autonomous. In reaching its determination, the Autonomous board of directors also considered a number of factors, including:

  . As a Summit subsidiary, Autonomous would benefit from Summit's royalty-free cross-license of the VISX patents and would not owe license fees to VISX for the manufacture and use of the LADARVision System.

  . The negative effect that the ongoing patent litigation with VISX has had and could continue to have on Autonomous' ability to raise capital if Autonomous remained a separate company.

  . The difficulty Autonomous was likely to have raising sufficient capital in uncertain market conditions to fund the launch of the LADARVision System in the United States if it remained a separate company.

  . The apparent apprehension by potential customers that VISX would initiate patent infringement actions against them if they used the LADARVision System.

  . Autonomous' ability to meet the anticipated demand for LADARVision
    Systems in the United States in light of its lack of actual experience in manufacturing the LADARVision Systems and its belief that Summit's manufacturing experience could assist Autonomous' efforts in ramping-up its manufacturing capability.

  . The board of directors' view that Summit's established nationwide service organization could provide responsive service to LADARVision System users faster than if Autonomous established its own service organization.

  . The amount and form of the merger consideration to be received by the Autonomous stockholders and its belief that the part stock/part cash structure of the merger consideration reflects an appropriate balance between the potential for appreciation in the value of the Summit common stock and the flexibility to invest the after-tax cash proceeds.

  . The financial advice and written opinion provided by EVEREN Securities, Inc. that the consideration to be received by the stockholders of Autonomous in the merger was fair, from a financial point of view, to the stockholders of Autonomous.

  . The terms and conditions of the merger agreement, including the consideration to be received by the Autonomous stockholders, the parties' representations, warranties and covenants, the conditions to their respective obligations, the termination fee payable under the merger agreement and the circumstances under which the termination fee will be payable, and the likelihood that the merger would be consummated.

  . The fact that the merger will be accounted for under the purchase method of accounting and that the merger may or may not be tax-free as to the shares of Summit common stock to be received by the Autonomous stockholders, depending upon the circumstances at closing.

  . The long-term and short-term interests of Autonomous and its stockholders and, in accordance with the provisions of Florida law, the interests of Autonomous' customers, employees and suppliers.

The Autonomous board of directors also considered a number of potentially negative factors in its deliberations concerning the merger including:

  . The likelihood that the market price of Summit common stock may decline between the date of the merger agreement and the closing of the merger and the impact such a decline would have on the consideration that Autonomous stockholders would receive.

  . The likelihood that the anticipated benefits of the merger might not be fully realized.

  . The fact that Summit is a defendant in several lawsuits with potentially significant damages if the plaintiffs prevail.

  . The fact that once it entered into the merger agreement Autonomous would effectively be prevented from raising additional capital.

In the view of the Autonomous board of directors, the potentially negative factors were not sufficient either individually or collectively to outweigh the potential advantages of the merger.

If the consideration to be received by the stockholders of Autonomous in the merger changes materially from the consideration which was anticipated at the time the Autonomous board of directors received an opinion from EVEREN, the Autonomous board of directors will not seek an updated opinion from EVEREN. If EVEREN withdraws its fairness opinion due to a material decrease in the value of Summit's stock, the Autonomous board of directors would expect to continue recommending that Autonomous stockholders vote for the merger agreement and the merger, so long as Summit is not in breach of the merger agreement.

The Autonomous board of directors preferred a transaction that would involve a tax-free exchange of shares. However, because Autonomous stockholders would recognize any gain on their stock to the extent of cash received in any event, the Autonomous board of directors believed it more important that the transaction be completed. As future stockholders of Summit, Autonomous stockholders would not want to have the risk of a corporate level tax on the transaction. Accordingly, the Autonomous board of directors approved the merger agreement that accommodated either a tax-free reorganization or a fully taxable merger.

The Autonomous board of directors also considered Summit's agreement to extend it credit during the pendency of the proposed transaction. Although the Autonomous board expected that the holder of Series I Convertible Preferred Stock would exercise its option to make an additional investment of $4,000,000, which would satisfy the company's working capital needs through February 1999, it realized that the timing of the receipt of this investment was not entirely within its control. Entering into the merger agreement with Summit would also foreclose its ability to seek additional sources of capital, at least in the short term. Thus, the Autonomous board of directors requested that the line of credit be included as part of the overall transaction.

In view of the variety of factors considered by the board of directors, the board of directors did not find it practicable to quantify or otherwise assign relative weights to any of the specific factors considered.

The Autonomous board of directors believes that the merger is in the best interest of the Autonomous stockholders and recommends that the Autonomous stockholders vote for the merger agreement and the merger.

Opinion of Financial Advisor to Summit

Summit engaged Hambrecht & Quist to act as its financial advisor in connection with potential acquisitions and to render its opinion as to the fairness to Summit, from a financial point of view, of the consideration that Summit would pay in an acquisition. The Summit board of directors selected Hambrecht & Quist based on its qualifications, expertise and reputation. On October 1, 1998, at a meeting of the Summit board of directors, Hambrecht & Quist rendered its oral opinion (subsequently confirmed in writing) that, as of that date, the consideration that Summit would pay in the merger was fair to Summit from a financial point of view. A copy of Hambrecht & Quist's written opinion dated October 1, 1998, which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures it followed, is attached as Annex C to this joint proxy statement/prospectus. Summit stockholders should read the opinion in its entirety. The Summit board of directors placed no limitations on Hambrecht & Quist's investigation or the procedures it followed in preparing and rendering its opinion.

In reviewing the merger and arriving at its opinion, Hambrecht & Quist, among other things:

  . Reviewed Summit's publicly available historical financial statements for recent periods and other relevant financial and operating data that Hambrecht & Quist obtained from published sources and from Summit's management,

  . Discussed Summit's business, financial condition and prospects with Summit's senior management,

  . Reviewed Autonomous' publicly available historical financial statements for recent periods and other relevant financial and operating data that Hambrecht & Quist obtained from published sources and from Autonomous' management,

  . Discussed Autonomous' business, financial condition and prospects with Autonomous' senior management,

  . Used certain financial forecasts published by securities research analysts in the investment community,

  . Reviewed the recent reported prices and trading activity for the common stocks of Summit and Autonomous and compared this and certain Summit and Autonomous financial information with similar information for companies engaged in businesses that Hambrecht & Quist considered comparable,

  . Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions,

  . Reviewed the merger agreement and discussed the tax and accounting treatment of the merger with Summit and Summit's legal counsel, and

  . Performed other analyses and examinations and considered other information, financial studies, analyses and investigations and financial, economic and market data that Hambrecht & Quist deemed relevant.

In connection with its opinion, Hambrecht & Quist did not:

  . Independently verify any of the information about Summit or Autonomous that it considered in its review of the merger and assumed such information was accurate and complete,

  . Prepare or obtain any independent evaluation or appraisal of the assets or liabilities of Summit or Autonomous,

  . Conduct a physical inspection of Summit's or Autonomous' properties and facilities.

In connection with its opinion, Hambrecht & Quist assumed:

  . That the forecasts it used reflected the best publicly available estimates and judgments of the expected future financial performance of each company,

  . That neither Summit nor Autonomous was a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than those in the ordinary course of conducting their respective businesses, and

  .  That the merger would be accounted for by Summit as a purchase.

Hambrecht & Quist's opinion was based upon market, economic, financial and other conditions as they existed as of the date of the opinion. Any subsequent change in conditions would require a reevaluation of the opinion.

The preparation of a fairness opinion is a complex process. It is not necessarily susceptible to partial analysis or summary description. The following summary of Hambrecht & Quist's analyses is not a complete description of its presentation to the Summit board of directors. In arriving at its opinion, Hambrecht & Quist did not attribute any particular quantitative weight to any analyses or factors that it considered. Rather, it made qualitative judgments about the significance and relevance of each analysis and factor. Hambrecht & Quist believes that its analyses and the following summary must be considered as a whole. Selecting portions of its analyses, without considering all of them, or considering only the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses in its presentation to the Summit board of directors and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Summit and Autonomous. The analyses that Hambrecht & Quist performed (which are summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly different that those suggested by the analyses. Additionally, analyses about the values of a business for purposes of a fairness opinion are not appraisals and do not reflect the prices at which the business may actually be acquired.

The following is a brief summary of certain financial analyses that Hambrecht & Quist performed in connection with providing its oral and written opinion to the Summit board of directors on October 1, 1998:

Contribution Analysis. Hambrecht & Quist analyzed the contribution that each company is expected to make to the revenue, gross profit, operating income and net income of the pro forma combined company, without making any revenue or expense adjustments. Hambrecht & Quist then compared this contribution analysis to the pro forma ownership percentages that the stockholders of Summit and Autonomous would have in the combined company after the merger. For each company, Hambrecht & Quist examined the expected contributions to the combined company's revenues, gross profit, operating income, and net income for each of the five years 1999, 2000, 2001, 2002 and 2003. Hambrecht & Quist derived these estimates from the estimates of its research analyst and from discussions with management of each company. Hambrecht & Quist observed that, on a fully diluted basis using the treasury stock method, Summit stockholders are expected to own approximately 73% and Autonomous stockholders are expected to own approximately 27% of the combined company equity following the merger. The table below sets forth the percentages that Hambrecht & Quist estimated each company would contribute to the revenues, gross profit, operating income and net income of the combined company for each of 1999, 2000, 2001, 2002 and 2003, assuming no revenue or expense adjustments. No contribution was provided for operating income and net income for 1999 and net income for 2000 because contribution is expected not to be meaningful.

         Pro Forma Contribution to Various Income Statement Line Items

                                                              Operating        Net
                            Revenues       Gross Profit        Income         Income
                            --------       ------------       ---------       ------
  1999     Summit             91%              91%                *             *
           Autonomous          9%               9%                *             *

  2000     Summit             75%              72%               63%            *
           Autonomous         25%              28%               37%            *

  2001     Summit             62%              58%               28%           36%
           Autonomous         38%              42%               72%           64%

  2002     Summit             52%              47%               16%           22%
           Autonomous         48%              53%               84%           78%

  2003     Summit             47%              39%               12%           20%
           Autonomous         53%              61%               88%           80%

Pro Forma Merger Analysis. Hambrecht & Quist analyzed the pro forma impact of the merger on Summit's future earnings per share. It prepared financial projections for Summit for each of the five years ending 2003 based on its discussions with Summit management and on the published estimates of Hambrecht & Quist's analyst. It prepared base case and downside case financial projections for Autonomous for each of the five years ending 2003 based on its discussions with Summit and Autonomous management and on published estimates of its analyst. The analysis indicated that both pro forma base case and downside case EPS for the combined company would be potentially lower for 1999 and 2000 and potentially higher for 2001, 2002 and 2003, than for Summit as a stand-alone company. These projections are subject to risks and uncertainties. The actual results that the combined company achieves may vary from the projected results and these variations may be material.

Premium Analysis/Analysis of Selected Merger and Acquisition
Transactions. Hambrecht & Quist compared the merger with selected comparable merger and acquisition transactions. This analysis included 28 comparable public and private company medical product transactions since June 1993. The selected transactions analyzed included Medtronic/Physio-Control (June 1998), Sulzer Medica/Spine Tech (December 1997), Respironics/Healthdyne (November
1997), Guidant/Endovascular Technologies (October 1997) and Johnson & Johnson/Innotech (February 1997). Hambrecht & Quist concluded that analyzing certain income statement and balance sheet parameters would not be meaningful and performed a premium analysis. It compared the implied price per share of Summit common stock and cash to be issued in the merger as of September 30, 1998 to the last sale price of Autonomous common stock on both September 25, 1998 and August 28, 1998 (twenty trading days earlier) to premiums paid in these medical product transactions. Hambrecht & Quist observed that the one-day premiums ranged from approximately 17% to 62% and four-week premiums ranged from approximately 27% to 74%. Autonomous' equity value ranged from approximately $68 million to $94 million and $65 million to $90 million based on one-day premiums and four-week premiums, respectively. These compared with an implied value of $87 million of Autonomous in the merger, based on the closing price of Summit common stock on September 30, 1998, the day before the Summit board of directors meeting.

Discounted Cash Flow Analysis. Hambrecht & Quist analyzed Autonomous' theoretical valuation based on the discounted cash flow of its projected base case and downside case financial performance estimates. Autonomous' implied equity value in the base case ranged from approximately $111 million to $154 million. Autonomous' implied equity value in the downside case ranged from approximately $70 million to $102 million. These values compared with an implied value of $87 million of Autonomous in the merger, based on the closing price of Summit common stock on September 30, 1998.

Discounted Cash Flow Value of Autonomous Acquisition. Hambrecht & Quist analyzed the implied equity value of Autonomous by taking the discounted cash flow of the combined company and subtracting the discounted cash flow of Summit on a stand-alone basis. Hambrecht & Quist examined base case and downside case financial performance estimates of the pro forma combined company. Autonomous' implied equity value in the base case ranged from approximately $168 million to $230 million. Autonomous' implied equity value in the downside case ranged from approximately $77 million to $109 million. This compared with an implied value of $87 million of Autonomous in the merger, based on the closing price of Summit common stock on September 30, 1998.

Publicly Traded Comparable Company Analysis. Hambrecht & Quist compared selected financial information of Autonomous to publicly traded companies that Hambrecht & Quist considered comparable. The data and ratios included the ratio of price per share to projected earnings per share and technology value (market value plus debt less cash and marketable securities) to historical revenue. The companies selected included twelve PMA-approved companies and eleven medical capital equipment companies. The multiples for these companies were applied to projected base case and downside case financial results of Autonomous for 2001, 2002 and 2003 derived from Hambrecht & Quist research estimates and discussions with Summit and Autonomous management. Hambrecht & Quist determined that based on the expected results for calendar year 1999, the average price/earnings per share multiple for these selected publicly traded comparable companies was 19.7x. Hambrecht & Quist determined that the average multiple of price/last twelve months revenue for these companies was 5.0x. The valuations based on Autonomous projections and comparable company multiples were then discounted back to the present. Based on a discounted public multiple analysis, Autonomous' implied equity value ranged from approximately $106 million to approximately $204 million in the base case and from approximately $52 million to approximately $140 million in the downside case. These valuations compared with an implied value of $87 million of Autonomous in the merger, based on the closing price of Summit common stock on September 30, 1998.

None of the companies or transactions that Hambrecht & Quist used is identical to Autonomous or Summit or the merger. Accordingly, an analysis of the foregoing results is not purely mathematical. It involves complex considerations and judgments about differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies used in the comparisons.

Summit stockholders should read this description of Hambrecht & Quist's opinion along with the full text of its opinion that is attached as Annex C to this joint proxy statement/prospectus.

Hambrecht & Quist, as part of its investment banking services, regularly conducts valuations of businesses and securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and for corporate and other purposes. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in Summit and Autonomous common stock and receives customary compensation for these activities. It also provides research coverage on both Summit and Autonomous. In the ordinary course of business, Hambrecht & Quist also actively trades for its own account and for the accounts of its customers in the equity and derivative securities of both Summit and Autonomous. Accordingly, it may at any time hold a long or short position in such securities. In the past, Hambrecht & Quist acted as financial advisor to Autonomous and made an investment in Autonomous before it went public. At the time Summit engaged Hambrecht & Quist to act as its financial advisor for this transaction, Hambrecht & Quist no longer held any of the securities that comprised this investment.

Upon completion of the merger, Summit will pay Hambrecht & Quist a fee equal to the greater of 1.0% of the aggregate consideration paid or $750,000. For purposes of calculating this fee, the aggregate consideration will be valued at the closing of the transaction and will include the sum of the cash paid in the merger (including amounts payable to redeem the Series I Convertible Preferred Stock) and the market value of Summit common stock issuable in the merger (including shares underlying stock options and warrants that Summit is assuming). Summit paid Hambrecht & Quist a $50,000 retainer fee at the time of the initial engagement. A $400,000 fee for the fairness opinion became payable to Hambrecht & Quist when it delivered the opinion. These amounts are not contingent upon the completion of the merger but they will be credited against the fee that is payable upon completion of the merger. Summit also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

Opinion of Autonomous' Financial Advisor

Autonomous retained EVEREN Securities, Inc. as its exclusive financial advisor and agent in connection with its merger with Summit to render an opinion to the board of directors of Autonomous as to whether the consideration to be paid to Autonomous stockholders in the merger was fair, from a financial point of view. On October 1, 1998, during a telephonic meeting of the board of directors of Autonomous, EVEREN rendered its opinion that, as of that date, the consideration to be paid in the merger was fair from a financial point of view to Autonomous stockholders. EVEREN's conclusion that the consideration to Autonomous stockholders was fair from a financial point of view assumed that they would receive at least $6.26 per share, based on a Summit stock price of $4.00 per share. EVEREN has reserved the right to withdraw its opinion if Summit's stock price changes materially.

Autonomous selected EVEREN as its advisor because of its reputation and expertise as a nationally recognized investment banking firm. EVEREN, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In arriving at its opinion, EVEREN, among other things:

  . Reviewed the draft merger agreement by and between Summit and Autonomous in substantially final form

  . Reviewed Autonomous' publicly available historical financial statements for recent periods and other relevant financial and operating data that EVEREN obtained from published sources and Autonomous' management

  . Met with certain members of Autonomous' senior management to discuss its operations, financial statements and projections and future prospects

  . Reviewed Summit's publicly available historical financial statements for recent periods and other relevant financial and operating data that EVEREN obtained from published sources and Summit's management

  . Met with certain members of Summit's management to discuss Summit's operations, financial statements and projections and future prospects

  . Interviewed certain members of Summit's outside legal counsel to discuss the proceedings, status and anticipated impact of certain outstanding litigation on Summit's business, financial condition and results of operations

  . Reviewed publicly available financial data and stock market performance data of other ophthalmic and medical device manufacturers that EVEREN deemed comparable to Autonomous and Summit

  . Reviewed the price premiums of recent mergers and acquisitions for selected companies which EVEREN deemed generally comparable to Autonomous

  . Reviewed the historical stock prices and reported traded volumes of Autonomous' and Summit's common shares

  . Conducted such other studies, analyses, inquiries and investigations as EVEREN deemed appropriate

EVEREN did not conduct a physical inspection of any of the assets, properties or facilities of either Autonomous or Summit, and did not make or obtain, and was not furnished with, any independent evaluation or appraisal of any of such assets, properties, facilities, liabilities or contingencies, including outstanding legal claims, of Autonomous or Summit. EVEREN assumed and relied upon, without independent investigation, the accuracy and completeness of the financial and other information that was publicly available or provided to it by Autonomous and Summit senior management, and did not independently attempt to verify any of such information. EVEREN also assumed that all of the conditions to the merger would be satisfied and that the merger would be consummated on a timely basis. Autonomous did not impose any limitations on EVEREN's scope of investigation and gave it no specific instructions in connection with the fairness opinion.

In connection with its analyses, EVEREN assumed that the financial projections that it reviewed were reasonably prepared using assumptions reflecting the best currently available estimates and judgments of the future financial performance of Autonomous and Summit. EVEREN's opinion was based upon market, economic, financial and other conditions as they existed on the date of the opinion. Any subsequent material change in conditions would require a reevaluation of the opinion and may cause EVEREN to withdraw its opinion.

For purposes of its opinion, EVEREN assumed that:

  . The merger would be accounted for as a purchase

  . The holders of Autonomous' Series I Convertible Preferred Stock would exercise their option to purchase an additional $4 million of Series I Convertible Preferred Stock upon announcement of the merger and elect to be redeemed for cash upon closing of the merger

  . Autonomous' warrant and option holders would exercise their securities prior to closing of the merger by means of a cashless exercise

  . The consideration to be received by Autonomous common stockholders was
    $6.26 per share (consisting of $2.50 in cash and $3.76 in Summit stock) based on Summit's closing stock price of $4.00 per share on September 28, 1998

The following is a summary of certain of the financial analyses that EVEREN used in connection with its written opinion provided to Autonomous' board of directors dated October 1, 1998.

Historical Stock Price Analysis. EVEREN analyzed the historical trading prices and volumes of Autonomous' common stock since May 1, 1996, the date of Autonomous' initial public offering (IPO). The analysis indicated that the merger consideration of $6.26 per share represented a premium of 39% to the closing trade price of $4.50 on September 28, 1998, and a premium of 26% to the average stock price of $4.97 since the IPO. The analysis also indicated that, over the past year, 70%
of Autonomous' total volume traded at a per share price of $6.00 or below, 50% of the total volume traded at a per share price between $5.00 and $6.00, and less than 16% of the total volume traded at or above a per share price of $6.50.

Analysis of Premiums in Selected Merger and Acquisition Transactions. EVEREN analyzed selected mergers and acquisitions in the medical device industry since 1997 with aggregate values between $30 million to $200 million. The selected transactions included, among others, Hewlett Packard/Heartstream (March 1998), Guidant Corp/Endovascular Technologies (December 1997), Cambrex Corp/BioWhittaker (October 1997) and Henry Schein/Micro Bio-Medics (August
1997). EVEREN observed that the premium/discount paid in these transactions ranged from: (i) a discount of 12% to a premium of 96% with a median premium of 47% four weeks prior to the announcement date; (ii) a discount of 23% to a premium of 96% with a median premium of 26% one week prior to the announcement date; and (iii) a discount of 24% to a premium of 96% with a median premium of 20% one day prior to the announcement date. Using Autonomous' closing trade price of $4.50 on September 28, 1998, the analysis indicated that the merger consideration of $6.26 per share represented a 79% premium to Autonomous' closing trade price of $3.50 four weeks prior to such date, a 62% premium to its closing trade price of $3.875 one week prior to such date, and a 39% premium to its closing trade price of $4.50 on such date.

Discounted Cash Flow Analysis. EVEREN performed a discounted cash flow analysis using projections provided by Autonomous' management. To derive an implied aggregate value range for Autonomous, EVEREN calculated the net present value of free cash flows for the years 1999 through 2001 using discount rates ranging from 25% to 35% and calculated a terminal value in 2001 using a 2001 aggregate value to revenue multiple of 2.1x, the median revenue multiple for publicly held comparable companies as of September 28, 1998. To derive the implied value range for Autonomous' common stock, EVEREN deducted the preference amount of Autonomous' outstanding Series I Convertible Preferred Stock ($5.0 million) from the implied aggregate values. The analysis indicated that the implied values of Autonomous' common stock ranged from $3.03 to $4.26 per share, with a midpoint of $3.59. EVEREN determined that the merger consideration of $6.26 per share represented a 74% premium to the midpoint.

Summit Historical Stock Price Analysis. EVEREN analyzed the historical trading prices and volumes of Summit's common stock for the period from September 10, 1993 to September 25, 1998. The analysis indicated that Summit's closing stock price of $4.00 per share on September 28, 1998 represented a discount of 30% to the average stock price over the past year and a discount of 33% to the average stock price since September 1, 1996. EVEREN deemed September 1, 1996 a significant date as it represented the approximate date at which Summit's stock price began trading in the relatively tight range of $5.00 to $8.00 per share after a steep decline from its all-time high of $32.53 per share in January 1996.

Analysis of Selected Summit Comparable Companies. EVEREN compared certain financial information for Summit to corresponding financial information, multiples and ratios of other laser vision correction and ophthalmic medical device companies with market values between $35 and $960 million (the "Comparable Group") as of September 28, 1998. EVEREN determined Summit's market value was $124.6 million and enterprise value (market value plus debt, less cash and marketable securities) was $32.9 million. The analysis indicated that:

  . Summit's enterprise value to revenue multiple of 0.35x represented an 83% discount to the median multiple of the Comparable Group of 2.06x;

  . on an aggregate value to EBITDA basis, Summit's multiple of 4.61x represented a 74% discount to the median multiple of the Comparable Group of 17.91x; and

  . using First Call consensus earnings per share estimates, Summit's stock price was trading at 22.2x 1998 and 15.4x 1999 estimated earnings per share, representing discounts of 26% and 22%, respectively, to the median trading multiples of 29.9x and 19.8x for the Comparable Group for the corresponding periods.

Summit Discounted Cash Flow Analysis. EVEREN performed a discounted cash flow analysis using projections provided by Summit's management. To derive an implied aggregate value range for Summit, EVEREN calculated the present value of free cash flows for the years 1999 through 2001 using discount rates ranging from 25% to 35% and calculated a terminal value in 2001 using a 2001 aggregate value to revenue multiple of 2.1x, the median revenue multiple for the Comparable Group as of September 28, 1998. To derive the implied value range for Summit's common stock, EVEREN deducted Summit's outstanding debt of $7.9 million from the implied aggregate values. The analysis indicated that the implied values of Summit's common stock ranged from $5.99 to $7.56 per share, with a midpoint of $6.72. EVEREN determined that Summit's closing stock price of $4.00 per share on September 28, 1998 represented a 40% discount to the midpoint.

Summit Hypothetical "Break-Up" Value Analysis. EVEREN compared the market value of Summit as of September 28, 1998 to its hypothetical break-up value, or the sum of the values of its separable component assets and businesses using recent publicly available financial information and other information provided to it by Summit management. In performing its analysis, EVEREN separately valued the following four components of Summit's assets and businesses:

  .its cash and marketable securities (including long-term securities);

  .its equity investment in LCA Vision common stock (a publicly-traded company);

  . its mail-order contact lens business, Lens Express, using public comparable company multiples as a basis for valuation; and

  . its laser vision correction business (also using public comparable company multiples as a basis for valuation).

EVEREN observed that the aggregate value of Summit's separable assets and businesses totaled $220.1 million, or $7.07 per share. To derive a hypothetical break-up value, EVEREN deducted $22.9 million of liabilities representing outstanding debt and certain outstanding legal contingencies from the aggregate value. The resulting computation indicated a break-up value for Summit of $197.1 million, or $6.33 per share. EVEREN concluded that Summit's stock price of $4.00 per share on September 28, 1998 represented a 37% discount to its implied break-up value.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying EVEREN's opinion. In arriving at its fairness determination, EVEREN considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Autonomous, Summit or to the contemplated transaction. The analyses were prepared solely for purposes of EVEREN providing its opinion to Autonomous' Board of Directors as to the fairness, from a financial point of view, of the merger consideration to be received by Autonomous stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of EVEREN. As described above, EVEREN's opinion to Autonomous' board of directors was one of many factors taken into consideration by such Board in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses that EVEREN performed. Autonomous stockholders should read the written opinion of EVEREN set forth as Annex D to this joint proxy statement/prospectus.

Previously, EVEREN acted as Autonomous's financial advisor and placement agent in connection with three private equity offerings for which it received customary compensation. In the ordinary course of business, EVEREN provides research coverage on Autonomous. EVEREN also acts as a market maker and broker in Autonomous common stock for which it receives customary compensation for these activities. EVEREN provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Autonomous or Summit for its own account and for the account of customers.

Pursuant to a letter agreement dated August 13, 1998, Autonomous engaged EVEREN to act as its exclusive financial advisor in connection with the merger with Summit. Pursuant to the terms of the engagement letter, Autonomous has agreed to pay EVEREN a transaction fee equal to the greater of 1.00% of the sale price (as defined in the engagement letter) or $1,200,000. Of such fee,

  .$50,000 was paid to EVEREN upon execution of the Engagement Letter;

  .$200,000 became payable upon the execution of the merger agreement;

  . $75,000 became payable upon the delivery of the opinion to Autonomous' board of directors; and

  . the balance of such fee will become payable to EVEREN at the closing of the merger.

Autonomous has agreed to reimburse EVEREN for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify EVEREN against certain liabilities, including certain liabilities under the federal securities laws.

Merger Consideration

What Autonomous stockholders will receive in the merger is not a fixed number of Summit shares or cash. It will be determined by applying a formula described in this section. The formula is sensitive to a number of variables, including the Summit share price, the number of diluted Autonomous shares common stock deemed to be outstanding and the Autonomous share price. It is also affected by whether the holder of Autonomous preferred stock elects to have its shares redeemed in cash or converts into Autonomous common stock and whether holders of Autonomous options and warrants elect to exercise them before the merger and whether they elect to do so by cash or cashless exercise.

Summit and Autonomous chose to structure the transaction to emulate an all stock transaction, where the value would be based on the Summit stock price, but to provide a portion of the consideration in cash. Summit wanted to limit the aggregate cash portion to $50 million. Another consideration was that the share exchange in the merger can be tax-free only if the Autonomous stockholders have a substantial continuing interest in Summit stock. Generally a ratio of 50% stock and 50% cash satisfies this test. To preserve this split, if the Summit stock price declines, either the amount of Summit stock must be increased or the amount of cash must be decreased. The Summit board of directors was not willing to increase the number of Summit shares. As a result, the merger has been structured so that the amount of cash will be reduced if the Summit stock price declines below $4.29 per share.

The table on page 8 shows the expected per share merger consideration at various Summit stock prices. Because the maximum aggregate consideration is fixed, the per share consideration will decrease as the number of outstanding Autonomous shares increases. As the Summit stock price increases, we have assumed that the Autonomous stock price will have also increased, thereby resulting in more Autonomous shares outstanding under the method we use to arrive at the diluted Autonomous shares outstanding. That is why both the number of Summit shares declines on a per share basis at any Summit stock price and the cash declines on a per share basis above a Summit stock price of $4.29 per share.

The maximum aggregate consideration to be paid by Summit for all of the equity of Autonomous--that is, all of Autonomous' common stock, preferred stock, options and warrants--is 11,650,400 shares of Summit common stock and an equal value of cash, subject to a maximum cash amount of $50,000,000. At the Effective Time, each Autonomous stockholder will be entitled to receive, in exchange for each share of Autonomous stock, a portion of the stock consideration and a portion of the cash consideration, as determined below.

Stock Consideration. The aggregate number of Summit shares payable in respect of all of the outstanding equity of Autonomous is 11,650,400 shares. The outstanding equity of Autonomous will be determined on the treasury stock method, which is the same method that companies use to calculate "diluted earnings per share" for income statement purposes. We will start with the actual number of shares of Autonomous common stock outstanding as of the closing, which will include 100,000 shares to be issued to the holder of the Autonomous preferred stock in exchange for a warrant to purchase 300,000 shares and 171,713 shares to be issued to CIBA Vision Corporation immediately before the merger in satisfaction of an obligation under the 1995 Strategic Alliance Agreement with Autonomous. To this number, we will add:

  . The number of shares of Autonomous common stock underlying all outstanding in-the-money options and warrants, reduced by the number of shares that could be repurchased with the aggregate exercise proceeds.

  . The number of shares of Autonomous common stock into which the outstanding preferred stock could be converted, unless the holder has elected to have those shares redeemed for cash.

To determine how many shares of Summit common stock each Autonomous stockholder will receive, we will divide the 11,650,400 shares of Summit common stock by the diluted Autonomous shares outstanding common stock as determined above.

Cash Consideration. The maximum amount of cash payable by Summit for all of the equity of Autonomous will equal the value of 11,650,400 shares of Summit common stock, subject to a cap of $50,000,000. This amount is subject to adjustment as described below. The value of the 11,650,400 shares will be determined by multiplying 11,650,400 by the average closing price of Summit common stock on Nasdaq for the five days ending on the day before the date on which the Effective Time occurs. If the average closing price is equal to or greater than $4.2917, then the aggregate cash amount payable for all the equity of Autonomous will be $50,000,000. In all other cases the aggregate cash amount payable for all the equity of Autonomous will be equal to 11,650,400 multiplied by the average closing price. For example, if the average price equals $4.00, then the aggregate cash amount would be $46,601,600.

The aggregate cash amount to be allocated to Autonomous common stockholders and option and warrant holders will be reduced by the following:

  . One half of the amount that Summit loans to Autonomous before the Effective Time. Summit has agreed to lend Autonomous up to $8 million. The loan is described beginning on page 63.

  . Any amounts payable in redemption to the holder of preferred stock.

To determine how much cash each Autonomous stockholder will receive, we will divide this amount by the diluted Autonomous shares as determined above.

Completion of the Merger; Effective Time

The merger agreement provides that the merger will be completed if the Summit stockholders vote to issue the Summit shares in the merger and the Autonomous stockholders vote to approve the merger and related transactions and if all other conditions to the merger are satisfied or waived. If the merger is able to be completed as a tax-free reorganization, Autonomous will merge into the Summit subsidiary. If the merger is restructured as a fully taxable merger, the Summit subsidiary will merge into Autonomous. In either case, each outstanding share of Autonomous common stock (other than shares owned by Summit) will be converted into the right to receive shares of Summit common stock and cash. Completion of the merger will occur when certificates of merger are filed with the Secretary of State of Delaware and the Secretary of State of Florida. We refer to the time when the merger is completed as the "Effective Time." These filings will occur as soon as practicable after we satisfy or waive the closing conditions in the merger agreement. Either party may terminate the merger agreement if it is not completed by April 30, 1999 or under the circumstances we describe below under the captions "The Merger Agreement--Conditions to the Merger" and "The Merger Agreement--Termination" at pages 58 through 62.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of Autonomous common stock into the right to receive Summit common stock and cash will occur automatically at the Effective Time.

As soon as practicable after the Effective Time, the exchange agent will mail a transmittal letter and instructions to each Autonomous stockholder describing the procedures to follow in forwarding

Autonomous stock certificates. When the exchange agent receives an executed letter of transmittal and the original stock certificates, it will deliver shares of Summit common stock and cash to the stockholder.

After the Effective Time, Autonomous will not permit any share transfers in its stock transfer books. Any certificate presented for transfer will be canceled and exchanged for the appropriate number of shares of Summit common stock and an appropriate amount of cash. After the Effective Time and until surrendered, shares of Autonomous common stock will only represent the right to acquire the number of shares of Summit common stock and cash into which the shares were convertible at the Effective Time. See "The Merger Agreement--Exchange of Certificates."

Autonomous stockholders should not forward stock certificates to the exchange agent until they have received a transmittal letter. Do not return stock certificates with the enclosed proxy card.

Interests of Certain Persons in the Merger

In considering the Autonomous board's recommendation in favor of the merger, Autonomous stockholders should be aware that certain members of Autonomous management have interests in the merger that are in addition to their interests as Autonomous stockholders generally.

Under the merger agreement, Randy W. Frey will be elected as a Summit director for a term ending at the Summit annual meeting in 2001 and Dr. C. Glen Bradley, president and chief executive officer of CIBA Vision, will be elected as a Summit director for a term ending at the Summit annual meeting in 2000. Mr. Frey is chairman of the board, president and chief executive officer of Autonomous. From 1985 to March 1998 and again since October 1998, Mr. Frey was president of Autonomous. Mr. Frey is 41 years old. Dr. Bradley has been the chief executive officer of CIBA Vision since 1990. Dr. Bradley is 56 years old. Dr. Richard H. Keates has been designated by Autonomous to be an observer at Summit board meetings. Dr. Keates has been a director of Autonomous and Professor of Ophthalmology at New York Medical College since 1997. From 1990 to 1997, Dr. Keates was a Professor of Ophthalmology at the University of California--Irvine. Dr. Keates is 66 years old.

Upon the merger closing, Randy W. Frey will be appointed a Summit Executive Vice President and a member of the Summit board of directors. He will be in charge of the Autonomous Technologies operation in Orlando, Florida. As an at-will employee, Mr. Frey will receive a base salary of $212,000 per year plus benefits and will be eligible for discretionary bonuses, based on criteria established from time to time by the Summit board of directors. In addition, Mr. Frey will be granted an option to purchase 200,000 shares of Summit common stock under the Summit 1997 Stock Option Plan. The shares underlying the option will vest as follows:

  . 100,000 shares will vest over a three-year period, in equal annual installments beginning at the merger closing;

  . 33,333 shares will vest when Summit's common stock closes at $8 per share;

  . 33,333 shares will vest when Summit's common stock closes at $13 per share; and

  . 33,334 shares will vest when Summit's common stock closes at $20 per share.

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

Notwithstanding these vesting periods, the option will vest five years after the merger closing, provided Mr. Frey remains continuously employed by Summit until that date. The option will be an incentive stock option to the fullest extent possible, with the balance being a nonqualified option. The exercise price of the incentive stock option portion will be the fair market value on the date of the merger closing, and the exercise price of the nonqualified portion will be $5.625 per share.

In the event Mr. Frey's employment is terminated without cause, he will receive severance payments equal to one year's base compensation. In the event Mr. Frey's employment is terminated within twelve months of a change in control of Summit, he will receive severance payments equal to two years' base compensation.

Summit will indemnify and hold harmless from liability the directors, officers and employees of Autonomous for acts or omissions occurring at or before the Effective Time to the fullest extent permitted under applicable law for a period of six years after the date of the merger agreement. Summit will also honor and fulfill the obligations of Autonomous under indemnification agreements with its directors and officers existing at or before the Effective Time. For three years after the Effective Time, Summit will maintain in effect, if available, directors' and officers' liability insurance covering those persons currently covered by Autonomous' directors' and officers' liability insurance policy on terms comparable to those currently in place. In no event, however, must Summit spend more than 150% of the annual premium that Autonomous currently pays for that coverage, although Summit must purchase the maximum coverage available for that amount.

Under the Autonomous 1995 Stock Option Plan and related agreements, all stock options outstanding at the closing of the merger will become exercisable prior to the merger and terminate when the merger is completed. Summit has agreed to assume any stock options outstanding at the Effective Time if the holder of the option waives the acceleration right and agrees to continue the existing vesting schedule. These options would become options for Summit common stock following the merger. Summit has agreed that if it terminates the employment of any option holder without cause following the merger, it will accelerate the exercisability of the assumed option to permit the employee to exercise it. Autonomous does not know the extent to which its employees will waive the acceleration right and accept the Summit stock options.

At the Effective Time, each outstanding warrant to purchase Autonomous common stock will constitute a warrant to acquire, on the same terms and conditions that were applicable to the warrant before the Effective Time, the shares of Summit common stock and the cash that the holder of the warrant would have received if the warrant had been exercised in full immediately before the Effective Time.

Material Federal Income Tax Consequences of the Merger

The following summary discusses the material United States federal income tax consequences of the merger to holders of Autonomous common stock who hold their shares as a capital asset. This summary is based upon the relevant law as of the date of this joint proxy statement/prospectus, which is subject to change either prospectively or retroactively. This summary does not address the tax consequences that may apply to particular Autonomous stockholders who are subject to special treatment under the federal income tax laws.

As of the date of this joint proxy statement/prospectus, the federal income tax consequences of the merger to Autonomous stockholders are uncertain. The tax consequences depend upon whether or not the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code. To qualify as a reorganization, the merger must satisfy, in addition to other requirements, a continuity of interest test. This test requires that the Autonomous stockholders retain a substantial interest in the Autonomous business following the merger. Under IRS ruling guidelines, this requirement will be satisfied if Autonomous stockholders receive at least 50% of the total consideration in the form of Summit stock. However, judicial decisions are more liberal than the IRS ruling guidelines and courts have held that less than 45% continuity may be sufficient. The merger agreement sets forth two objective tests designed to determine if the continuity requirement has been satisfied. Under these tests, the value of the Summit stock received must equal or exceed 50% of the total consideration, valuing the Summit stock on the day before the closing date, and 45% of the total consideration, valuing the Summit stock at its average closing price for the five trading days preceding the closing date.

Whether these continuity tests will be satisfied depends upon the following variables:

  . The average Summit stock price on the five trading days before the closing date and the Summit stock price on the day before the closing date;

  . The Autonomous stock price at closing (used in the calculation of the diluted Autonomous shares outstanding to determine the per share consideration);

  . The number of Autonomous options and warrants exercised prior to the closing;

  .  Whether the Autonomous preferred stock is converted or redeemed; and

  . The outstanding balance of any loan from Summit to Autonomous as of the closing.

The tax consequences of the merger will remain uncertain until each of these variables can be determined. The most important variables are the average Summit stock price over the five days before the closing, the Summit stock price on the day before the closing, and whether the Autonomous preferred stock is converted to Autonomous common stock before the merger or is redeemed for cash.

  . Five-day Average Summit Stock Price. The probability that the merger will qualify as a reorganization increases as the average Summit stock price over the five days prior to the closing increases. As described above, whether the merger will qualify as a reorganization depends upon the ratio between the value of the stock and cash consideration paid to Autonomous stockholders. The greater the relative value of the stock consideration the more likely the merger will satisfy the continuity tests. The stock consideration is fixed at 11,650,400 shares and the cash consideration is determined by multiplying 11,650,400 by the five-day average Summit stock price, but the cash consideration cannot exceed $50,000,000. Because only the cash consideration is capped at $50,000,000, at higher Summit stock prices there is a greater probability that the merger will satisfy the continuity tests because the value of the stock consideration will increase relative to the cash consideration. In general, the merger is likely to qualify as a partially tax-free reorganization if the Summit stock price exceeds $4.29 during the five trading days before the closing.

  . Summit Stock Price on the Day Before Closing. Although the merger is likely to qualify as a partially tax-free reorganization if the five-day average Summit stock price exceeds $4.29, even at these stock prices the merger may not satisfy the continuity requirement if there is a significant drop in the Summit stock price on the day before closing. This is because the five-day average price is used to determine the cash consideration paid in the merger, but the Summit stock price on the day before the closing is used to determine whether one of the continuity tests is satisfied. If the value of the Summit stock used in determining the cash consideration is significantly higher than the value of the Summit stock used in testing continuity, the merger may not qualify as a partially tax-free reorganization.

  . Autonomous Preferred Stock. The probability that the merger will qualify as a reorganization also increases if the Autonomous preferred stock is converted to Autonomous common stock rather than redeemed for cash. Based on the cash redemption price of the preferred stock, we believe that the holder of preferred stock will convert to common stock if the Summit stock price is $4.42 or higher. It is likely that the merger will qualify as a partially tax-free reorganization if the Autonomous preferred stock is converted to common stock and the Summit stock price remains relatively stable during the five trading days preceding the closing.

Partially Tax-Free Merger. If the continuity tests in the merger agreement are met, the transaction will be completed as a merger of Autonomous into the Summit subsidiary with the following federal income tax consequences:

  .  Each Autonomous stockholder will recognize gain equal to

   .  the fair market value of the Summit stock and cash received minus

   . the stockholder's adjusted tax basis in the Autonomous common stock, but not more than the amount of cash received in the merger (excluding cash received in lieu of fractional shares).

  Any gain in excess of the cash received will not be recognized for tax purposes.

  . Gain recognized by each Autonomous stockholder will generally be capital gain and will be long-term capital gain if the stockholder held the stock for more than one year. In certain circumstances, however, an Autonomous stockholder who actually or constructively owns Summit stock may be required to treat gain recognized as ordinary dividend income (rather than capital gain). Because the attribution rules are complex, each Autonomous stockholder who believes these rules may apply should contact his or her own tax adviser.

  . If an Autonomous stockholder's adjusted tax basis in the Autonomous stock exceeds the value of the total consideration received in the merger, the stockholder will not recognize any loss for tax purposes.

  . Each Autonomous stockholder's adjusted tax basis in the Summit stock received (including fractional shares deemed received) will equal the stockholder's adjusted tax basis in his or her Autonomous common stock, decreased by the amount of cash received and increased by the amount of gain recognized.

  . Each Autonomous stockholder's holding period in the Summit stock received in the merger will include the stockholder's holding period in his or her Autonomous common stock.

  . Cash payments, if any, received in lieu of fractional shares of Summit stock will be treated as if Summit had issued the fractional shares and then redeemed them. An Autonomous stockholder receiving cash for a fractional share will recognize capital gain or loss on the difference between the cash received and the portion of the adjusted tax basis of Autonomous common stock allocable to that fractional share.

If the continuity tests are satisfied, Summit's obligation to complete the merger is conditioned on its receipt of an opinion from its counsel, Ropes & Gray, that the merger constitutes a reorganization within the meaning of
Section 368(a) of the Code. This opinion will be based upon customary assumptions and upon representations that counsel receives from Summit, the Summit subsidiary and Autonomous. If the merger is completed as a reorganization, each Autonomous stockholder will be required to file with the stockholder's federal income tax return a statement setting forth certain facts relating to the merger. The tax consequences set forth in this discussion and Ropes & Gray's legal opinion are not binding on the IRS or the courts and either could adopt a contrary position.

Taxable Merger. If the continuity tests in the merger agreement are not met, the transaction will be completed as a merger of the Summit subsidiary into Autonomous with the following federal income tax consequences:

  . Each Autonomous stockholder will recognize taxable gain or loss equal to the difference between

   . the fair market value of the Summit stock and cash received and the stockholder's adjusted tax basis in the Autonomous common stock.

   . the gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder held his or her Autonomous stock for more than one year.

  . Shares of Summit stock received in the merger will have a tax basis equal to their fair market value on the closing date.

  . The holding period of shares of Summit stock received in the merger will begin the day after the closing date.

Backup Withholding. Certain noncorporate Autonomous stockholders may be subject to backup withholding at a rate of 31% on the gross proceeds received pursuant to the merger, without regard to whether the merger is restructured. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number and certifies that such stockholder is not subject to backup withholding on a Form W-9, or who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding.

Autonomous stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements and the applicability and effect of federal, state, local, and other applicable tax laws.

Accounting Treatment

Summit will account for the merger under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, Summit will allocate the purchase price (i.e., the aggregate combined value of the Summit common stock and the cash paid in the merger, including direct costs of the merger) to the identifiable assets of

Autonomous based upon estimates of the fair value of the identifiable assets and liabilities as of the Effective Time. The amount by which the purchase price exceeds the fair value of Autonomous's net identifiable assets will constitute goodwill. Summit intends to allocate approximately $19.8 million to in-process research and development. It will record this amount as an expense in the period in which the merger occurs. After the merger, Summit will include Autonomous' financial condition and results of operations in its consolidated financial condition and results of operations.

Effect on Stock Options and Warrants

Under the Autonomous 1995 Stock Option Plan and related agreements, all outstanding stock options become immediately exercisable prior to the merger and will terminate when the merger is completed. Summit has agreed to assume any stock options outstanding at the Effective Time if the holder of the option waives the acceleration right and agrees to continue the existing vesting schedule. The assumed options will become exercisable on a per share basis for a number of shares of Summit common stock equal to the per share stock consideration plus the number of shares of Summit common stock that could be purchased with the per share cash consideration. In determining the number of shares of Summit common stock that could be purchased with the per share cash consideration, the purchase price per share is based on the five-day average of the Summit common stock prior to the closing of the merger. Summit has agreed that if it terminates without cause the employment of the holder of any assumed option following the merger, it will accelerate the exercisability of the assumed option and permit the employee to exercise it.

At the Effective Time, each outstanding warrant to purchase Autonomous common stock will constitute a warrant to acquire, on the same terms and conditions that were applicable to the warrant before the Effective Time, the shares of Summit common stock and the cash that the holder of the warrant would have received in the merger if the warrant had been exercised in full immediately before the Effective Time. As of the record date, there were outstanding warrants to purchase 545,000 shares of Autonomous common stock at exercise prices ranging from $3.33 per share to $9.60 per share.

Conversion and Redemption of the Autonomous Preferred Stock

As of March 19, 1999 there were 442 shares of Autonomous preferred stock outstanding. The holder of the Autonomous preferred stock may elect to convert it to Autonomous common stock or, subject to completion of the merger, redeem it for cash. If the holder elects to convert, it will receive for each share of preferred stock the number of shares of Autonomous common stock determined by dividing the price per share of the preferred stock, which is $10,000, and the lower of

  . 90% of the average lowest per share trading price of Autonomous common stock for the five days before the conversion date; or

  . $3.975, which was the average per share trading price of Autonomous common stock for the five days before the announcement of the proposed merger.

There is, however, a limit imposed on the number of shares of Autonomous common stock that the holder can receive should it elect to convert. This limit derives from the rules of the Nasdaq National Market, which requires stockholder approval for issuances of stock in excess of 20% of the amount outstanding at the time of issuance. Since Autonomous has not sought this stockholder approval, the limit is 2,263,197 shares.

The current conversion formula will result in the holder of preferred stock being entitled to more than the maximum limit of 2,263,197 shares of Autonomous common stock. Thus, Autonomous must redeem for cash the portion of the preferred stock that cannot be converted because of the limit. In addition, because of the acquisition of Autonomous by Summit, the holder has the right to require Autonomous to redeem all of its preferred stock for cash. The redemption price in either case will be $11,111 per share of preferred stock. Assuming that the applicable five day average trading price is $3.975 or more per share, the holder of the Autonomous preferred stock will be able to convert all but 32 of its shares into Autonomous common stock. Autonomous would have to redeem these 32 shares upon conversion at a price of $11,111 per share, for an aggregate cash redemption of $355,552. In the event that the applicable five day average trading price is less than $3.975, the number of shares of preferred stock which the holder will not be able to convert, and the aggregate cash consideration Autonomous will pay, will both be larger.

Resale of Summit Common Stock

All of the Summit common stock issued in the merger will be freely transferable except any shares that "affiliates" of Autonomous or Summit receive. An affiliate of a corporation is someone who controls, is controlled by, or is under common control with that corporation. The term generally includes executive officers and directors and principal stockholders of the corporation. During the year following the merger, affiliates of Autonomous may only sell Summit common stock they receive in the merger under an effective registration statement or in compliance with the manner-of-sale and volume restrictions of Rule 144 under the Securities Act of 1933. The manner-of-sale restrictions require that sales be executed in unsolicited brokers' transactions or transactions directly with a market maker. The volume restrictions limit sales in any three-month period to the greater of 1% of the outstanding shares of Summit common stock or the average weekly trading volume of that stock during the four calendar weeks preceding the sale. Affiliates would not be able to sell if Summit was not current with its informational filings under the Exchange Act. One year after the Effective Time, an affiliate of Autonomous who is not also an affiliate of Summit would be able to sell Summit common stock received in the merger without restriction so long as Summit was current with its Exchange Act informational filings. Two years after the Effective Time, an affiliate of Autonomous who is not also an affiliate of Summit would be able to sell shares of Summit common stock received in the merger without any restrictions.

Listing of Summit Common Stock

Summit has agreed to use its reasonable best efforts to list the shares of Summit common stock issuable in the merger on the Nasdaq National Market. The merger agreement requires that they be listed prior to the closing. Summit has applied for the listing. The trading symbol for Summit common stock is "BEAM."

Dissenters' Rights

Under Florida law, the holders of Autonomous common stock do not have the right to dissent from the merger and obtain payment of the fair value of their shares in cash, sometimes referred to as appraisal rights. The holders of Summit common stock are not entitled to any appraisal rights in connection with the issuance of shares in the merger, the increase in authorized shares or the increase in the shares available under the 1997 Stock Option Plan.

                              THE MERGER AGREEMENT

The description of the merger agreement set forth below highlights the material terms of the merger agreement and the amendment. A copy of the merger agreement, as amended, is attached to this joint proxy statement/prospectus as Annex A. This description may not include all the information that interests you. We urge you to read the merger agreement carefully and in its entirety.

Terms of the Merger

The Merger. Unless the merger is restructured, at the Effective Time and subject to and upon the terms and conditions of the merger agreement, Autonomous will be merged with and into Alpine Acquisition Corp., a wholly owned subsidiary of Summit. The separate corporate existence of Autonomous will cease, and Alpine Acquisition will continue as the surviving corporation and a wholly owned subsidiary of Summit. In the event that the merger is restructured, at the Effective Time and subject to the terms and conditions of the merger agreement, Alpine Acquisition will be merged with and into Autonomous. In that case, Autonomous would continue as the surviving corporation and a wholly owned subsidiary of Summit.

Effective Time. As promptly as practicable after the conditions to the merger set forth in the merger agreement are waived or satisfied, we will complete the merger by filing Certificates of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Florida. We refer to the time of these filings as the "Effective Time."

Certificate of Incorporation and Bylaws. The merger agreement provides that, unless the merger is restructured, the Certificate of Incorporation and Bylaws of Alpine Acquisition, as in effect immediately before the Effective Time, will be the governing documents of the surviving corporation, except that the name of the surviving corporation will be Autonomous Technologies Corporation.

Directors and Officers. Robert J. Palmisano, the sole director of Alpine Acquisition immediately prior to the Effective Time, will be the initial director of the surviving corporation. The officers of Alpine Acquisition immediately before the Effective Time will be the initial officers of the surviving corporation.

Conversion of Autonomous Common Stock in the Merger. At the Effective Time, each share of Autonomous common stock outstanding (excluding shares that Summit or Alpine Acquisition owns, which will be canceled) will be converted into the right to receive the merger consideration. The merger consideration consists of Summit common stock and cash. The per share stock consideration for Autonomous common stock will be 11,650,400 shares of Summit common stock divided by the diluted shares of Autonomous common stock outstanding at the Effective Time. The cash consideration will consist of an amount of cash, not to exceed $50,000,000, equal to the value of 11,650,400 shares of Summit common stock. This value is calculated by multiplying the average closing price of Summit common stock for the five trading days ending the day before the closing (the "Average Closing Price") by 11,650,400. The cash consideration will be reduced by one-half of any amounts owing from Autonomous to Summit at the closing. The cash consideration available for Autonomous common stock and options and warrants will be reduced by any cash that would be

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

payable upon redemption of the Autonomous preferred stock at the closing. The per share cash consideration will be determined by dividing this cash amount by the same number of shares used to calculate the per share stock consideration. Summit may issue fractional shares or it may chose to pay cash in lieu of fractional shares of Summit common stock issuable in the merger.

Stock Options. At the Effective Time, Summit will assume each then outstanding option to purchase shares under the Autonomous 1995 Stock Option Plan as to which the holder has waived the acceleration of vesting under the plan. Each assumed stock option will become an option to acquire, on a per share basis and on substantially the same terms and conditions, the number of shares of Summit common stock that a holder of one share of Autonomous common stock would have received in the merger plus an additional number of shares of Summit common stock that the per share cash consideration could purchase at the Average Closing Price, rounded down to the nearest whole share. The exercise price per share of Summit common stock will be equal to the aggregate exercise price of the assumed option divided by the number of shares of Summit common stock into which it will become exercisable after the Effective Time, increased to the nearest whole cent. For incentive stock options, the conversion formula will be adjusted if necessary to comply with the Internal Revenue Code.

Conversion of Capital Stock of Alpine Acquisition in the Merger. Each share of common stock of Alpine Acquisition issued and outstanding immediately prior to the Effective Time shall remain outstanding.

Adjustments to Stock Consideration. The aggregate stock consideration will be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Summit common stock), reorganization, recapitalization or other like change in the Summit common stock or Autonomous common stock occurring after the date of the merger agreement and before the Effective Time.

Fractional Shares. Unless Summit otherwise elects, it will not issue certificates or scrip representing less than one share of Summit common stock in the merger. If Summit so elects, in lieu of any such fractional share, Summit will pay each holder of Autonomous common stock who would otherwise have been entitled to a fractional share cash equal to the product of the fraction and the Average Closing Price.

Amendment of the Merger Agreement

Effect on Termination Date. On March 16, 1999, Summit and Autonomous agreed to amend the merger agreement to extend the termination date of the agreement to April 30, 1999. Summit had previously extended the termination date of the merger agreement for an additional 30 days after February 28, 1999. The amendment changed the termination date from February 28, 1999 to April 30, 1999. In connection with the amendment, Summit agreed to increase the revolving credit line and revolving promissory note to an aggregate of $8 million. As of March 19, 1999, the total amount outstanding under this credit arrangement was $3,000,000.

Effect on Autonomous Warrants. The amendment also provides that as of the Effective Time each outstanding warrant to purchase Autonomous common stock will represent a warrant to acquire, on the same terms and conditions that were applicable to the warrant before the Effective Time, the shares of Summit common stock and the cash that the holder of the warrant would have received in the merger if the warrant had been exercised in full immediately before the Effective Time.

Exchange of Certificates

Exchange Agent. Summit will supply to the exchange agent, in trust for the benefit of the holders of Autonomous common stock, for exchange in accordance with the merger agreement, certificates evidencing the shares of Summit common stock and cash issuable in exchange for outstanding Autonomous common stock.

Exchange Procedures. As soon as reasonably practicable after the Effective Time, Summit will instruct the exchange agent to mail the following documents to each holder of record of Autonomous common stock:

  . a letter of transmittal, and

  . instructions to effect the surrender of the certificates evidencing the Autonomous common stock in exchange for certificates evidencing Summit common stock and cash.

Upon surrender of a certificate to the exchange agent together with a letter of transmittal, duly executed, and such other customary documents as the exchange agent may require, the certificate holder will be entitled to receive the following merger consideration:

  . certificates evidencing that number of shares of Summit common stock that the holder has the right to receive in the merger,

  . the per share cash consideration,

  . any dividends or other distributions to which such holder is entitled to receive, and

  . cash in respect of any fractional shares of Summit common stock if Summit has elected to pay cash for fractional shares.

The certificate so surrendered will be canceled. If a holder of Autonomous common stock makes a transfer that is not registered in the transfer records as of the Effective Time, the exchange agent may issue and pay the merger consideration to a transferee if the certificate evidencing the Autonomous shares is presented to the exchange agent, accompanied by all documents required to effect such transfer and evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented Autonomous shares will from and after the Effective Time, for all corporate purposes, evidence the ownership of the number of Summit shares that represent the stock consideration and the cash with respect to such shares.

Transfers of Ownership. The exchange agent will issue a certificate for shares of Summit common stock in a name other than that in which the Autonomous certificate surrendered in exchange was registered only if the certificate surrendered is properly endorsed and otherwise in proper form for transfer. The person requesting the exchange must also have paid any required transfer or other taxes or established to Summit's satisfaction that no tax is payable.

No Liability. At any time following one year after the Effective Time, Summit may require the exchange agent to deliver to it any merger consideration that has not been disbursed to Autonomous

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

stockholders. From then on, these holders will be general creditors of Summit with respect to the merger consideration payable upon surrender of their certificates. However, neither Summit, Alpine Acquisition nor Autonomous will be liable to any holder of Autonomous common stock for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Withholding Rights. Summit or the exchange agent may withhold from the merger consideration otherwise payable under the merger agreement amounts that are required to be deducted and withheld on such payment under any federal, state, local or foreign tax law. To the extent that Summit or the exchange agent withhold such amounts, they will be treated for purposes of the merger agreement as having been paid to the holder of the shares of Autonomous common stock in respect of which the deduction and withholding was made.

Lost, Stolen or Destroyed Certificates. If any certificates are lost, stolen or destroyed, the exchange agent will issue replacement certificates, if the holder makes an affidavit of that fact and, if Summit requests, upon delivery of an indemnity bond in such sum as Summit may reasonably direct with respect to the certificates alleged to have been lost, stolen or destroyed.

Detailed instructions, including a transmittal letter, will be mailed to the Autonomous stockholders promptly following the Effective Time describing how to exchange certificates formerly representing shares of Autonomous common stock. Autonomous stockholders should not send certificates representing their shares to the exchange agent before they receive the transmittal letter.

Restructuring of the Merger

As of the date of this joint proxy/prospectus, we are not certain what the tax status of the merger will be. The tax status of the merger will depend in large part on the value of the Summit stock that Autonomous stockholders receive in the merger. If the value of the Summit stock in relation to the cash received satisfies the continuity of interest requirement, which is discussed in the section entitled "Material Federal Income Tax Consequences of the Merger," the merger will qualify as a partially tax-free reorganization. To ensure the continuity requirement is satisfied, the merger agreement sets forth two objective tests for the merger to be completed as a partially tax-free reorganization:

  . The value of the Summit stock that will be issued in the merger using the average closing price for the five trading days before the closing date must not be less than 45% of the value of the total consideration that Autonomous stockholders will receive, including any amounts payable to redeem the Autonomous preferred stock, and

  . The value of the Summit stock that will be issued in the merger based on the high and low sale prices on the day before the closing must not be less than 50% of the value of the total consideration that Autonomous stockholders will receive, including any amounts payable to redeem the Autonomous preferred stock.

The pricing formula that determines the per share merger consideration is sensitive to a number of variables. Changes in these variables could cause the Summit shares issued to Autonomous stockholders to fall below the thresholds discussed above.

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

If the value of Summit stock that would be issued to Autonomous stockholders satisfies both of the continuity tests, the transaction will be structured as a merger of Autonomous into a subsidiary of Summit and the tax consequences to the Autonomous stockholders will be as described under "Material Federal Income Tax Consequences of the Merger--Partially Tax-Free Merger."

If either of the continuity tests is not satisfied, the merger will be completed as a merger of Summit's wholly owned subsidiary into Autonomous and the tax consequences to Autonomous stockholders will be as described under "Material Federal Income Tax Consequences--Taxable Merger." This restructuring is necessary because a merger in which Autonomous is the surviving corporation triggers only a stockholder level tax, but if Summit's subsidiary were to survive there would be an additional corporate level tax. Apart from the tax consequences to the Autonomous stockholders, the taxable merger should not have any material impact on the stockholders of Summit or Autonomous. The Autonomous stockholders will receive Summit stock and cash under either structure, and the structure will not affect the corporate rights of the stockholders of Summit or Autonomous nor the management or business operations of Summit or Autonomous following the merger. The only practical consequence of restructuring the merger is that it will be fully taxable to Autonomous stockholders.

Representations and Warranties

In the merger agreement, each of Summit and Autonomous makes customary representations and warranties about itself and its business in favor of the other party. These representations and warranties relate to such matters as:

  . corporate organization, good          . each company's SEC reports and
    standing, qualification,                financial statements
    approvals and similar matters


  . force and effect of charter           . the conduct of business in the
    and bylaws                              ordinary course and the
                                            absence of certain changes
  . the capital structure of each
    company                               . the absence of material
                                            undisclosed liabilities and
  . the authorization, execution,           the absence of material
    delivery and enforceability of          pending or threatened
    the merger agreement                    litigation

                                          . employee benefit and labor
  . no breach or default under              matters
    material agreements

                                          . payment of taxes and certain
                                            other tax matters
  . the absence of conflict of the
    merger agreement with charter
    documents, laws or agreements         . compliance with applicable
                                            regulatory requirements,
  . the absence of conflict with,           including FDA requirements.
    default under or violation of
    agreements and laws, and the
    holding of permits necessary
    for the conduct of business

Conduct of Business Pending the Merger

Conduct of Business by Autonomous. Autonomous has agreed that it will operate its business in the ordinary course through the Effective Time. Specifically, it has agreed not to do any of the following:

  . amend its articles of incorporation or bylaws;

  . issue any of its capital stock or rights to acquire its capital stock, except for options for up to 100,000 shares to newly hired employees and except for issuances under currently outstanding options, warrants and other rights;

  . sell or encumber any of its assets, except for sales in the ordinary course of business, dispositions of obsolete or worthless assets, and sales of other assets not in excess of $100,000 in the aggregate;

  . declare or pay any dividend or other distribution on any of its capital stock, effect a stock split or reclassification or amend the terms of any of its existing securities or rights;

  . acquire any other business, incur any indebtedness for borrowed money or make any guarantee, make any loans or advances (other than in the ordinary course of business consistent with past practice), enter into or amend any material contract or authorize any capital expenditures in excess of $100,000 in the aggregate;

  . increase the compensation payable to any employee except in the ordinary course of business, enter into or amend any employment or severance agreements with any director, executive officer or current Autonomous employee, enter into employment or severance agreements with any new Autonomous employee except in the ordinary course of business consistent with past practice or establish or amend any employee benefit plan except as may be required by law;

  . change in any material respect its accounting policies or procedures except as required under generally accepted accounting principles;

  . make any material tax election inconsistent with past practice or settle or compromise any material tax liability;

  . pay any material liabilities or obligations, other than in the ordinary course of business and consistent with past practice;

  . take, or agree in writing or otherwise to take, any of the foregoing actions.

No Solicitation by Autonomous. Autonomous has agreed that it will not solicit any inquiries or proposals about any other merger, sale of substantial assets, sale of stock or similar transactions or engage in negotiations about any acquisition proposal. The Autonomous board of directors is not prevented, however, from considering, approving and recommending a bona fide acquisition proposal not solicited in violation of the merger agreement, if the board concludes in good faith that the acquisition proposal would constitute a Superior Proposal (as defined in the merger agreement) and determines in good faith (upon advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties.

Under the merger agreement, Autonomous must immediately notify Summit if it receives an acquisition proposal or any request for nonpublic information or for access to the properties, books or records of Autonomous by any person or entity that is considering making, or has made, an acquisition proposal.

If the Autonomous board of directors determines in good faith and upon the advice of independent counsel that it is required to cause Autonomous to provide such information in order to discharge properly the directors' fiduciary duties, then, if the person making the acquisition proposal has executed a confidentiality agreement, Autonomous may provide the person with access to information regarding Autonomous.

Additional Agreements

Special Meetings. Autonomous and Summit have agreed to call and hold the special meetings for the purpose of voting upon the approval of the merger and the issuance of the Summit common stock in the merger, and Summit and Autonomous will use their reasonable best efforts to hold the special meetings on the same day and at the same time as soon as practicable after the date on which the registration statement becomes effective. Unless the directors of Summit and Autonomous are otherwise required under their applicable fiduciary duties, as determined in good faith after consultation with and based upon the advice of their outside legal counsel, Autonomous and Summit will use all reasonable efforts to solicit from their stockholders proxies in favor of adoption of the merger agreement and approval of the merger or the issuance of Summit common stock in the merger and will take all other action reasonably necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements with others (from which each party will use reasonable efforts to be released), Autonomous and Summit will each afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access to all of its properties, books, contracts, commitments and records. Each company will furnish promptly to the other all information about its business, properties and personnel as the other party may reasonably request and make available the appropriate individuals to discuss the business as either Autonomous or Summit may reasonably request. Each party will keep the information confidential in accordance with the terms of the mutual non-disclosure letter between Summit and Autonomous, dated August 3, 1998.

Consents; Approvals. Autonomous and Summit will each use all reasonable efforts to make all filings and obtain all consents and approvals that are required in connection with the authorization of the merger agreement by Autonomous and Summit and the completion of the transactions that it contemplates, in each case as promptly as possible.

Agreements with Affiliates. Autonomous will identify all persons who are, and at the time of the special meetings are expected to be, "affiliates" of Autonomous for purposes of Rule 145 under the Securities Act. Autonomous will use its best efforts to cause each "affiliate" to deliver a written agreement acknowledging the restrictions on resale of Summit common stock received in the merger that Rule 145 imposes.

Indemnification and Insurance. The merger agreement provides that the articles of incorporation and bylaws of the surviving corporation will include indemnification provisions comparable to those that Autonomous currently has and that these provisions will not be amended or repealed for six years from the Effective Time in any manner that would adversely affect the rights of the individuals who at or before the Effective Time were covered by them, unless any change is required by law.

Autonomous and, after the Effective Time, Summit will, to the fullest extent permitted under applicable law and its governing documents, indemnify and hold harmless each present and former director, officer or employee of Autonomous or any of its subsidiaries against any liabilities and amounts paid in settlement in connection with any action, proceeding or investigation relating to the transactions contemplated by the merger agreement or any acts or omissions occurring at or prior to the Effective Time to the same extent as provided in the Autonomous articles of incorporation or bylaws or any applicable contract or agreement in effect on the date of the merger agreement. This obligation will cease six years after the date of the merger agreement. The merger agreement sets forth certain procedural protections designed to make sure that the indemnified parties can participate effectively in any proceeding.

For three years after the Effective Time, Summit will maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Autonomous' directors' and officers' liability insurance policy on terms comparable to those in effect on the date of the merger agreement. In no event, however, will Summit be required to spend more than 150% of the annual premium that Autonomous currently pays for this coverage.

Notification of Certain Matters. Autonomous and Summit will give each other prompt notice of any event that would be likely to cause any representation or warranty that it made in the merger agreement to be materially untrue or inaccurate. Each will also notify the other if it fails materially to comply with or satisfy any covenant, condition or agreement in the merger agreement.

Further Action; Tax Treatment. Each of Autonomous and Summit will use its reasonable efforts to complete the transactions contemplated by the merger agreement and to satisfy or cause to be satisfied all conditions precedent to its obligations under the merger agreement. Each of Summit and Autonomous will use its reasonable best efforts to cause the merger to qualify as a reorganization under the provisions of Section 368 of the Code.

Public Announcements. Summit and Autonomous have agreed to consult with each other before issuing any press release about the merger and will not issue any such press release or make any such public statement without the prior consent of the other party, which consent will not be unreasonably withheld, except as required by law or the regulations of the Nasdaq National Market.

Accountant's Letters. Upon reasonable notice from the other, each of Autonomous and Summit will use its best efforts to cause its independent accountants to deliver an accountants' "comfort" letter covering financial data in the registration statement.

Board Representation. The Summit board of directors will cause Dr. C. Glen Bradley, president and chief executive officer of CIBA Vision Corporation, to be elected to serve as a Summit director for the vacant term expiring at Summit's annual meeting in 2000 and Randy W. Frey to be elected as a Summit director for the vacant term expiring at Summit's annual meeting in 2001. The board of directors of Summit will nominate Dr. Bradley for re-election at Summit's annual meeting in 2000, provided he is "independent" under the listing requirements for the Nasdaq National Market and he has attended at least 75% of all meetings of the Summit board of directors, by telephone or in person, during the previous fiscal year. In addition, Autonomous has designated Dr. Richard H. Keates to attend meetings of the Summit board of directors until the third anniversary of the Effective Time, subject to the board's right to have portions of any such meeting open only to members of the board. If Dr. Keates is unable to continue as an observer until the end of the term, the directors named by Autonomous may designate a replacement. Summit will pay the observer's reasonable travel expenses in connection with his attendance at board meetings.

Nasdaq Listing; Listing of Summit Shares. Each of Summit and Autonomous will use its reasonable best efforts to continue the quotation of its common stock on the Nasdaq National Market during the term of the merger agreement. Summit will use its reasonable best efforts to cause the Summit common stock to be issued in the merger to be approved for quotation, upon official notice of issuance, on the Nasdaq National Market.

Joint Shareholder Communications Efforts. Under the merger agreement, Autonomous and Summit will use their reasonable best efforts to conduct a joint communications program, including presentations and meetings, with institutional stockholders of both Autonomous and Summit, for the purpose of communicating the synergy, strategy and prospects for the combined companies after the merger. Such presentations and meetings shall take place in those cities of the United States where such institutional stockholders are located and shall be conducted for seven to ten business days during the three-week period preceding the special meetings.

Dismissal of Civil Actions. Autonomous has agreed to stipulate to the dismissal, without prejudice, of all claims it has alleged against Summit and Pillar Point Partners in Autonomous Technologies Corporation v. Pillar Point Partners (Civil Action No. 96-515 JJF).

Issuance of Shares to CIBA Vision. Prior to the Effective Time, Autonomous will issue 171,713 shares (increased by any required anti-dilution adjustments) of Autonomous common stock to CIBA Vision in full satisfaction of its obligation to deliver shares of common stock under the Strategic Alliance Agreement dated May 15, 1995 between Autonomous and CIBA Vision.

Conditions to the Merger

Neither Summit nor Autonomous is required to complete the merger unless the following conditions are met:

  . The SEC must have declared the registration statement effective and not have issued a stop order that suspends its effectiveness or initiated or threatened proceedings for that purpose;

  . The Autonomous stockholders shall have approved the merger agreement and the merger and the Summit stockholders shall have approved the issuance of Summit common stock in the merger;

  . The waiting period, if any, that applies to the merger under the Hart-
    Scott-Rodino Antitrust Improvements Act shall have expired or been terminated;

  . No temporary restraining order or injunction preventing the completion of the merger shall be in effect, and no governmental agency shall have brought any proceeding seeking to prevent the merger; and

  . The shares of Summit common stock to be issued in the merger shall have been approved, upon official notice of issuance, for quotation on the Nasdaq National Market.

In addition to the conditions that apply to both parties, there are separate closing conditions in favor of each of Summit and Autonomous. These conditions must either have been met or the party in whose favor they are must have waived compliance.

Closing Conditions in Summit's Favor. The closing conditions in favor of Summit are:

  . The representations and warranties that Autonomous made in the merger agreement must be true at the Effective Time except for changes contemplated by the merger agreement or representations and warranties that address matters only as of a particular date. The President and Chief Financial Officer of Autonomous must sign a certificate to this effect.

  . Autonomous must have complied in all material respects with the agreements and covenants that the merger agreement requires it to perform on or before the Effective Time. The President and Chief Financial Officer of Autonomous must also sign a certificate to this effect.

  . Autonomous must have made all filings and obtained all consents and approvals required to complete the merger.

  . Unless the conditions have been met that require the merger to be restructured as a fully taxable merger, Summit must have received a written opinion from Ropes & Gray to the effect that the merger will be a tax-free reorganization.

  . Each person identified as an affiliate of Autonomous must have signed an affiliate agreement, and that agreement must be in force.

  . There must not be pending or threatened any proceeding or investigation that:

    . challenges or seeks to prohibit the completion of the merger or any of the other transactions that the merger agreement contemplates;

    . seeks to obtain from Summit any damages relating to the merger that may be material to Summit;

    . seeks to prohibit or limit in any material respect Summit's ability to vote, receive dividends on or exercise ownership rights relating to the stock of the surviving corporation;

    . would materially and adversely affect the surviving corporation's right to own Autonomous' assets or operate its business;

    . if adversely determined, could have a Material Adverse Effect (as defined below) on Autonomous or Summit.

  . The stockholder agreements, in which the directors and executive officers of Autonomous and CIBA Vision have agreed to vote for the merger, must be effective at the Effective Time.

Closing Conditions in Autonomous' Favor. The closing conditions in favor of Autonomous are:

  . The representations and warranties that Summit and Alpine Acquisition made in the merger agreement must be true at the Effective Time except for changes contemplated by the merger agreement or representations and warranties that address matters only as of a particular date. The President and Chief Financial Officer of Summit must sign a certificate to this effect.

  . Summit and Alpine Acquisition must have complied in all material respects with the agreements and covenants that the merger agreement requires them to perform on or before the Effective Time. The President and Chief Financial Officer of Summit must also sign a certificate to this effect.

  . Summit and Alpine Acquisition must have made all filings and obtained all consents and approvals required to complete the merger and the issuance of the shares of Summit common stock in the merger.

"Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (i) is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Autonomous and its subsidiaries or Summit and its subsidiaries, as the case may be, in each case taken as a whole (other than changes that are the effect of economic factors affecting the economy as a whole), or (ii) is reasonably likely to materially delay or prevent the consummation of the transactions contemplated by the merger agreement.

Termination

Conditions to Termination. Both Summit and Autonomous have the right, under certain circumstances, to terminate the merger agreement, even though it may have received stockholder approval. These circumstances are described below.

  . The boards of directors of Summit and Autonomous may terminate the merger agreement by mutual written consent.

  . Either Summit or Autonomous may terminate the merger agreement if the merger has not been completed by April 30, 1999. However, this right is not available to any party whose failure to fulfill any obligation under the merger agreement has resulted in the merger not occurring by that date.

  . Either Summit or Autonomous may terminate the merger agreement if a court or governmental agency has issued a final order permanently restraining or otherwise prohibiting the merger. However, this right is not available to a party who has not complied with its obligations under the merger agreement to cause the merger to be completed if the noncompliance materially contributed to the issuance of the order.

  . Summit may terminate the merger agreement if the Autonomous stockholders have not approved the merger by April 30, 1999, provided that Summit has held its special meeting and solicited proxies in favor of the issuance of the Summit common stock.

  . Autonomous may terminate the merger agreement if the Summit stockholders have not approved the issuance of the Summit common stock in the merger by April 30, 1999, provided that Autonomous has held its special meeting and solicited proxies in favor of the merger.

  . Summit may terminate the merger agreement if:

    . the Autonomous board of directors withdraws or modifies its approval or recommendation of the merger agreement or the merger in a manner adverse to Summit.

    . the Autonomous board of directors recommends to its stockholders an Alternative Transaction (as defined below).

    . a third party commences a tender or exchange offer for 25% or more of the outstanding shares of Autonomous common stock and the Autonomous board of directors either fails to recommend that stockholders not tender their shares in the offer or takes no position on the acceptance of the offer.

  . Autonomous may terminate the merger agreement if the Autonomous board of directors determines to recommend to its stockholders an acquisition proposal after determining, in the exercise of its fiduciary duties, that the acquisition proposal constitutes a Superior Proposal (as defined in the merger agreement). To exercise this right, Autonomous must give Summit at least three business days prior notice and pay the termination fee that the merger agreement requires.

  . Summit may terminate the merger agreement if any representation or warranty that Autonomous made in the merger agreement that was qualified by materiality was not true when made or if any such representation or warranty not qualified by materiality was not true in all material respects when made. Summit may also terminate the merger agreement if Autonomous materially violates any of its agreements in the merger agreement. In both cases, Summit would only have the right to terminate if the untruths or violations would cause the closing conditions, as to the accuracy of representations and warranties and the performance of agreements and covenants, not to be satisfied. Before exercising this right, Summit must give Autonomous the opportunity to cure any breaches that are capable of being cured.

  . Autonomous may terminate the merger agreement if any representation or warranty that Summit made in the merger agreement that was qualified by materiality was not true when made or if any such representation or warranty not qualified by materiality was not true in all material respects when made. Autonomous may also terminate the merger agreement if Summit materially violates any of its agreements in the merger agreement. In both cases, Autonomous would only have the right to terminate if the untruths or violations would cause the closing conditions, as to the accuracy of representations and warranties and the performance of agreements and covenants, not to be satisfied. Before exercising this right, Autonomous must give Summit the opportunity to cure any breaches that are capable of being cured.

  . Either Summit or Autonomous may terminate the merger agreement if any representation or warranty of the other party, through no action or inaction on its part, shall have become untrue so that the closing condition as to the accuracy of representations and warranties would not be satisfied.

An "Alternative Transaction" is any one of the following transactions:

  . a transaction in which any person or group acquires or would acquire more than 25% of the outstanding shares of Autonomous common stock, whether from Autonomous or otherwise

  . a merger or other business combination involving Autonomous in which any person or group acquires more than 25% of the equity securities of Autonomous or the entity surviving the merger or business combination

  . any other transaction in which any person or group acquires or would acquire control of assets (which includes equity securities of subsidiaries of Autonomous or the entity surviving any merger or business combination) of Autonomous or any of its subsidiaries having a fair market value (as determined by the Autonomous board of directors in good faith) equal to more than 25% of the fair market value of all the assets of Autonomous and its subsidiaries, taken as a whole, immediately prior to such transaction.

Effect of Termination. If the merger agreement is terminated, it will become void and there will be no liability on the part of Summit, Alpine Acquisition or Autonomous or any of their affiliates, directors, officers or stockholders, except as otherwise provided in the merger agreement. Nothing, however, will relieve any party from liability for any willful breach prior to termination.

Fees and Expenses. Each party will pay all fees and expenses that it incurs in connection with the merger agreement, whether or not the merger is completed. However, Summit and Autonomous have agreed to share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with printing and filing the joint proxy statement/prospectus and the registration statement and any amendments or supplements to either of them.

Termination Fee. Autonomous will pay Summit a fee of $2,600,000 upon the first to occur of the following events:

  . Summit terminates the merger agreement because the Autonomous stockholders have not approved the merger by April 30, 1999 and a proposal for an Alternative Transaction has been made prior to the Autonomous special meeting;

  . Summit terminates the merger agreement if the Autonomous board of directors withdraws its recommendation of the merger agreement or the merger;

  . Autonomous terminates the merger agreement because its board of directors has determined to recommend an Alternative Transaction; or

  . Summit terminates the merger agreement because Autonomous has breached the merger agreement under circumstances that give Summit the right to terminate.

Amendment and Waiver

Summit and Autonomous may amend the merger agreement by action taken by their boards of directors at any time before the Effective Time. However, after the Autonomous stockholders have approved the merger, no amendment may be made that by law requires further stockholder approval without obtaining that approval. The merger agreement must be amended by a written instrument signed by the parties.

At any time prior to the Effective Time, any party to the merger agreement may extend the time for the performance of any of the other party's obligations, waive any of the other party's inaccurate representations and warranties in the merger agreement, or waive the other party's compliance with its agreements or conditions in the merger agreement. Any extension or waiver will be valid if set forth in a written instrument signed by the affected party or parties.

                                OTHER AGREEMENTS

The description of the stockholder agreements set forth below highlights certain important terms of the stockholder agreements, a form of which is attached to this joint proxy statement/prospectus as Annex B. The description does not purport to be complete and it may not include all the information that interests you. We urge you to read the form of stockholder agreement carefully and in its entirety.

Stockholder Agreements

When Summit and Autonomous executed the merger agreement, Summit also entered into stockholder agreements with each of CIBA Vision, Randy W. Frey, Monty K. Allen, Timothy Barabe, Steven E. Bott, Charline A. Gauthier, Bruce A. Hays, G. Arthur Herbert, Dr. Richard H. Keates, Donald I. Martin, Whitney A. McFarlin, Christine Oliver, George H. Pettit and Stanley Ruffett (collectively the "Autonomous Stockholders"). These individuals are all either directors, executive officers or principal stockholders of Autonomous. Under the stockholder agreements, the Autonomous Stockholders have agreed to vote all of their shares of Autonomous common stock in favor of the merger and the adoption of the merger agreement and against any alternative proposal to acquire Autonomous. Each of them has granted Alpine Acquisition an irrevocable limited proxy to that effect covering their shares. The Autonomous Stockholders collectively owned approximately 21.8% (or 2,511,599 shares) of Autonomous common stock outstanding as of the date of the merger agreement.

Each of the Autonomous Stockholders has agreed to not, directly or indirectly, solicit or respond to any inquiries or proposals by any person or entity that constitutes or could reasonably be expected to lead to an acquisition proposal relating to Autonomous. This agreement will not restrict or limit any fiduciary duty that an Autonomous Stockholder may have as a director or officer, but no such duty will excuse the Autonomous Stockholder from the obligation to vote the shares of Autonomous common stock in favor of the merger. Each Autonomous Stockholder has also agreed not, directly or indirectly except pursuant to the terms of the merger agreement, to offer for sale, sell, or otherwise dispose of any shares of Autonomous common stock.

The stockholder agreements terminate on April 30, 1999 or 180 days after the termination of the merger agreement, whichever comes first.

Revolving Credit Agreement

In connection with the merger, Summit agreed to loan Autonomous up to $8 million on a revolving basis. Autonomous may not borrow more than $1.5 million in any calendar month and will be required to make monthly principal and interest payments on the aggregate outstanding balance of the loan at a per annum rate of 5.25%. As of March 19, 1999, the amount outstanding under this credit line was $3,000,000.

Amounts borrowed under the revolving credit line must be repaid by Autonomous upon earlier of:

  . the termination of the merger agreement because the Autonomous board of directors withdraws its recommendation in favor of the merger or recommends another proposal;

  . 180 days after termination of the merger agreement for any other reason;
    or

  . upon an "Event of Default."

An "Event of Default" includes

  . the failure of Autonomous to pay any amounts due to Summit under the credit line;

  . the voluntary or involuntary bankruptcy of Autonomous;

  . the merger or consolidation of Autonomous without Summit's approval; or

  . breach by Autonomous of the merger agreement that gives rise to a right to terminate by Summit.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Summit will account for the merger under the purchase method of accounting and will allocate the consideration it pays in the merger to the assets it acquires and the liabilities it assumes based on their estimated fair values. The pro forma adjustments are preliminary and are based on management's estimates of the value of Autonomous' tangible and intangible assets. In addition, Summit management is assessing and formulating its integration plans. The finalization of these plans could result in a material change to the estimates used in the preparation of the pro forma financial data.

The merger consideration paid by Summit for each share of Autonomous includes varying amounts of Summit common stock and cash based on (i) the average closing price of Summit common stock for the five days before the closing of the merger and (ii) the decisions that holders of Autonomous preferred stock, options and warrants may make before the closing. Pro forma presentations were prepared using an assumed five-day average closing price of Summit common stock of $2.50 per share and $6.00 per share to demonstrate a reasonable range of possible results. There is no minimum or maximum value per share that Autonomous shareholders will receive.

Assumptions surrounding the decisions of Autonomous equity holders are as follows (same for five-day average closing price of Summit common stock of $2.50 per share and $6.00 per share unless otherwise noted):

 . The aggregate cash consideration to be paid in the merger will be reduced by one-half of any amounts Summit lends to Autonomous not repaid before the closing. We have assumed that Autonomous will have $3.0 million of borrowings from Summit outstanding at the time of closing. This amount is estimated based on Autonomous' current liquidity, proceeds from option and warrant exercises and Autonomous' projected operating cash needs. As of March 19, 1999, Autonomous' borrowings from Summit were $3.0 million.

 . The cash consideration available for Autonomous common stockholders will be reduced by any amounts used to redeem shares of Autonomous preferred stock. The holder of Autonomous preferred stock can also elect to convert the preferred shares into shares of Autonomous common stock. At a Summit common stock price of $2.50, we have assumed that all 442 shares of Autonomous preferred stock are redeemed for $4,911,062 because the economic value is then approximately equivalent with either choice. The holder would probably not opt for conversion because of increased risk it would have in holding and/or trading out of stock received as merger consideration. At a Summit common stock price of $6.00 per share, we have assumed that 410 of the 442 shares of Autonomous preferred stock are converted into 1,031,449 shares of Autonomous common stock. The remaining 32 shares are redeemed for an aggregate of $355,552 because the conversion of these shares is limited by its terms to a certain number of shares of Autonomous common stock.

 . The consideration per Autonomous share will vary if holders of options and warrants exercise them before the closing. We have assumed that holders of options to acquire approximately 117,000 shares of Autonomous common stock (out of options on approximately 1,483,000 shares) and holders of warrants for 90,000 shares of Autonomous common stock (out of warrants on approximately 245,000 shares) will exercise their options or warrants before the closing. The options and warrants assumed to be exercised before the closing are "in-the-money" and have a weighted-average exercise price of $0.26 per share and $3.61 per share, respectively. The remaining options and warrants, which have a weighted exercise price of $5.05 per share and $7.83, respectively, will be outstanding at the time of the merger and will be included in the diluted Autonomous shares outstanding used to determine the per share consideration. These options are assumed to be outstanding at the time of the merger because they are held by employees of Autonomous who have either agreed not to sell their shares because of the merger or have been informed that Summit will not grant new options after the closing to replace those exercised before the closing. As of closing, the number of Autonomous shares outstanding also includes 100,000 shares that will be issued to the holder of Autonomous preferred stock in exchange for a warrant to purchase 300,000 shares and 171,173 shares that will be issued to CIBA in settlement of the Strategic Alliance Agreement obligation. For purposes of determining the fully diluted Autonomous shares outstanding, we have valued the Autonomous common stock at the total value of consideration per Autonomous share.

 . The actual amount of the total consideration per Autonomous share will be determined upon completion of the merger and may differ from those presented if the assumptions outlined above do not reflect the actual facts on the closing date. In particular, the mix of relative values of the Summit common stock and the cash portion of consideration (at a Summit per share price of less than $3.00) may change from approximately 52% stock/48% cash to approach as much as 56% stock/44% cash if the holder of Autonomous preferred stock chooses to redeem all of its shares for cash, rather than convert its shares to Autonomous common stock.

Based upon the above assumptions and using an assumed five-day average closing price of $2.50 and $6.00 per share of Summit common stock, the exchange ratio would be 0.84 and 0.76 shares of Summit common stock, respectively, and $1.64 and $3.13, respectively, for each share of Autonomous common stock.

An independent third-party appraisal company is conducting a valuation of the intangible assets that Summit expects to acquire in the merger. These intangibles include purchased technologies, in-process research and development and other intangible assets. Purchased technologies which primarily consist of Autonomous' LADARVision technology have been assigned a value of $28.1 million which will be amortized over 15 years. See "Information About Autonomous" beginning on page 82 for additional information surrounding the LADARVision. The fair value of the in-process research and development which relates to Autonomous' CustomCornea research project is currently estimated to be $19.8 million and will be recorded as an expense in the period in which the merger is completed.

The valuation of these intangibles was determined using the income method. Revenue projections were completed through year 2012 and were separately identified as follows: (i) revenue derived from products relying on current technology, (ii) revenue derived from products relying on a new in-process research and development program--CustomCornea, and (iii) revenue from future technologies not yet developed. Revenue generated from the CustomCornea product has similar margin and expense levels as those generated from the LADARVision product. The projected cash flows were discounted using a 27.5% rate. The fair value of in-process research and development was determined separately from all other acquired assets using the percentage of completion method.

The percentage of completion ratio was calculated by dividing total expected expenditures on CustomCornea through the merger closing date by the total estimated expenditures to achieve technological feasibility. Management is responsible for the estimate of the value of the in-process research and development.

Under the CustomCornea research project, Autonomous is attempting to develop a diagnostic device and method that would increase the number of data elements used in a laser vision correction surgical procedure from three variables to hundreds of variables with the goal of substantially improving surgical accuracy and therefore surgical outcomes for patients. To date, Autonomous' work on CustomCornea has yielded:

 . A U.S. patent application for the device and certain methods which have had claims allowed

 . A working prototype of the measurement device itself

 . A 100 patient trial using the device's measurement capabilities

 . Computer simulations that demonstrate virtually any eye has correctable refractive aberrations and a scope and location of those aberrations

 . Development of the software algorithms to translate the data from the diagnostic into an adjusted laser ablation plan for any given eye

The remaining significant steps in the CustomCornea project include:

 . Making application to the FDA for the approval necessary to begin clinical surgeries to gather data for later FDA submission for approval

 . Conducting surgeries under an approved FDA protocol and subsequently measuring those patients at several post-operative intervals to measure efficacy

 . Continuing engineering development and testing of the device to optimize its performance, cost of manufacture, usability, etc.

 . Preparing for manufacture of the device

 . Receiving FDA approval to market the device in the U.S.

There are a number of factors that may affect the completion and commercialization of the CustomCornea project. These include:

 . Inability to demonstrate that the safety or efficacy of the laser vision correction surgical outcome is materially improved by the diagnostic measurement and surgical ablation modifications made

 . Inability to receive FDA approval of the device due to poor trial execution or poor safety or efficacy results

 . Inability to develop a device with appropriate physical and usability characteristics to render it a viable commercial choice for physicians and optometrists

 . Technology obsolescence risk, i.e. the risk that this technology will be bettered, before it is widely marketed and accepted, by another technology concept, including non-laser refractive surgical modalities

Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in the pro forma financial information. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to purchased in-process technology and long-term assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

We estimate that merger-related fees and expenses, consisting primarily of transaction costs including fees of investment bankers, attorneys, the independent appraisal company, accountants, financial printing and other related charges, will range from approximately $1.9 million to $2.3 million when the five-day average closing price of Summit common stock is between $2.50 and $6.00 per share. The impact of the fees and expenses has been reflected in the pro forma combined balance sheet and income statement as an increase in the purchase price of the transaction and is allocated to the assets acquired and liabilities assumed, based upon their estimated fair values.

The pro forma financial information does not purport to represent what the consolidated financial position or results of operations actually would have been if the merger in fact had occurred on December 31, 1998 or at the beginning of the period indicated or to project the consolidated financial position or results of operations as of any future date or any future period. It should be read in conjunction with the historical consolidated financial statements of Summit and Autonomous, including the related notes, and other financial information included and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 137.

The unaudited pro forma financial information does not give effect to any cost savings and other synergies that may result from the merger. In addition, one-time integration costs that may include severance and relocation costs have not been reflected in the pro forma financial information. Summit is developing its plans for integration of the business but cannot make final decisions until the merger is complete. However, Summit believes that the likely maximum amount that will be accrued for such costs will be in the range of $1.5 million to $2.0 million.

The pro forma combined balance sheet assumes that the merger took place on December 31, 1998 and combines the audited balance sheets of the two companies on that date. The pro forma combined statement of income assumes that the merger took place on January 1, 1998 and combines Summit's and Autonomous' results of operations for the year ended December 31, 1998.

            Unaudited Pro Forma Condensed Combined Balance Sheet (A)
                            As of December 31, 1998
                                 (in thousands)

  Assumes a five-day average closing price of $2.50 per share of Summit common stock

                                       Historical
                                   --------------------  Pro Forma    Pro Forma
                                    Summit   Autonomous Adjustments   Combined
                                   --------  ---------- -----------   ---------
              Assets
Current assets:
 Cash and cash equivalents........ $ 31,314   $    545    $   355 (B) $  3,567
                                                          (28,647)(C)
 Short-term investments...........   33,295        --                   33,295
 Receivables, net of allowances...   12,764         23                  12,787
 Inventories......................   17,403      3,749     (4,000)(D)   17,152
 Other current assets.............    5,965        610       (832)(C)    2,743
                                                           (3,000)(F)
                                   --------   --------    -------     --------
 Total current assets.............  100,741      4,927    (36,124)      69,544
 Long-term investments............   25,253        --                   25,253
 Property and equipment, net......    8,802      2,205                  11,007
 Patents and other intangibles,
  net.............................    7,497        --                    7,497
 Other assets.....................    2,632        787                   3,419
 In-process research and
  development.....................      --         --      19,800 (C)      --
                                                          (19,800)(E)
 Purchased technologies...........      --         --      28,100 (C)   28,100
 Goodwill and other intangible
  asset...........................      --         --      10,132 (C)   10,132
                                   --------   --------    -------     --------
  Total Assets.................... $144,925   $  7,919    $ 2,108     $154,952
                                   ========   ========    =======     ========
  Liabilities and Stockholders'
              Equity
Current liabilities:
 Accounts payable................. $  4,132   $    530    $           $  4,662
 Accrued expenses.................    5,081        600                   5,681
 Note payable.....................      --       3,000     (3,000)(F)      --
 Current maturities of long-term
  debt............................    6,431         69                   6,500
 Deferred revenue.................    6,144        309                   6,453
 Obligation under Strategic
  Alliance Agreement..............      --         450       (450)(B)      --
                                   --------   --------    -------     --------
 Total current liabilities........   21,788      4,958     (3,450)      23,296
Deferred revenue--noncurrent......    3,653                              3,653
Long-term debt, less current
 maturities.......................      150        165                     315
                                   --------   --------    -------     --------
  Total liabilities...............   25,591      5,123     (3,450)      27,264
                                   --------   --------    -------     --------
Commitments and contingencies
Stockholders' equity:
 Preferred stock..................      --       3,139     (3,139)(C)      --
 Common stock.....................      314        120          3 (B)      430
                                                              116 (C)
                                                             (123)(C)
 Additional paid-in capital.......  149,482     45,919        802 (B)  181,520
                                                           32,038 (C)
                                                          (46,721)(C)
 Accumulated deficit..............  (20,219)   (46,382)    46,382 (C)  (44,019)
                                                          (19,800)(E)
                                                           (4,000)(D)
 Accumulated other comprehensive
  loss............................   (9,411)       --                   (9,411)
 Treasury stock, at cost..........     (832)       --                     (832)
                                   --------   --------    -------     --------
  Total stockholders' equity......  119,334      2,796      5,558      127,688
                                   --------   --------    -------     --------
   Total Liabilities and
    Stockholders' Equity.......... $144,925   $  7,919    $ 2,108     $154,952
                                   ========   ========    =======     ========
   Common shares outstanding......   31,154     11,998                  42,791

   See accompanying notes to unaudited pro forma condensed combined financial statements.

       Unaudited Pro Forma Condensed Combined Statement of Operations (A)
                          Year Ended December 31, 1998
                    (in thousands, except per share amounts)

  Assumes a five-day average closing price of $2.50 per share of Summit common stock

                                       Historical
                                   -------------------  Pro Forma    Pro Forma
                                   Summit   Autonomous Adjustments   Combined
                                   -------  ---------- -----------   ---------
Revenues:
  Systems......................... $14,105   $    --     $            $14,105
  License fees, service and
   other..........................  30,782        222                  31,004
  Contact lens and related
   products.......................  46,754        --                   46,754
                                   -------   --------    ------       -------
Total revenues....................  91,641        222                  91,863
                                   -------   --------    ------       -------
Cost of revenues:
  Systems.........................  11,333        --        --         11,333
  License fees, service and
   other..........................  12,187      3,393     1,873 (G)    17,453
  Contact lens and related
   products.......................  28,800        --                   28,800
                                   -------   --------    ------       -------
Total cost of revenues............  52,320      3,393     1,873        57,586
                                   -------   --------    ------       -------
Gross profit......................  39,321     (3,171)   (1,873)       34,277
                                   -------   --------    ------       -------
Operating expenses:
Selling, general and
 administrative...................  30,217      7,176       917 (G)    37,796
                                                           (514)(H)
Research, development and
 regulatory.......................   7,223      6,442                  13,665
                                   -------   --------    ------       -------
  Total operating expenses........  37,440     13,618       403        51,461
                                   -------   --------    ------       -------
Operating income (loss) from
 continuing operations............   1,881    (16,789)   (2,276)      (17,184)
Litigation settlement, net of
 related expenses.................  34,386        --                   34,386
Interest income...................   4,351        191    (1,556)(I)     2,986
Interest expense..................    (780)       (45)                   (825)
Other income......................   1,913        --                    1,913
                                   -------   --------    ------       -------
Income (loss) from continuing
 operations before provision for
 income taxes.....................  41,751    (16,643)   (3,832)       21,276
Provision (benefit) for income
 taxes............................   5,021        --     (3,641)(K)     1,380
                                   -------   --------    ------       -------
Income (loss) from continuing
 operations....................... $36,730   $(16,643)   $ (191)      $19,896
                                   =======   ========    ======       =======
Income per share from continuing
 operations--basic and diluted.... $  1.17                            $  0.46
Weighted average number of common
 shares:
  Basic...........................  31,244               11,637 (J)    42,881
  Diluted.........................  31,292               11,650 (J)    42,942

   See accompanying notes to unaudited pro forma condensed combined financial statements.

            Unaudited Pro Forma Condensed Combined Balance Sheet (A)
                            As of December 31, 1998
                                 (in thousands)

  Assumes a five-day average closing price of $6.00 per share of Summit common stock

                                       Historical
                                   --------------------  Pro Forma    Pro Forma
                                    Summit   Autonomous Adjustments   Combined
                                   --------  ---------- -----------   ---------
              Assets
Current assets:
 Cash and cash equivalents........ $ 31,314   $   545     $   354 (B) $    --
                                                          (32,213)(C)
 Short-term investments...........   33,295       --      (16,279)(C)   17,016
 Receivables, net of allowances...   12,764        23                   12,787
 Inventories......................   17,403     3,749      (4,000)(D)   17,152
 Other current assets.............    5,965       610        (832)(C)    2,743
                                                           (3,000)(F)
                                   --------   -------     -------     --------
 Total current assets.............  100,741     4,927     (55,970)      49,698
 Long-term investments............   25,253       --                    25,253
 Property and equipment, net......    8,802     2,205                   11,007
 Patents and other intangibles,
  net.............................    7,497       --                     7,497
 Other assets.....................    2,632       787                    3,419
 In-process research and
  development.....................      --        --       19,800 (C)      --
                                                          (19,800)(E)
 Purchased technologies...........      --        --       28,100 (C)   28,100
 Goodwill & other intangible
  asset...........................      --        --       73,469 (C)   73,469
                                   --------   -------     -------     --------
  Total Assets.................... $144,925   $ 7,919     $45,599     $198,443
                                   ========   =======     =======     ========
  Liabilities and Stockholders'
              Equity
Current liabilities:
 Accounts payable................. $  4,132   $   530     $           $  4,662
 Accrued expenses.................    5,081       600                    5,681
 Note payable.....................      --      3,000      (3,000)(F)      --
 Current maturities of long-term
  debt............................    6,431        69                    6,500
 Deferred revenue.................    6,144       309                    6,453
 Obligation under Strategic
  Alliance Agreement..............      --        450        (450)(B)      --
                                   --------   -------     -------     --------
 Total current liabilities........   21,788     4,958      (3,450)      23,296
Deferred revenue--noncurrent......    3,653                              3,653
Long-term debt, less current
 maturities.......................      150       165                      315
                                   --------   -------     -------     --------
  Total liabilities...............   25,591     5,123      (3,450)      27,264
                                   --------   -------     -------     --------
Commitments and contingencies
Stockholders' equity:
 Preferred stock..................      --      3,139      (3,139)(C)      --
 Common stock.....................      314       120           3 (B)      427
                                                              113 (C)
                                                             (123)(C)
 Additional paid-in capital.......  149,482    45,919         801 (B)  225,014
                                                           75,532 (C)
                                                          (46,720)(C)
 Accumulated deficit..............  (20,219)  (46,382)     46,382 (C)  (44,019)
                                                          (19,800)(E)
                                                           (4,000)(D)
 Accumulated other comprehensive
  loss............................   (9,411)      --                    (9,411)
 Treasury stock, at cost..........     (832)      --                      (832)
                                   --------   -------     -------     --------
  Total stockholders' equity......  119,334     2,796      49,049      171,179
                                   --------   -------     -------     --------
   Total Liabilities and
    Stockholders' Equity.......... $144,925   $ 7,919     $45,599     $198,443
                                   ========   =======     =======     ========
   Common shares outstanding......   31,154    11,998                   42,442

   See accompanying notes to unaudited pro forma condensed combined financial statements.

       Unaudited Pro Forma Condensed Combined Statement of Operations (A)
                          Year Ended December 31, 1998
                    (in thousands, except per share amounts)

  Assumes a five-day average closing price of $6.00 per share of Summit common stock

                                       Historical
                                   -------------------  Pro Forma    Pro Forma
                                   Summit   Autonomous Adjustments   Combined
                                   -------  ---------- -----------   ---------
Revenues:
  Systems......................... $14,105   $    --     $   --       $14,105
  License fees, service and
   other..........................  30,782        222        --        31,004
  Contact lens and related
   products.......................  46,754        --         --        46,754
                                   -------   --------    -------      -------
  Total revenues..................  91,641        222        --        91,863
                                   -------   --------    -------      -------
Cost of revenues:
  Systems.........................  11,333        --         --        11,333
  License fees, service and
   other..........................  12,187      3,393      1,873 (G)   17,453
  Contact lens and related
   products.......................  28,800        --         --        28,800
                                   -------   --------    -------      -------
  Total cost of revenues..........  52,320      3,393      1,873       57,586
                                   -------   --------    -------      -------
Gross profit......................  39,321     (3,171)    (1,873)      34,277
                                   -------   --------    -------      -------
Operating expenses:
  Selling, general and
   administrative.................  30,217      7,176      3,451 (G)   40,330
                                                            (514)(H)
  Research, development and
   regulatory.....................   7,223      6,442        --        13,665
                                   -------   --------    -------      -------
  Total operating expenses........  37,440     13,618      2,937       53,995
                                   -------   --------    -------      -------
Operating income (loss) from
 continuing operations............   1,881    (16,789)    (4,810)     (19,718)
Litigation settlement, net of
 related expenses.................  34,386        --         --        34,386
Interest income...................   4,351        191     (2,648)(I)    1,894
Interest expense..................    (780)       (45)       --          (825)
Other income......................   1,913        --         --         1,913
                                   -------   --------    -------      -------
Income (loss) from continuing
 operations before provision for
 income taxes.....................  41,751    (16,643)    (7,458)      17,650
Provision (benefit) for income
 taxes............................   5,021        --      (3,663)(K)    1,358
                                   -------   --------    -------      -------
Income (loss) from continuing
 operations....................... $36,730   $(16,643)   $(3,795)     $16,292
                                   =======   ========    =======      =======
  Income per share from continuing
   operations--basic and diluted.. $  1.17                            $  0.38
Weighted average number of common
 shares:
  Basic...........................  31,244                11,288 (J)   42,532
  Diluted.........................  31,292                11,650 (J)   42,942

   See accompanying notes to unaudited pro forma condensed combined financial statements.

      Notes to Unaudited Pro Forma Condensed Combined Financial Statements
                    (in thousands, except per share amounts)

  The following notes are the same assuming a five day average closing price of $2.50 per share and $6.00 per share of Summit common stock unless otherwise noted:

(A) See the introductory paragraphs under "Unaudited Pro Forma Condensed Combined Financial Statements."

(B) To record as of December 31, 1998 the estimated net issuance of 207 shares of Autonomous common stock pursuant to options and warrants for a total of 362 shares of Autonomous common stock and to record the issuance of 114 shares of Autonomous common stock in settlement of the obligation accrued to date to issue 172 shares of Autonomous common stock under the Strategic Alliance Agreement.

(C) To record the purchase accounting adjustments (pursuant to Accounting Principles Board Opinion No. 16) related to the merger of Summit and Autonomous. The allocation of the purchase price is subject to change based on final valuation and appraisals and was estimated as follows:

                                                             @$2.50    @$6.00
                                                            per share per share
Total purchase price                                        --------- ---------
  Summit common stock (11,637 shares @ $2.50 per share and
   11,288 shares @ $6.00 per share)........................ $ 29,093  $ 67,727
  Cash paid to Autonomous equity holders...................   27,600    47,002
  Estimated merger-related fees and expenses...............    1,879     2,322
  Fair value of Autonomous options and warrants exchanged
   for equivalent Summit stock options and warrants assumed
   to be outstanding after the closing of the merger.......    3,061     7,918
                                                            --------  --------
  Total purchase price..................................... $ 61,633  $124,969
                                                            ========  ========
Allocation of purchase price
  Estimated exercise of Autonomous options and warrants
   (see Note B)............................................ $    355  $    355
  Settlement of Strategic Alliance Agreement obligation
   (see Note B)............................................      450       450
  Net worth of Autonomous as of December 31, 1998..........    2,796     2,796
  In-process research and development......................   19,800    19,800
  Purchased technologies...................................   28,100    28,100
  Goodwill and other intangible asset......................   10,132    73,468
                                                            --------  --------
                                                            $ 61,633  $124,969
                                                            ========  ========

(D) To record the write-down of Summit's inventory for laser systems to its net realizable value. As a result of the merger with Autonomous, there will be a reduction in the future requirements of work-in-process inventory and spare parts inventory.
(E) To record the write-off of the in-process research and development upon consummation of the merger.
(F) To eliminate borrowings by Autonomous from Summit under the revolving credit line as of December 31, 1998. One half of the amount outstanding under the revolver on the closing date will reduce the cash consideration paid by Summit to Autonomous equity holders.
(G) To record the amortization of goodwill, purchased technologies and other intangible assets from the allocation of the purchase price. The amortization of purchased technologies is included in the cost of revenues. Amortization will be recognized on a straight line basis over the following number of years:

    Goodwill--25 years
    Purchased technologies--15 years
    Other intangible assets--5 years

(H) To eliminate legal fees related to Autonomous' litigation against Pillar Point Partners of which Summit was a partner.

(I) To eliminate interest income earned on cash paid to Autonomous stockholders and cash paid for estimated merger-related fees offset by interest income earned on cash received from options and warrants exercised in (B).

(J) To record the effect of Summit common stock distributed to Autonomous stockholders and, if dilutive, the effect of Autonomous stock options and warrants exchanged for equivalent Summit stock options and warrants.

(K) To record the income tax effect of combining Summit's and Autonomous' results of operations and pro forma adjustments, excluding the impact of nondeductible amounts.

(L) As required by Article 11 of Regulation S-X under the Securities Exchange Act of 1934, the unaudited pro forma condensed combined statement of operations excludes material nonrecurring charges which result directly from the merger and which will be recorded within twelve months following the merger. The following schedule shows the effects of the write-off of the in-process research and development estimated at $19,800 and the write-down of inventory as described in (D) estimated at $4,000

                                                               Year ended
                                                            December 31, 1998
                                                            -----------------
                                                                      @$6.00
                                                             @$2.50     per
                                                            per share  share
                                                            --------- -------
    Loss from continuing operations........................  $(3,904) $(7,508)
    Loss per share from continuing operations--basic and
     diluted...............................................  $ (0.09) $ (0.18)

                            INFORMATION ABOUT SUMMIT


Summit develops, manufactures, sells and services ophthalmic laser systems and related products designed to correct common refractive vision disorders such as nearsightedness (myopia), farsightedness (hyperopia) and astigmatism with a procedure known as laser vision correction. Summit also collects per procedure license fees from users of its systems. Summit's Apex and Apex Plus excimer systems have received FDA approval for commercial sale in the United States to treat nearsightedness between 1.5 and 7.0 diopters with a six millimeter ablation zone. The Apex Plus system has also received FDA approval for the treatment of nearsightedness with concomitant astigmatism using Summit's emphasis(R) Laser Disc, a single-use polymer disc that Summit developed for this purpose. On January 30, 1998, Summit applied to the FDA for approval of its Apex Plus excimer systems to treat high levels of myopia. In July, 1998, Summit applied to the FDA for approval of its Apex Plus system for hyperopia. However, the FDA has not yet approved the Apex Plus for hyperopia or high levels of myopia.

The principal purchasers of Summit's excimer systems have been ophthalmologists, universities, clinics, hospitals and businesses that have been created specifically to participate in the laser vision correction market in the United States. Summit believes that U.S. ophthalmologists, who number approximately 13,000, are receptive to laser vision correction as a treatment for refractive vision disorders.

In October 1998, Summit acquired all rights to the Krumeich-Barraquer Microkeratome, a high-precision surgical cutting device utilizing disposable, single-use blades. This device is used by ophthalmologists in corneal surgery. Summit immediately began marketing the product in international markets and, on December 22, 1998, received 510K clearance from the FDA to begin marketing the product in the United States.

In 1996, Summit acquired Lens Express, a leading mail order distributor of contact lenses and related products in the United States. Lens Express' retail sales consist of new orders of contact lenses, reorders of contact lenses, program sales, sales of eye care solutions, lens case sales, sunglass sales, membership sales, vitamin sales and shipping and handling fees. Lens Express' wholesale sales are made to pharmacies and similar retail outlets and consist of sales of contact lenses, sales of eye care solutions and shipping and handling fees. Lens Express also markets certain of its eye care programs to large employers as a cost effective alternative to more traditional vision indemnity programs. Retail and group sales consisted of over 97% of total sales in 1997.

On August 18, 1997, Summit sold its wholly-owned subsidiary Refractive Centers International, Inc. to LCA-Vision Inc. Before the sale, RCII owned and operated Summit's vision center business, which was accounted for as a discontinued operation in 1996.

Summit was incorporated in Massachusetts on November 27, 1985 and commenced operations on January 1, 1986. The Company's executive offices are located at 21 Hickory Drive, Waltham, Massachusetts 02451, and its telephone number is
(781) 890-1234.

Recent Developments

On February 23, 1999, the United States District Court for the Western District of Texas, San Antonio Division, granted summary judgment in favor of Summit, Summit Partner, Inc., and Pillar Point Partners in John Taboada v. VISX, Inc., et al. (Civil Action No. SA-97-CA-794-FB). Summit, Summit Partner, Inc., and Pillar Point Partners had filed a motion for summary judgment on November 20, 1998 and are no longer defendants in the case.

On February 16, 1999, Summit withdrew its motion to dismiss a suit brought by Antoine Garabet, M.D., Inc. and Abraham Shammas, M.D., Inc., d/b/a Laser Eye Center against Summit, Pillar Point Partners, VISX and certain of its affiliates. Summit also filed a counterclaim against the plaintiffs and Antoine Garabet and Abraham Shammas, as individuals, alleging patent infringement. The plaintiffs filed suit on November 5, 1997 in the United States District Court for the Northern District of California asserting that Summit engaged in fraud in certain of its marketing and sales activities and seeking a declaratory judgment that patents held by Pillar Point are invalid and unenforceable because of alleged violations of the antitrust laws. The case is currently pending in the United States District Court for the District of Arizona as part of In re: Pillar Point Partners Antitrust and Patent Litigation (Civil Action No. MDL 1202).

On February 10, 1999, Summit submitted a PMA supplement to the FDA for use of the Summit Apex Plus Excimer System for reduction or elimination of myopia from 0 to -14.0 diopters with or without astigmatism ranging from -0.50 to -5.0 diopters using laser in situ keratomileusis in patients with documentation of a stable manifest reaction of (plus or minus) 1 diopter during the one-year period prior to treatment and who are 18 years of age or older. On January 30, 1998, Summit submitted a PMA supplement to the FDA for use of the Summit Apex and Apex Plus Excimer Systems to treat myopia of -6.0 to -22.0 diopters using photorefractive keratectomy and laser in situ keratomileusis. On September 10, 1998, Summit amended the January, 1998 submission to reduce the applied for range to myopia of -6.0 to -15.0 diopters using photorefractive keratectomy only. These submissions are presently pending.

On December 28, 1998, Summit filed a patent infringement lawsuit in the United States District Court for the District of Massachusetts against Nidek, whose laser system recently received FDA approval. The suit alleges that Nidek's excimer laser system infringes certain of Summit's U.S. patents and seeks damages and injunctive relief. On January 29, 1999, a district court in Tokyo, Japan ruled against Summit in a patent infringement lawsuit which Summit initiated against Nidek in 1996. The Japanese lawsuit involved the Japanese counterpart of one of the two U.S. patents which Summit has alleged Nidek infringes in the U.S. lawsuit. Summit intends to appeal the Tokyo district court decision.

In December 1998, Summit and Field Service Engineering Associates, Inc., an independent service organization, entered into a settlement agreement resolving their outstanding litigation. In 1995, Summit filed a lawsuit against Field Service alleging that it had serviced unapproved laser systems. As part of the settlement, Summit agreed to purchase a portion of Field Service's parts and tools inventory. Field Service agreed to the entry of a permanent injunction barring it from, among other things, servicing unapproved excimer systems or tampering with Summit systems to disable the cardreaders which facilitate Summit's collection of per procedure license fees.

On March 24, 1999, Summit's Chief Executive Officer received a letter written on behalf of Olivia N. Serdarevic, M.D., claiming inventorship rights in Summit's Marshall and Azema patents (U.S. Patent Nos. 4,941,093 and 4,973,330, respectively). These patents, which issued in 1990, are the patents Summit claims are infringed in its lawsuit against Nidek described above. Based on its preliminary review, Summit believes these claims to be without merit. However, any successful inventorship claims to these patents would have a material adverse effect on Summit's business.

Liquidity and Capital Resources

As of the date of this joint proxy statement/prospectus, Summit's cash, cash equivalents and available for sale investments, excluding its investment in LCA-Vision, Inc., total approximately $80 million. The outstanding principal balance under its term loan facility with Fleet National Bank and BankBoston, N.A. is $5 million. Summit expects that it will use approximately $50 million of cash to complete the merger. Summit's expenditures in connection with the merger have triggered technical defaults under the financial covenants in the loan agreement.

Summit is presently negotiating with its existing lenders and other institutions for a new line of credit of approximately $20-25 million. If these efforts are not successful and its existing lenders declare a default and accelerate the term loan, Summit may be required to use an additional $5 million to retire this debt, leaving it with approximately $25 million of cash and cash equivalents (exclusive of its investment in LCA-Vision, Inc.) after the merger.

Summit and Autonomous believe that Autonomous has sufficient cash resources, including borrowings from Summit, to fund its operations through April 1999. Summit and Autonomous believe that, thereafter, Autonomous will require cash of approximately $1.5 million per month to fund operations for the remainder of 1999 and could require up to $20 million in the aggregate before becoming cash flow positive. The monthly amounts will increase as Summit increases production of LADARVision Systems above current levels. Actual production levels will depend on demand for the systems.

Although the resources necessary to complete the acquisition of Autonomous and fund its operations through the end of 1999 will put a significant strain on Summit's liquidity, Summit believes that its existing resources will be sufficient to address the cash requirements of the combined enterprise for at least the next twelve months.

Executive Compensation

The following table shows for the fiscal years ended December 31, 1998, 1997 and 1996 compensation paid or accrued by Summit to (i) Summit's Chief Executive Officer, (ii) the four other most highly compensated executive officers of Summit who were serving as executive officers as of December 31, 1998.

                           Summary Compensation Table

                                                                    Long-term
                                        Annual Compensation        Compensation
                                    ----------------------------   ------------
                                                       Other        Securities
                                                       Annual       Underlying      All Other
                             Fiscal Salary   Bonus  Compensation     Options/      Compensation
Name and Principal Position   Year    ($)   ($)(1)      ($)         SAR's (#)         ($)(2)
---------------------------  ------ ------- ------- ------------   ------------    ------------
Robert J. Palmisano.......    1998  324,692     --     32,112 (3)     40,000 (4)      6,400
  Chief Executive Officer                              18,430 (5)                     2,446 (6)
                                                        4,813 (7)
                              1997  206,539 165,000   100,062 (3)    300,000 (4)        --
                                                       11,562 (5)
                                                       45,039 (7)
                              1996      --      --        --             --             --
D. Verne Sharma...........    1998  275,738     --        --          10,000 (8)      9,600
  President & Chief           1997  250,000  74,375    62,633 (3)        --             472
  Operating Officer                                    65,978 (7)
                              1996  174,308  35,960    38,436 (3)    100,000 (8)        --
                                                                      10,000 (8)
Robert J. Kelly...........    1998  238,846     --        --         120,000 (9)      5,338
  Executive Vice President    1997   30,962     --        --         100,000 (9)        --
  Chief Financial Officer
  and Treasurer               1996      --      --        --             --             --
Peter E. Litman...........    1998  229,517     --        --           3,689 (10)     9,600
  Executive Vice President    1997  211,313  67,620       --             --             --
  of Business Development     1996  187,502     --        --         100,000 (10)     2,996
                                                                      15,000 (10)
Menderes Akdag............    1998  220,022     --        --          20,000 (11)       --
  President,                  1997  204,552 119,322       --             --             --
  Lens Express, Inc.          1996  156,940     --        --           5,000 (11)       --

--------
(1) The amounts of bonuses earned in fiscal year 1998 have not yet been calcluated.
(2) Except where otherwise noted, the indicated amounts represent Summit's contributions to its 401(k) plan.
(3) Moving and relocation expenses reimbursed by Summit.
(4) During the year ended December 31, 1998, Mr. Palmisano received options to purchase 40,000 shares of Summit common stock. During the year ended December 31, 1997, Mr. Palmisiano received options to purchase 300,000 shares of Summit common stock.
(5) During the year ended December 31, 1998, the indicated amount represents an automobile allowance of $12,462 and imputed interest income of $5,968 because of a loan. During the year ended December 31, 1997, the indicated amount represents an automobile allowance of $8,262 and imputed interest income of $3,300 because of a loan.
(6) Summit's contribution to its Supplemental Deferral Plan.
(7) Employment tax paid on behalf of the employee by Summit.
(8) During the year ended December 31, 1998, Mr. Sharma received options to purchase 10,000 shares of Summit common stock. During the year ended December 31, 1996, Mr. Sharma received options to purchase 100,000 shares of Summit common stock and 10,000 shares of common stock of Refractive Centers International, Inc., a former wholly-owned subsidiary of Summit.
(9) During the year ended December 31, 1998, Mr. Kelly received options to purchase 120,000 shares of Summit common stock. During the year ended December 31, 1997, Mr. Kelly received options to purchase 100,000 shares of Summit common stock, which have subsequently been cancelled.

(10) During the year ended December 31, 1998, Mr. Litman received options to purchase 3,689 shares of Summit common stock. During the year ended December 31, 1996, Mr. Litman received options to purchase 100,000 shares of Summit common stock and 15,000 shares of common stock of Refractive Centers International.
(11) During the year ended December 31, 1998, Mr. Akdag, the president of Summit's Lens Express subsidiary and not an officer of Summit, received options to purchase 20,000 shares of Summit common stock. During the year ended December 31, 1996, Mr. Akdag received options to purchase 5,000 shares of Summit common stock.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                          Potential Realizable
                                                                            Value At Assumed
                           Number of    % of Total                        Annual Rates of Stock
                          Securities   Options/SAR's Exercise              Price Appreciation
                          Underlying    Granted To    or Base                For Option Term
                         Options/SAR's Employees In    Price   Expiration ----------------------
Name                     Granted(#)(1)  Fiscal Year  ($/Share)    Date      5%($)      10%($)
----                     ------------- ------------- --------- ---------- ---------- -----------
Menderes Akdag..........     20,000         3.34       3.50    09/01/2008     44,023    111,562
Robert Kelly............    100,000(2)     16.72       4.53    10/22/2007    450,180    950,811
                             20,000         3.34       3.50    09/01/2008     44,023    111,562
Peter Litman............      3,689         0.62       3.50    09/01/2008      8,120     20,578
Robert Palmisano........     40,000         6.69       3.50    09/01/2008     88,045    223,124
D. Verne Sharma.........     10,000         1.67       3.50    09/01/2008     22,011     55,781

--------
(1) Except as otherwise noted, option vests in three equal installments beginning 9/1/99.
(2) Option vests in three equal annual installments beginning 10/22/98.

The following table sets forth, as of December 31, 1998, certain information concerning the number and value of options held by each of Summit's executive officers listed in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                              Number of Securities
                                                   Underlying        Value of Unexercised
                                                  Unexercised            In-The-Money
                                                 Options/SAR's             Options
                                                       at                 /SAR's at
                           Shares                  FY-End(#)              FY-End($)
                         Acquired on  Value   --------------------   --------------------
                          Exercise   Realized     Exercisable/           Exercisable/
Name                         (#)       ($)       Unexercisable          Unexercisable
----                     ----------- -------- --------------------   --------------------
Menderes Akdag..........     --        --           5,000/2,000 (1)       --/17,500
Robert Kelly............     --        --         33,334/86,666 (1)       --/17,500
Peter Litman............     --        --         166,373/5,189 (1)       900/3,228
Robert Palmisano........     --        --       100,000/240,000 (1)       --/35,000
D. Verne Sharma.........     --        --        100,000/10,000 (1)        --/8,750

--------
(1) Options to purchase shares of Summit common stock.

Compensation of Directors. Summit currently pays $10,000 per year to its outside directors for their services as directors and $1,000 per year per committee to each outside director for serving on Board committees. Summit also pays each outside director $2,000 for each Board meeting attended and $500 for each committee meeting attended.

In addition, Summit's outside directors (the "Participants") are eligible to participate in the 1992 Stock Option Plan For Outside Directors, which constitutes a "formula plan" for purposes of

Section 16b-3 promulgated under the Securities Exchange Act of 1934. Pursuant to this Plan, each Participant has been granted as of February 28, 1998, options to purchase 13,500 shares of common stock (at prices ranging from $5.50 to $25.31 per share). Provided that a Participant remains a director of Summit, he will be granted an additional option to acquire 3,000 shares of common stock on January 1, 2000, at 100% of market value.

Summit's outside directors were each granted options to purchase 25,000 shares of company stock on November 4, 1996, at an option price of $5.38 per share. Of these, 8,333 options vest on November 4, 1997, 8,333 options vest on November 4, 1998, and the balance vest on November 4, 1999. On July 30, 1997, Summit's outside directors were each also granted options to purchase 35,000 shares of Summit common stock at an option price of $6.75 per share. Of these, 11,667 vest on July 30, 1998, 11,667 vest on July 30, 1999, and the balance vest on July 30, 2000.

Employment Agreements. Robert J. Palmisano was elected as Summit's Chief Executive Officer and a director on April 15, 1997. Mr. Palmisano's employment arrangement with Summit provides that he will receive a base salary of $300,000 per year and will be eligible for discretionary bonuses, based on criteria established from time to time. In addition, Mr. Palmisano has been granted options to purchase 300,000 shares of Summit's common stock pursuant to Summit's 1997 Stock Option Plan, at an option price of $5.63 per share (see above for vesting information). In the event Mr. Palmisano's employment is terminated without cause, Mr. Palmisano will be entitled to severance payments equal to one year's base compensation. In the event Mr. Palmisano's employment terminates within twelve months of a change in control of Summit, Mr. Palmisano's severance payments will be equal to two years' base compensation. All of Summit's executive officers, including Mr. Palmisano, are employees-at-will.

Summit's Board of Directors has approved severance agreements for its officers and director-level employees. These severance arrangements become available only in the event of a "change of control" of Summit and entitle covered employees to continuation of salary, standard bonuses and benefits in the event they are terminated without cause after a change of control or terminate their employment for "good reason" after a change of control. The severance arrangements would not apply to a termination for "cause" after a change of control. The arrangements approved by the Summit Board of Directors provide for salary continuation for (i) two (2) years for the Chief Executive Officer, President and Executive Vice Presidents, (ii) one (1) year for all other Vice Presidents and (iii) six (6) months for director-level employees.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors consists of Mr. Traskos and Mr. Bernfeld. Shoreline Insurance Agency, Inc., a firm with which Mr. Traskos is affiliated, currently serves as one of Summit's insurance brokers. Arthur A. Watson & Company, Inc., a firm with which Mr. Traskos was affiliated through September, 1997, also served as one of Summit's insurance brokers in 1997. The aggregate premiums paid for insurance placed by Shoreline on behalf of Summit in 1997 amounted to approximately $277,625, and the aggregate premiums paid for insurance placed by Arthur A. Watson on behalf of Summit in 1997 amounted to approximately $149,470, which in each case is less than five percent of 1996 consolidated gross revenues of Summit, Shoreline, and Arthur A. Watson, respectively. Summit believes that all transactions with Shoreline and Arthur
A. Watson & Company, Inc. are on terms no less favorable than those available from other companies.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Summit's common stock on February 18, 1999, (i) by each person who is known by Summit to own beneficially more than five percent of the outstanding shares of Summit's common stock, (ii) by each of Summit's directors, (iii) by each of the executive officers listed above in the Summary Compensation Table and (iv) by all directors and executive officers as a group.

                                                      Shares        Percent
                                                   Beneficially   Beneficially
Beneficial Owner                                    Owned (1)      Owned (2)
----------------                                   ------------   ------------
Jeffrey A. Bernfeld...............................    44,534(3)        *
Richard F. Miller.................................    34,934(4)        *
John A. Norris....................................    48,642(5)        *
Richard M. Traskos................................    47,113(6)        *
Robert J. Palmisano...............................   151,000(7)        *
D. Verne Sharma...................................   100,800(8)        *
Robert J. Kelly...................................    36,334(9)        *
Peter E. Litman...................................   167,923(10)       *
Menderes Akdag....................................    22,885(11)       *
All Executive Officers and Directors as a Group
 (17 persons).....................................   858,400          2.7%

--------
*  Less than 1% of the outstanding Summit common stock.
(1) Except as otherwise noted, Summit believes that the persons named in the table have sole voting and investment power with respect to the shares of Summit common stock set forth opposite such persons' name. Amounts shown include shares pursuant to stock options which may be exercised within 60 days of December 15, 1998.
(2) Determined on the basis of 31,153,765 shares outstanding, except that shares underlying options exercisable within 60 days of December 15, 1998 are deemed outstanding for calculating the percentage owned by holders thereof.
(3)  Includes options to purchase 41,834 shares of Summit common stock.
(4)  Includes options to purchase 33,334 shares of Summit common stock.
(5)  Includes options to purchase 41,834 shares of Summit common stock.
(6)  Includes options to purchase 41,834 shares of Summit common stock.
(7)  Includes options to purchase 150,000 shares of Summit common stock
(8) Includes options to purchase 100,000 shares of Summit common stock and 800 shares held in Summit's 401(k) plan.
(9)  Includes options to purchase 33,334 shares of Summit common stock.
(10) Includes options to purchase 166,373 shares of Summit common stock and 1,550 shares held in Summit's 401(k) plan.
(11)  Includes options to purchase 5,000 shares of Summit common stock.

                          INFORMATION ABOUT AUTONOMOUS

Overview

Autonomous Technologies Corporation is a Florida corporation incorporated in 1985. Since 1993 Autonomous has been engaged in the design and development of the next generation of excimer laser instruments for laser vision correction
(LVC). The field of laser vision correction consists primarily of treatments aimed at reducing or eliminating a person's dependence on eyeglasses or contact lenses. In a typical LVC procedure, small amounts of corneal tissue are removed causing reshaping of a patient's cornea. Autonomous' technology combines eye tracking with a narrow beam excimer laser to treat common refractive vision disorders such as myopia (nearsightedness), hyperopia (farsightedness) and astigmatism. Autonomous' objective is to improve refractive surgical outcomes for these conditions in comparison to those achieved by earlier LVC systems.

In 1994 Autonomous entered into a strategic alliance with CIBA Vision Group Management, Inc. (which subsequently merged into CIBA Vision Corporation), a subsidiary of Novartis, A.G., for the worldwide co-promotion of the LADARVision System. CIBA Vision invested an aggregate of approximately $5 million in cash and $1.3 million in services to Autonomous. As a result of this investment, CIBA Vision owns approximately 13% of Autonomous' common stock. Pursuant to the strategic alliance, Autonomous plans co-promotion strategies, such as product tie-ins, joint advertising and shared exhibit space, on a project-by-project basis. Autonomous has retained the worldwide marketing rights for its LADARVision System.

LVC Product--The LADARVision System

Autonomous' LADARVision System incorporates technology that can be used in both laser in-situ keratomileusis (LASIK) and photorefractive keratectomy (PRK). Both procedures ablate corneal tissue. In the LASIK procedure, the physician partially removes a frontal layer of tissue that includes the epithelium and some corneal tissue, creating a "flap." The laser then ablates the corneal tissue under the flap. After the corneal tissue is ablated, the flap is replaced. In PRK, the physician removes just the epithelial layer before performing the corneal ablation. The epithelial layer is regenerated as part of the healing process. The Autonomous LADARVision System received FDA approval for PRK and Autonomous is conducting clinical studies to gain data to submit to the FDA to enable the device to be approved for LASIK as well.

Autonomous' LADARVision System combines high speed, laser radar eye tracking with narrow beam shaping to form its new and proprietary technology platform. The LADARVision System is designed to address a need for sophisticated eye tracking to compensate for eye movement during surgery, including saccadic eye movements. Saccadic eye movements are very rapid, involuntary and random in amplitude and direction and are not suppressed or reduced by medication used during LVC procedures. These eye movements degrade predictability and visual quality from the procedure. Autonomous believes that the LADARVision System provides higher accuracy ablation (i.e., the process of re-shaping the cornea) by virtually eliminating decentration and shaping error caused by eye movement. Additionally, the narrow beam excimer provides a smooth ablation, and Autonomous' shaping algorithms offer high speed ablations to minimize surgical duration while retaining high pointing accuracy to achieve predictable shaping.

Autonomous believes the LADARVision System will yield more stable, predictable results with less post-operative regression, thereby improving visual quality and clinical outcomes for low to moderate levels of myopia compared to first generation excimer laser LVC systems manufactured and sold by competitors. Autonomous has completed its Phase III U.S. clinical trials for low to moderate levels of myopia (up to -10 diopters) and astigmatism (up to -4 diopters). Data from LADARVision clinical trials to date are supportive of improved stability and predictability for patients with low to moderate levels of myopia when compared with other data supporting FDA approvals of LVC systems. Autonomous also believes extensions of its LADARVision technology platform may yield even greater improvements in patient results for vision disorders that require more complex corneal reshaping such as hyperopia, astigmatism and combinations of hyperopic and myopic sphere and cylinder.

The LADARVision System includes many proprietary features, some of which are the subject of patents and patent applications. The LADAR eye tracker measures and adjusts more than 4,000 times per second. The LADARVision System's narrow beam excimer moves over the cornea rapidly and with high accuracy. This feature allows complex shaping algorithms to be implemented with a much smaller laser device while minimizing surgical duration.

Autonomous believes the LADARVision System may offer advantages over current excimer laser LVC systems in terms of manufacturing, installation and maintenance costs. The LADARVision System is compact: all circuitry and systems are contained in the patient bed and overhead arm. The narrow beam excimer requires less energy and is designed to be more reliable and easier to service, all of which tend to reduce life cycle costs. Finally, Autonomous has been granted a U.S. patent on its laser cartridge approach, which offers the potential for simple field replacement.

Autonomous' proprietary software in the LADARVision System is a user-friendly, 32-bit Windows-based, graphical user interface incorporating high resolution, real-time imaging of both the tracked and untracked eye images. The software is designed with full patient database features and unique eye tracker information available to identify and count surgical procedures.

Market in the United States

The principal market for LVC is the correction of refractive vision disorders such as myopia, hyperopia and astigmatism. It is estimated that more than 136 million people in the United States wear eyeglasses or contact lenses to correct refractive vision disorders. Within this group, approximately 60 million people are myopic. Of the myopic population, approximately 80% have myopia from 1 to 7 diopters. Consumers in the United States spend approximately $13 billion on eyeglasses, contact lenses and other vision correction products and services each year. Autonomous believes that contact lens wearers and eyeglass wearers who were unsuccessful wearing contact lenses may be receptive to LVC because they have already pursued an alternative to eyeglasses. Approximately 26 million people in the United States wear contact lenses and nearly an equal number have discontinued contact lens use.

Autonomous believes that approximately 200,000 LVC procedures were completed in the United States during 1997, up from approximately 100,000 procedures in 1996. Industry sources forecast that approximately 400,000 procedures will be performed in the United States in 1998, and early forecasts for 1999 are at or near 650,000 procedures. With a substantial increase in the number of procedures performed per machine in the United States during both 1997 and 1998, it is also believed that ophthalmologists will accelerate their efforts to secure access to an LVC system, to obtain the requisite training and to offer the procedure to their patients and referral sources such as optometrists. Autonomous believes many ophthalmologists are seeking new sources of practice revenue as a result of a decline in Medicare reimbursement for cataract surgery and are looking to maintain local market position as refractive surgery becomes widespread. Autonomous believes that refractive surgery offers practitioners the largest significant new revenue opportunity for their practices in the near future.

The current price to the patient of an LVC procedure in the United States is approximately $1,900 to $2,300 per eye, although there is significant price variation by local market. The lower price is more typical for PRK and the higher one more typical for LASIK. Vision correction is generally paid for by the individual receiving treatment ("patient pay") without reimbursement from governmental or other third-party health care payors.

Business Strategy and Distribution Plans

Autonomous' objective is to become the leader in the treatment of refractive vision disorders through the commercialization of its LADARVision System. The principal elements of Autonomous' business strategy are as follows:

  . Seek Market Acceptance Through Innovative Marketing Strategy. In order to broaden market acceptance of the LADARVision System, Autonomous has developed an innovative marketing strategy which is directed toward reducing the initial cost to the ophthalmologist. Under Autonomous' marketing approach, the physician would pay an advance procedure fee as well as an ongoing per procedure service fee. This approach permits the physician to obtain the LADARVision System without either a substantial capital investment or the risk that the equipment and technology purchased will become obsolete, both of which can create barriers to physician acceptance. Autonomous believes that this marketing strategy, combined with comparable total cost of ownership, may appeal to physicians who have already purchased a first generation LVC instrument and have established an LVC component to their practice but wish to utilize the advanced features contained in Autonomous' LADARVision System.

  . Accelerate Clinical Trials and the Regulatory Process. Autonomous has implemented a strategy to accelerate the completion of the regulatory process by conducting concurrent trials at a select group of institutions in the United States and Europe. Autonomous has targeted institutions that have had prior clinical trial experience in the use of excimer lasers for LVC. By concentrating its efforts in a limited number of experienced institutions and conducting extensive data review and site audits, Autonomous believes that it can attain better accountability over the clinical process and ensure high data integrity. Autonomous believes a combination of highly accountable data with efficacious results has expedited the data review portion of the regulatory review process. Autonomous submitted its PMA application and on February 13, 1998 the Ophthalmic Devices Panel recommended to the FDA that approval be granted. The FDA approved Autonomous' PMA for the use of the LADARVision System in the treatment of mild to moderate levels of myopia (-1 to -10 diopters) with or without astigmatism (up to -4 diopters) on November 2, 1998.

  . Leverage Technology Platform to Expand Indications for Use. Autonomous has begun clinical trials to pursue additional clinical indications for its LADARVision System, such as hyperopia, including hyperopic astigmatism, and LASIK. Autonomous may pursue additional clinical indications such as higher diopter ranges for myopia and hyperopia, and presbyopia (need for bifocals or reading glasses). Autonomous believes that its proprietary combination of eye tracking and narrow beam laser technology is well suited to addressing these additional indications. Autonomous also believes that its existing LADARVision System could be adapted for additional indications with software upgrades.

Clinical Trials

FDA guidelines prescribe three steps or phases of clinical testing for excimer refractive surgical systems. During the initial phase (Phase I), the device manufacturer conducts feasibility studies to confirm design and operating parameters. During the second phase (Phase II), the manufacturer attempts to rule out major safety risks and to assure reasonable stability of testing results, particularly refractive outcomes. During this phase, a manufacturer may make minor modifications to the device and treatment protocols. During the final phase (Phase III), the manufacturer provides reasonable safety and efficacy assurances of the device to be submitted for PMA by virtue of treating an expanded patient population.

Autonomous initiated LADARVision System pre-clinical trials with primates in late 1994. In January 1995, Autonomous began a Phase I trial on five blind eyes and then conducted a sighted eye study under the direction of Dr. Ioannis Pallikaris, an associate professor of ophthalmology at the University of Crete, Greece and co-inventor of the LASIK procedure. Autonomous was granted an investigational device exemption by the FDA in January 1996 to begin clinical trials in the United States. Autonomous then conducted a Phase II confirming trial in the United States under the direction of Dr. Marguerite McDonald, Autonomous' Medical Director. Following the Phase II surgeries and data submission, the FDA permitted Autonomous to begin Phase III surgeries on 500 human eyes at up to seven United States sites. Autonomous carried out Phase III studies between October 1996 and May 1997.

Clinical Trials Results. The FDA's primary measure of efficacy for LVC is known as the uncorrected visual acuity (UCVA), or the percentage of patients who can read to specified levels on the standard eye chart post-operatively with no additional refractive correction. The FDA has concluded that certain percentage levels of patients achieving 20/20 and 20/40 of UCVA constitute efficacy. The Autonomous clinical results surpass levels used by the FDA to denote an efficacious product.

The efficacy data from Autonomous' Phase III study were compiled on all of the primary eyes treated. Certain twelve-month post-operative results of the measure of uncorrected visual acuity are as follows:

   Myopia only
   % of eyes reaching 20/40 (good).......................................... 98%
   % of eyes reaching 20/20 (optimal)....................................... 71%
   Myopia with astigmatism
   % of eyes reaching 20/40 (good).......................................... 95%
   % of eyes reaching 20/20 (optimal)....................................... 59%

The FDA's primary measure of safety for LVC is known as the best spectacle corrected visual acuity (BSCVA), or the percentage of patients treated who lose the ability to read as far down the standard eye chart post-operatively as they previously could with spectacles. The FDA has concluded that a 2 line (or more) loss on the eye chart is a compromise of visual function and has set an upper limit of such effect to denote safety. Autonomous' clinical results show a small number of patients losing 2 or more lines of BSCVA and it falls within the FDA's measure.

Another key part of the information for the FDA about an LVC system is the stability of results for patients. The mean manifest refraction for the LADARVision System in both the Greek and United States trials changed less than a diopter in the three month post-operative interval.

Research and Development

Since 1993, Autonomous has spent significant resources on research and development, including clinical testing on the LADARVision System. In the three years ended December 31, 1997, Autonomous spent $2.3 million, $5.2 million, and $6.0 million, respectively, on research and development. In the six months ended June 30, 1998, Autonomous spent an additional $3.4 million on R&D, bringing total expenditures from inception through June 30, 1998 to almost $20 million. Autonomous currently has R&D projects ongoing in three major areas, as described below.

Additional indications: hyperopia, hyperopic astigmatism and LASIK. Autonomous is pursuing additional treatment indications for its LADARVision System. In addition to mild and moderate levels of myopia (up to -10 diopters) with or without astigmatism (up to -4 diopters), which received panel approval in February 1998 and FDA PMA approval in November 1998, clinical trial surgeries are underway for hyperopia and hyperopia with astigmatism. Additionally, many of these hyperopic surgeries are being done using the LASIK technique in order to support an FDA label indication that the LADARVision System is compatible with that popular surgical technique.

Engineering improvements. Autonomous continues to spend significant amounts on engineering to improve the LADARVision System in order to enhance its performance in clinic operation and to improve manufacturability and serviceability. Operational performance improvements include not only electrical/electronic and optical performance, but also physician requested features to further enhance ease of use.

CustomCornea(TM). Autonomous is actively developing CustomCornea(TM), a patent pending technology designed to further extend the precision and flexibility of the LADARVision System by incorporating an advanced eye measurement technology. The advanced eye measurement technology will allow CustomCornea to determine the more subtle errors of the human visual system. With this information, Autonomous can generate custom ablation patterns ideally suited for individual patients. CustomCornea is intended to offer correction of the degrading effects of complex corneal topographical anomalies, including irregular astigmatism. Autonomous believes that CustomCornea will improve the night vision performance of patients over current LVC performance. Autonomous has applied for a patent covering certain aspects of this technology and certain claims of that application were allowed in 1997. During late 1997, Autonomous conducted a successful clinical trial of the measurement aspects of the CustomCornea technology on approximately 100 eyes with a prototype device. During 1998, Autonomous has studied the resultant data from the diagnostic measurements obtained in 1997 and developed the algorithms for custom ablations. In early 1999, Autonomous anticipates conducting pre-clinical surgeries on a small number of patients in order to evaluate the feasibility of the treatment. In late 1999, Autonomous intends to apply to the FDA for necessary approvals. Autonomous believes that CustomCornea corrections offer the promise of increasing contrast sensitivity, improved night vision and uncorrected visual acuity beyond that offered by current technology.

Autonomous' long term research and development plan includes an extension of the CustomCornea and LADARVision technology to include multi-focal correction of presbyopia. Presbyopia is the need for reading glasses. The CustomCornea technology has measurement features that Autonomous believes will aid in the development aspects of presbyopic correction. The correction of presbyopia would require ablation of a highly complex and precise shape which Autonomous believes may be achievable using LADARVision technology. Autonomous' plan to develop presbyopic correction treatment is a multi-year development project.

Manufacturing

Autonomous' manufacturing operations consist of assembly, inspection and testing of parts and system components to assure performance and quality. Most parts and system components are manufactured and supplied by outside vendors. A completed system must pass a series of final integration and acceptance tests prior to shipment.

The laser component in the LADARVision System has been custom designed for Autonomous for high performance and small size. Autonomous funded the development of this laser and owns the design of the laser component, including all drawings and trade secrets relating to the design and manufacture of the laser component. The laser component is currently manufactured by a small U.S. manufacturer that specializes in manufacturing excimer lasers. Autonomous agreed to purchase 50 laser components from this small company before purchasing laser components from other manufacturers or making the laser component itself. To date, Autonomous has purchased 30 of the 50 laser components, in whole or in part. Either Autonomous or this manufacturer (as the non-breaching party) may terminate this relationship in the event of an uncured breach of the manufacturing agreement. This agreement continues until Autonomous has purchased 50 laser components. Autonomous decided to use a single manufacturer for the laser component in order to achieve economies of scale in the manufacture of the laser component and to assure better control of the quality of the laser component. Achieving economies of scale and controlling the quality of the laser component are and will continue to be important factors and will significantly influence Autonomous' decision whether to engage another manufacturer (or manufacture the laser component itself) after Autonomous has met its obligation to purchase 50 laser components from this manufacturer. In order to protect itself against this manufacturer being unable to manufacture the laser component, Autonomous required this manufacturer to lease a separate facility for the manufacture of the laser component and to assign to Autonomous a security interest in all of the equipment, drawings and inventory relating to the manufacturing of the laser component as well as the facility lease. Autonomous also placed two of its engineers at this manufacturer, beginning November 1997, for approximately six months in order for these engineers to learn and document all of the details of manufacturing the laser component. Autonomous does not currently have its engineers working at this manufacturer on a full-time basis. However, the two engineers have returned to this manufacturer for further documentation, and Autonomous anticipates its personnel returning to this manufacturer on occasion in the future. If this manufacturer is unable to supply the laser components as required by Autonomous, Autonomous believes it has the ability to promptly step in and manufacture the laser components on its own or have another qualified manufacturer make the laser components at the current site where the laser components are manufactured. With these protective measures in place, Autonomous does not believe there is a significant risk that it will be unable to obtain laser components from a qualified manufacturer or make such components itself in the event that this manufacturer cannot manufacture the laser components. However, this transfer process could take several months.

In addition to the excimer laser, the most significant component of the LADARVision System is the optical module. The LADARVision optical module was originally built and tested by Autonomous. During 1996 and 1997, Autonomous outsourced the optical module to a sole source supplier to improve manufacturability and serviceability and to achieve higher performance and begin positioning Autonomous to enter higher volume manufacture. If this supplier is unable to meet Autonomous' demand, Autonomous' ability to build LADARVision Systems would be adversely affected. Autonomous wrote the LADARVision System software and intends to protect this software as a trade secret. The balance of the LADARVision System, consisting of common, non-proprietary components purchased from third parties, is assembled and tested by Autonomous.

In 1997, Autonomous leased a newly constructed main office and production facility of approximately 25,000 square feet. The new facility will enable Autonomous to maintain sufficient inventory levels and to achieve production rates required for commercial placements.

Autonomous will be required to expand its assembly and test capabilities to achieve the capacity required for commercial production of the LADARVision System in the United States. During 1998, Autonomous experienced delays in the production of LADARVision Systems in order for it to implement its Quality System Regulation (QSR) systems, undergo FDA site and QSR system inspection, and complete implementation of several engineering changes. Autonomous substantially completed the engineering changes and QSR system by the end of summer 1998. Autonomous' FDA site inspection was completed in 1998. The FDA approved Autonomous' PMA for the use of the LADARVision System in the treatment of mild to moderate levels of myopia (-1 to -10 diopters) with or without astigmatism (up to -4 diopters) in November 1998. There can be no assurance that Autonomous will not continue to experience such production and ongoing FDA inspection difficulties as it converts from a research and development operation into a commercial manufacturing operation. In addition, Autonomous must continue to meet the FDA's QSR regulations in order to ship systems for use in the United States. If any of Autonomous' suppliers of significant components or sub-assemblies cannot meet the quality requirements of Autonomous, Autonomous could experience delays in producing commercial systems for the domestic market. Autonomous has received its ISO 9001 certification. ISO 9000 series certification is required to obtain the CE Mark which is necessary for marketing products in European Community countries.

Sales and Marketing; Customer Service

Autonomous plans to employ its own sales and service personnel to launch the LADARVision System in markets outside the United States and within the United States. Autonomous and CIBA Vision intend to co-promote their products at industry meetings.

Autonomous believes that affiliation with the CIBA Vision name in ophthalmic products will initially assist it in gaining attention and added credibility from ophthalmologists who have an interest in LVC. CIBA Vision markets a line of products that can be used by practitioners performing LVC. These products include topical anesthetics, post-operative wound healing compounds and bandage contact lenses, some of which were used by physicians in Autonomous' clinical trials.

Autonomous is actively building its capabilities in both sales and service. There are a limited number of experienced service personnel available in the workforce. Autonomous is providing training for both sales and service personnel in order to familiarize them with the LADARVision System to increase their long-term productivity.

Historical Market Development

The laser vision correction industry in the United States fully emerged in 1995 when Summit received FDA approval to market its system for phototherapeutic keratectomy in March and for low to moderate nearsightedness in October. Prior to that time, both Summit and VISX had sold systems outside the United States and had been involved in the extensive process of clinical trials in the United States. In March 1996, VISX received FDA approval for low to moderate nearsightedness and began its United States marketing efforts. FDA approvals have been a critical aspect of the market development. In April 1997, VISX received an additional approval for astigmatism. The Summit system was approved for astigmatism in March 1998. Autonomous believes that the earlier approval for astigmatism gave VISX a competitive advantage in marketing its laser systems in the United States.

Based on industry trade publications, Autonomous believes that VISX now dominates the United States market for LVC procedures performed with an estimated 75% share of the market with Summit having the remaining 25%.

VISX received FDA approval for farsightedness in November 1998 and is the only LVC equipment supplier that has FDA approval to treat farsightedness. Both Summit and Autonomous have submitted filings to the FDA for approval to treat farsightedness. Autonomous believes that if it receives approval from the FDA for farsightedness, it will not receive such approval until late 1999. VISX may have a competitive advantage in the marketplace until Summit and Autonomous receive FDA approval for farsightedness.

Nidek recently received FDA approval for its LVC system for low to moderate nearsightedness without astigmatism. Two other companies, Bausch & Lomb's Surgical Division and Lasersight, have applied for FDA approval for their LVC systems. More entrants in the market will likely have the effect of increasing competition in the industry.

Another aspect of market development has been in the technology area, which appears to be moving from the original "wide beam" technology (or variations thereof) characterized by the Summit and VISX systems, to small spot "scanning" systems such as the LADARVision System.

Autonomous does not yet know how the LVC market in the United States will accept the LADARVision System since only a limited number of systems have been in operation in the United States for clinical trials. Owners of VISX or Summit systems may be reluctant to change to the

LADARVision System because of the significant capital investment they have already made or their familiarity with the equipment and the inconvenience of changing to a new system. If other providers of LVC systems are able to penetrate the United States market with their equipment before Autonomous is able to manufacture and market the LADARVision System, Autonomous could experience a significantly lower market share than it had otherwise anticipated.

Other technologies could present significant competition to laser vision correction such as implantable ring devices and implantable contact lenses. These technologies may be less expensive than LVC for both patients and physicians.

The table below summarizes the product features and FDA approvals for LVC systems currently approved by the FDA:

                          Autonomous       Summit           VISX         Nidek
                         ------------ ---------------- -------------- -----------
Model Name.............. LADARVision  Apex Plus        Star S/2/      EC-5000
Weight (lbs.)........... 799          1,399            1,597          1,430
Beam Size............... Narrow       Wide             Wide           Wide
Beam Shaping............ Programmable Iris & ablatable Iris, slit &   Iris & slit
                         shot pattern mask             beam splitting

Eye Tracking............ Active       None             None           None
                         (LADAR)
FDA Approval Status
(diopters):
Myopia.................. -10          -7               -12            -13
Myopia with
astigmatism............. -4           -4               -4             No
Hyperopia............... No           No               +6             No
Hyperopia with
astigmatism............. No           No               No             No
LASIK................... No           No               No             No

Several of Autonomous' potential competitors, such as Summit, VISX, Bausch & Lomb, and Nidek have substantially greater resources than Autonomous. These resources could be used to make it difficult for Autonomous to gain market share in the LVC equipment market and procedure market.

Relationship with CIBA Vision

Autonomous and CIBA Vision entered into an agreement in 1994 whereby CIBA Vision purchased certain securities of Autonomous for $4,000,000. CIBA Vision subsequently converted these securities into 1,256,550 shares of common stock. In 1995, CIBA Vision and Autonomous replaced their existing agreement with a new Strategic Alliance Agreement. Under the new agreement, CIBA Vision advanced $1,000,000 to Autonomous and agreed to provide in-kind services worth more than $1,000,000 over a three-year period.

In addition, CIBA Vision has agreed to allow Autonomous to use the CIBA Vision(R) and CIBA Vision Ophthalmics(R)/1/ trademarks to promote its ophthalmic refractive laser products for the duration of the agreement (eight years unless terminated earlier). As part of the in-kind services provided by CIBA Vision, it has provided Autonomous exhibit space at appropriate ophthalmic conventions or congresses attended by CIBA Vision worldwide and participated in co-promotional activities with Autonomous.
--------
/1/ CIBA Vision(R) and CIBA Vision Ophthalmics(R) are registered trademarks of Novartis, A.G.

The Strategic Alliance Agreement provides that Autonomous shall pay commissions to CIBA Vision on all ophthalmic refractive laser equipment revenues, including patient procedures fees, net of license fees to IBM, Summit and VISX, in the amount of 6% of such revenues. The CIBA Vision commissions are limited to an aggregate of $10,000,000. The agreement may be terminated by CIBA Vision under certain circumstances.

Patents and Proprietary Intellectual Property

Autonomous' LADARVision eye tracking and excimer shaping technologies are the product of several years of contract research and development for the Strategic Defense Initiative and the National Aeronautic and Space Administration. Autonomous has retained all commercial rights to these technologies and has filed a total of thirteen patent applications in the United States. Five of the thirteen U.S. patent filings have resulted in patents being issued to Autonomous. The earliest of these patents will expire in 2012, and the latest will expire in 2018. Several other filings have received an indication of allowable subject matter. Autonomous has also filed numerous patent applications in foreign jurisdictions.

The patents and applications generally relate to the following areas:


  . A cartridge excimer laser device for high serviceability

  . Fast response eye tracking

  . Fast and accurate optical narrow beam delivery system with tracking

  . Ablation with shot pattern, with minimal sensitivity to ablation debris

  . The algorithm for shaping with arbitrary combinations of plus and minus sphere and cylinder

  . CustomCornea

  . Measuring vision defects of a human eye

Autonomous' ability to protect its proprietary tracking and small-beam technology as trade secrets is critically important to differentiating its technology from earlier-to-market LVC systems. Both in the United States and worldwide there is a large field of prior art covering methods and apparatus for performing corneal surgery with ultraviolet laser ablation.

Autonomous' success will depend in part on its ability to obtain patents for its products and processes, to preserve its trade secrets and to operate without infringing the patent rights of third parties.

Patent Litigation and Technology Licenses

Summit and VISX, two of Autonomous' competitors, formed a domestic partnership, Pillar Point Partners, in 1992 to pool certain of their respective patents related to corneal sculpting technologies. On October 24, 1996, Autonomous filed suit in the United States District Court for the District of Delaware against Pillar Point Partners, Summit and VISX alleging noninfringement, unenforceability and invalidity of certain of the patents held by Pillar Point Partners. On June 9, 1998, Summit and VISX announced that they had reached agreement on the dissolution of their partnership. As a part of the dissolution of Pillar Point Partners, Summit and VISX granted each other a worldwide, royalty free cross-license whereby each party will have full rights to license all existing patents owned by either company relating to LVC for use with their systems. On September 24, 1998, VISX filed a counterclaim in Autonomous' 1996 suit seeking a declaratory judgment of infringement by Autonomous and preliminary and permanent injunctions. Autonomous believes that after the merger the cross-license with VISX held by Summit pertaining to the VISX patents will render moot the claim that Autonomous infringes on VISX patents for Autonomous' activities after the merger. Autonomous and VISX have agreed to stay the litigation until the earlier of the Summit/Autonomous merger, termination of the merger or May 1, 1999. During this period, Autonomous has agreed not to deliver LADARVision Systems in the U.S. If the merger does not occur, a judgment in favor of VISX could have a material adverse effect on Autonomous' business, financial condition and results of operations.

During 1996, Autonomous licensed patents related to ultraviolet laser ablation of biological material from IBM. In 1997, IBM sold certain intellectual property to Lasersight, Inc., which also makes LVC equipment. Autonomous has been informed by IBM that while the laser ablation patent and certain licenses thereto were included in the sale to Lasersight, Inc., the Autonomous license is still owned by IBM. Under the terms of the license with IBM, Autonomous has an automatic right of renewal for another four year term upon expiration in 2000, subject to a fixed limit increase in the royalty rates thereafter. Upon expiration of the second term, the applicable patent will have expired.

Autonomous may need to negotiate licenses for additional patents in order to sell, lease or use the LADARVision System in certain markets. There can be no assurance that Autonomous will be successful in securing licenses for these patents or, if Autonomous does obtain licenses for these patents, that such licenses will be on terms acceptable to Autonomous. An inability to license these patents might have a material adverse effect on Autonomous' business, financial condition and results of operations.

Government Regulation

Food and Drug Administration. Before medical devices can be marketed and sold in the United States they must be subjected to rigorous pre-clinical and clinical testing to satisfy regulatory requirements imposed by the FDA and, to a lesser extent, by certain state regulatory authorities.

Medical devices are classified by the FDA as Class I, Class II or Class III based upon the extent of regulatory review necessary to reasonably ensure their safety and effectiveness. Class III devices are subject to the most stringent regulatory review and cannot be marketed for commercial sale in the United States until the FDA grants a PMA for the device. Autonomous' LADARVision System, which received PMA approval in November 1998, is such a Class III device.

The process of obtaining approval of a PMA application is lengthy, expensive and uncertain. It requires the submission of extensive clinical data and supporting information to the FDA. Human clinical studies may be conducted only under an FDA-approved IDE (Investigational Device Exemption) and must be conducted in accordance with FDA regulations. In addition to the results of clinical trials, the PMA application includes other information relevant to the safety and efficacy of the device, a description of the facilities and controls used in the manufacturing of the device, and proposed labeling. After the FDA accepts a PMA application for filing and reviews the application, a public meeting may be held before an FDA advisory panel comprised of experts in the field. After the PMA is reviewed and discussed, the panel issues a favorable ("approvable") or unfavorable ("not approvable") recommendation to the FDA and may recommend conditions. Although the FDA is not bound by the panel's recommendations, it historically has given them significant weight. Products manufactured and distributed by Autonomous pursuant to a PMA will be subject to extensive, ongoing regulation by the FDA.

The FDA enabling legislation, the Food, Drug and Cosmetic Act, also requires Autonomous to manufacture its products in accordance with its QSR quality system regulations. Autonomous' facilities will be subject to periodic, surprise inspections by the FDA. These regulations impose certain procedural and documentation requirements upon Autonomous with respect to manufacturing and quality assurance activities. Additionally, product and procedure labeling and all forms of promotional activities are subject to examination by the FDA, and current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. Noncompliance with these requirements may result in warning letters, fines, injunctions, recall or seizure of products, suspension of manufacturing, denial or withdrawal of PMAs and criminal prosecution.

Autonomous also is regulated by the FDA's Center for Devices and Radiological Health under the United States Radiation Control for Health and Safety Act, which requires any laser product to comply with certain performance standards and manufacturers to certify in product labeling and in reports to the FDA that their products comply with all such standards. The law also requires laser manufacturers to file new product and annual reports, maintain manufacturing, testing and sales records, and report product defects. Various warning labels must be affixed and certain protective devices must be installed in order to be in compliance. Autonomous believes it is in compliance with these reporting and operating requirements.

In 1997, Autonomous submitted its PMA application for its initial indications of myopia and astigmatism. On February 13, 1998, the FDA's Ophthalmic Devices Panel reviewed the application and unanimously recommended that the FDA grant the PMA approval for myopia up to -8 diopters and astigmatism up to -4 diopters. Subsequently, upon submission of additional data, the FDA indicated that Autonomous' initial approval would be to -10 diopters of myopia. On November 2, 1998, the FDA approved Autonomous' PMA for the use of the LADARVision System in the treatment of mild to moderate levels of myopia (-1 to -10 diopters) with or without astigmatism (up to -4 diopters).

Autonomous' principal business facilities are located in Florida. The Department of Health's Office of Radiation Control monitors reporting and record keeping requirements applicable to Autonomous.

Autonomous believes that some foreign jurisdictions in which it anticipates marketing the LADARVision System may impose restrictions on the marketing and sale of medical laser devices and may require certain filings and other information and procedures before a product can be sold to the public. The member countries of the European Community have implemented regulations requiring that medical products receive certifications necessary to affix the CE mark to the device by June 14, 1998. The CE mark has gained acceptance as an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. Certification under the ISO 9000 series of standards for quality assurance and manufacturing processes is one pre-requisite for obtaining the CE mark requirements. Autonomous has received ISO 9001 certification and plans to apply for the CE mark within the next nine months.

In November, 1998, Autonomous received a Medical Device License from the Canadian Therapeutic Products Directorate for its LADARVision System. The Autonomous license application was for mild to moderate myopia (-1 to -10 diopters) and astigmatism (up to -6 diopters) as a Class III device.

Other Regulation. Sales, both domestic and international, manufacturing and product development of the LADARVision System also may be subject to federal regulations pertaining to exports, environmental matters and worker protection. In addition, state and/or local health and safety regulations may require that Autonomous obtain various permits.

Changes in existing regulatory requirements or adoption of new requirements could have a material adverse effect on Autonomous' business, financial condition and results of operations. There can be no assurance that Autonomous will not be required to incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect on Autonomous' business, financial condition or results of operations.

Product Liability and Insurance

Autonomous' business involves the risk of product liability claims. Autonomous has not experienced any product liability claims to date. Autonomous maintains a "claims made" product liability insurance policy with coverage limits of $5 million per occurrence and $5 million in the aggregate. The inability of Autonomous to maintain adequate insurance coverage at any time or product liability or other claims in excess of Autonomous' insurance coverage could have a material adverse effect on Autonomous' business, financial condition and results of operations. Additionally, Autonomous has in the past and may in the future agree to indemnify certain medical institutions and their personnel who participate in Autonomous' clinical studies.

Employees

As of February 28, 1999, Autonomous had 88 full-time employees. Additionally, from time to time Autonomous has retained the services of contract employees or consultants. Autonomous expects that it will require additional staffing during the remainder of 1999 in the areas of sales and marketing, customer support and production functions. No employees are covered by collective bargaining agreements and Autonomous believes that it maintains good relations with its employees.

Legal Proceedings

Autonomous is involved in litigation relating to certain patents held by VISX. Autonomous believes that after the merger the cross license with VISX held by Summit pertaining to VISX patents relating to laser ablation of corneal tissue will render moot the claim of VISX that Autonomous infringes on VISX patents for Autonomous' activities after the merger. For a complete description of the litigation pending with VISX, see "--Patent Litigation and Technology Licenses."

Description of Properties

Autonomous leases approximately 30,300 square feet of office/manufacturing/warehouse space in Orlando, Florida at an annual cost of approximately $415,000, including operating costs. The primary office and manufacturing facility consists of approximately 25,250 square feet and is covered by a lease that expires in 2007. The separate ancillary warehouse lease consists of approximately 5,050 square feet and is covered by a lease that expires in 2000, with renewal opportunities. Autonomous believes these facilities are adequate to accomplish Autonomous' business objectives through 1999.

           Autonomous Selected Historical Consolidated Financial Data

  The following table summarizes certain selected consolidated financial data, which should be read in conjunction with Autonomous' Management's Discussion and Analysis of Financial Condition and Results of Operations below. The selected consolidated financial data as of December 31, and March 31, 1995, and for each year in the two year period ended December 31, 1995, are derived from audited financial statements filed previously with the Securities and Exchange Commission. There were no cash dividends declared during any of the periods presented below.

                                                                                                 Cumulative
                                                                    Nine Months                from Inception
                           Year Ended    Year Ended    Year Ended      Ended      Year Ended   (July 23, 1985)
                          December 31,  December 31,  December 31,  December 31,   March 31,   to December 31,
                              1998          1997          1996          1995         1995           1998
                          ------------  ------------  ------------  ------------  -----------  ---------------
REVENUES:
LADARVision Systems and
 Services...............  $    221,955  $     37,065  $       --    $       --    $       --    $    259,020
Research grants.........                         --           --            --            --       3,450,517
OPERATING EXPENSES:
Costs of revenues--
 LADARVision Systems and
  Services..............       395,130       105,892          --            --            --         501,022
 Costs of revenues from
  research grants.......           --            --           --            --            --       3,465,596
Clinical trials and
 compliance.............     2,666,914     2,980,317    1,715,412       602,847       569,389      8,537,108
Unabsorbed production
 costs..................     2,997,672       758,801          --            --            --       3,756,473
Research and
 development............     3,775,159     2,954,559    3,521,381     1,698,056     1,608,032     14,083,474
Selling and marketing...     2,669,257     1,493,069    1,190,898       478,439        40,349      6,124,259
General and
 administrative.........     2,846,404     2,328,222    1,852,351       974,738       562,042      9,201,275
Other expenses..........     1,660,453     1,596,671    1,283,874       375,000           --       4,915,998
                          ------------  ------------  -----------   -----------   -----------   ------------
OPERATING LOSS             (16,789,034)  (12,180,466)  (9,563,916)   (4,129,080)   (2,779,812)  (46,8875,668)
Interest income
 (expense), net.........       146,281       541,111      555,872        30,035        84,463      1,329,640
Provision for income
 taxes..................           --            --           --            --            --           4,772
                          ------------  ------------  -----------   -----------   -----------   ------------
NET LOSS................   (16,642,753)  (11,639,355)  (9,008,044)   (4,099,045)   (2,695,349)   (45,546,028)
Deemed dividend for
 Series I preferred
 stock conversion
 discount...............       831,602           --           --            --            --         831,602
                          ------------  ------------  -----------   -----------   -----------   ------------
Net loss applicable to
 common stockholders....  $(17,474,355) $(11,639,355) $(9,008,044)  $(4,099,045)  $(2,695,349)  $(46,382,402)
                          ============  ============  ===========   ===========   ===========   ============
LOSS PER SHARE:
Basic net loss per
 share..................  $      (1.59) $      (1.43) $     (2.36)  $     (3.37)  $     (2.40)
                          ============  ============  ===========   ===========   ===========
Shares used in computing
 basic net loss per
 share..................    11,009,272     8,151,395    3,812,039     1,217,509     1,125,000
                          ============  ============  ===========   ===========   ===========
                                             December 31,                          March 31,
                          ------------------------------------------------------  -----------
                              1998          1997          1996          1995         1995
                          ------------  ------------  ------------  ------------  -----------
BALANCE SHEET DATA:
Cash and investments....  $    544,666  $  7,301,072  $12,405,790   $   492,326   $   975,428
Total assets............     7,918,582    12,416,149   14,144,249       799,493     1,252,317
Long-term obligations...       164,993     1,760,007    1,097,133     2,802,832     2,405,000
Stockholders' equity
 (deficit)..............     2,796,076     8,979,812   11,583,648    (3,564,616)   (1,304,568)

                AUTONOMOUS MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Autonomous was incorporated in 1985 and since 1993 has been engaged in the design and development of the next generation of excimer laser instruments for LVC. The field of LVC consists primarily of treatments aimed at reducing or eliminating a person's dependence on eyeglasses or contact lenses. Autonomous is still in the development stage and only recently introduced a commercial product for sale in certain foreign markets. Autonomous' PMA application in the United States was reviewed and recommended for approval by the Ophthalmic Devices Panel of the FDA in February 1998. In November 1998, the FDA approved Autonomous' PMA for the use of the LADARVision System in the treatment of mild to moderate levels of myopia (-1 to -10 diopters) with or without astigmatism (up to -4 diopters).

Autonomous has entered into an agreement with Summit Technology, Inc. to merge with or into a wholly-owned subsidiary of Summit, subject to the approval of the merger transaction by the shareholders of both Autonomous and Summit.

Years Ended December 31, 1998 and 1997

Results of Operations

Revenues. Autonomous had revenues of $221,955 and $37,065 for the years ended December 31, 1998 and 1997, respectively. This increase of approximately six-fold represented the procedure fee revenues from the placement of two additional LADARVision systems (compared to one at December 31, 1997) for part of the 1998 fiscal year. These revenues are not deemed to be material and Autonomous is still reporting under Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." Autonomous did not actively launch commercial marketing of its LADARVision System in 1998. If the proposed acquisition of Autonomous by Summit is completed, however, Autonomous expects that it will be able to initiate its commercial launch of the LADARVision System in the United States, partly because Autonomous will be covered by a cross-license to certain intellectual property that will permit such marketing activities without contention from VISX, Inc. The larger scale launch of marketing activities outside the United States is dependent on a number of factors, including the receipt of the CE Mark for European placements of the LADARVision System.

Operating Expenses

Cost of Revenues

Cost of revenues from LADARVision Systems was $395,130 and $105,892 in the years ended December 31, 1998 and 1997, respectively. These costs of revenues include depreciation, local country import taxes, shipping, installation and training costs and certain royalty accruals. The increase in cost of revenues of nearly four-fold was less than the six-fold rate of increase in revenues from the systems these costs represent.

Clinical trials and compliance expenses

Clinical trials expenses were $2,666,914 and $2,980,317 in the years ended December 31, 1998 and 1997, respectively. This decrease of 11% is attributable to the conclusion of the initial myopia and astigmatism clinical surgeries in mid-1997. Conclusion of the initial field protocol greatly reduced costs related to clinic and data monitoring visits. This decrease was not fully offset by commencement of hyperopia and LASIK trials during 1998, which require fewer patients than the initial study. Additionally, the CustomCornea clinical trials did not commence as anticipated in 1998. Autonomous' clinical trials expenses are expected to resume their increase as Autonomous concludes its hyperopia and LASIK trials in 1999, supports commercial launch with clinical training, expands its work toward other clinical indications such as higher levels of myopia and astigmatism and begins its CustomCornea trials. The cost of the compliance organization grouped here increased in 1998 due to its ISO9001 certification and preparations to operate in accordance with those guidelines.

Unabsorbed production start-up costs

Unabsorbed production start-up costs increased 295% from $758,801 to $2,997,672 in the years ended December 31, 1997 and 1998, respectively. Until the third quarter of 1997, when Autonomous first began foreign commercial activity, the cost of the production organization was charged to research and development. Subsequently, the production organization expenses not absorbed by limited production were presented in Other Expenses. As the size and cost of the production organization has grown in 1998 in anticipation of commercial levels of activity, these costs have been presented separately and have been reclassified for presentation purposes in 1997. Autonomous expects to present the unabsorbed labor and overhead costs of the production organization in this fashion in 1999 until such time as Autonomous reaches a continuous production state. If the proposed acquisition of Autonomous is completed, Autonomous expects to be able to establish continuous production to within several months.

Research and development expenses

Research and development expenses were $3,775,159 and $2,954,559 in the years ended December 31, 1998 and 1997, respectively. This increase of 28% was caused primarily by increased staffing in this area, including the addition of a Vice President of Product Development to oversee the engineering aspects of the organization. Autonomous incurred additional increases in development work on the next set of product improvements to the LADARVision System (our so-called "second generation" product), many of which were suggested by physicians in feedback from the clinical trial usage. Research and development expenses are expected to continue to increase moderately as the organization progresses through the design processes described above and prepares the CustomCornea device for clinical trial and subsequent commercial readiness.

Selling and marketing expenses

Selling and marketing expenses were $2,669,257 and $1,493,069 in the years ended December 31, 1998 and 1997, respectively. This increase of 79% was largely incurred as a result of Autonomous' preparation for a mid-year commercial launch that was then delayed by the receipt of the PMA late in the year and by the proposed acquisition of Autonomous by Summit, which will afford Autonomous the opportunity to enter the U.S. market unfettered by intellectual property claims and litigation from VISX. These commercial launch preparation costs included the addition of two senior regional sales persons and agency fees plus advertising and promotional material. The latter included costs of a change in the Autonomous logo. Additionally, there was a severance accrual made in 1998 for the departure of Autonomous' former Vice President of Sales and Marketing that added to 1998 costs as compared to 1997. While staffing increases were modest in 1998, Autonomous expects these increases to expand in 1999 upon Autonomous' U.S. commercial launch in the Spring of 1999. The CIBA in-kind services agreement expired in May 1998 and all future costs of selling and marketing are expected to be borne by Autonomous on an expenditure basis.

General and administrative expenses

General and administrative expenses were $2,846,404 and $2,328,222 in the years ended December 31, 1998 and 1997, respectively. Approximately half of this increase of 22% was due to a severance accrual for Autonomous' former President and Chief Operating Officer, who left Autonomous in October. The balance, or approximately an 11% increase, was due to increased staffing, including the addition of a human resources manager, and various miscellaneous operating costs such as office equipment and supplies which increased as Autonomous' total headcount increased. As Autonomous' scope of operations increases in 1999, general and administrative expenses are expected to increase proportionally, including in the area of staffing for cost accounting and billings/collections.

Other expenses

Other expenses were $1,660,453 and $1,596,671 for the years ended December 31, 1998 and 1997, respectively. This increase of 4% was primarily due to costs incurred in connection with the proposed acquisition of Autonomous by Summit due to the planned merger with Summit offset by decreases in litigation expense. There are three components of this expense category:

 . An accrual which is being made for the remaining 171,713 shares that may be issued to CIBA Vision in May 1999 under the terms of the SAA. For both of 1998 and 1997, this accrual amounted to $600,000. If the proposed acquisition of Autonomous by Summit is completed before May 1999, Autonomous will issue these shares immediately prior to the closing of the proposed transaction and the accrual will be completed.

 . Autonomous incurred legal expenses of approximately $501,000 and $956,000 in 1998 and 1997, respectively, relating to its pursuit of legal actions involving alleged infringement, unenforceability, and invalidity of certain LVC patents held in various jurisdictions by other participants in the LVC industry. These expenses were reduced in 1998 because the action was dormant until VISX counterclaimed against Autonomous in September 1998. Should the proposed merger transaction be consummated as expected, Autonomous anticipates that this particular legal action will become moot. Legal expenses would therefore be reduced in 1999.

 . In 1998, Autonomous incurred approximately $338,000 of expenses related to the proposed merger with or into a wholly-owned subsidiary of Summit. These were primarily fees that became due and were paid to Autonomous' investment banker in conjunction with various milestones in the proposed merger negotiation process. Should the merger occur, other Autonomous costs approximating $1.5 million would become due and payable in connection with the merger.

Interest Income (Expense), Net. Interest income (expense), net was $146,281 and $541,111 for the years ended December 31, 1998 and 1997, respectively. This decrease of 73% was due to the fact that Autonomous' average earning balances in cash and investments, as computed on monthly ending amounts, were approximately $2,600,000 in 1998 and $10,400,000 in 1997. As in 1998, in an independent company scenario, interest income in 1999 will be almost solely a function of the timing and size of Autonomous' equity and debt financings during the year. Interest expense in both periods was immaterial.

Net Loss. The net effect of the foregoing revenue and expense items was Autonomous' net loss of $16,642,753 and $11,639,355 in the years ended December 31, 1998 and 1997, respectively. Autonomous' net loss for 1999 is dependent in large part on the timing and scope of the planned U.S. market launch of the LADARVision System. In turn, the U.S. market launch is dependent on the timing of the planned merger with Summit. Autonomous' procedure fee pricing plan will lengthen the time needed for Autonomous to earn a return on its investment in LADARVision Systems, thereby delaying profitability.

Liquidity and Capital Resources

Historical Comments about sources and uses of Capital Resources. The following table shows the summary sources and uses of Autonomous' funds for the six fiscal years ended December 31, 1998 (comprising 69 months of operations). These six fiscal years represent a substantial majority of Autonomous' operating history to date, including all of the time Autonomous has been focused on the LVC market.

   Sources of Cash:
     Preferred and common stock sales, net of expenses............. $20,201,000
     CIBA equity and debt investments, net.........................   4,943,000
     Proceeds from short-term borrowings (Summit)..................   3,000,000
     Initial public offering, net..................................  17,893,000
                                                                    -----------
       Total sources of cash.......................................  46,037,000
                                                                    -----------
   Uses of cash:
     Operations....................................................  41,851,000
     Capital expenditures..........................................   3,412,000
     Debt repayment and other......................................     616,000
                                                                    -----------
       Total uses of cash..........................................  45,879,000
                                                                    -----------
   Net increase in cash balances................................... $   158,000
                                                                    ===========

The cash expenditure for operations of almost $42 million dollars in the last six fiscal years has been used to develop the LADARVision System and its enabling technologies as applied to LVC, to fund clinical investigation, to build infrastructure and systems, to build production capacity and to commence early sales and marketing efforts. As Autonomous continues to conduct clinical investigations aimed at adding additional indications to the expected FDA PMA approval, more fully develop a sales and marketing capability, and increase commercial production of the LADARVision System, Autonomous expects that additional losses will require substantial funding by equity or debt placements, or both, in the absence of the proposed merger transaction.

Early 1999 status of Liquidity and Capital Resources. Autonomous' cash and investment resources were $544,666 and $7,301,072 at December 31, 1998 and 1997, respectively. On January 15, 1999,

Autonomous closed on the exercise of an option with respect to its Series I convertible preferred stock and received gross proceeds of $4 million. Autonomous used the proceeds to repay the outstanding balance of $3 million, plus interest, to Summit under the line of credit attendant to the planned merger (see below) and to pay the expenses relating to this option closing. Subsequently, Autonomous re-borrowed $3 million under the line of credit from Summit and expects such amount will remain outstanding until completion of the proposed transaction with Summit. Additionally, Autonomous received proceeds of approximately $1,600,000 from the exercise of various warrants which were issued in connection with its Series D financing in 1996. The outstanding line of credit balance of $3 million and the proceeds from the warrant exercises are expected to be sufficient to fund operations to the end of April 1999. While the proposed transaction is pending, Autonomous is effectively unable to raise capital. If the proposed transaction is not completed in a timely manner, Autonomous may exhaust its capital resources and be unable to continue operations. This would occur on or about May 1, 1999 assuming that Autonomous continues to fully prepare for a commercial introduction of the LADARVision System in the United States.

Line of Credit with Summit. In connection with the merger agreement, Summit agreed to lend up to $8 million to Autonomous on a revolving credit basis. Under the revolving line of credit, Autonomous may not draw more than $1.5 million per month and will be charged interest on such draws at a rate of 5.25% per annum. One half of the amount borrowed by Autonomous as of the closing date of the proposed acquisition will reduce the amount of aggregate cash consideration in the merger. In the event the proposed acquisition is not completed through no fault of Autonomous, the amounts drawn on the revolving credit facility are due and payable 180 days from the date of the termination of the merger agreement. If this line of credit must be repaid by Autonomous, Autonomous must raise sufficient capital to repay the line of credit as well as to continue operations. Autonomous may not be able to raise sufficient capital to either reduce the note payable or to stay in operation.

Year 2000 Computer Issues

The Year 2000 issue relates to the method used by computer systems and software for displaying dates using two digits to represent a four-digit year. Such computer systems and software may recognize a year represented by "00" as 1900 instead of 2000. This could result in unexpected behavior in the affected systems or software. These systems and software will need to be able to accept four-digit entries to distinguish years beginning with 2000 from prior years. As a result, systems that do not accept four-digit year entries will need to be upgraded or replaced to comply with such "Year 2000" requirements.

In early 1998, Autonomous' accounting and manufacturing requirements planning ("MRP") software vendor produced a Year 2000-specific update, which Autonomous installed at that time. There was no cost of this upgrade to Autonomous as such maintenance updates are included in the annual maintenance fee paid to the vendor. As a result of this upgrade, Autonomous believes that its accounting and MRP programs are fully Year 2000 compliant. Autonomous is the sole author of the system application software in its LADARVision System. All versions of that software have always been Year-2000 compliant, including the current 32-bit version that Autonomous will deliver in commercial systems in the near future. Autonomous believes that it will not incur any further material direct costs in hardware or software upgrades from third party vendor software used internally in its business operations.

Autonomous is currently in the process of vendor certification for Year 2000 compliance. Autonomous is requiring a written statement from its key vendors that such vendors systems are Year 2000 compliant as well as requiring a description of the testing methods used by the vendor. At this time, Autonomous has received such written statements from two of the four vendors it considers its key vendors. The written statements Autonomous has received represent to its satisfaction that these two vendors are currently Year 2000 compliant. Autonomous anticipates that it will receive written statements from the other two key vendors by the end of June 1999. Autonomous' production plan has the system parts and/or sub-systems to be made by these key vendors in relatively low volumes (measured in hundreds of items) and in a highly customized fashion. Therefore, Autonomous does not believe that the manufacture of such parts or sub-systems are automated such as to be wholly or even partially dependent on embedded manufacturing systems at the vendors that may not be compliant.

Nevertheless, the greatest potential risk from Year 2000 issues relates to a key vendor whose systems are not Year 2000 compliant and who may be unable to meet delivery requirements for parts or components until they correct their Year 2000 problem. Until Autonomous receives written statements from the other two key vendors, it will not have reached maximum levels of assurance that there will be no effect, if any, of possible non-Year 2000 compliance by these vendors on Autonomous' business, results of operations, liquidity and financial condition.

Autonomous does not currently have any U.S. commercial customers of its LADARVision System and thus does not anticipate surveying potential customers for Year 2000 compliance. Autonomous commercial customers will be service providers and not manufacturing businesses. Because they provide medical services, it is not expected that their operations will be unable to function as a result of Year 2000 problems.

Autonomous has not completed a contingency plan for dealing with the most reasonably likely worst case scenario which, in Autonomous' judgement, would occur if one of its four key vendors is unable to deliver its parts or sub-systems to Autonomous on a timely basis). Autonomous currently plans to complete such analysis and contingency planning by June 30, 1999.

Years Ended December 31, 1997 and 1996

Results of Operations

Revenues from Research Grants. Autonomous had no material revenues in the three fiscal years ended December 31, 1997. Autonomous made commercial placements of LADARVision Systems in late 1997, one of which began to generate limited procedure fee revenues before year-end. Previous revenues generated by Autonomous during the period from inception to the year ended March 31, 1994 were from research work conducted for the United States Department of Defense, NASA and under Small Business Innovation Research grants that totaled approximately $3.5 million in the nine years ended March 31, 1994. Autonomous concluded its research grant activity in 1994 in order to pursue commercialization of the LADARVision System for its own account in the ophthalmology market.

Operating Expenses

Cost of Revenues

Cost of revenues from LADARVision Systems placed in 1997 included local country import taxes, shipping, installation and training costs, and certain royalty accruals. Autonomous incurred no costs of revenues from research work in the three fiscal years ended December 31, 1997. Costs of revenues during the period from inception to the nine years ended March 31, 1994, which offset the revenues from research grants, totaled $3.5 million.

Clinical trials and compliance expenses

Clinical trials expenses were $2,980,317 and $1,715,412 in the years ended December 31, 1997 and 1996, respectively. This increase of 74% was attributable to an increase in the clinical staff and number of patient surgeries performed in the first half of 1997 during the closing phases of Autonomous' initial Phase III trials. Autonomous' clinical trials expenses are expected to continue to increase as it expands its work toward other clinical indications and begins its CustomCornea clinical trials in 1999. The compliance organization grouped here will also increase in 1998 as the full impact of operating under FDA QSR and ISO 9001 regulations is felt.

Unabsorbed production start-up costs

Unabsorbed production start-up costs of $758,801 for the year ended December 31, 1997 were re-classified from other expenses due to such production costs not being fully absorbed by limited production beginning in the third quarter of 1997. Such costs will continue into 1999 until such time as Autonomous has reached a continuous production state.

Research and development expenses

Research and development expenses were $2,954,559 and $3,521,381 in the years ended December 31, 1997 and 1996, respectively. This decrease of 16% was caused primarily by the re- allocation of resources as Autonomous began limited manufacturing commercial systems for foreign placement. Three commercial systems were produced and placed between mid-1997 and March 1998. The underlying cost of the research and development organization continued to increase as Autonomous required new investment in its CustomCornea research program. Autonomous also added to its engineering staff to handle the increased need for product and process drawing and documentation for Autonomous' first and second generation LADARVision Systems. Going forward, the cost of R&D will reflect actual research and engineering costs because production expenses will be charged to the product or to other operating expenses. Such "true" R&D costs are expected to increase moderately.

Selling and marketing expenses

Selling and marketing expenses were $1,493,069 and $1,190,898 in the years ended December 31, 1997 and 1996, respectively. This increase of 25% was largely incurred in the latter months of 1997 as Autonomous began increasing staffing and travel activities to secure contracts for the initial foreign placements of the LADARVision System. Selling and marketing expenses are expected to more than double in 1998 as Autonomous increases staff and activities to address the U.S. market in anticipation of receiving its initial PMA from the FDA on the LADARVision System. CIBA Vision in-kind services reached $471,000 for 1997, meaning just over $1,000,000 of such expenses were cash or accrual outlays by Autonomous. The CIBA Vision in-kind services agreement will expire in mid-1998 and the equivalent of those costs will be borne by Autonomous on an expenditure basis.

General and administrative expenses

General and administrative expenses were $2,328,222 and $1,852,351 in the years ended December 31, 1997 and 1996, respectively. This increase of 26% was due largely to increased costs in human resources as personnel and programs were expanded to manage the increased levels of recruiting and headcount; to the costs of the move into a new office and plant facility in May 1997; and to increased non-allocated operating costs of the new facility. Increases in general and administrative costs in 1998, if any, are expected to be modest.

Other expenses

Other expenses were $1,596,671 and $1,283,874 for the years ended December 31, 1997 and 1996, respectively. This increase of 24% was due to legal expenses increasing in 1997 as a result of its first quarter settlement of the VISX litigation and pursuit of claims against Pillar Point Partners. In 1996, such litigation costs were incurred primarily in the second half of the year versus the full year for 1997. Autonomous will continue to incur litigation costs in 1998 as it pursues its position of non-infringement with regard to the LADARVision System versus the Pillar Point Partners patent portfolio. The legal expenses will be unpredictable as to their timing due to various phases through which the trials may proceed. Additionally, should new litigation arise from Autonomous' entry into the U.S. market, such additional costs could be significant and will be charged here.

Interest Income (Expense), Net. Interest income (expense), net was $541,111 and $555,872 for the years ended December 31, 1997 and 1996, respectively. This decrease of 3%, or nearly level with the prior year, was due to the fact that available interest rates declined on the short-term investments that Autonomous utilizes for interest income. Average earning balances in cash and investments, as computed on monthly ending amounts, were approximately equal in 1997 ($10,400,000) and 1996 ($10,300,000). Additionally, Autonomous' interest expense, netted into these amounts, increased by approximately $15,000 for the year as Autonomous financed its cubicle furniture for its new facility with capital leases. 1998 interest income will be almost solely a function of the timing and size of Autonomous' equity and debt financings during the year.

Net Loss. The net effect of the foregoing revenue and expense items was Autonomous' net loss of $11,639,355 and $9,008,044 in the years ended December 31, 1997 and 1996, respectively. Autonomous' procedure fee pricing plan will lengthen the time for Autonomous to earn a return on its investment in LADARVision Systems thereby potentially delaying profitability.

                    MARKET PRICE FOR AUTONOMOUS COMMON STOCK

Autonomous common stock is traded on Nasdaq under the symbol "ATCI."

As of the record date, there were 13,391,817 shares of Autonomous common stock outstanding and approximately 170 stockholders of record. This does not reflect the number of persons or entities who hold Autonomous common stock in nominee or street name through various brokerage firms.

The information regarding Autonomous common stock in the following table is based upon the high and low closing prices reported on the Nasdaq National Market. Autonomous common stock began trading on the Nasdaq National Market on May 1, 1996 and previously was not traded on any exchange or market.

                                                                   High   Low
                                                                  ------ ------
1996
  Second Quarter (May 1 to June 30).............................. $8.875 $5.750
  Third Quarter.................................................. $6.125 $3.500
  Fourth Quarter................................................. $4.750 $3.375
1997
  First Quarter.................................................. $6.500 $4.000
  Second Quarter................................................. $5.375 $3.375
  Third Quarter.................................................. $5.500 $3.250
  Fourth Quarter................................................. $7.125 $5.000
1998
  First Quarter.................................................. $7.875 $4.875
  Second Quarter................................................. $7.375 $3.688
  Third Quarter.................................................. $5.875 $3.125
  Fourth Quarter................................................. $6.125 $3.625
1999
  First Quarter (January 1 to March 23).......................... $7.000 $5.250

No dividends have been declared or paid in respect of the common stock. Autonomous intends to retain current cash and future earnings to fund the development and growth of its business and, therefore, does not anticipate paying cash dividends within the foreseeable future. Any payment of dividends will be determined by the Autonomous board of directors and will depend on Autonomous' financial condition, results of operations and other factors deemed relevant by the board of directors.

On October 1, 1998, the last trading day before the public announcement of the merger, the closing price of Autonomous common stock was $4.125. On March 23, 1999, the last trading day before the printing of this joint proxy statement/prospectus, the closing price was $6.625.

                   AUTONOMOUS SECURITY OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as best known to Autonomous regarding the beneficial ownership of Autonomous's common stock as of March 19, 1999, unless otherwise indicated, by (1) each person known to Autonomous to own more than 5% of the issued and outstanding common stock, (2) each of Autonomous' directors, (3) each of the Named Executive Officers for the fiscal year ended December 31, 1998, and (4) all directors and executive officers as a group.

                                                      Shares of   Approximate
                                                     Common Stock   Percent
                                                     Beneficially Beneficially
Beneficial Owner                                       Owned(1)      Owned
----------------                                     ------------ ------------
CIBA Vision Corporation (2)
   11460 Johns Creek Parkway
   Duluth, GA 30136.................................  1,867,084      13.58%
Timothy Barabe (2)..................................  1,867,084      13.58%
OZ Management, Inc. (3)
  153 East 53rd Street, 43rd Floor
  New York, New York 10022..........................  1,129,472       8.21%
DSAM, LLC (4)
  18 W. Haviland Lane, 3rd Floor
  Stamford, CT 06903................................    708,455       5.15%
Randy W. Frey (5)...................................    677,250       4.93%
G. Arthur Herbert (6)...............................     72,150          *
Monty K. Allen (7)..................................     48,566          *
George H. Pettit (8)................................     45,000          *
Stanley Ruffett (9).................................     38,850          *
Richard H. Keates, MD (10)..........................     28,950          *
Charline Gauthier (11)..............................     26,349          *
Bruce A. Hays (12)..................................      9,000          *
Whitney A. McFarlin (13)............................      7,000          *
All Directors and Executive Officers as a Group (14
 persons) (14)......................................  2,884,699      20.98%

--------
* Represents beneficial ownership of less than one percent of the outstanding Autonomous common stock.
(1) The persons and entities in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(2) The 1,867,084 shares are owned by CIBA Vision Corporation, a wholly owned subsidiary of Novartis, A.G. of Basel Switzerland engaged in the business of vision care products and services. The number of shares beneficially owned includes 171,713 shares that will be issued immediately prior to the merger in satisfaction of an obligation that would be due on May 15, 1999, to CIBA Vision under the terms of the 1995 Strategic Alliance Agreement. Mr. Barabe is an officer of CIBA Vision and serves on Autonomous's board of directors as the designee of CIBA Vision. Mr. Barabe disclaims beneficial ownership of the Autonomous securities owned by CIBA Vision. Mr. Barabe has been granted non-qualified stock options for 7,000 shares which are exercisable within 60 days, but which are not shown in the table due to their transfer to his children. Mr. Barabe disclaims beneficial ownership of these transferred options.
(3) As reported by OZ Management, LLC, on a Schedule 13-G dated February 12, 1999. Includes common shares that may be issuable at the date of filing of the 13-G by converting shares of Autonomous' Series I Convertible Preferred Stock into Autonomous' common stock in accordance with the schedule of conversions under the terms of the Convertible Preferred Stock Purchase Agreement and all related documents. Includes 300,000 shares that are issuable upon the exercise of a stock purchase warrant, which will be exchanged at the merger closing for 100,000 shares of common stock.

(4) As reported by DiSilvestri Asset Management, LLC, on Schedule 13-G dated February 19, 1999.
(5) Includes incentive options to acquire 12,000 shares which are exercisable within 60 days. Excludes options to acquire 48,000 shares which are not exercisable within 60 days. Excludes 975 shares of common stock held by Mr. Frey's mother, for which he disclaims any beneficial ownership.
(6) Includes non-qualified options to acquire 9,000 shares which are exercisable within 60 days.
(7) Includes incentive and non-qualified options to acquire 17,000 shares which are exercisable within 60 days. Excludes incentive and non-qualified options to acquire 85,000 shares which are not exercisable within 60 days.
(8) Includes incentive and non-qualified options to acquire 45,000 shares which are exercisable within 60 days. Excludes incentive and non-qualified options to acquire 76,000 shares which are not exercisable within 60 days.
(9) Includes non-qualified options to acquire 9,000 shares which are exercisable within 60 days.
(10) Dr. Keates has been granted non-qualified stock options for 9,000 shares which are exercisable within 60 days, but which are not shown in the table due to their transfer to his children. Dr. Keates disclaims beneficial ownership of these transferred options.
(11) Includes incentive options to acquire 15,000 shares which are exercisable within 60 days. Excludes incentive options to acquire 94,000 shares which are not exercisable within 60 days.
(12) Includes incentive options to acquire 9,000 shares which are exercisable within 60 days. Excludes incentive stock options to acquire 57,000 shares which are not exercisable within 60 days.
(13) Includes non-qualified options to acquire 7,000 shares which are exercisable within 60 days.
(14) Includes options to acquire 186,000 shares which are exercisable within 60 days. Excludes options to acquire 581,000 shares which are not exercisable within 60 days.

                      DESCRIPTION OF SUMMIT CAPITAL STOCK

Summit's current authorized capital stock consists of 65,000,000 shares, of which 60,000,000 are designated common stock, with a par value of $0.01 per share, and 5,000,000 shares are designated preferred stock, with a par value of $0.01 per share. This section summarizes the terms of Summit's capital stock. Because this summary does not address all of the details a stockholder may be interested in knowing, all stockholders are encouraged to read Summit's articles of organization and bylaws in their entirety. See "Where You Can Find More Information."

Common Stock

As of the record date, there were 31,153,765 shares of Summit common stock outstanding, held of record by approximately 2,599 stockholders. Summit's common stockholders are entitled to one vote per share, and to a proportionate vote for each fractional share, on all matters submitted to a vote of stockholders. Summit's common stockholders are entitled to receive dividends in cash, stock or otherwise as the board of directors may declare out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of Summit, Summit's common stockholders are entitled to share proportionately in all assets remaining after Summit pays its liabilities and a liquidation preference to any outstanding shares of preferred stock. Summit's common stockholders have no preemptive, subscription, redemption or conversion rights. All of the outstanding shares of Summit are, and the shares that Summit will issue in connection with the merger will be, fully paid and nonassessable. Summit's board of directors may establish and designate one or more series of common stock, in addition to the common stock currently outstanding. The board may fix the relative rights and preferences among different series including, without limitation, the voting rights of each series. The issuance of a new series of common stock or, as described below, preferred stock may adversely affect the rights of Summit's existing common stockholders.

Preferred Stock

Summit's board of directors has the authority to issue 5,000,000 shares of preferred stock in one or more series. Summit has no shares of preferred stock outstanding and has no plans to issue any shares of preferred stock. Within limitations established by law, the board of directors has the authority to fix or alter the following aspects of any series of preferred stock prior to its issuance:

  .  the dividend rights and dividend rates;

  . the rights and terms of redemption, including the redemption price or prices; and

  . the preferences, qualifications, participation rights, conversion rights, voting rights or other rights of the shares.

The voting rights, however, of preferred stock of any series can never exceed either of the following:

  .  one vote per share of such series; or

  . for preferred stock that is convertible into common stock, the number of votes per share as equals the number of shares of common stock, at the time the vote is taken, into which one share of that series of preferred stock may be converted.

In other words, if one share of preferred stock can be converted to four shares of common stock, the holder of this preferred stock would not be entitled to more than four votes--that is, the number of votes corresponding to four shares of common stock. An issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of Summit or of discouraging bids for Summit's common stock at a premium over the market price. It may also adversely affect the market price of, and the voting or other rights of, Summit's common stockholders.

Stockholder Rights Plan

Summit's board of directors adopted a stockholder rights plan on March 29, 1990 and declared a dividend distribution of one right for each share of common stock outstanding on April 10, 1990. This section summarizes the terms of the rights plan. Because this summary does not address all of the details a stockholder may be interested in knowing, all stockholders are encouraged to consult the plan in its entirety. A copy of the plan may be obtained from Summit. See "Where You Can Find More Information."

Distribution and Exercise of Rights

Under the plan, each share of Summit common stock, whether issued before or after adoption of the plan, carries with it a right which permits its holder to purchase one-quarter of a share of Summit common stock at price of $12.50, subject to adjustment as described below. These rights will separate from the underlying common stock and be distributed and holders of Summit common stock can exercise the rights to purchase shares of Summit common stock only if one of the following events occurs:

  . a person or group of persons acquires beneficial ownership of 15% or more of Summit's outstanding common stock; or

  . ten days elapse after the announcement or commencement of a tender or exchange offer by a person or group of persons who have beneficial ownership of 15% or more of Summit's outstanding common stock (other than a tender offer for all of the outstanding common stock which is approved by a majority of the board of directors who are not "interested" in the transaction).

If one of these events occurs, Summit will mail certificates representing the rights to the record holders of its common stock. Notwithstanding, all of the rights beneficially owned by a person or group, or any of their affiliates or associates, that acquires beneficial ownership of 15% or more of Summit's outstanding common stock, will be null and void--that is, they will not be exercisable.

Until one of these events occurs, the rights will transfer with the underlying shares of Summit common stock whenever shares are sold or otherwise transferred. Any shares of Summit common stock issued after the adoption of the plan will contain a notation that the shares incorporate and are subject to the terms of the rights plan.

How to Exercise the Rights

If the rights are distributed, each holder of a right will have 60 days to purchase an amount of Summit common stock having a value of eight times the exercise price of the right for a purchase price equal to four times the exercise price of the right. In other words, if the exercise price of a right was $12.50, and Summit's common stock had a value of $5.00 per share, each right would allow its holder to purchase 20 shares of Summit common stock (which is $12.50 multiplied by eight and divided by $5.00) for a total price of $50.00 (or $2.50 per share).

In addition, holders of rights may purchase common stock of an acquiring company having a value of eight times the exercise price of the right for a purchase price equal to four times the exercise price of the right if all Summit stockholders are not treated alike in one of the following types of transactions:

  . a merger or other business combination in which stockholders immediately before the transaction do not have all of the voting power of the entity that survives the transaction; or

  . a person or group, or their affiliates or associates, whose activities would cause the distribution of the rights, purchase more than 50% of Summit's assets or earning capacity.

Adjustments to Rights--Purchase Price

The Summit board of directors may adjust the purchase price of each right and the number of shares of Summit common stock that will be issued for each right in order offset the impact of any of the following events:

  . a stock split, a dividend paid in stock, a consolidation, combination or reclassification of Summit's common stock or other similar event;

  . a grant to Summit's common stockholders of rights or warrants to purchase common stock at a price that is less than the current market value of the common stock;

  . a grant to Summit's common stockholders of securities that can be converted into common stock at a price that is less than the current market value of the common stock; or

  . a distribution to Summit's common stockholders of evidences of indebtedness, assets, or subscription rights or warrants.

The purpose of any such adjustment is to prevent dilution of the rights and to ensure that the number of shares that may be issued for each right remains relatively the same in relation to the total outstanding common stock of Summit both before and after one of the above events.

Adjustments to Rights--Number

Before the rights are distributed, the Summit board of directors may adjust the number of rights attached to each share as well as the number of shares of Summit common stock issuable in exchange for each right. The board of directors may make such adjustments to prevent the dilution created by an increase or decrease in the number of shares of common stock outstanding as a result of a stock split, a dividend paid in stock or a consolidation or combination of the stock or other similar event.

Expiration of the Rights

The rights will expire at the close of business on March 29, 2000, unless the Summit board of directors redeems them before that time.

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Redemption of the Rights

The Summit board of directors may redeem all of the outstanding rights at a price of $0.001 per right at any time before expiration or distribution of the rights. In addition, after a distribution event, the Summit board of directors may redeem all of the rights at a price of $0.001 per right if all of the following circumstances exist:

  .  there is a merger or other business transaction involving Summit;

  . all holders of Summit common stock are treated the same in the transaction; and

  . the transaction does not involve a person or group of persons, or their affiliates or associates, whose activities cause an event that would trigger the distribution of the rights.

Amendment of Rights Plan

Before distribution of the rights, the Summit board of directors may change any of the terms or provisions of the rights plan. After distribution of the rights, the board may change the terms or provisions of the plan to clarify the plan, to remove an inconsistency or inaccuracy or to shorten or lengthen any period of time in the plan (such as a waiting period or notice period). After a distribution event, the board may not make any changes which impair the interests of holders of the rights.

Effect of the Rights Plan on Takeover Attempts

The rights plan may discourage individuals or entities from attempting a takeover of Summit. The plan permits Summit stockholders to acquire a potentially large number of shares of common stock for a fraction of their market value. If a significant number of stockholders were to do so, it would dilute the percentage of shares of Summit common stock owned by a person or groups of persons attempting a takeover of Summit. For a takeover attempt to be successful, it would likely have to be conditioned on the redemption of the rights or the acquisition of a large number of the rights, which a potential purchaser may be unwilling to do.

The rights should not, however, discourage a tender or exchange offer or interfere with a merger which has the approval of Summit's board of directors. They have no effect on a transaction which has the approval of a majority of the members of the board of directors who are not officers of Summit and who are not part of a group of persons, or associates or affiliates of these persons, whose activities would cause an event that would trigger the distribution of the rights. This is true for several reasons. First, stockholders cannot exercise the rights in a tender or exchange offer which has this approval of the board of directors. Second, the rights will expire automatically if a merger is consummated where stockholders will receive the same type, and at least the same amount, of consideration as they would in transaction that would receive the approval of the board of directors. Third, the board of directors may redeem the rights in a merger where all holders of Summit common stock are treated the same.

Massachusetts Law and Certain Provisions of Summit's Articles of Organization and Bylaws

Anti-Takeover Statute

Summit is governed by Chapter 110F of the Massachusetts General Laws. Chapter 110F restricts a publicly-held Massachusetts corporation from entering into a business combination with an interested

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stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder. An interested stockholder includes any person who, together with his or her affiliates or associates, collectively acquires 5% of more of a corporation's outstanding voting stock. A business combination includes a merger, a sale of stock or assets, and certain other transactions in which an interested stockholder receives a financial benefit. Chapter 110F does not apply where:

  . the interested stockholder obtains the approval of the corporation's board of directors before acquiring 5% of more of the corporation's outstanding voting stock; or

  . the interested stockholder acquires 90% of the corporation's outstanding voting stock (excluding shares held by certain of the corporation's affiliates) at the time he or she first acquires more than 5% of the corporation's outstanding voting stock; or

  . both the corporation's board of directors and its stockholders (other than the interested stockholder) who hold two-thirds of the corporation's voting stock approve the transaction.

Chapter 110F allows Massachusetts corporations to elect not to be governed by its provisions. This election, however, would not be effective for 12 months and would not apply to transactions with any person who became an interested stockholder before the election. Summit has not made this election and, therefore, is subject to the provisions of Chapter 110F.

Control Share Acquisition Statute

Summit is governed by Chapter 110D of the Massachusetts General Laws. Chapter 110D prevents a stockholder who acquires beneficial ownership of an amount of voting stock equal to or greater than one fifth, one third or a majority of a corporation's voting stock from voting his shares without obtaining the approval of a majority of the shares empowered to elect directors. In determining whether such approval has been received, the following shares are excluded:

  . shares owned by the person who is acquiring or proposing to acquire a control share;

  .  shares owned by any officer of Summit; and

  .  shares owned by any employee of Summit who is also a director of Summit.

The statute does not require that the acquiring person complete the purchase before the vote is taken. In addition, Chapter 110D permits a corporation to redeem the control share for its fair value if:

  . the acquiring person does not deliver a control acquisition statement to the corporation; or

  . even if a control share acquisition statement has been delivered to the corporation, the acquiring person fails to obtain approval to vote the control share.

Chapter 110D requires that a corporation authorize such a redemption it in its articles of organization or bylaws. Summit has not done so. Chapter 110D also allows a corporation to elect not to be governed by its provisions by including a term in its articles of organization or bylaws. Summit has not made this election and, therefore, is subject to the provisions of Chapter 110D.

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Classification of the Board of Directors

Chapter 156B, Section 50A, of the Massachusetts General Laws generally requires that publicly-held Massachusetts corporations have a classified board of directors. Section 50A further provides that the board of directors should consist of three classes of directors, of equal size if feasible, and that one class of directors should be elected each year for a term of three years. The statute also requires that publicly-held Massachusetts corporations may only remove a director from office for "cause," which includes any of the following:

  .  a felony conviction;

  .  a declaration of unsound mind; or

  . intentional misconduct or a knowing violation of law that injures Summit in a significant manner, if the director receives an improper and substantial benefit from his or her actions.

The statute also contains the following requirements concerning the election and tenure of directors:

  . vacancies and newly-created directorships may be filled only by a vote of a majority of directors then in office;

  . directors elected to fill a vacancy serve for the remainder of the term of their class;

  . any decrease in the number of directors should not shorten the term of any incumbent director; and

  . only a vote of the board of directors can determine the number of directors.

Summit is subject to Section 50A and has included terms in its articles of organization and bylaws that comply with the statute's requirements. The classification provision in Summit's articles of organization may only be amended, changed or repealed by a vote of 66 2/3% of the shares having the power to elect directors. Similarly, the provisions in Summit's articles and bylaws concerning the number, election or term of directors, the filling of vacancies on the board of directors and the removal of directors may only be amended, changed or repealed by a vote of 66 2/3% of the shares having the power to vote.

Effect of Classification

The classification of directors may have the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. At least two annual meetings of stockholder, instead of one, will generally be necessary to change a majority of the board of directors. This delay will give the board of directors additional time to evaluate proposed takeover attempts and other extraordinary corporate transactions, to consider alternative courses of action and to act in the best interests of stockholders.

Special Meetings of Stockholders

Summit's bylaws require it to call a special meeting of stockholders at the request of stockholders who own at least 40% of Summit's voting power. This percentage is the minimum threshold required by Chapter 156B of the Massachusetts General Laws for publicly-held corporations.

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Exculpation and Indemnification of Certain Persons

Summit's articles of organization eliminate the personal liability of Summit's directors for monetary damages from breaches of their fiduciary duties to the extent permitted by the Massachusetts Business Corporation Law. In addition, Summit's bylaws allow Summit to indemnify the following persons against all liabilities and expenses, including reasonable fees of counsel, they may incur because of any suit or other proceeding threatened or resulting from their service to Summit:

  .  directors, officers, employees or other agents of Summit; and

  . persons serving at Summit's request as directors, officers, employees or other agents of another organization concerning Summit's employee benefit plans.

Summit cannot indemnify the above persons if there has been an adjudication in a final proceeding that they did not act in good faith and in the reasonable belief that their actions were in Summit's best interests or in the bests interests of the beneficiaries of its employee benefit plans. Summit also cannot indemnify persons for matters that reach a settlement unless one of the following groups approves the settlement:

  . a majority of directors who are not involved, or are disinterested, in the matter; or

  . if a majority of directors are interested, a majority of the disinterested directors then in office, as long as Summit's independent legal counsel issues an opinion that the person does not appear to have violated the applicable statutory standard; or

  . holders of a majority of the shares of stock entitled to vote for election of directors of Summit, excluding any shares held by interested persons.

Effect on Proxy Contests, Takeover Attempts and Other Matters

Some of the provisions of Summit's articles of organization and bylaws described above would discourage a proxy contest or an attempt to gain control of Summit by a holder of a large amount of its stock. These provisions may also discourage a tender offer or other attempt to gain control of Summit, even though such an attempt might benefit Summit or its stockholders. In addition, because the Summit articles and bylaws are designed to discourage accumulations of large amounts of its stock by purchasers seeking to have Summit repurchase the stock at a premium price, such provisions could tend to reduce the temporary fluctuations typically caused by such accumulations. As a result, Summit's stockholders could lose the opportunity to sell their stock at potentially higher market price.

Transfer Agent and Registrar

BankBoston, N.A. is the transfer agent and registrar for Summit common stock.

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

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                            OF SUMMIT AND AUTONOMOUS

The rights of Autonomous' stockholders are currently governed by the Third Amended and Restated articles of incorporation of Autonomous, the bylaws of Autonomous and the laws of the State of Florida, including the Florida Business Corporation Act (the "FBCA"). If the merger occurs, Autonomous' common stockholders will become holders of Summit common stock. Their rights will then be governed by the laws of The Commonwealth of Massachusetts, including the Massachusetts Business Corporation Law (the "MBCL"), and Summit's articles of organization and bylaws. This section summarizes the material differences between the rights of Summit's common stockholders and the rights of Autonomous' common stockholders. Because this summary does not describe all of the details a stockholder may be interested in knowing, all stockholders are encouraged to refer to the corporate statutes of Massachusetts and Florida and the articles and bylaws of Summit and Autonomous.

Special Meetings of Stockholders

Under the FBCA, special meetings of stockholders may be called by the board of directors and by other persons authorized to do so by the corporation's articles of incorporation or bylaws. Holders of at least 10% of all the votes entitled to be cast on any issue proposed for consideration at the meeting may call a special meeting, unless the articles of incorporation specify a greater percentage, which cannot exceed 50%.

Autonomous' bylaws provide that special meetings may be called by the president or the board of directors, or by stockholders who hold a majority of the stock having the right to vote at the meeting. Because Autonomous' bylaws do not require a greater percentage, holders of at least 10% of all the votes entitled to be cast on any issue proposed for consideration at a special meeting may call a special meeting.

Under the MBCL, special meetings of stockholders of a corporation which has a class of voting stock registered under the Securities Exchange Act of 1934 must be called by the clerk (or in certain circumstances, any other officer) upon written request by stockholders holding at least 40% of the capital stock entitled to vote, unless otherwise provided in the articles of organizations or bylaws.

Summit's bylaws provide that special meetings of stockholders may be called by the president or the board of directors. In addition, the clerk (or, in certain circumstance, any other officer) must call a special meeting upon written request of stockholders who hold at least 40% of Summit's capital stock entitled to vote at the proposed meeting. Thus, Summit's bylaws make it more difficult for stockholders to call a special meeting.

Voting Requirements and Quorums for Stockholder Meetings

The FBCA provides generally that a majority of the votes entitled to be cast on a particular matter constitutes a quorum for that matter. A corporation can specify a lower quorum threshold, however, if it is not less than one third of the shares entitled to vote. Except for the election of directors, stockholders may take action on a matter by the affirmative vote of a majority of a quorum, unless the articles of incorporation or FBCA requires a greater percentage.

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

Autonomous' bylaws provide that the holders of a majority of Autonomous' stock entitled to vote constitutes a quorum. Autonomous' bylaws further provide that when a quorum is present, stockholders may take action on a matter by the affirmative vote of a majority of the total vote cast. A majority of shares present at the meeting, even if less than a quorum, may adjourn a meeting.

Under the MBCL, a majority of the issued and outstanding stock entitled to vote at any meeting constitutes a quorum, unless the articles of organization or bylaws provide otherwise. Except for the election of directors and other fundamental matters, the MBCL does not prescribe the percentage vote required for action by stockholders.

Summit's bylaws provide that a quorum consists of a majority of the corporation's shares then issued, outstanding, and entitled to vote. Summit's bylaws provide that, when a quorum is present at any meeting, a majority of all stock issued, outstanding and entitled to vote thereon may decide any matter or take any action, except when Summit's articles or bylaws, or law, require a greater proportion. Summit's bylaws further provide that any action that may be taken at any meeting of stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing. The provisions of Summit's articles and bylaws governing the number, election, classification, removal of directors and the filling of vacancies may not be amended without the approval of at least 66 2/3% of the shares entitled to vote.

Because the vote required under Summit's bylaws is a majority of the outstanding stock entitled to vote (other than on matters where law, Summit's articles or bylaws require a greater vote) and the Autonomous requirement is only a majority of the votes cast, it may be more difficult for Summit to obtain stockholder approval on a matter than it was for Autonomous.

Business Conducted at Stockholder Meetings

The FBCA provides that any proper business may be transacted at an annual meeting of stockholders. The FBCA further provides that only business within the purposes described in the notice of a special meeting may be conducted at a special meeting of stockholders. Autonomous' articles and bylaws are silent concerning business that may be conducted at stockholder meetings.

Under the MBCL, any proper business may be transacted at an annual or special meeting of stockholders. The MBCL requires that stockholders receive written notice of the place, date and hour of all meetings of stockholders stating the purposes of the meeting. Summit's bylaws provide that the directors or the president may specify the purposes for which any annual meeting of stockholders are to be held, in addition to those prescribed by law or Summit's articles or bylaws. In addition, Summit's bylaws provide that any request for a special meeting of the stockholders shall state the place, date, hour and purposes of the meeting.

Inspection Rights

The FBCA requires a corporation to make available for inspection by any stockholder for a period of ten days prior to, and continuing through, the stockholders meeting, a list of all its stockholders at a place identified in the meeting notice or at the office of the corporation's transfer agent or registrar. This list must include the names, addresses and number of, and the class and series of shares held by, each stockholder entitled to notice of a stockholders' meeting. The FBCA provides that a stockholder

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

may inspect and copy the following if the stockholder gives the corporation written notice five business days prior to the date of inspection:

  .  articles of incorporation and bylaws;

  . board resolutions creating classes or series of shares and fixing their relative rights, preferences and limitations, if such shares are issued and outstanding;

  . minutes of stockholder meetings and records of all actions taken for the past three years; and

  . written communications to all stockholders within the past three years, including any financial statements furnished.

The FBCA further provides that a stockholder may also inspect and copy the following documents upon five days written request to the corporation:

  . excerpts from board or committee (when acting, in place of the board) minutes, stockholder meeting minutes, and records of stockholder or board actions taken without a meeting;

  .  accounting records of the corporation;

  . the record of stockholders; and

  . any other books or record.

A request to inspect these documents must be made in good faith and for a proper purpose (described with reasonable particularity) that is directly connected with the requested document. The corporation may deny any demand for inspection, however, if the demand was made for an improper purpose. The corporation may also deny any demand if the stockholder has sold or, if within two years preceding his or her demand, offered for sale any list of the corporation's stockholders or improperly used information obtained from a prior examination.

Autonomous' bylaws further provide that the stock book or stock lists shall be open for at least three business hours each business day for inspection by any of the following persons:

  . a record holder of the corporation's outstanding shares who has been so for at least six months immediately preceding his or her demand; or

  . an officer, a director or a committee or person holding or authorized in writing by the holders of at least five (5%) percent of all the outstanding shares of any class or series of stock.

Persons so entitled to inspect stock books or stock lists may make extracts from them. Autonomous' bylaws also provide that inspection rights do not extend to any person who has done any of the following:

  . used, or proposed to use, the information obtained for reasons other than the protection of his or her interest in the corporation; or

  . has sold or offered for sale any list of the corporation's stockholders or of any other corporation within two years; or

  . has aided or abetted any person in procuring any stock list for any such purposes.

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The MBCL requires every domestic corporation to maintain in Massachusetts and make available for inspection by its stockholders the following:

  . the original, or attested copies of, its articles of organization and bylaws;

  .  records of all meetings of its incorporators and stockholders; and

  . its stock and transfer records, listing the names and record addresses of all stockholders and the amount of stock each holds.

In an action for damages or a proceeding in equity arising under the foregoing provision, however, it is a defense to such action that the actual purpose and reason for the inspection being sought is to sell the list or other information or use it for purposes other than as a stockholder. The above inspection rights include the right to copy materials and to be represented by agent or counsel in exercising these rights. In addition to the inspection rights provided by the MBCL, a stockholder of a Massachusetts corporation has a common law right to inspect additional documents which may be obtained from the corporation or by petitioning a court for an appropriate order should the corporation refuse a request. In petitioning a court for such an order, the granting of which is discretionary, the stockholder has the burden of demonstrating the following:

  . the holder is acting in good faith and for the purpose of advancing his or her own interest as a stockholder or the corporation's interests; and

  .  the documents requested are relevant to these purposes.

Summit's articles and bylaws do not contain provisions pertaining to inspection rights.

Action by Written Consent of Stockholders

Under the FBCA, unless otherwise provided in the articles of incorporation, actions otherwise required or permitted to be taken at an annual or special meeting of shareholders may be taken by the written consent of the stockholders. Prior notice is not required for such action. Autonomous' articles provide that action to be taken by written consent in lieu of an annual or special meeting of the stockholders is prohibited unless the use of written consents is approved in advance by the board.

Under the MBCL, any action required or permitted to be taken by stockholders at a meeting may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing, and the written consents are filed with the records of stockholders' meetings. Summit's bylaws contain a provision that conforms with the substance of the MBCL. Although Summit's bylaws permit action by written consent, because the MBCL requires any such consent to be unanimous, the existence of the right means nothing for a public company.

Cumulative Voting

Under the FBCA, a corporation may provide for cumulative voting by stockholders in the election of directors in its articles of incorporation. Autonomous' articles do not provide for cumulative voting. The MBCL has no cumulative voting provisions, and neither Summit's articles nor bylaws provide for it.

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Dividends and Share Repurchases

The FBCA provides that a corporation may authorize distributions unless restricted by its articles of incorporation or unless any of the following would be true after giving effect to the distribution:

  . the corporation would be unable to pay its debts as they become due in the usual course of its business; or

  . the corporation's total assets would be less than the sum of its total liabilities plus the amount necessary to satisfy any preferential rights of shareholders senior to those receiving the distribution.

Autonomous' articles restrict its ability to pay dividends and repurchase stock. The provisions that created the Autonomous Series I Convertible Preferred Stock state that Autonomous shall not redeem, purchase or otherwise acquire, or make any dividend or distribution on, any common stock or other equity securities junior in rights and liquidation preferences to the Series I Convertible Preferred Stock, provided that Autonomous may repurchase stock on the open market pursuant to a direct stock purchase plan.

Under the MBCL, the directors of a corporation will be jointly and severally liable if a payment of dividends or a repurchase of a corporation's stock occurs when any of the following are true:

  .  the corporation is insolvent; or

  .the distribution would render the corporation insolvent; or

  . the distribution would violate the corporation's articles of organization.

Stockholders who receive a distribution (except a distribution of stock of the corporation) from a corporation that is, or is rendered by it, insolvent, are liable to the corporation for the amount of the distribution paid to them which exceeds the allowable amount, as described above. Any stockholder, however, who pays more than his or her proportionate share of such distribution or excess shall have a claim for contribution against the other stockholders.

Summit's articles provide that the board of directors may declare, from time to time, dividends in cash, stock, or otherwise, on the outstanding shares of common stock out of funds legally available for that purpose. Dividends on common stock are subject to the relative rights and preferences of any preferred stock. There are no shares of preferred stock currently outstanding.

Qualification, Nomination and Election of Directors

The FBCA provides that directors need not be residents of the state or shareholders of the corporation, unless the articles of incorporation or bylaws so require. Autonomous' bylaws provide that directors shall be elected at the annual meeting of stockholders by a plurality of the votes cast at such election. Autonomous' bylaws are silent concerning whether, and by what means, stockholders may nominate persons to serve as directors. Neither Autonomous' articles nor bylaws set forth specific qualification requirements for directors.

The MBCL provides that a director need not be a stockholder unless required by the corporation's bylaws. The MBCL further provides that, except as provided in the corporation's articles of

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organization or certain sections of the MBCL pertaining to the filling of vacancies, directors shall be elected at the annual meeting of the stockholders by the stockholders entitled to vote. Summit's bylaws provide that directors shall be elected at the annual meeting of the stockholders or a special meeting in lieu of said annual meeting by the stockholders who have the right to elect directors. Directors are elected by a majority of the shares entitled to vote. If a nominee fails to get the requisite majority, the incumbent director will remain in office. Elections of directors shall be by ballot if so requested by any stockholder entitled to vote. Summit's bylaws are silent concerning whether, and by what means, stockholders may nominate persons to serve as directors. Summit's bylaws provide that a director may, but need not, be a stockholder, officer or employee of Summit.

Classification, Number and Removal of Directors

Under the FBCA, classification of a corporation's board of directors into one or more classes is permitted but not required. A corporation's board of directors must consist of one or more individuals, with the number determined by the corporation's bylaws or articles of incorporation. In addition, under the FBCA, shareholders may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. However, if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him.

Autonomous' bylaws provide for a board of directors consisting of six members which number may be changed from time to time by the board of directors, but do not provide for a classified board. Autonomous' articles and bylaws provide that any director may be removed either with or without cause at any time by a vote of the stockholders holding a majority of the shares of the corporation outstanding and entitled to vote at any special meeting called for that purpose.

Unlike the FBCA, the MBCL requires classification of a public corporation's board of directors into three classes (each having a three-year term), unless the directors vote to be exempt from such requirement or the stockholders elect to be exempt from such requirement by a vote of two-thirds of each class of stock outstanding. See "Description of Summit Capital Stock,Massachusetts Law and Certain Provisions of Summit's Articles of Organization and Bylaws." The MBCL further requires that the number of directors be determined in the corporation's bylaws. In addition, whenever there are more than two stockholders of record, there must be at least three directors. Under the MBCL, unless the articles of organization or bylaws provide otherwise, stockholders may remove directors elected by stockholders, or elected by directors to fill vacancies in the board, only for cause by the vote of the holders of a majority of the shares entitled to vote. The directors may remove any director from office for cause by vote of a majority of the directors then in office. A director or officer may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing to remove him.

Summit's articles provide that the board of directors shall consist of seven directors classified into three classes. They further provide that the first class shall consist of two directors; the second class shall consist of three directors; and the third class shall consist of two directors. In addition, Summit's articles provide that all directors shall hold office until their successors shall have been duly elected and qualified. The term of any director elected to fill a vacancy in any class of directors shall be the unexpired balance of the term applicable to that class. The present term of the first class of directors will expire as of the 1999 annual meeting of shareholders (or special meeting in lieu

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thereof). The present term of the second class of directors will expire as of the 2000 annual meeting
of shareholders (or special meeting in lieu thereof). The present term of the third class of directors will expire as of the 2001 annual meeting of shareholders (or special meeting in lieu thereof). Summit's articles provide that the directors may not make, amend, or repeal Summit's bylaws in whole or in part with respect to any provision relating to the number, election or term of directors, the filling of vacancies on the board of directors, or the removal of directors. In addition, Summit's articles provide that the stockholders may remove any director only for cause and, in deviation from the default provision of the MBCL, that the board of directors may remove any director from office with or without cause. In addition, a director may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing to remove him or her.

Summit's classified board makes it more difficult for stockholders to replace the directors than is the case currently for Autonomous stockholders and the Autonomous board.

Vacancies on the Board of Directors

The FBCA provides that a vacancy on the board of directors and newly created directorships shall be filled by the affirmative vote of a majority of the remaining directors, or by the shareholders, unless the articles of incorporation provide otherwise. Autonomous' bylaws provide that any vacancy on Autonomous' board, whether occurring by reason of an increase in the size of the board of directors or the death, resignation, disqualification, or removal of a director, shall be filled by the directors then in office until the next annual or special meeting of the stockholders after the creation of the vacancy.

The MBCL provides that, in the case of a classified board (such as Summit's), any vacancy in the board of directors, including a vacancy resulting from the enlargement of the board of directors, shall be filled solely by the affirmative vote of a majority of the directors then in office, even though less than a quorum. Summit's articles contain a provision that conforms with the substance of the MBCL.

Exculpation of Directors

The FBCA permits a corporation to provide in its articles of incorporation that a director shall not be personally liable for monetary damages stemming from breaches of his or her fiduciary duties. Under Section 607.0831 of the FBCA, directors are not personally liable for monetary damages to the corporation or any other person, unless the director breached or failed to perform his or her duties as a director, and the director's breach of or failure to perform those duties constituted any of the following:

  . a violation of the criminal law (unless the director had reasonable cause to believe this conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful); or

  . a transaction from which the director derived an improper personal benefit; or

  . a circumstance under which the director would be liable for authorizing an unlawful distribution; or

  . conscious disregard for the best interest of the corporation, or willful misconduct, in a proceeding to obtain a judgment by or in the right of the corporation or by or in the right of a shareholder; or

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  .  in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

In Massachusetts, a corporation's articles of organization may limit the personal liability of its directors for breaches of their fiduciary duties. Under the MBCL, this limitation is generally unavailable for acts or omissions by a director which constitute any of the following:

  .  a violation of such director's duty of loyalty; or

  .  bad faith, intentional misconduct or a knowing violation of law; or

  . an improper a financial profit or other advantage to the director to which the director has no entitlement.

The MBCL also prohibits the elimination or limitation of a director's liability for unauthorized loans to insiders or distributions that occur when a corporation is, or which renders a corporation, insolvent.

Autonomous' articles and Summit's articles allow for limitations on directors' liability as permitted by the FBCA and the MBCL, respectively. The provision in Summit's articles may not be amended without the approval of stockholders holding 66 2/3% of the shares entitled to vote.

Indemnification of Directors, Officers and Others

The FBCA permits a corporation to indemnify the following persons (in a case-by-case determination) against liabilities arising in the following circumstances:

  . any person who is or was a party to any proceeding by reason of their service as a director, officer, employee or agent of the corporation; or

  . any person serving in such capacity, at the request of the corporation, for another corporation or business entity.

To be indemnified, a person seeking indemnification must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, such person must have had no reason to believe his or her conduct was unlawful.

Autonomous' articles authorize the corporation to indemnify any director or officer, or any former director or officer, to the fullest extent permitted by the laws of the State of Florida.

The MBCL generally permits indemnification of directors, officers, employees and certain others for expenses incurred by them by reason of their position with the corporation, if such person has acted in good faith and with the reasonable belief that his or her conduct was in, or not opposed to, the best interest of the corporation.

Summit's bylaws provide that the corporation shall indemnify against all liabilities and expenses, including reasonable fees of counsel, certain persons in specified circumstances. For more

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information, see "Description of Summit Capital Stock--Massachusetts Law and
Certain Provisions of Summit's Articles of Organization and Bylaws,Exculpation and Indemnification of Certain Persons."

Transactions With Interested Parties

The FBCA provides that no contract or other transaction between a corporation and one or more of its directors, or other entity in which one or more of its directors are directors or officers or are financially interested, shall be void or voidable solely because of one of the following reasons:

  .  the existence of such relationship or interest; or

  . the presence of such directors at the meeting of the board or a committee which authorizes, approves or ratifies such contract or transaction; or

  . the counting of the votes of such directors in the authorization, approval or ratification of such contract or transaction.

The FBCA further requires that, to benefit from these provisions in the statute, one of the following must be true:

  . the relationship or interest is disclosed or known to the board or committee which authorizes the contract or transaction; or

  . the relationship is disclosed or known to stockholders entitled to vote to authorize the transaction, and the stockholders so authorize the contract or transaction; or

  . the contract or transaction is fair and reasonable at the time it is authorized.

Such a transaction or contract is authorized if approved by a majority of the board or a committee of disinterested directors or a vote of a majority of the shares held by disinterested stockholders who are entitled to vote to authorize such contract or transaction. Autonomous' articles include provisions that conform with the substance of the FBCA as summarized above.

The MBCL contains no provision comparable to that contained in the FBCA. Summit's bylaws permit the corporation to enter into certain transactions (defined below) with interested parties. Summit's bylaws provide that the following transactions with interested parties shall not be void or voidable for this reason alone:

  . a contract or transaction between the corporation and one or more of its directors, officers, employees, agents or other persons with a financial interest in the corporation; or

  . a contract or transaction between the corporation and any other corporation, firm association or other entity in which one or more of these persons have a financial interest.

However, Summit's bylaws require that any common directorship, officership or financial interest, if material, be disclosed or known to each of the directors voting on or concurring in the approval of such contract or transaction. Summit's bylaws further provide that common or interested directors shall be counted in determining the presence of a quorum at a meeting of the board of directors. Common or interested directors may also vote on the matter of the approval of an interested contract

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or transaction. Any such vote, however, requires the affirmative vote of a majority of the directors who have no interest in the contract or transaction, even though the number of disinterested directors is less than a quorum.

Fundamental Transactions

The FBCA provides for a shareholder vote (except as indicated below) of both the acquiring and acquired corporations to approve mergers. However, the FBCA requires a shareholder vote of the selling corporation for the sale by a corporation of all or substantially all of its assets only if the sale is not in the regular course of business. The FBCA provides for a shareholder vote to approve the dissolution of a corporation and requires the affirmative vote of a majority of the outstanding shares of both the acquiring and acquired corporations in share-for-share exchanges. The FBCA does not require a shareholder vote of the surviving corporation in a merger, provided the following conditions exist:

  . the articles of incorporation of the surviving corporation will not differ from its articles before the merger (except for amendments that may be authorized absent shareholder approval); and

  . each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger.

The FBCA does not require a shareholder vote for certain "short-form mergers" between a parent company and its subsidiary, where the parent owns 80% or more of the outstanding shares of each class of the subsidiary. The FBCA provides that a vote of a class or series which votes as a separate voting group is required on a plan of merger if the plan contains a provision which, if contained in a proposed amendment to the articles of incorporation, would entitle the class or series to vote as a separate voting group.

In addition, Autonomous is governed by certain sections of the FBCA which deal with approvals required for certain business combinations. See "Anti-Takeover Statutes."

The MBCL generally requires approval of mergers and consolidations and sales, mortgages, leases or exchanges of all or substantially all of a corporation's property by a vote of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon, except that the articles of organization may provide for a vote of a lesser proportion, which in no case can be less than a majority of each such class. In addition, unless required by the corporation's articles of incorporation, an agreement providing for a merger need not be submitted to the stockholders of a corporation surviving a merger, but may be approved by vote of its directors if the following are true:

  . the agreement of merger does not change the name, the amount of shares authorized of any class of stock or other provisions of the articles of organization of the corporation;

  . the authorized unissued shares or shares held in the treasury of the corporation of any class of its stock that will be issued or delivered under the merger agreement do not exceed 15% of its shares of the same class outstanding immediately prior to the merger's effective date; and

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  .  the issue, by vote of the directors, of any unissued stock that will be issued under the merger agreement has been authorized in accordance with the provisions of MBCL governing the issue of authorized but unissued capital stock.

In addition, Summit is governed by certain sections of the MBCL which deal with approvals required for certain business combinations. See "--Anti-Takeover Statutes" and "Description of Summit Capital Stock--Massachusetts Law and Certain Provisions of Summit's Articles of Organization and Bylaws."

Charter Amendments

Under the FBCA, shareholders may amend the articles of incorporation if the amendment is approved by the following:

  . a majority of the votes entitled to be cast on the amendment by any voting group that would have dissenters' rights because of the amendment; and

  . the votes of every other voting group entitled to vote on the amendment, as required for certain voting groups and multiple voting groups.

Autonomous' articles and bylaws do not contain provisions concerning their amendment, except that the articles provide that any amendment of the provision concerning action by written consent of the shareholders requires an affirmative vote of the holders of not less than two-thirds of the outstanding voting shares.

Under the MBCL, a majority vote of each class of stock outstanding and entitled to vote is required to authorize an amendment of the articles of organization effecting one or more of the following:

  .  an increase or reduction of the capital stock of any authorized class;
     or

  . a change in the par value of authorized shares with par value, or any class thereof; or

  . a change of authorized shares (or any class thereof) from shares with par value to shares without par value, or from shares without par value to shares with par value; or

  . certain changes in the number of authorized shares (or any class thereof); or

  .  a corporate name change.

Subject to certain conditions, a two-thirds vote of each class of stock outstanding and entitled to vote is required to authorize any other amendment of the articles of organization. However, a corporation's articles of organization may provide for a vote of a lesser proportion, which in no case can be less than a majority of each class of stock outstanding and entitled to vote. If any amendment requiring a two-thirds vote would adversely affect the rights of any class or series of stock, a two-thirds vote of such class voting separately, or a two-thirds vote of such series, voting together with any other series of the same class adversely affected in the same manner, is also necessary to authorize such amendment.

Summit's articles provide that article 6 of the articles, pertaining to the number, classification, removal, the filling of vacancies and the exculpation of directors and other matters, may not be

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

amended without the approval of 66 2/3% of outstanding shares entitled to vote. Summit's articles further provide that an amendment to the articles which creates or alters any restrictions on the transfer of stock shall not be considered as adversely affecting the rights of a stockholder.

Amendments to Bylaws

Under the FBCA, a corporation's board of directors may amend or repeal the corporation's bylaws unless one of the following is true:

  .  the articles of incorporation or bylaws provide otherwise; or

  . the shareholders, in amending or repealing the bylaws or a particular bylaw, provide that the board of directors may not amend or repeal the bylaws or the particular bylaw.

Autonomous' bylaws provide that they may be amended or repealed, wholly or in part, by the vote of a majority of the stock entitled to vote that is present at any stockholders meeting, if notice of the proposed action was included in the notice of the meeting or is waived in writing by the holders of a majority of the stock entitled to vote. In addition, Autonomous' bylaws provide that they may be amended consistent with any bylaws adopted by the stockholders, or any part thereof that has not been adopted by the stockholders may be repealed, by the vote of a majority of the members of the board of directors.

Under the MBCL, the power to make, amend or repeal bylaws lies with the stockholders entitled to vote. Directors, however, may also make, amend or repeal the bylaws, except with respect to any provision which by law, the articles of organization or bylaws requires action by the stockholders.

Summit's bylaws provide that they may be altered, amended or repealed at any meeting of the stockholders. Summit's bylaws further provide that certain provisions in the bylaws pertaining to directors (including the provisions pertaining to the number, election, or term of the directors and the removal of directors) may not be amended without the approval of at least 66 2/3% of the shares having a right to vote. Any alteration, repeal or amendment to the provision of Summit's bylaws pertaining to amendments also requires the approval of at least 66 2/3% of the shares having a right to vote. In addition, Summit's bylaws provide that, if authorized in Summit's articles, the board of directors may make, amend or repeal Summit's bylaws in whole or in part. Summit's articles grant the board of directors this authorization. However, the board of directors may not amend the provisions of Summit's bylaws concerning any of the following:

  .  the number, election, tenure and resignation and removal of directors;
     or

  . election of committees by the board of directors and delegation of powers to any committee; or

  .  amendment of Summit's bylaws; or

  . any provision of the bylaws that by law, the corporation's articles of organization or bylaws requires action by the stockholders.

In addition, Summit's bylaws provide that, not later than the time of giving notice of the meeting of stockholders next following the making, amending or repealing by the board of directors of any

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

bylaw, notice stating the substance of such change shall be given to all stockholders entitled to vote on amending bylaws. Any bylaw adopted by the board of directors may be amended or repealed by the stockholders.

Appraisal and Dissenters' Rights

Under the FBCA, a dissenting shareholder of a corporation participating in certain transactions, under varying circumstances, may receive cash in the amount of the fair value of his or her shares (as determined by a court) in lieu of the consideration otherwise receivable in the transaction. The FBCA provides dissenters' rights in connection with the following:

  .  mergers, if the shareholders are entitled to vote on the merger;

  . share exchanges, if the corporation's shares are being acquired and the shareholders are entitled to vote on the share exchange;

  .  sales of substantially all of a corporation's assets;

  . amendments to the articles of incorporation that may adversely affect certain rights or preferences of shareholders; and

  .  control share acquisitions.

Unless the articles of incorporation provide otherwise, under the FBCA, dissenters' rights are not available with respect to a plan of merger or share exchange or a proposed sale or exchange of property to holders of shares of any class or series which, on the relevant record date were one of the following:

  .  registered on a national securities exchange; or

  . designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

  .  held of record by not fewer than 2,000 shareholders.

Under the MBCL, a properly dissenting stockholder is entitled to receive the appraised value of his or her shares when the corporation votes to do any of the following:

  . sell, lease or exchange all, or substantially all, of its property and assets; or

  . adopt an amendment to its articles of organization which adversely affects the rights of the stockholder; or

  . merge or consolidate with another corporation, unless a vote of the stockholders was not required to approve such merger or consolidation.

The respective articles and bylaws of Summit and Autonomous do not contain provisions regarding appraisal rights or grant appraisal rights in addition to those rights mandated by the FBCA and the MBCL, respectively. As Summit stockholders, former Autonomous stockholders will have appraisal rights in a wider variety of circumstances.

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

"Anti-Takeover" Statutes

Affiliated Transactions. Section 607.0901 of the FBCA restricts certain affiliated transactions and provides that, in addition to any affirmative vote required by the FBCA or the articles of incorporation, an affiliated transaction must be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder (which is defined generally under the FBCA as a person with 10% or more of a corporation's outstanding voting shares). The voting requirement does not apply if any of the following are true:

  . the affiliated transaction has been approved by a majority of the disinterested directors; or

  . the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement date; or

  . the interested shareholder has been the beneficial owner of at least 80 percent of the corporation's outstanding voting shares for at least five years preceding the announcement date; or

  . the interested shareholder is the beneficial owner of at least 90 percent of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

  . the corporation is an investment company registered under the Investment Company Act of 1940; or

  . in the affiliated transaction, consideration is paid to the holders of each class or series of voting shares pursuant to certain specified valuation standards.

Additionally, the statute does not apply to any of the following:

  . any corporation whose articles of incorporation, either as originally adopted or as amended prior to January 1, 1989, contain a provision expressly electing not to be governed by this section; or

  . any corporation which adopts an amendment of its articles of incorporation or bylaws, approved by affirmative vote of the holders, other than interested shareholders, of a majority of the outstanding voting shares of the corporation expressly electing not to be governed by this section (although such amendment would not be valid for 18 months); or

  . any affiliated transaction of the corporation with an interested shareholder who became an interested shareholder inadvertently, if such interested shareholder, as soon as practicable, divests itself of a sufficient amount of voting shares so that it no longer is the beneficial owner of 10 percent or more of the outstanding shares of the corporation and would not at any time within the five-year period preceding the announcement date of the affiliated transaction have been an interested shareholder.

Neither Autonomous' articles nor bylaws contain any provisions or elections concerning stockholder approval of affiliated transactions.

Affiliated transactions are governed by Chapter 110F of the Massachusetts General Laws. For a discussion of this provision, see "Description of Summit Capital Stock--Massachusetts Law and Certain Provisions of Summit's Articles of Organization and Bylaws."

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

Control Share Acquisitions. Autonomous is governed by Section 607.0902 of the FBCA, which describes the voting rights that control shares (as defined below) of a Florida corporation may enjoy. Voting rights for control shares must be approved by a majority of each class of voting securities of a Florida corporation, excluding those shares held by interested persons, if the corporation has any of the following characteristics:

  . 100 or more stockholders;

  . its principal place of business, its principal office, or substantial assets in Florida; and

  . either more than 10% of its stockholders residing in Florida, more than 10% of its shares owned by Florida residents, or 1,000 stockholders residing in Florida.

The FBCA defines "control shares" as shares acquired in a control share acquisition that, when added to all other shares of the corporation that the person owns, would entitle the person to voting power within any of the following ranges:

  . one fifth or more, but less than one third, of all voting power of the corporation; or

  . one-third or more but less than a majority of all voting power of the corporation; or

  .  a majority or more of all of the voting power of the corporation.

The statute defines a "control share acquisition" as an acquisition in which a person directly or indirectly obtains ownership of shares in an amount exceeding one of the above thresholds. If authorized in a corporation's articles of incorporation or bylaws before their acquisition, control shares may be redeemed by the corporation for fair value in certain circumstances. Unless otherwise provided in a corporation's articles of incorporation or bylaws before a control share acquisition, if person has acquired control shares with a majority or more of all voting power, and these shares have been given voting rights, all stockholders shall have dissenters' rights. The statute further provides that an acquisition of shares that otherwise would be governed by its provisions does not constitute a control share acquisition in certain instances. For example, an acquisition of shares approved by the corporation's board of directors and mergers effected in compliance with the applicable provisions of the FBCA, if the corporation is a party to the merger agreement, are not control share acquisitions. Autonomous' articles and bylaws are silent concerning control share acquisitions.

Control share acquisitions are governed by Chapter 110D of the Massachusetts General Laws. For a discussion of this provision, see "Description of Summit Capital Stock--Massachusetts Law and Certain Provisions of Summit's Articles of Organization and Bylaws."

Stockholder Rights Plans

Autonomous has not adopted a stockholder rights plan.

Summit has a stockholder rights plan that is described on pages 109 to 111.

The foregoing summary is not a complete statement of the rights of holders of Summit common stock and Autonomous common stock. All stockholders are encouraged to consult the MBCL, the FBCA and the respective charters and bylaws of Summit and Autonomous.


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

                       APPROVAL OF AMENDMENT TO SUMMIT'S
                           ARTICLES OF ORGANIZATION

The Summit articles of organization presently provide that Summit is authorized to issue 65,000,000 shares of capital stock, of which 60,000,000 shares are designated common stock, $0.01 par value per share, and 5,000,000 are designated preferred stock, $0.01 par value per share. As of the record date, there were

  . 31,153,765 shares of Summit common stock outstanding,

  .  169,115 shares held in treasury, and

  .  no shares of preferred stock outstanding.

All outstanding shares of Summit common stock are fully paid and nonassessable and the holders thereof are entitled to one vote for each share held. The Summit board has proposed to increase the number of shares of authorized Summit common stock by 60 million shares to 100 million shares. The proposal to increase the authorized shares is wholly separate from the merger and is not required for the issuance of shares in the merger.

If the increase in authorized shares is approved, the additional shares of Summit common stock would be available for sale in public offerings, for use in acquisitions, for stock dividends, for issuance pursuant to stock options and other rights to purchase or receive shares and for any other purpose for which shares of common stock may be issued under the laws of The Commonwealth of Massachusetts. Summit has no other immediate plans for the issuance of any of its authorized but unissued and reserved shares of Summit common stock. To effect the increase in authorized shares, Summit would file an amendment to its articles of organization with the Massachusetts Secretary of State.

The Summit board believes that approval of the increase in the authorized shares is in the best interest of Summit's stockholders because it would facilitate Summit's business and financial purposes in the future without the necessity of delaying such activities for further stockholder approvals, except as may be required in a particular case by its charter documents, applicable law, or the rules of any stock exchange or other system on which Summit common stock may be listed.

The authorization of additional shares of Summit common stock could make more difficult, and thereby discourage attempts, to acquire control of Summit and thereby discourage a third party from attempting to do so. For example, such additional shares could be used to dilute the stock ownership of parties seeking to obtain control of Summit, to increase the total amount of consideration necessary for a party to obtain control, or to increase the voting power of friendly third parties. These uses could have the effect of making it more difficult for a third party to remove incumbent management or to accomplish a given transaction, even if such actions would generally be beneficial to shareholders. The Summit board of directors has concluded, however, that the advantages of the additional authorized shares outweigh any potential disadvantages. Assuming the proposed increase is approved by the stockholders, Summit intends to use the additional shares for the purposes described above, and has no intention to use them to deter takeovers.

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

The affirmative vote of a majority of the shares of Summit common stock outstanding is necessary to approve the increase in authorized shares. Votes cast by proxy or in person at the Summit special meeting will be counted by persons appointed by Summit to act as election inspectors for the meeting. Because the increase in authorized shares must receive the affirmative vote of a majority of the outstanding Summit common stock, abstentions and broker non-votes will have the effect of a vote against the proposal. Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted in favor of the proposal.

The Board of Directors unanimously recommends that Summit stockholders vote for the amendment to Summit's articles of organization to increase the number of authorized shares of common stock.

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

            APPROVAL OF AMENDMENT TO SUMMIT'S 1997 STOCK OPTION PLAN

The 1997 Stock Option Plan is designed to enhance Summit's ability to attract and retain employees and others in a position to make significant contributions to Summit's success by allowing them to become owners of Summit common stock. A total of 1,500,000 shares were initially reserved for issuance under the Plan. As of the record date, there were outstanding options to purchase 1,203,762 shares of Summit common stock and 296,238 shares remained available for grant.

On October 28, 1998, the Summit board of directors voted to increase the number of shares of Summit common stock reserved for issuance under the 1997 Plan by 1,500,000 shares, subject to approval by the Summit stockholders. The Summit board of directors believes that this increase is necessary because Summit will have a larger workforce following the integration of Autonomous and because equity awards will be an important part of incentive compensation in the combined company. The Summit board of directors is requesting that Summit stockholders approve the increase at the special meeting.

Summary of 1997 Plan

The following is a summary of the key features of the 1997 Plan.

Eligible Participants

The Summit board of directors administers the Plan. Employees of Summit and its subsidiaries and other persons or entities who are in a position to make a significant contribution to Summit's success are eligible participants. The board of directors has the authority to select employees to whom awards are given. The number of Summit employees (including subsidiaries) as of March 19, 1999, was approximately 426.

Maximum Number of Shares

Currently, up to 1,500,000 shares of Summit common stock may be granted under the 1997 Plan, subject to adjustments for stock splits and similar costs. The Summit board of directors has approved and is recommending that the stockholders approve an increase of 1,500,000 in the number of shares of Summit common stock that may be awarded under the 1997 Plan.

Types of Awards

The 1997 Plan permits the board to grant the following types of awards:

  . stock options--both incentive and nonstatutory

  . stock appreciation rights.

Stock Options

The Summit board will determine the exercise or purchase price per share of any option granted under the 1997 Plan. The exercise price of an incentive stock option ("ISO") must be at least 100% (110% in the case of ten percent shareholders) of the fair market value of the Summit common stock at the time of grant. The Summit board of directors will fix the term of each option, not to exceed ten

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

years from grant, and specify when each option will be exercisable. Options may be exercised in the following ways:

  . by paying the exercise price in cash or check

  . by tendering shares of common stock

  . by using a promissory note

  . by delivering to Summit an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price

  . by a combination of these methods.

Stock Appreciation Rights

The Summit board may grant stock appreciation rights (SARs) under the Plan. SARs entitle recipients to receive cash or Summit common stock of an amount representing the appreciation in the market value of a specified number of shares from the date of grant until the date of exercise.

Change of Control

In the case of certain mergers, consolidations or other transactions in which Summit is acquired or liquidated, or its assets are sold, all outstanding awards will terminate. Prior to such termination, however, all outstanding awards will become exercisable unless the Summit board of directors arranges for assumption of the awards by any surviving corporation.

Termination and Amendment

The Summit board of directors may discontinue granting awards under the 1997 Plan at any time. The board of directors may also amend the Plan for any purpose permitted by law, but no amendment may adversely affect the rights of any participant under any outstanding award without the participant's consent.

Stock Price Information

The closing price of Summit's common stock, as reported on Nasdaq on March 23, 1999 was $5.563.

Summary of 1997 Plan Federal Income Tax Consequences

Under the federal income tax laws as now in effect, the material income tax consequences associated with stock options awarded under the Plan are as follows:

Incentive Options. An option holder realizes no ordinary taxable income upon the grant or exercise of an ISO. If the option holder does not dispose of the shares received upon the exercise of the ISO within two years from the date of grant, or within one year after their receipt, then upon sale of such shares the option holder will be taxed on any amount realized in excess of the option price (the amount paid for the shares) as a long-term capital gain. Any loss allowed for tax purposes will be long-term capital loss. Summit will not be entitled to any deduction. The exercise of an ISO will, however, increase the option holder's alternative minimum taxable income and may result in alternative minimum tax liability for the option holder.

If the option holder disposes of the shares received upon exercise of an ISO before the expiration of the holding periods described above (a "disqualifying disposition"), the option holder generally will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale to an unrelated party of such shares) over the option price thereof. Summit will be entitled to a tax deduction for that amount. Any further gain recognized by the option holder will be taxed as short-term or long-term capital gain and will not give Summit any deduction. Special rules may apply where the option holder pays the exercise price of the ISO by tendering shares of common stock. A disqualifying disposition will eliminate the alternative minimum taxable income adjustment associated with the exercise of the ISO if it occurs in the same calendar year as the year in which the adjustment occurred.

If an option holder exercises an ISO at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonstatutory option. Generally, an ISO will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment, in the case of termination by reason of permanent and total disability), except in certain cases where the ISO is exercised after the death of the option holder. Options otherwise qualifying as ISOs will also be treated for federal income tax purposes as nonstatutory options to the extent they (together with other ISOs that the option holder owns) first become exercisable in any calendar year for shares having a fair market value, determined at the time of the option grant, exceeding $100,000.

Nonstatutory Options. An option holder realizes no income at the time a nonstatutory option is granted under the Plan. Generally, an option holder realizes ordinary income at exercise in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. This amount is subject to withholding in the case of options granted to employees. Summit will be entitled to a corresponding tax deduction. Any gain or loss that the option holder recognizes upon a later sale is treated as capital gain or loss, either short-term or long-term, depending on the applicable holding period for the sale.

Stock Appreciation Rights. A participant realizes no income upon the grant of a stock appreciation right under the Plan. When a participant exercises the stock appreciation right or receives payment in cancellation of an option, the participant will generally be required to include as ordinary income in the year of such exercise or payment an amount equal to the amount of cash received and the fair market value of any stock received. Summit will have a deduction for the corresponding amount.

Certain Limitations. Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deduction that a public corporation may claim for remuneration paid to any of its five top officers, subject to a number of exceptions and special rules. Certain performance-based compensation is eligible for an exemption from this limit. Summit intends that compensation associated with the exercise of stock options and SARs awarded under the Plan will qualify for this performance-based exemption.

The Internal Revenue Code also limits the amount of compensation that may be paid without penalty in connection with a change in control. In general, if the total of an individual's compensation related to a change in control equals or exceeds three times his or her average annual taxable compensation

(determined, in general, over the five calendar years preceding the calendar year in which the change in control occurs), the amount of such compensation that exceeds the annual average is nondeductible to Summit and subject to an additional 20% tax on the recipient. In making this determination, part or all of the value of options, and other awards, granted or accelerated in connection with a change in control may be required to be taken into account.

The foregoing discussion is provided for the information of stockholders and does not purport to be a complete description of the federal tax consequences of transactions under the Plan, nor does it describe state or local tax consequences.

Recommendation and Vote

The Summit board of directors believes that the increase in the shares reserved under the 1997 Plan will promote the interests of Summit and the stockholders and enable Summit to attract, retain and reward persons important to Summit's success.

The affirmative vote of a majority of the shares of Summit common stock outstanding is necessary to approve the increase in shares authorized to be issued under the 1997 Plan. Votes cast by proxy or in person at the Summit special meeting will be counted by persons appointed by Summit to act as election inspectors for the meeting. Because the increase in authorized shares must receive the affirmative vote of a majority of the outstanding Summit common stock, abstentions and broker non-votes will have the effect of a vote against the proposal under applicable Massachusetts law. Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted in favor of the proposal.

The Board of Directors unanimously recommends that Summit stockholders vote to increase the number of common shares reserved for issuance under the 1997 Stock Option Plan.

                            VALIDITY OF COMMON STOCK

The validity of the shares of Summit common stock to be issued in the merger will be passed upon for Summit by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

The consolidated financial statements as of December 31, 1998 and for the year then ended incorporated by reference in this joint proxy statement/prospectus from Summit Technology, Inc.'s Current Report on Form 8-K dated March 23, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principles described in Note 2 to the consolidated financial statements) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Summit Technology, Inc. as of December 31, 1997, and for each of the years in the two-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement from Summit Technology, Inc.'s Current Report on Form 8-K dated March 23, 1999 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Autonomous Technologies Corporation and subsidiary as of December 31, 1998, and for the year then ended and for the period from July 23, 1985 (date of inception) to December 31, 1998, included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph which indicates that there are matters that raise substantial doubt about Autonomous' ability as a going concern) appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Autonomous Technologies Corporation's financial statements for the cumulative period from inception (July 23, 1985) to December 31, 1997 were audited by other auditors whose report included an explanatory paragraph with respect to the uncertainty regarding Autonomous Technology Corporation's ability to continue as a going concern. The other auditors' report has been furnished to Deloitte & Touche LLP, and the Deloitte & Touche LLP opinion, insofar as it relates to the amounts included for such prior period, is based solely on the report of such other auditors.

The financial statements of Autonomous as of December 31, 1997, and for each of the two years in the period ended December 31, 1997, and for the cumulative period from inception (July 23, 1985) to December 31, 1997, included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their report which is included herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Reference is made to such report, which includes an explanatory paragraph with respect to the uncertainty regarding Autonomous' ability to continue as a going concern as discussed in Note 1 to the financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

Summit and Autonomous file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Summit and Autonomous public filings are also available to the public from commercial document retrieval services and at the SEC's World Wide Web site at "http://www.sec.gov." Reports, proxy statements and other information about Summit and Autonomous also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

Summit has filed a registration statement to register with the SEC the shares of Summit common stock it will issue to Autonomous stockholders in the merger. This joint proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Summit, a proxy statement of Summit for the Summit special meeting and a proxy statement of Autonomous for the Autonomous special meeting.

As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

The SEC allows Summit to "incorporate by reference" information into this joint proxy statement/prospectus, which means that Summit can disclose important information to you by referring you to another document it has filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in the joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Summit has previously filed with the SEC. These documents contain important information about Summit and its financial condition.

   Summit SEC Filings (File No. 000-
   16937)                              Period
   ---------------------------------   ------
   Annual Report on Form 10-K and      Year ended December 31, 1997
    Form 10-K/A
   Quarterly Reports on Form 10-Q      For the quarters ended March 31, 1998; June 30,
                                       1998; and September 30, 1998
   Current Reports on Form 8-K         Filed on March 23, 1999 (as amended on January
                                       14, 1999); June 25, 1998; October 7, 1998; and
                                       March  , 1999, which includes Summit's 1998
                                       audited financial statements and related
                                       management's discussion and analysis of results
                                       of operations
   Registration Statements on Form     Filed May 16, 1988, setting forth a description
    8-A                                of the Summit common stock (including any
                                       amendments or reports filed for the purpose of
                                       updating such description), and filed April 3,
                                       1990, describing Summit's common stock purchase
                                       rights (including any amendments or reports
                                       filed for the purpose of updating such
                                       description)

Summit incorporates by reference additional documents that it may file with the SEC between the date the registration statement was initially filed and the date of the special meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

If you are a Summit stockholder, Summit may have sent you some of the documents incorporated by reference, but you can obtain any of them through Summit or the SEC or the SEC's world wide web site described above. Documents that Summit incorporated by reference are available without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this joint proxy statement/prospectus. Summit stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone at the following address:

  SUMMIT TECHNOLOGY, INC.
  21 Hickory Drive
  Waltham, Massachusetts 02451
  Attention: Kate Sturgis Burnham
  (781) 890-1234

If you would like to request public documents, please do so by April 22, 1999 to receive them before the Summit special meeting. If you request any incorporated documents from us, we will mail them to you by first-class mail, or other equally prompt means, within one business day of our receipt of your request.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote your shares at the special meetings. Summit and Autonomous have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March , 1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Summit common stock in the merger shall create any implication to the contrary.

               AUTONOMOUS TECHNOLOGIES CORPORATION AND SUBSIDIARY
                         (A Development Stage Company)

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Independent Auditors' Reports............................................  F-2
Consolidated Financial Statements as of December 31, 1998 and 1997, each of the three years in the Period Ended December 31, 1998, and the Period from Inception (July 23,1985) to December 31, 1998:
Consolidated Balance Sheets..............................................  F-4
Consolidated Statements of Operations....................................  F-5
Consolidated Statements of Stockholders' Equity..........................  F-6
Consolidated Statements of Cash Flows....................................  F-7
Notes to Consolidated Financial Statements...............................  F-9

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Autonomous Technologies Corporation:

We have audited the accompanying consolidated balance sheet of Autonomous Technologies Corporation and subsidiary [a development stage company (the Company)] as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended and for the period from July 23, 1985 (date of inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The Company's financial statements for the period July 23, 1985 (date of inception) through December 31, 1997 were audited by other auditors whose report, dated June 2, 1998, expressed an unqualified opinion on those statements and included an explanatory paragraph that described substantial doubt about the ability of the Company to continue as a going concern. The financial statements for the period July 23, 1985 (date of inception) through December 31, 1997 reflect total revenues and net loss of $3,487,582 and $28,908,047, respectively, of the related 1998 totals. The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior period, is based solely on the report of such other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, and for the period from July 23, 1985 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in developing and marketing an opthalmic laser product for vision correction. As described in Notes 1 and 10 to the consolidated financial statements, the Company has incurred material operating losses, has yet to emerge from development stage, and is defendant in a lawsuit claiming patent infringement and seeking preliminary and permanent injunctions against the Company. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are described in Notes 1, 10, and 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Deloitte & Touche LLP
Orlando, Florida
February 22, 1999, except for Note 13,
 as to which the date is March 16, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Autonomous Technologies Corporation:

We have audited the accompanying balance sheets of Autonomous Technologies Corporation (a Florida corporation in the development stage) as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996, and the period from inception (July 23, 1985) to December 31, 1997. The statements of operations and cash flows for the period from inception (July 23, 1985) to December 31, 1997, are not presented separately herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Autonomous Technologies Corporation as of December 31, 1997, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, and the period from inception (July 23, 1985) to December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company is in the development stage with no significant operating results to date. The factors discussed in Note 1 to the financial statements raise a substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to those matters are also described in Notes 1 and 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                  /s/ Arthur Andersen LLP
Orlando, Florida,
 June 2, 1998

               AUTONOMOUS TECHNOLOGIES CORPORATION AND SUBSIDIARY
                         (A Development Stage Company)

           CONSOLIDATED BALANCE SHEETS -- DECEMBER 31, 1998 AND 1997

                       ASSETS                            1998         1997
                       ------                         -----------  -----------
CURRENT ASSETS:
  Cash and cash equivalents.......................... $   544,666  $   109,245
  Investments........................................         --     7,191,827
  Accounts receivable................................      22,500          --
  Inventories (Note 1)...............................   3,749,458    2,358,934
  Prepaid expenses and other assets..................     609,725      356,892
                                                      -----------  -----------
    Total current assets.............................   4,926,349   10,016,898
PROPERTY AND EQUIPMENT--Net (Note 2).................   1,662,627    1,155,718
LADARVision SYSTEMS-IN-SERVICE--Net (Note 2).........     542,609      400,584
ADVANCE LICENSING FEES...............................     733,503      747,470
OTHER ASSETS.........................................      53,494       95,479
                                                      -----------  -----------
    Total assets..................................... $ 7,918,582  $12,416,149
                                                      ===========  ===========
        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------
LIABILITIES:
  Accounts payable................................... $   530,525  $   743,898
  Accrued expenses...................................     599,503      789,113
  Customer deposits..................................     308,801       46,211
  Note payable (Note 11).............................   3,000,000          --
  Current portion of obligations under capital leases
   (Note 3)..........................................      68,684       97,108
  Obligation under strategic alliance agreement
   (Notes 4 and 11)..................................     450,000          --
                                                      -----------  -----------
    Total current liabilities........................   4,957,513    1,676,330
OBLIGATIONS UNDER CAPITAL LEASES--Less current
 portion (Note 3)....................................     164,993      185,007
OBLIGATIONS UNDER STRATEGIC ALLIANCE AGREEMENT
 (Notes 4 and 11)....................................         --     1,575,000
                                                      -----------  -----------
    Total liabilities................................   5,122,506    3,436,337
                                                      -----------  -----------
COMMITMENTS AND CONTINGENCIES (Notes 3, 4, 5, 6, 7,
 10, and 11)
STOCKHOLDERS' EQUITY (Notes 4, 5, and 6):
  Convertible preferred stock--Series I, $.01 par
   value; 1,000 and -0- authorized at December 31,
   1998 and 1997, respectively; 385 and -0- shares
   issued at December 31, 1998 and 1997,
   respectively; and 270 shares outstanding at
   December 31, 1998 (at adjusted face value) (Note
   6)................................................ 3,139,483            --
  Common stock, $.01 par value; 25,000,000 shares
   authorized, 11,997,841 shares and 9,986,755 shares
   issued and outstanding at December 31, 1998 and
   1997, respectively................................     119,978       99,868
  Additional paid-in capital.........................  45,919,017   37,787,991
  Deficit accumulated during the development stage... (46,382,402) (28,908,047)
                                                      -----------  -----------
    Total stockholders' equity.......................   2,796,076    8,979,812
                                                      -----------  -----------
    Total liabilities and stockholders' equity....... $ 7,918,582  $12,416,149
                                                      ===========  ===========

                See notes to consolidated financial statements.

               AUTONOMOUS TECHNOLOGIES CORPORATION AND SUBSIDIARY
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND PERIOD FROM INCEPTION (JULY
                         23, 1985) TO DECEMBER 31, 1998

                                                                                                                 Cumulative
                                                                                                                    from
                                                                                                                 Inception
                                                                                                   Year Ended    (July 23,
                                                                       Years Ended    Year Ended    December      1985) to
                                                                       December 31,  December 31,      31,      December 31,
                                                                           1998          1997         1996          1998
                                                                       ------------  ------------  -----------  ------------
REVENUES:
  LADARVision systems and services.................................... $    221,955  $     37,065  $       --   $    259,020
  Research grants.....................................................          --            --           --      3,450,517
                                                                       ------------  ------------  -----------  ------------
    Total revenues....................................................      221,955        37,065          --      3,709,537
                                                                       ------------  ------------  -----------  ------------
OPERATING EXPENSES:
  Costs of revenues--LADARVision systems and services.................      395,130       105,892          --        501,022
  Costs of revenues--research grants..................................          --            --           --      3,465,596
  Clinical trials and compliance......................................    2,666,914     2,980,317    1,715,412     8,537,108
  Unabsorbed production start-up costs................................    2,997,672       758,801          --      3,756,473
  Research and development............................................    3,775,159     2,954,559    3,521,381    14,083,474
  Selling and marketing (Note 4)......................................    2,669,257     1,493,069    1,190,898     6,124,259
  General and administrative..........................................    2,846,404     2,328,222    1,852,351     9,201,275
  Other expenses (Notes 4 and 10).....................................    1,660,453     1,596,671    1,283,874     4,915,998
                                                                       ------------  ------------  -----------  ------------
    Total operating expenses..........................................   17,010,989    12,217,531    9,563,916    50,585,205
                                                                       ------------  ------------  -----------  ------------
OPERATING LOSS........................................................  (16,789,034)  (12,180,466)  (9,563,916)  (46,875,668)
INTEREST INCOME (EXPENSE):
  Interest income.....................................................      191,424       582,219      581,866     1,479,146
  Interest expense....................................................      (45,143)      (41,108)     (25,994)     (149,506)
                                                                       ------------  ------------  -----------  ------------
    Interest income--net..............................................      146,281       541,111      555,872     1,329,640
                                                                       ------------  ------------  -----------  ------------
LOSS BEFORE PROVISION FOR INCOME TAXES................................  (16,642,753)  (11,639,355)  (9,008,044)  (45,546,028)
PROVISION FOR INCOME TAXES (Note 8)...................................          --            --           --          4,772
                                                                       ------------  ------------  -----------  ------------
NET LOSS..............................................................  (16,642,753)  (11,639,355)  (9,008,044)  (45,550,800)
DEEMED DIVIDEND FOR SERIES I PREFERRED STOCK CONVERSION DISCOUNT......      831,602           --           --        831,602
                                                                       ------------  ------------  -----------  ------------
NET LOSS TO COMMON STOCKHOLDERS....................................... $(17,474,355) $(11,639,355) $(9,008,044) $(46,382,402)
                                                                       ============  ============  ===========  ============
LOSS PER SHARE (Notes 1 and 12):
  Basic net loss per share............................................ $      (1.59) $      (1.43) $     (2.36)
                                                                       ============  ============  ===========
  Weighted average common shares used in computing basic net loss per
   share..............................................................   11,009,272     8,151,395    3,812,039
--------------------------------------------------
                                                                       ============  ============  ===========

                See notes to consolidated financial statements.

               AUTONOMOUS TECHNOLOGIES CORPORATION AND SUBSIDIARY
                         (A Development Stage Company)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996 AND PERIOD FROM INCEPTION (JULY
                         23, 1985) TO DECEMBER 31, 1998

                                                                                  Deficit
                             Convertible                                        Accumulated
                           Preferred Stock        Common Stock     Additional    During the
                          -------------------  -------------------   Paid-in    Development
                          Shares     Amount      Shares    Amount    Capital       Stage
                          -------  ----------  ---------- -------- -----------  ------------
BALANCE, JULY 23, 1985..      --   $      --          --  $    --  $       --   $        --
 Issuance of common
  stock.................      --          --    1,125,000   11,250      76,250           --
 Issuance of Series A
  convertible preferred
  stock.................    3,000       3,000         --       --      723,233           --
 Issuance of Series B
  convertible preferred
  stock.................    1,313       1,313         --       --      374,071           --
   Net loss.............      --          --          --       --          --     (1,466,254)
                          -------  ----------  ---------- -------- -----------  ------------
BALANCE, MARCH 31,
 1994...................    4,313       4,313   1,125,000   11,250   1,173,554    (1,466,254)
 Issuance of Series A
  convertible preferred
  stock.................      354         354         --       --       80,180           --
 Issuance of Series B
  convertible preferred
  stock.................      170         170         --       --       49,017           --
 Issuance of Series C
  convertible preferred
  stock.................    2,927       2,927         --       --    1,535,270           --
   Net loss.............      --          --          --       --          --     (2,695,349)
                          -------  ----------  ---------- -------- -----------  ------------
BALANCE, MARCH 31,
 1995...................    7,764       7,764   1,125,000   11,250   2,838,021    (4,161,603)
 Common stock placed in
  escrow for future
  services..............      --          --      120,000    1,200      22,850           --
 Issuance of Series D
  convertible preferred
  stock.................    2,456       2,456         --       --    1,211,717           --
 In-kind services
  provided by
  stockholder...........      --          --          --       --      220,148           --
 Compensation under
  stock option plan.....      --          --          --       --      380,626           --
   Net loss.............      --          --          --       --          --     (4,099,045)
                          -------  ----------  ---------- -------- -----------  ------------
BALANCE, DECEMBER 31,
 1995...................   10,220      10,220   1,245,000   12,450   4,673,362    (8,260,648)
 Issuance of Series D
  convertible preferred
  stock.................    4,363       4,363         --       --    2,177,137           --
 Conversion of all
  preferred stock upon
  closing of initial
  public offering.......  (14,583)    (14,583)  2,187,450   21,875      (7,292)          --
 Conversion of note
  payable and advance
  from stockholder upon
  closing of initial
  public offering.......      --          --      817,500    8,175   3,396,825           --
 Issuance of common
  stock in initial
  public offering, net
  of offering costs.....      --          --    2,500,000   25,000  17,868,000           --
 In-kind services
  provided by
  stockholder...........      --          --          --       --      449,736           --
 Compensation under
  stock plans and
  agreements............      --          --          --       --      218,890           --
 Exercise of stock
  options...............      --          --       13,237      132       8,050           --
   Net loss.............      --          --          --       --          --     (9,008,044)
                          -------  ----------  ---------- -------- -----------  ------------
BALANCE, DECEMBER 31,
 1996...................      --          --    6,763,187   67,632  28,784,708   (17,268,692)
 Issuance of common
  stock, net of offering
  costs.................      --          --    3,000,000   30,000   7,984,996           --
 In-kind services
  provided by
  stockholder...........      --          --          --       --      471,275           --
 Compensation under
  stock plans and
  agreements............      --          --          --       --      485,937           --
 Exercise of stock
  options and warrants..      --          --      223,568    2,236      61,075           --
   Net loss.............      --          --          --       --          --    (11,639,355)
                          -------  ----------  ---------- -------- -----------  ------------
BALANCE, DECEMBER 31,
 1997...................      --          --    9,986,755   99,868  37,787,991   (28,908,047)
 Issuance of common
  stock to CIBA in
  exchange for strategic
  alliance obligation...      --          --      438,821    4,388   1,720,612           --
 In-kind services
  provided by
  stockholder...........      --          --          --       --      177,199           --
 Issuance of common
  stock in private
  offering, net of
  offering costs........      --          --      600,573    6,006   2,888,844           --
 Issuance of Series I
  convertible preferred
  in private offering...      500   5,000,000         --       --     (318,727)          --
 Deemed dividend for
  preferred stock
  conversion discount...      --      831,602         --       --          --       (831,602)
 Conversion of preferred
  stock.................     (230) (2,692,119)    656,148    6,561   2,685,558           --
 Compensation under
  stock option plan.....      --          --          --       --      374,397           --
 Exercise of stock
  options and warrants..      --          --      315,544    3,155     603,143           --
   Net loss.............      --          --          --       --          --    (16,642,753)
                          -------  ----------  ---------- -------- -----------  ------------
BALANCE, DECEMBER 31,
 1998...................      270  $3,139,483  11,997,841 $119,978 $45,919,017  $(46,382,402)
                          -------  ----------  ---------- -------- -----------  ------------

                See notes to consolidated financial statements.

               AUTONOMOUS TECHNOLOGIES CORPORATION AND SUBSIDIARY
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996 AND
           PERIOD FROM INCEPTION (JULY 23, 1985) TO DECEMBER 31, 1998

                                                                       Cumulative
                                                                     from Inception
                          Year Ended    Year Ended    Year Ended   (July 23, 1985) to
                         December 31,  December 31,  December 31,     December 31,
                             1998          1997          1996             1998
                         ------------  ------------  ------------  ------------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss..............  $(16,642,753) $(11,639,355) $(9,008,044)     $(45,550,800)
 Adjustments to
  reconcile net loss to
  net cash used in
   operating
    activities:
   In-kind services
    provided by
    stockholder........       177,199       471,275      449,736         1,318,358
   Compensation expense
    under stock option
    plan...............       374,398       485,937      218,890         1,459,851
   Compensation expense
    related to common
    stock placed in
    escrow for future
    services...........           --            --           --             24,050
   Convertible
    preferred stock
    issued for
    services...........           --            --           --            162,500
   Loss on disposal of
    property and
    equipment..........       185,271           --        85,167           270,438
   Depreciation and
    amortization.......       800,793       315,054      173,724         1,494,652
   Changes in assets
    and liabilities:
     Increase in
      accounts
      receivable.......       (22,500)          --           --            (22,500)
     Increase in
      inventories......    (1,390,524)   (2,096,327)    (262,607)       (3,749,458)
     Increase in
      prepaid expenses
      and other
      assets...........      (210,848)     (180,074)    (200,770)         (663,219)
     Decrease
      (increase) in
      advance licensing
      fees.............        13,967         2,530     (750,000)         (733,503)
     Increase
      (decrease) in
      accounts
      payable..........      (213,373)      (90,887)     508,258           530,525
     Increase in
      accrued
      expenses.........        72,980       413,070      191,973           908,304
     Increase in
      obligation under
      strategic
      alliance
      agreement........       600,000       600,000      600,000         2,175,000
                         ------------  ------------  -----------      ------------
      Net cash used in
       operating
       activities......   (16,255,390)  (11,718,777)  (7,993,673)      (42,375,802)
                         ------------  ------------  -----------      ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Capital expenditures
  on property and
  equipment............    (1,197,998)     (802,556)    (298,287)       (2,681,248)
 Investments in
  LADARVision Systems-
  in-Service...........      (437,000)     (437,000)         --           (874,000)
 Restricted investment
  (made) proceeds......           --        162,000     (162,000)              --
 Investments made......           --     (9,644,170) (14,144,080)      (23,788,250)
 Investment proceeds...     7,191,827    11,716,097    4,880,326        23,788,250
                         ------------  ------------  -----------      ------------
      Net cash provided
       by (used in)
       investing
       activities......     5,556,829       994,371   (9,724,041)       (3,555,248)
                         ------------  ------------  -----------      ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Net proceeds from
  issuance of
  convertible preferred
  stock................     4,681,273           --     2,181,500        10,674,435
 Net proceeds from
  issuance of common
  stock................     2,894,850     8,014,996   17,893,000        28,899,891
 Proceeds from exercise
  of stock options and
  warrants.............       606,298        63,311        8,182           677,791
 Payment of obligations
  under capital
  leases...............       (48,439)      (73,393)     (28,557)         (151,401)
 Proceeds from note
  payable..............     3,000,000           --           --          3,000,000
 Net proceeds from
  (payments of) note
  payable..............           --       (151,299)     151,299               --
 Advance from
  stockholder..........           --            --           --          1,000,000
 Proceeds from issuance
  of convertible note
  payable..............           --            --           --          2,405,000
 Proceeds from long-
  term debt............           --            --           --            200,000
 Repayment of long-term
  debt.................           --            --           --           (200,000)
 Other--net............           --            --           --            (30,000)
                         ------------  ------------  -----------      ------------
      Net cash provided
       by financing
       activities......    11,133,982     7,853,615   20,205,424        46,475,716
                         ------------  ------------  -----------      ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS...........       435,421    (2,870,791)   2,487,710           544,666
CASH AND CASH
 EQUIVALENTS, beginning
 of year...............       109,245     2,980,036      492,326               --
                         ------------  ------------  -----------      ------------
CASH AND CASH
 EQUIVALENTS, end of
 year..................  $    544,666  $    109,245  $ 2,980,036      $    544,666
                         ============  ============  ===========      ============

                                                                     [continued]

               AUTONOMOUS TECHNOLOGIES CORPORATION AND SUBSIDIARY
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996 AND
           PERIOD FROM INCEPTION (JULY 23, 1985) TO DECEMBER 31, 1998
                                  (continued)

                                                                     Cumulative
                                                                   from Inception
                           Year Ended   Year Ended   Year Ended  (July 23, 1985) to
                          December 31, December 31, December 31,    December 31,
                              1998         1997         1996            1998
                          ------------ ------------ ------------ ------------------
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION AND NONCASH
 INVESTING AND FINANCING
 TRANSACTIONS:
 Cash transactions--
  Interest paid.........   $  33,301     $36,518     $  22,057       $ 129,137
 Noncash transactions:
   Property and
    equipment purchases
    subject to capital
    lease obligations...      55,089     178,246       178,519         440,168
   Advance from
    stockholder
    converted to common
    stock...............         --          --      1,000,000       1,000,000
   Convertible note
    converted to common
    stock...............         --          --      2,405,000       2,405,000
   Strategic alliance
    obligation converted
    to common stock.....   1,725,000         --            --        1,725,000
   Deemed dividend for
    preferred stock
    conversion
    discount............     831,602         --            --          831,602
   Issuance of common
    stock upon
    conversion of
    convertible
    preferred stock.....   2,692,118         --            --        2,692,119



                See notes to consolidated financial statements.

                      AUTONOMOUS TECHNOLOGIES CORPORATION
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

1. ORGANIZATION, FUNDING, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and History

Autonomous Technologies Corporation (together with its subsidiary, the Company) was incorporated in the State of Florida in 1985. The Company was formed to pursue applications in the specialized field of laser radar (LADAR). The Company has now focused its efforts on applying unique LADAR tracking technology to the medical field and to the development of an ophthalmic laser product for vision correction, trade named the LADARVision(R) System.

The Company generated revenues under government research grants during the early years of its existence while it was developing commercial applications of the LADAR technology. The final grant under which the Company conducted such research was completed in February 1994. All subsequent research and clinical development efforts have been devoted toward ophthalmic commercial applications for its LADARVision system.

The Company formed a wholly owned subsidiary in May 1998 to facilitate the conduct of its business in non-U.S. markets. The accounts of this subsidiary, Autonomous International Corporation, are consolidated for presentation in these financial statements as of December 31, 1998 and for the period since formation of the subsidiary to December 31, 1998.

Funding

In May 1996, the Company completed its initial public offering of common stock. The Company sold 2,500,000 shares of common stock in this offering. Concurrent with this event, all of the outstanding convertible preferred stock and certain debt of the Company were converted to common shares. In 1997 and 1998, the Company concluded three additional private financings to continue to fund operations.

On October 1, 1998, the Company entered into a merger agreement (Merger Agreement) with Summit Technology, Inc. (Summit) whereby the Company may merge into a subsidiary of Summit. Summit is also involved in the field of laser vision correction. More detailed information is contained in Note 11.

The Company has a revolving credit agreement (Credit Agreement) that is part of the Merger Agreement. Under the terms of the Credit Agreement, Summit agreed to loan the Company up to $5 million. The Company may not borrow more than $1.5 million in any calendar month and is required to make monthly interest payments on the aggregate loan balance at a per annum rate of 5.25%. See Note 13 for a description of an amendment to the Credit Agreement.

At December 31, 1998, the Company had drawn $3.0 million under the Credit Agreement pending the closing of a previously arranged private financing. On January 20, 1999, the Company repaid all outstanding balances from the proceeds of that financing. The Company anticipates utilizing the Credit Agreement to fund operations after January 31, 1999. See Note 11 for a full description of the Credit Agreement.

The Company has a common stock warrant issue outstanding that expires February 28, 1999. It is anticipated that more than $1.0 million will be paid to the Company upon the exercise of these warrants. See Note 5 concerning warrants outstanding.

The Company believes that the warrant exercise proceeds and the Summit revolving credit agreement will be sufficient to fund operations into the second quarter of 1999. In the event the merger with Summit is not consummated by March 31, 1999, the Company will renew efforts to seek external capital to continue to fund operations. If no external financing is obtained during the second quarter of 1999, operations of the Company would have to be materially curtailed at that time, including the cessation of production and U.S. marketing efforts. If the Summit merger does not occur, the Company will also renew its efforts to be acquired by another firm as an alternative to raising additional capital.

Should the Company be successful in raising adequate funds in 1999 to fund operations for a reasonable period thereafter (assuming the Summit merger does not occur), the financing may cause substantial dilution for current stockholders. It is also uncertain whether another party could be found in a short time period to acquire the Company on reasonable terms.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As further described within Notes 1 and 11, in the event the Summit merger is not completed, recurring operating losses, possible future funding deficiencies, and patent litigation (see Notes 10 and 13) raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the Company's inability to continue as a going concern.

Development Stage Company

The Company's primary operations since inception has been devoted to developing commercial applications of its LADAR technology. No significant operating revenue has yet been generated. As a result, the financial statements are presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises. In order to generate significant revenues and become an operating business, the Company is in the process of building both U.S. and non-U.S. sales and marketing capabilities. The Company received its initial Pre-market Approval (PMA) from the FDA in November 1998. The PMA permits the Company to commence U.S. sales and marketing activities. The Company has elected to commence its U.S. launch of the LADARVision System in the U.S. after the merger with Summit is consummated in order to be licensed under a royalty-free cross license from both VISX, Incorporated and Summit, who held such intellectual property jointly under a patent pooling arrangement until mid-1998. Several companies are actively marketing ophthalmic laser devices outside the U.S. Three other such devices have been approved by the FDA for U.S. marketing for various levels of surgical indications.

Cash and Cash Equivalents

Cash in excess of immediate operating needs is invested for up to 90 days in overnight repurchase agreements and/or marketable debt securities, such as commercial paper, in accordance with the Company's investment policy. Such cash equivalents are stated at cost plus accrued interest, which approximates market value.

Investments

Certain other liquid funds of the Company have been invested for terms in excess of 90 days in Treasury and Agency securities. These investments have been accounted for as "available-for-sale" securities under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Realized gains and losses are computed using the specific identification method. As of December 31, 1997, the investments were stated at cost which approximate quoted market values. At December 31, 1998, the Company held no investment securities.

Property and Equipment, Net

Property and equipment is recorded at cost less accumulated depreciation and amortization. The Company provides depreciation primarily using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the term of the lease or the life of the asset. Asset lives range as follows:

                                                                           Years
                                                                           -----
   Furniture and office equipment.........................................  3-7
   Assembly, design, and test equipment...................................  3-7

Impairment

The Company periodically reviews long-lived assets to be held and used in operations for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the estimated undiscounted future cash flows from the assets are less than the carrying value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. No asset impairment losses were incurred by the Company during the years ended December 31, 1998, 1997, or 1996.

Inventories

Inventories relate to LADARVision Systems, which consist of component parts amounting to $2,255,324 (less an obsolescence allowance of $419,758) and $988,403 and work-in-process of $1,913,892 and $1,370,531 at December 31, 1998 and 1997, respectively.

Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out method.

LADARVision Systems-in-Service

The Company's LADARVision Systems-in-Service are LVC systems placed under the Company's Autonomous Affiliates ProgramSM wherein the ophthalmology clinic or hospital pays the Company a per-procedure fee for the use of the system in LVC procedures.

Effective January 1, 1996, the Company changed the estimated useful lives for some of its property and equipment from five years to three years. The effect of this change in accounting estimate on net loss and net loss per share for the year ended December 31, 1996 was immaterial. Effective January 1, 1999, the Company changed the estimated useful lives for its LADARVision Systems-in-Service from five years to four years. The effect of this change in accounting estimate on net loss and net loss per share for the year ended December 31, 1999 is expected to be immaterial.

Advance Licensing Fees

The Company paid an advance licensing fee for the right to use certain patented technology in commercial applications of its LADARVision System in the future. License fees, which began to accrue against the prepaid asset in 1997, are due based on agreed upon percentages of certain of the Company's future revenues, as defined in the license agreement.

Research and Development

Research and development costs, which include the costs to pursue new patents and the costs of building prototype and clinical LADARVision Systems and CustomCornea(R) units, are expensed as incurred.

Software Development Costs

Costs of developing software that will be used in the LADARVision System units have been included in research and development expenses from the inception of the Company until the end of 1998. Upon the achievement of the technological feasibility, defined as receipt of the initial PMA from the FDA (which occurred in late 1998), the Company will capitalize software costs incurred hereafter and report them at the lower of unamortized cost or net realizable value.

Cost of developing software that will be used in the CustomCorena diagnostic device which is under development will be included in research and development expenses until technological feasibility is established by achievement of the appropriate FDA approval.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income taxes have been provided for the differences between the financial reporting carrying values and the income tax reporting basis of the Company's assets and liabilities. These temporary differences consist of differences between the timing of the deduction of certain amounts between income tax reporting purposes and financial statement purposes. Due to uncertainties regarding the Company's ability to realize the benefits of its deferred tax assets through future operations, a valuation allowance has been established that completely offsets the net deferred tax asset.

Net Loss Per Share; Statement of Financial Accounting Standards 128

The Company adopted Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS No. 128). SFAS No. 128 replaces the presentation of primary earnings per share (EPS) with a presentation of basic EPS. Additionally, for many companies with potential common stock instruments outstanding (options, warrants, convertible securities, or other contingent issuances), a dual presentation of basic and diluted EPS is required. The Company's presentation of basic EPS is found in the accompanying consolidated statements of operations. The Company's net losses for the periods presented cause the inclusion of potential common stock instruments outstanding to be antidilutive and, therefore, in accordance with SFAS No. 128, the Company is not required to present a diluted EPS.

Stock Authorization and Stock Split

In February 1996, the Board of Directors (the Board) approved a 150-for-1 stock split of the Company's common stock and a restatement of the par value of the Company's common stock to $.01 per share, accompanied by an increase in authorized common shares to 15,000,000. The Board also approved the creation of a new class of convertible preferred stock of the Company and approved an authorization of 1,000,000 shares of such stock, whose price, rights, privileges and related terms shall be determined by the Board at the time of issuance. Additionally, on June 12, 1997, the stockholders of the Company authorized an increase in authorized common shares to 25,000,000.

All share and per-share information in the consolidated financial statements have been adjusted to give effect to the 150-for-1 stock split and par value restatement which became effective upon Board and shareholder approval in February 1996.

Stock Options

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), which encourages, but does not require, companies to adopt the fair value method of accounting for stock-based employee compensation plans. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Companies are also permitted to continue to account for such transactions under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, but are required to disclose on a proforma basis, net income and, if presented, earnings per share, as if the fair value based method of accounting had been applied.

Effective January 1, 1996, the Company elected to adopt only the disclosure requirements of SFAS No. 123. Accordingly, the Company will continue to account for stock based employee compensation under APB Opinion No. 25. See Note 7.

Fair Value of Financial Instruments

The carrying amounts of the Company's financial assets and liabilities, including cash and cash equivalents and accounts payable at December 31, 1998 and 1997, approximate fair value because of the short maturity of these items. The carrying amount of the Company's obligations under capital leases approximates fair value at December 31, 1998 and 1997, since the interest rates approximate rates currently available to the Company for borrowings and investments.

New Accounting Pronouncements

In June 1997, SFAS No. 130, Reporting Comprehensive Income (SFAS 130), was issued. This statement, which was effective for years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Implementation of SFAS 130 by the Company did not affect the consolidated financial statements of the Company as the Company did not have any items of other comprehensive income during the periods reported. The net losses reported by the Company are also its comprehensive net losses for all periods reported.

In December 1997, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 requires the disclosure of operating information about segments of an enterprise based on how management information is complied and used for decision making. The Company's plans are to provide products and services for only one such market, that of refractive surgical correction, and therefore no segment financial information is presented herein in accordance with SFAS 131.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior-year amounts have been reclassified to conform with the current-year presentation.

2. Property, Equipment, and LADARVision Systems-in-Service

Property and equipment consisted of the following as of December 31:

                                                            1998        1997
                                                         ----------  ----------
Furniture and office equipment.......................... $1,254,356  $  941,298
Assembly, design and test equipment.....................  1,501,111     662,252
Leasehold improvements..................................    182,195     151,178
                                                         ----------  ----------
                                                          2,937,662   1,754,728
Less accumulated depreciation........................... (1,275,035)   (599,010)
                                                         ----------  ----------
  Property and equipment--net........................... $1,662,627  $1,155,718
                                                         ==========  ==========

LADARVision Systems-in-Service consisted of the following at December 31:

                                                            1998        1997
                                                         ----------  ----------
LADARVision Systems-in-Service.......................... $  655,500  $  437,000
Less accumulated depreciation...........................   (112,891)    (36,416)
                                                         ----------  ----------
LADARVision Systems-in-Service--net..................... $  542,609  $  400,584
                                                         ==========  ==========

As of December 31, 1998, the Company held equipment under capital leases with a net book value of $201,643. Depreciation expense totaled $732,813, $278,638 and $173,724 for the years ended December 31, 1998, 1997, and 1996, respectively.

3. Lease Obligations

The Company has acquired furniture, computer, design and communications equipment under capital lease arrangements. The effective interest rate on the leases range from 9% to 21%.

In May 1997, the Company began occupying a main office and production facility with approximately 25,000 square feet under a lease. The lease term is 10 years, with two five-year renewal options and termination opportunities at years five and seven. Base rent under this lease for the 1999-2000 year is $252,000, with annual 3% increases in subsequent years, plus the Company's allocated portion of common area maintenance and other operating costs. The lease payments include rent on $500,000 of landlord provided and tenant specified build-out improvements. Minimum future obligations under noncancelable operating leases (including the aforementioned facilities lease) and the present value of future minimum capital lease payments as of December 31, 1998, are as follows:

                                                           Capital   Operating
                                                            Leases     Leases
                    Year Ending December 31                --------  ----------
      1999...............................................  $108,900  $  277,063
      2000...............................................    79,759     280,706
      2001...............................................    69,869     288,295
      2002...............................................    20,623     282,300
      2003...............................................       --      283,553
      2004 and thereafter................................       --    1,329,290
                                                           --------  ----------
      Total minimum lease payments.......................   279,151  $2,741,207
                                                                     ==========
      Less amount representing interest..................   (45,474)
                                                           --------
      Present value of minimum lease payments............   233,677
      Less current portion...............................   (68,684)
                                                           --------
      Long-term obligation...............................  $164,993
                                                           ========

Rent expense totaled $357,196, $362,876 and $168,741 for the years ended December 31, 1998, 1997 and 1996, respectively.

4. Strategic Alliance

History and Terms

In May 1994, the Company entered into a strategic marketing alliance (the Purchase Agreement) with CIBA Vision Group Management, Inc. (CIBA), whereby CIBA invested $2,405,000 into the Company and received an interest-free, convertible note of $2,405,000 (the CIBA Note) with a three-year term, made an equity investment in the Company, and acquired exclusive marketing rights outside of North America to the LADARVision System. The CIBA Note automatically converted into common stock upon the Company's initial public offering in May 1996.

On May 15, 1995, the Company entered into a Strategic Alliance Agreement (SAA) with CIBA which terminated the aforementioned marketing agreement with CIBA and amended the Purchase Agreement. Under the SAA, the Company regained control of all marketing rights, received a $1,000,000 cash payment, and a commitment of $1,000,000 worth of contributed sales and marketing services over three years. In return, CIBA obtained the right to a 6% commission on net revenue worldwide, as defined in the SAA, from all of the Company's equipment sales and patient procedure fees pertaining to ophthalmic refractive surgery. The commission is limited to $10,000,000 in the aggregate.

The Company was also required to issue 610,534 Additional Shares of common stock, as further described below, to CIBA on May 15, 1999. In March 1998, the Company and CIBA amended the SAA and agreed to the issuance of 438,821 of the additional shares of stock to CIBA. Concurrent with the March 1998 issuance, the Company's Obligation under SAA of $1,725,000 was reclassified to common stock and additional paid-in capital. The remaining 171,713 of the Additional Shares to be issued in 1999 are still to be governed by the terms of the SAA. The Company is required to issue 171,713 shares of common stock to CIBA on May 15, 1999 (or earlier if the proposed merger with Summit is consummated--see
Note 11).

Additional Shares

The Company is accruing for the obligation to issue the Additional Shares to CIBA under the SAA on a straight line basis from the agreement date of May 15, 1995, to the expected issuance date of May 15, 1999. The obligation being accrued over this four-year period is $2.4 million, which represents the value of the originally issuable preferred shares at the date of the SAA. In each of the years in the three year period ended December 31, 1998, the Company recorded $600,000 of expense under this SAA which are included in other expenses on the accompanying consolidated statements of operations. This amount is recorded as the obligation under strategic alliance agreement in the accompanying consolidated balance sheets as of December 31, 1998 and 1997.

Termination Rights

Under the SAA, CIBA has the right, at its sole discretion, to terminate the SAA upon 180 days notice to the Company whereby the Company would continue to be obligated to pay to CIBA the 6% commission for three years beyond termination on those LADARVision Systems that were commercially placed at the time of termination. In this case, CIBA's right to the additional shares on May 15, 1999, would be terminated. Additionally, CIBA has the right to terminate the SAA upon 30 days notice should there be a change of control of the Company or if the commercial value of the Company's technology is materially impacted.

During the years ended December 31, 1998, 1997, and 1996, CIBA contributed sales and marketing services of $177,199, $471,275 and $449,736, respectively, to the Company. These amounts have been recorded as selling and marketing expense in the accompanying consolidated statements of operations, with a corresponding increase to additional paid-in capital. The sales and marketing services agreement expired on May 15, 1998.

5. Common Stock

Investor Rights Agreement

In connection with the Purchase Agreement, CIBA entered into an Amended and Restated Investors' Rights Agreement (the Rights Agreement) between the Company and certain holders of its shares. The Rights Agreement provides, among other things, for uniform registration and information among such holders and gives CIBA the right of first offer with respect to future offerings of any shares of any class of the Company's capital stock.

1998 Sale of Common Stock

On May 26, 1998, the Company completed a private placement of 600,573 shares of unregistered common stock for $5.166 per share to four European investors, with funding completed on June 2, 1998. The Company realized net proceeds from this sale of $2,904,000.

Common Stock Warrants

The Company issued detachable warrants (the Series D Warrants) for the purchase of 1,048,350 shares of common stock in connection with a preferred stock issuance prior to its 1996 initial public offering. The warrants had an original weighted average exercise price of $3.47 per share. These warrants expire on February 29, 1999, have a cashless exercise provision, and are exercisable at any time during their term. On February 3, 1999, the Board approved a resolution to lower the exercise price on the Series D Warrants to $3.00 per share in the case of cash exercises. The exercise price will remain as originally offered in cases where the holder opts for a cashless exercise.

Upon completion of its initial public offering, the Company issued warrants for the purchase of 75,000 shares of common stock to the managing underwriters of the offering. These warrants have an exercise price of $9.60 per share, are exercisable after May 7, 1997, and have an expiration date of May 7, 1999. In connection with its 1997 equity offering, the Company issued warrants for the purchase of 90,000 shares of common stock to an investment banking firm and the placement agent for the offering. These warrants have a weighted average exercise price of $3.61 per share, are currently exercisable, and have expiration dates in April 1999 and June 2002.

As part of the Company's 1998 preferred stock financing (see Note 6), the Company is obligated, in certain circumstances, to issue warrants for a total of 380,000 shares to both the preferred stockholder and the placement agent for the offering. These warrants became issuable upon the closing of the preferred stockholder's option to purchase a second tranche of preferred stock. The preferred stockholder exercised the option to purchase the second tranche on November 9, 1998 and the warrants were issued upon closing on January 15, 1999. These warrants for the purchase of 380,000 shares have an exercise price of $6.17 per share and expire in January 2001. These warrants are not included in the table of outstanding warrants below since they were issued after December 31, 1998. The holder of the preferred stock has agreed to exchange its warrant for 300,000 shares, upon the closing of the proposed merger with Summit (see
Note 11), for 100,000 shares of the Company's common stock.

Following is a tabulation of common stock purchase warrants outstanding at December 31, 1998:

                                                Weighted
                                                Average
                                                Exercise
        Source of Issuance/Date         Shares   Price           Expiration
        -----------------------         ------- --------     -------------------
Series D Warrants/1996................. 754,350  $3.52(/1/)    February 28, 1999
Underwriters Warrants/1996.............  75,000   9.60               May 7, 1999
Placement Agent Warrants/1997..........  90,000   3.61       April 8, 1999; 2002
                                        -------
                                        919,350
                                        =======

--------
(/1/For)the period from February 3, 1999 to expiration, the exercise price in the case of cash exercise is $3.00 per share.

6.Series I Preferred Stock

On April 16, 1998, the Company entered into a Convertible Preferred Stock Purchase Agreement and certain other related documents with an investor, including a Stock Purchase Warrant Agreement, relating to the sale by the Company of 500 shares of a newly designated Series I Convertible Preferred Stock (Preferred Stock) and an option for the investor to purchase an additional 400 of such shares by November 1998. The purchase price of the Preferred Stock is $10,000 per share, for an initial purchase price of $5,000,000 with the option shares having an additional purchase price of $4,000,000. The option was exercised by the investor on November 9, 1998.

The closing on the first 500 shares of the Preferred Stock occurred on August 7, 1998 and the closing on the option shares occurred January 15, 1999. As a result of the latter closing date being after December 31, 1998, the accompanying consolidated financial statements only reflect the first 500 shares of Preferred Stock. The Company realized $4,681,000 on the closing of the first 500 shares of the Preferred Stock.

The Preferred Stock is convertible into common stock from time to time, but generally on a schedule of no more than 115 shares per month, at a price 10% less than the average of the prior five days low trading prices of the Company's common stock on the Nasdaq National Market. Upon the announcement of the agreement to merge with Summit (see Note 11), the conversion price became fixed at the average low trading price of the five days prior to the announcement, or $3.975 per share. In no case is the entire issue of 900 shares of the Preferred Stock convertible into more than 2,263,197 shares of common stock. Should operation of the aforementioned formula result in the issuance of the maximum number of shares without full conversion of the Preferred Stock, the Company will be required to redeem the remainder in cash at 111% of the purchase price of the remaining Preferred Stock. Assuming that the Company's stock price generally remains at a level high enough whereby the $3.975 per share is the operative conversion price, the continued conversion of the Preferred Stock would result in the issuance of the maximum number of common shares indicated above and the mandatory redemption of a remaining 32 shares of Preferred Stock for $355,552. Through December 31, 1998, the holder of the Preferred Stock had converted 230 shares of the Preferred Stock into 656,148 shares of common stock.

See Note 5 for a description of the Stock Purchase Warrant issued in conjunction with the closing of the purchaser's exercise of the option for 400 shares of the Preferred Stock.

The Company is accounting for the aggregate estimated discount from the conversions as a "deemed" preferred stock dividend in the accompanying consolidated statement of operations. This accounting treatment takes into account the earliest schedule upon which the conversions can occur and allocates the aggregate estimated discount to the periods for which those scheduled shares of convertible preferred stock are outstanding. In the period from the initial closing (August 7, 1998) to March 31, 1999, the Company has or will recognize $1,000,000 of such deemed dividend on the preferred stock.

The Preferred Stock is generally nonvoting, is senior in liquidation preference to the Company's common stock and to any other preferred stock so long as it shall remain outstanding, and imposes certain limitations on the Company's operations until such time as a substantial amount of the Preferred Stock has been converted into common stock or 300 days from the initial closing, whichever occurs first.

7. Employee Benefit Plans

Stock Options

In 1995, the board established the Autonomous Technologies Corporation 1995 Stock Option Plan (1995 Option Plan), authorizing a total of 1,050,000 common shares for the purpose of attracting and retaining the services of qualified employees, directors and consultants. In both 1997 and 1998, the Company's stockholders approved increases in authorized shares under the 1995 Option Plan to bring authorized shares to 2,250,000. Options under the 1995 Option Plan can be either incentive stock options for employees or nonqualified stock options for consultants or directors and generally vest ratably over the five-year period following their grant. Options granted under the 1995 Option Plan can have a term of no more than 10 years.

The 1995 Option Plan has a provision whereby all outstanding options accelerate in the case of a change of control of the Company. It is anticipated that the merger with Summit (see Note 11) will be such a change of control event and option holders will have the choice of accelerating vesting for outstanding options that have not fully vested. Under the terms of the Merger Agreement, the option holder will alternatively be able to choose to waive such acceleration so that Summit will assume the option on its original terms, with appropriate adjustments to the number of shares and the exercise price under a formula in the Merger Agreement.

In 1996, the Board established the Autonomous Technologies Corporation Employee Stock Purchase Plan (1996 ESPP), authorizing a total of 75,000 common shares for the purpose of providing qualifying employees the opportunity to purchase shares in accordance with the terms of the 1996 ESPP at a discount of 15% from market. The 1996 ESPP began operation on July 1, 1996. As a result of the pending Summit merger, the ESPP was suspended after the exercise of options on December 31, 1998 and will only resume operation should the merger not be consummated.

A summary of the Company's 1995 Option Plan and 1996 ESPP as of December 31, 1998, 1997, and 1996 and changes during the years then ended is presented below:

                                         1995 Option Plan        1996 ESPP
                                        -------------------- ------------------
                                                   Weighted-          Weighted-
                                                    Average            Average
                                                   Exercise           Exercise
                                         Shares      Price   Shares     Price
                                        ---------  --------- -------  ---------
Outstanding as of December 31, 1995....   597,600    $ .29       --     $ --
                                                     =====              =====
  Granted in 1996......................   283,550    $5.02     1,417    $3.40
                                                     =====              =====
  Exercised in 1996....................   (11,820)   $ .28    (1,417)   $3.40
                                        ---------    =====   -------    =====
Outstanding as of December 31, 1996....   869,330    $1.84       --     $ --
                                                     =====              =====
  Granted in 1997......................   694,000    $5.16     9,346    $3.47
                                                     =====              =====
  Exercised in 1997....................  (173,620)   $ .29    (9,346)   $3.47
                                                     =====              =====
  Cancellations in 1997................   (22,720)   $3.14       --     $ --
                                        ---------    =====   -------    =====
Outstanding as of December 31, 1997.... 1,366,990    $3.70       --     $ --
                                                     =====              =====
  Granted in 1998......................   607,626    $4.84    14,044    $4.15
                                                     =====              =====
  Exercised in 1998....................  (135,920)   $ .40   (10,719)   $4.03
                                                     =====              =====
  Cancellations in 1998................  (148,670)   $5.19    (3,325)   $4.55
                                        ---------    =====   -------    =====
Outstanding as of December 31, 1998.... 1,690,026    $4.24       --     $ --
                                        =========    =====   =======    =====

SFAS 123 weighted-average fair value of options granted during the year:

  1996.................................   283,550    $3.42     1,417    $1.02
  1997.................................   694,000    $3.57     9,346    $1.13
  1998.................................   607,626    $3.61    14,044    $1.42

The following table summarizes significant ranges of outstanding and exercisable options at December 31, 1998:

                     Options Outstanding        Options Exercisable
              --------------------------------- --------------------
                           Weighted-
                            Average   Weighted-             Weighted
  Range of                 Remaining   Average              Average
  Exercise      Number    Contractual Exercise    Number    Exercise
   Prices     Outstanding    Life       Price   Exercisable  Price
  --------    ----------- ----------- --------- ----------- --------
$0.13--$0.33     291,550   6.8 years    $ .30     226,000    $ .29
$3.50--$4.88     500,976   8.9 years     4.03     155,746     4.14
$5.13--$6.13     798,000   8.9 years     5.47     191,600     5.48
$6.25--$8.00      99,500   8.7 years     6.95      23,700     7.12
               ---------                -----     -------    -----
               1,690,026                $4.24     597,046    $3.23
               =========                =====     =======    =====

The options outstanding at December 31, 1998, expire from January 1999 to November 2008. There are 238,614 shares remaining available for grant in the 1995 Option Plan and 53,518 shares remaining available for grant in the 1996 ESPP at December 31, 1998.

For options granted during 1995, the Company has recognized compensation expense in the years ended December 31, 1998, 1997 and 1996, under APB 25 of $374,400, $244,145 and $218,890, respectively. The additional compensation expense, under current vesting schedules, the Company will recognize under APB 25 is immaterial.

The Company has not elected to adopt the compensation measurement provisions of SFAS 123. Had the Company elected to measure compensation using the methodology prescribed in SFAS 123 for options during the years ended December 31, 1998, 1997, and 1996, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                  Year Ended December 31,
                                             ----------------------------------
                                                1998        1997        1996
                                             ----------- ----------- ----------
Net loss........................ As reported $16,564,985 $11,639,355 $9,008,044
                                 Pro forma   $18,517,000 $12,205,000 $9,296,000
Basic net loss per share........ As reported $      1.59 $      1.43 $     2.36
                                 Pro forma   $      1.77 $      1.50 $     2.44

The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions summarized as follows:

                                                             Expected Interest
              Grant type and period               Volatility   Life     Rates
              ---------------------               ---------- -------- ---------
                                                           (in years)
1996 option grants...............................    60%       6.3    5.6%--6.8%
1997 option grants...............................    70%       6.4    5.7%--6.9%
1998 option grants...............................    80%       6.4    4.3%--5.8%
Employee stock purchase plan grants..............  60--80%     0.5      5.0%

401(k) Plan

In December 1995, the Board authorized the formation of a retirement plan for the Company's employees that qualifies under Internal Revenue code (IRC)
Section 401(k). The Plan, which began January 1, 1996, covers employees who have attained at least 18 years of age. The Company may, at the Board's discretion, make matching contributions to the employee contributions. The Company has never made any matching contributions.

8. Income Taxes

The reconciliation of the benefit for income taxes based upon the U.S. statutory federal rate (34%) to the Company's provision for income taxes is as follows for the years ended:

                                                    December 31,
                                         -------------------------------------
                                            1998         1997         1996
                                         -----------  -----------  -----------
Expected tax benefit at statutory rate   $(5,941,000) $(3,958,000) $(3,063,000)
(Increase) decrease resulting from:
  State income tax benefit, net of
   federal tax benefit..................    (634,000)    (423,000)    (327,000)
  Costs incurred but not deductible for
   tax purposes.........................     462,000       11,000        6,000
  Increase in the valuation allowance...   6,113,000    4,370,000    3,384,000
                                         -----------  -----------  -----------
    Total provision for income taxes.... $       --   $       --   $       --
                                         ===========  ===========  ===========

The Company's deferred tax accounts consisted of the following as of December 31, 1998 and 1997:

                                                          1998         1997
                                                       -----------  -----------
Assets:
 Net operating loss (NOL) carry forwards.............. $15,704,000  $ 9,220,000
 Accruals and other...................................   1,188,000    1,559,000
                                                       -----------  -----------
                                                        16,892,000   10,779,000
Less valuation allowance.............................. (16,892,000) (10,779,000)
                                                       -----------  -----------
                                                       $       --   $       --
                                                       ===========  ===========

The accruals and other items are a result of the Company being on a cash basis for tax reporting purposes and accrual basis for book purposes. As of December 31, 1998, the NOL carryforwards amount to $41,732,000 and expire in years 2005 through 2013.

The Company has had greater than 50% ownership changes in 1993, 1994, and 1996, as defined under the rules of IRC Section 382. Consequently, the use of the NOL carryforwards generated in periods prior to the changes in control against future taxable income in any one year may be limited.

9. Related Party Transactions

The Company received general and medical advisory services from three of its directors. The Company was charged $162,173, $151,625, and $72,000 in professional fees for such services in the years ended December 31, 1998, 1997, and 1996, respectively. See also Note 4 which describes the relationship with CIBA, a related party.

10. Contingencies

Legal Matters

In October 1996, the Company filed suit in the United States District Court for the District of Delaware against Pillar Point Partners (Pillar Point), Summit, VISX, Summit Partner, Inc. (Summit Partner) and VISX Partner, Inc. (VISX Partner) (collectively, the Defendants). The Defendants hold a portfolio of U.S. patents relating to refractive laser surgery. The complaint seeks a declaratory judgment of noninfringement, invalidity, and/or unenforceability, with regard to the Company's LADARVision System.

On September 24, 1998, VISX filed a counterclaim in the aforementioned action seeking a declaratory judgment of infringement by the Company and preliminary and permanent injunctions. The Company believes that after the pending merger with Summit (see Note 11) the Company's technology will be covered by a royalty-free cross license with VISX held by Summit pertaining to the VISX patents. The Company believes that this post-merger cross license will render moot the claim that the Company infringes on VISX patents for activities after the merger. As of November 9, 1998, the Company and VISX agreed to stay the litigation between themselves until the earlier of the merger, termination of the merger or April 1, 1999. During this period, the Company has agreed not to deliver LADARVision Systems in the U.S. If the merger does not occur, a re-opening of the suit activities or a judgment in favor of VISX could have a material adverse effect on the Company's business, financial condition and results of operations.

As a result of these actions, the Company has incurred significant expenses consisting primarily of management resources, legal fees, expert witness fees and related expenses. The expenses incurred in 1998 and 1997 are classified as other expenses in the accompanying consolidated statements of operations. Further, should the merger not occur these expenses will increase significantly thereafter. Absent the aforementioned pre-merger stay or the post-merger cross license, the Company believes that it does not infringe on the VISX apparatus patents and that it must aggressively assert this position in order to bring its products to the commercial markets in the United States, Canada and the European Community. There can, however, be no assurances that renewed pursuit of these actions in the case where the merger does not occur will bring the Company any relief from the license arrangements that might be required nor is there any assurance that such licenses as might be needed to enter certain markets will be available to the Company if the Company does not prevail in its actions.

As a condition to the merger agreement with Summit, the Company has agreed to stipulate to the dismissal, without prejudice, of all claims it has alleged against Summit, Summit Partner and Pillar Point Partners in the Company's 1996 action.

Product Liability and Insurance

The Company's business involves the risk of product liability claims. The Company has not experienced any product liability claims to date. The Company maintains a "claims made" product liability insurance policy with coverage limits of $5 million per occurrence and $5 million in aggregate. The inability of the Company to maintain adequate insurance coverage at any time could, in the event of product liability or other claims in excess of the Company's insurance coverage, have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the Company has agreed in the past, and is likely to agree in the future, to indemnify certain medical institutions and their personnel who participate in the Company's clinical studies.

11. Merger Agreement with Summit Technology

On October 1, 1998, the Company and Summit announced that they had entered into a Merger Agreement whereby Summit would acquire the Company. The following is a brief summary of the terms of the Agreement and Plan of Merger. The entire Agreement and Plan of Merger, dated October 1, 1998, has been filed with the SEC as Exhibit 10.1 to the Company's Current Report on Form 8-K dated October 7, 1998. Further, a Registration Statement on Form S-4 has been filed by Summit on November 6, 1998 and amended on January 7, 1999.

The merger transaction is subject to the approval of the stockholders of both the Company and Summit. The merger consideration is 11,650,400 shares of Summit stock and an equivalent amount in value of cash, subject to a maximum of $50 million in cash. This consideration will be divided among the outstanding shares of Autonomous common stock, the outstanding shares of Autonomous Series I Preferred Stock and options and warrants for Autonomous common stock. Autonomous common stockholders will receive part stock and part cash for their Autonomous shares. The exact value, and the relative mix of cash and Summit stock, will vary depending on the market price of Summit stock prior to the closing, the amount of the loan under the Credit Agreement to Autonomous described below, if any, whether the holder of the Series I Preferred Stock exercises its right to redeem its shares for cash or convert to common stock and certain other factors.

Randy W. Frey, Chairman, President and Chief Executive Officer of the Company, and CIBA Vision Corporation, together owning approximately 19% of the Company's outstanding shares, and each of the Company's officers and directors have agreed to vote, as shareholders, for the merger.

In connection with the merger agreement, Summit agreed to lend up to $5 million to the Company under a Credit Agreement. Under the Credit Agreement, the Company may not draw more than $1.5 million per month. One half of the amount borrowed by the Company and not repaid as of the closing date of the merger will reduce the amount of the aggregate cash consideration in the merger. In the event the merger does not occur through no fault of the Company, the amount drawn under the Credit Agreement is due and payable 180 days from the date of the termination of the Merger Agreement.

Under the terms of the Merger Agreement, the Company must pay Summit a termination fee of $2.6 million in cash if the Merger Agreement is terminated in either of the following circumstances:

 . the Autonomous stockholders have not approved the merger by February 28, 1999 and a proposal by a third party for an alternative transaction has been made prior to the Autonomous Special Meeting of Stockholders that will be called in order to vote on the Merger Agreement; or

 .  the Company materially breaches any representation or warranty in the Merger
   Agreement or fails to comply with any of its obligations under the Merger Agreement if these result in a material adverse change incapable of being cured by the Company.

Upon the effectiveness of the aforementioned Summit S-4 registration statement, the Company and Summit plan to distribute a joint proxy statement to their respective shareholders. Depending on the timing of the effectiveness of the registration statement and other factors, the Company and Summit plan to hold their respective shareholder meetings as soon as practicable. See Note 13 for modifications to the terms of the Merger Agreement with Summit Technology.

12. Quarterly Financial Information--Unaudited

The tables below contain summarized unaudited quarterly data for the years ended December 31, 1998 and 1997. The Company believes this information reflects all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the quarterly information presented. The operating results for any quarter are not necessarily indicative of the results that may be expected for future periods.

                            First      Second     Third      Fourth     Annual
                           Quarter    Quarter    Quarter    Quarter     Totals
                          ---------- ---------- ---------- ---------- -----------
1998
----
Operating loss..........  $3,876,170 $4,201,124 $4,160,749 $4,550,991 $16,789,034
Net loss*...............  $3,804,389 $4,168,618 $4,551,760 $4,949,588 $17,474,355
Basic net loss per
 share*.................  $      .38 $      .39 $      .40 $      .42 $      1.59
Shares used in computing
 basic net loss per
 share..................  10,039,042 10,684,254 11,320,269 11,969,058  11,009,272
1997
----
Operating loss..........  $2,746,078 $3,196,468 $2,845,743 $3,392,177 $12,180,466
Net loss................  $2,597,840 $3,091,332 $2,677,129 $3,273,054 $11,639,355
Basic net loss per
 share..................  $      .38 $      .45 $      .27 $      .33 $      1.43
Shares used in computing
 basic net loss per
 share..................   6,852,814  6,888,689  9,900,212  9,958,832   8,151,395

*--in the third and fourth quarters and annual totals for 1998, the net loss and basic net loss per share is that attributable to common stockholders after recognition of a charge for the deemed dividend for the Series I preferred stock conversion discount.

13. Events Subsequent to December 31, 1998

Summit Merger, Revolving Credit Line and Revolving Promissory Note amendment; Special Shareholders' Meeting

On March 16, 1999, the Company and Summit agreed to amend the Merger Agreement to extend the date of termination of the Agreement to April 30, 1999. The Revolving Credit Line and Revolving Promissory Note were amended such that the total amount of borrowings available to the Company is $8 million with all other terms and conditions remaining the same. The Company has tentatively scheduled its Special Shareholders' Meeting for April 29, 1999 at which time the shareholders of record on March 19, 1999 shall vote on adoption of the Merger Agreement and approval of the merger itself.

Series D warrants

The Series D warrants discussed in Note 5 expired on February 28, 1999. Of the warrants for 754,350 shares outstanding at year-end, warrants for 540,100 shares were exercised for cash of approximately $1.6 million and warrants for 214,250 shares were exercised in a "cashless" manner for a net issuance of 100,628 shares. Therefore, conversion of the Series D warrants resulted in the issuance after December 31, 1998 of 640,728 common shares.

                                                                        ANNEX A

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                           SUMMIT TECHNOLOGY, INC.,

                           ALPINE ACQUISITION CORP.,

                                      AND

                      AUTONOMOUS TECHNOLOGIES CORPORATION

                          Dated as of October 1, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 ARTICLE I................................................................   1
    THE MERGER............................................................   1
        Section 1.1  The Merger..........................................    1
        Section 1.2  Effective Time......................................    2
        Section 1.3  Effect of the Merger................................    2
        Section 1.4  Certificate of Incorporation, By-Laws...............    2
        Section 1.5  Directors and Officers..............................    2
        Section 1.6  Effect on Capital Stock.............................    2
        Section 1.7  Exchange of Certificates............................    5
        Section 1.8  Stock Transfer Books................................    6
                     No Further Ownership Rights in Company Common
        Section 1.9   Stock..............................................    6
        Section 1.10 Lost, Stolen or Destroyed Certificates..............    6
        Section 1.11 Tax Consequences....................................    7
        Section 1.12 Taking of Necessary Action; Further Action..........    7
        Section 1.13 Material Adverse Effect.............................    7
        Section 1.14 Restructuring of the Merger.........................    7
 ARTICLE II
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................   8
        Section 2.1  Organization and Qualification; Subsidiaries........    9
        Section 2.2  Articles of Incorporation and By-Laws...............    9
        Section 2.3  Capitalization......................................    9
        Section 2.4  Authority Relative to this Agreement................   10
        Section 2.5  No Conflict; Required Filings and Consents..........   11
        Section 2.6  Compliance..........................................   12
        Section 2.7  SEC Filings; Financial Statements...................   12
        Section 2.8  Absence of Certain Changes or Events................   12
        Section 2.9  No Undisclosed Liabilities..........................   13
        Section 2.10 Absence of Litigation...............................   13
        Section 2.11 Employee Benefit Plans, Employment Agreements.......   13
        Section 2.12 Labor Matters.......................................   15
                     Registration Statement, Joint Proxy
        Section 2.13  Statement/Prospectus...............................   15
        Section 2.14 Title to Property...................................   15
        Section 2.15 Taxes...............................................   15
        Section 2.16 Environmental Matters...............................   16
        Section 2.17 Intellectual Property...............................   17
        Section 2.18 Regulatory Matters..................................   18
        Section 2.19 Interested Party Transactions.......................   19
        Section 2.20 Insurance...........................................   19
        Section 2.21 Opinion of Financial Advisor........................   19
        Section 2.22 Brokers.............................................   19
        Section 2.23 Change in Control Payments..........................   20
        Section 2.24 Expenses............................................   20
        Section 2.25 No Existing Discussions.............................   20
                     Sections 607.0901 and 607.0902 of the FBCA Not
        Section 2.26  Applicable.........................................   20

 ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...............  20
        Section 3.1  Organization and Qualification; Subsidiaries........   21
        Section 3.2  Charter and By-Laws.................................   21
        Section 3.3  Capitalization......................................   21
        Section 3.4  Authority Relative to this Agreement................   21
        Section 3.5  No Conflict, Required Filings and Consents..........   22
        Section 3.6  Compliance..........................................   23
        Section 3.7  SEC Filings; Financial Statements...................   23
        Section 3.8  Absence of Certain Changes or Events................   24
        Section 3.9  No Undisclosed Liabilities..........................   24
        Section 3.10 Absence of Litigation...............................   24
        Section 3.11 Employee Benefit Plans; Employment Agreements.......   24
        Section 3.12 Labor Matters.......................................   25
                     Registration Statement; Joint Proxy
        Section 3.13  Statement/Prospectus...............................   26
        Section 3.14 Title to Property...................................   26
        Section 3.15 Taxes...............................................   26
        Section 3.16 Environmental Matters...............................   27
        Section 3.17 Intellectual Property...............................   27
        Section 3.18 Regulatory Matters..................................   28
        Section 3.19 Interested Party Transactions.......................   28
        Section 3.20 Financial Capacity..................................   28
        Section 3.21 Opinion of Financial Advisor........................   29
        Section 3.22 Brokers.............................................   29
        Section 3.23 Ownership of Merger Sub; No Prior Activities........   29
 ARTICLE IV
    CONDUCT OF BUSINESS PENDING THE MERGER................................  29
                     Conduct of Business by the Company Pending the
        Section 4.1   Merger.............................................   29
        Section 4.2  No Solicitation.....................................   31
 ARTICLE V
    ADDITIONAL AGREEMENTS.................................................  32
        Section 5.1  HSR Act.............................................   32
                     Joint Proxy Statement Prospectus; Registration
        Section 5.2   Statement..........................................   32
        Section 5.3  Stockholders Meetings...............................   33
        Section 5.4  Access to Information; Confidentiality..............   33
        Section 5.5  Consents; Approvals.................................   33
        Section 5.6  Agreements with Respect to Affiliates...............   34
        Section 5.7  Indemnification and Insurance.......................   34
        Section 5.8  Notification of Certain Matters.....................   35
        Section 5.9  Further Action/Tax Treatment........................   35
        Section 5.10 Public Announcements................................   36
        Section 5.11 Accountants' Letters................................   36
        Section 5.12 Board Representation................................   36
        Section 5.13 Nasdaq Listing......................................   36
        Section 5.14 Listing of Parent Shares............................   36
        Section 5.15 Joint Shareholder Communications Efforts............   36
        Section 5.16 Dismissal of Civil Actions..........................   37
        Section 5.17 Issuance of CIBA Shares.............................   37

 ARTICLE VI
    CONDITIONS TO THE MERGER..............................................   37
                     Conditions to Obligation of Each Party to Effect the
        Section 6.1   Merger.............................................    37
                     Additional Conditions to Obligations of Parent and
        Section 6.2   Merger Sub.........................................    37
        Section 6.3  Additional Conditions to Obligation of the Company..    38
 ARTICLE VII
    TERMINATION...........................................................   39
        Section 7.1  Termination.........................................    39
        Section 7.2  Effect of Termination...............................    41
        Section 7.3  Fees and Expenses...................................    41
 ARTICLE VIII
    GENERAL PROVISIONS....................................................   41
        Section 8.1  Effectiveness of Representations, Warranties and
                      Agreements; Knowledge, Etc.........................    41
        Section 8.2  Notices.............................................    42
        Section 8.3  Certain Definitions.................................    42
        Section 8.4  Amendment...........................................    43
        Section 8.5  Waiver..............................................    43
        Section 8.6  Headings............................................    43
        Section 8.7  Severability........................................    44
        Section 8.8  Entire Agreement....................................    44
        Section 8.9  Assignment; Guarantee of Merger Sub.................    44
        Section 8.10 Parties in Interest.................................    44
                     Failure or Indulgence Not Waiver; Remedies
        Section 8.11  Cumulative.........................................    44
        Section 8.12 Governing Law.......................................    44
        Section 8.13 Counterparts........................................    44

           Location of Defined Terms in Agreement and Plan of Merger

Defined Terms                                        Section of Merger Agreement
-------------                                        ---------------------------
1998 Company Balance Sheet..........................     2.9
1998 Parent Balance Sheet...........................     3.9
Acquisition Proposal................................     4.2(a)
Affiliates..........................................     8.3
Affiliate Agreement.................................     5.6
Affiliate Letter....................................     5.6
Agreement...........................................     Preamble
Alternative Transaction.............................     7.1
Approvals...........................................     2.1
Average Closing Price...............................     1.6(a)
Beneficial Owner....................................     8.3
Blue Sky Laws.......................................     2.5(d)
Business Day........................................     8.3
Cash Consideration..................................     1.6(a)
Certificates........................................     1.6(f)
Certificates of Merger..............................     1.2
Closing.............................................     1.1(b)
Code................................................     Preamble
Company.............................................     Preamble
Company Common Stock................................     Preamble
Company Disclosure Schedule.........................     Article II Preamble
Company Employee Plans..............................     2.11(a)
Company ERISA Affiliate.............................     2.11(a)
Company Fee.........................................     7.3(b)
Company Intellectual Property Rights................     2.17(a)
Company Liens.......................................     2.3
Company Permits.....................................     2.6(b)
Company Products....................................     2.18(a)
Company SEC Reports.................................     2.7(a)
Company Stockholders Meeting........................     2.13
Company Stock Option Plan...........................     1.6(c)(i)
Company Stock Purchase Plan.........................     1.6(c)(v)
Confidentiality Letter..............................     5.4
Control.............................................     8.3
DGCL................................................     Preamble
Diluted Company Common Stock........................     1.6(a)
Effective Time......................................     1.2
Environmental Laws..................................     2.16
ERISA...............................................     2.11(a)
Exchange Act........................................     2.5(a)
Exchange Agent......................................     1.7(a)
FBCA................................................     Preamble
FDA.................................................     2.18(a)
Generally accepted accounting principles............     8.3
HSR Act.............................................     2.5(d)
Indemnified Parties.................................     5.7(b)
IRS.................................................     2.11(b)
ISO.................................................     2.11(c)
Joint Proxy Statement/Prospectus....................     2.13

Defined Terms                                        Section of Merger Agreement
-------------                                        ---------------------------
Laws................................................    2.5(c)
Licenses............................................    2.18(b)
Liens...............................................    2.3
Material Adverse Effect.............................    1.13
Merger..............................................    Preamble
Merger Consideration................................    1.7(b)
Merger Sub..........................................    Preamble
Parent..............................................    Preamble
Parent Common Stock.................................    1.6(a)
Parent Disclosure Schedule..........................    Article III Preamble
Parent Employee Plans...............................    3.11(a)
Parent ERISA Affiliate..............................    3.11(a)
Parent Fee..........................................    7.3(c)
Parent Intellectual Property Rights.................    3.17(a)
Parent Liens........................................    3.3
Parent Material Adverse Effect......................    1.13
Parent Permits......................................    3.6(b)
Parent Products.....................................    3.18(a)
Parent SEC Reports..................................    3.7(a)
Parent Shares.......................................    1.6(a)
Parent Stockholders Meeting.........................    2.13
PBGC................................................    2.11(b)
Per Share Cash Consideration........................    1.6(a)
Per Share Stock Consideration.......................    1.6(a)
Outstanding Company Common Stock....................    1.6(a)
Rule 145............................................    5.6
SEC.................................................    2.5(a)
Securities Act......................................    1.6(c)(iv)
Series I Preferred Stock............................    1.6(a)
Share...............................................    Preamble
Stock Consideration.................................    1.6(a)
Stock Options.......................................    1.6(c)(i)
Stockholders Agreements.............................    2.26
Stockholders Meeting................................    2.13
Subsidiary Documents................................    2.2
Tax/Taxes...........................................    2.15
Tax Returns.........................................    2.15
Terminating Breach..................................    7.1(f)
Third Party.........................................    7.1(h)

                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 1, 1998 (this "Agreement"), among Summit Technology, Inc., a Massachusetts corporation ("Parent"), Alpine Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Autonomous Technologies Corporation, a Florida corporation (the "Company").

                                  WITNESSETH:

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of the Company with and into Merger Sub or, if the Merger is restructured as provided herein, of Merger Sub with and into the Company, in accordance with the applicable provisions of the Florida Business Corporation Act (the "FBCA") and the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company intend, unless the Merger shall have been restructured as provided herein, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's common stock, $.01 par value per share (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

Section 1.1 The Merger.

(a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, the FBCA and the DGCL, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

(b) Closing. Unless this Agreement shall have been terminated pursuant to
Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

Section 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing certificates of merger as contemplated by the FBCA and the DGCL (the "Certificates of Merger"), together with any required related certificates, with the Secretary of State of the State of Florida and the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the FBCA and the DGCL (the time of the later of such filings being the "Effective Time").

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of the FBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation, By-Laws.

(a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

(b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

Section 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or any of their respective stockholders:

 (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be converted, subject to Section 1.6(f), into the right to receive (i) the quotient of 11,650,400 shares (the "Stock Consideration") of validly issued, fully paid and nonassessable shares ("Parent Shares") of the Common Stock, $0.01 par value per share, of Parent ("Parent Common Stock") divided by the Diluted Company Common Stock (the "Per Share Stock Consideration") and (ii) the quotient of $50,000,000 in cash less (A) one-half of any amounts advanced to the Company by Parent after the date hereof and (B) unless the holders of the Series I Preferred Stock shall have converted such Series I Preferred Stock prior to the Effective Time, any amounts that would be payable upon redemption of all shares of the Company's Convertible Preferred Stock, Series I, $.01 par value per share (the "Series I Preferred Stock"), that are issued or issuable as of the date hereof, assuming redemption is made on the date on which the Effective Time occurs in accordance with the provisions of the Company's Articles of Incorporation or pursuant to any agreement with the holders of Series I Preferred Stock prior to the Effective Time (the "Cash Consideration") divided by the Diluted Company Common Stock (the "Per Share Cash Consideration"). If the average closing price of Parent Common Stock on The Nasdaq National Market for the five trading days ending on the day before the date on which the Effective Time occurs (the "Average Closing Price") is less than $4.2917, then the $50,000,000 in the previous sentence shall be reduced to 11,650,400 multiplied by the Average Closing Price.

   "Diluted Company Common Stock" means the number of shares of Company Common Stock outstanding at the Effective Time (the "Outstanding Company Common Stock"), plus all shares of Company Common Stock issuable upon the exercise or conversion of all options, warrants, convertible securities or other rights, agreements, arrangements or other commitments of any character pursuant to which the Company is obligated, contingently or otherwise, to issue or sell shares of Company Common Stock (excluding the Series I Preferred Stock and all rights to acquire the Series I Preferred Stock) calculated by applying the treasury stock method to options, warrants and convertible securities.

 (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

 (c) Stock Options and Stock Purchase Plan.

   (i) At the Effective Time, Parent will assume each then outstanding option to purchase Shares (the "Stock Options") under the Company's 1995 Stock Option Plan (the "Company Stock Option Plan") as to which the holder has waived the acceleration of vesting under Section 14 of the Company Stock Option Plan, and each such Stock Option shall thereafter constitute an option to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Stock Option, including without limitation term, vesting, exercisability, status as an "incentive stock option" under Section 422 of the Code and termination provisions, the number of shares of Parent Common Stock, rounded down to the nearest whole share, equal to the sum of (i) the product of the number of Shares subject to such Stock Option immediately prior to the Effective Time multiplied by the Per Share Stock Consideration plus (ii) the product of the number of Shares subject to such Stock Option immediately prior to the Effective Time multiplied by a fraction the numerator of which is the Per Share Cash Consideration and the denominator of which is the Average Closing Price. The exercise price per share of Parent Common Stock (increased to the nearest whole cent) shall be equal to the aggregate exercise price of the Stock Option divided by the number of Shares of Parent Common Stock into which such Stock Option will become exercisable at the Effective Time; provided, however, that in the case of any Stock Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code.

   (ii) The Company shall use its best efforts to obtain all necessary waivers, consents or releases from holders of Stock Options under the Company Stock Option Plan and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by this Section 1.6(c).

   (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

   (iv) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), Parent shall either (A) file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, or (B) file any necessary amendments to the Company's previously-filed Registration Statement(s) on Form S-8 in order that the Parent will be deemed a "successor registrant" thereunder, and, in either event the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such Stock Options shall remain outstanding.

   (v) The Company will promptly cause written notice of the execution of this Agreement to be given to persons holding options or other rights to purchase Company Common Stock under the Company's 1996 Employee Stock Purchase Plan (the "Company Stock Purchase Plan"). The Company will terminate the Company Stock Purchase Plan at the end of the current purchase period.

 (d) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding.

 (e) Adjustments to Stock Consideration. The Stock Consideration shall be adjusted to fully reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

 (f) Fractional Shares. Unless Parent otherwise elects, no certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the

    "Certificates"). If Parent so elects, in lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price.

Section 1.7 Exchange of Certificates.

(a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of BankBoston, N.A., or such other bank or trust company as shall be designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this
Section 1.7, through the Exchange Agent, certificates evidencing the Parent Shares issuable pursuant to Section 1.6 in exchange for outstanding Shares.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive pursuant to Section 1.6(a) in respect of the Shares formerly evidenced by such Certificate, (b) the per Share Cash Consideration, (C) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and
(D) cash in respect of fractional shares as provided in Section 1.6(f) (the Stock Consideration, the Cash Consideration, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this
Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6(f), to evidence the ownership of the number of whole Parent Shares that represent the Stock Consideration with respect to such Shares.

(c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

(d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) No Liability. At any time following one year after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent any Merger Consideration which had been made available to the Exchange Agent by or on behalf of Parent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

Section 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

Section 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender of Certificates in exchange for the Shares represented thereby, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

Section 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 1.11 Tax Consequences. Unless the Merger is restructured as the Alternative Taxable Merger, it is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Section 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company, Parent and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

Section 1.13 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect,
(a) is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole (other than changes that are the effect of economic factors affecting the economy as a whole), or (b) is reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 1.14 Restructuring of the Merger.

(a) Notwithstanding any provision of this Agreement, in the event that either:

  (i) the product of the Average Closing Price and the number of shares of Parent Common Stock issuable in the Merger in respect of Outstanding Company Common Stock shall be less than 82% of the sum of (A) the product of the Per Share Cash Consideration and the Outstanding Company Common Stock plus (B) the amounts described in Section 1.6(a)(ii)(B), or

  (ii) the product of the average of the high and low sale prices of the Parent Common Stock on the Nasdaq National Market on the last trading date prior to the Closing Date and the number of shares of Parent Common Stock issuable in the Merger in respect of Outstanding Company Common Stock adjusted to reflect the effect of any trading restrictions, shall be less than the sum of (A) the product of the Per Share Cash Consideration and the Outstanding Company Common Stock plus
       (B) the amounts described in Section 1.6(a)(ii)(B), then as promptly as practicable, the Merger shall be restructured as provided in this Section 1.14 (the "Alternative Taxable Merger").

(b) The following provisions shall apply to the Alternative Taxable Merger:

  (i) Section 1.1(a) of this Agreement shall be deemed to read, in its entirety, as follows:

    "(a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, the FBCA and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  (ii) Sections 1.4(a) and (b) of this Agreement shall be deemed to read, in their entirety, as follows:

    "(a) Articles of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the FBCA and such Articles of Incorporation."

    "(b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the FBCA, the Articles of Incorporation of the Surviving Corporation and such By-Laws."

  (iii) Section 1.5(d) of this Agreement shall be deemed to read, in its entirety, as follows:

    "(d) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation."

  (iv) The condition set forth in Section 6.2(d) of this Agreement shall not be applicable to the Alternative Merger.

  (v) All references in this Agreement to the Surviving Corporation shall be deemed references to the Company as the Surviving Corporation in the Alternative Merger.

  (vi) All references in this Agreement to the Merger shall be deemed references to the Alternative Merger, as provided for in this Section 1.14.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "Company Disclosure Schedule"):

Section 2.1 Organization and Qualification; Subsidiaries. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. A true and complete list as of the date hereof of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary, the authorized capitalization of each subsidiary, and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.1 of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $200,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

Section 2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Incorporation and By-Laws as most recently restated and subsequently amended to the date hereof, and has furnished or made available to Parent the Articles of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Such Articles of Incorporation, By-Laws and Subsidiary Documents are in full force and effect and neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-Laws or Subsidiary Documents, except where the failure to be in full force and effect or where such violation would not have a Company Material Adverse Effect.

Section 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share. As of October 1, 1998,
(i) 11,524,467 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury, (ii) 1,000 shares of preferred stock had been designated as Series I Preferred Stock of which 436 shares are validly issued, fully paid and nonassessable and of which 400 shares are subject to an option for their purchase, (iii) no shares of Company Common Stock were held by subsidiaries of the Company, (iv) 2,263,197 shares of Company Common Stock were reserved for issuance upon the conversion of the Series I Preferred Stock, of which a maximum of 1,750,000 shares are issuable upon the conversion of the initial 500 shares of Series I Preferred Stock and of which the remaining 513,197 shares become issuable upon the purchase of an additional 400 shares of Series I Preferred Stock pursuant to an option for such purchase, such that the total of 2,263,197 shares of Company Common Stock are issuable upon the conversion of the total 900 shares of Series I Preferred Stock, (v) 922,350 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants,
(vi) 1,690,926 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plan, (vii) 171,713 of Company Common Stock are reserved for future issuance pursuant to the Strategic Alliance Agreement and (viii) 380,000 of Company Common Stock are reserved for issuance pursuant to stock purchase warrants which may become outstanding upon the exercise of an option to purchase Series I Preferred Stock referred to in clause (iv) of this sentence. No material change in such capitalization has occurred between September 30, 1998 and the date hereof other than the issuance of shares of Company Common Stock under the Company Stock Option Plans and under the Company Stock Purchase Plan. All options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or a subsidiary or, to the Company's knowledge, any other person is a party relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries are described in Section 2.3 of the Company Disclosure Schedule. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Company Liens").

Section 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the FBCA and the Company's Articles of Incorporation and By-
Laws). As of the date of this Agreement, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's stockholders approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 2.5 No Conflict; Required Filings and Consents.

(a) Section 2.5(a) of the Company Disclosure Schedule includes a list of (i) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding (A) contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments by the Company or any of its subsidiaries of less than $100,000 in any single instance, and (B) employment agreements and stock option agreements and (ii) all agreements which, as of the date hereof, the Company is required to file as "material contracts" with the Securities and Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "Exchange Act").

(b) (i) Neither the Company nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments required to be disclosed in Section 2.5(a) of the Company Disclosure Schedule, (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instrument required to be disclosed in Section 2.5(a) of the Company Disclosure Schedule has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments required to be disclosed in Section 2.5(a) of the Company Disclosure Schedule is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that is not currently having or would not reasonably be expected to have a Company Material Adverse Effect.

(c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Company Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-

Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would be reasonably expected to have a Company Material Adverse Effect.

Section 2.6 Compliance. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law or Approval applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1997 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholders equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

Section 2.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since June 30, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Company Material Adverse Effect; (b) any amendments or changes in the Articles of Incorporation or By-laws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected to have a Company Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement; or (g) any sale of a material amount of property of the Company or any of its subsidiaries taken as a whole, except in the ordinary course of business.

Section 2.9 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date hereof and except for the severance obligation disclosed in Schedule 2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for or disclosed in the Company's balance sheet (including any related notes thereto) as of June 30, 1998 (the "1998 Company Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1998 Company Balance Sheet, (c) incurred since June 30, 1998 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.10 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body that would reasonably be expected to have a Company Material Adverse Effect.

Section 2.11 Employee Benefit Plans, Employment Agreements.

(a) Section 2.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material employee welfare plans (as defined in Section 3(1) of ERISA), and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, written or otherwise, for the benefit of, or relating to, any current or former employees of or consultants to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (a "Company ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or a Company ERISA Affiliate would incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (all such plans, practices and programs are referred to as the "Company Employee Plans"). To the extent requested by Parent, there have been made available to Parent copies of (i) each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA. For purposes of this Section 2.11 (a), the term "material," used with respect to any Company Employee Plan, shall mean that the Company or a Company ERISA Affiliate has incurred or may reasonably be expected to incur obligations in an annual amount exceeding $100,000 with respect to such Company Employee Plan.

(b) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Company Employee Plan pursuant to
Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates;
(vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any Company ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course), except where the failure of any of the foregoing to be true would not have a Company Material Adverse Effect.

(c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an ISO, and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights outstanding on the date hereof.

(d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers or employees of the Company or any of its subsidiaries that provide for annual base salaries in excess of $150,000; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $150,000; (iii) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $150,000, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its employees which contain change-in-control provisions.

Section 2.12 Labor Matters. (a) There are no claims or proceedings pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees, asserting that the Company has committed an unfair labor practice which claims or proceedings are currently having or would reasonably be expected to have a Company Material Adverse Effect; (b) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries; and (c) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries, in each case which would reasonably be expected to have a Company Material Adverse Effect.

Section 2.13 Registration Statement, Joint Proxy Statement/Prospectus. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement (as defined in Section 3.13) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion or incorporation by reference in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "Company Stockholders Meeting") and to be sent to the stockholders of Parent in connection with the meeting of the stockholders of Parent to consider the Merger (the "Parent Stockholders Meeting," and together with the Company Stockholder Meeting, the "Stockholders Meetings") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus"), will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in or furnished in connection with the preparation of the Registration Statement or the Joint Proxy Statement/Prospectus.

Section 2.14 Title to Property. Neither the Company nor any of its subsidiaries owns any real property.

Section 2.15 Taxes.

(a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(b) (i) The Company and its subsidiaries have filed all Tax Returns required to be filed by them, (ii) the Company and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required, unless in the case of clauses (i), (ii) and (iii) above the failure to do so would not reasonably be expected to have a Company Material Adverse Effect. Except as does not involve or would not result in liability that would reasonably be expected to have a Company Material Adverse Effect:
(i) there are no tax liens on any assets of the Company or any subsidiary thereof; and (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstance could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Company and its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any other person or entity (other than the Company and its subsidiaries) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise. Neither the Company nor any subsidiary has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of the Company or any subsidiary. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1998 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

(c) Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

Section 2.16 Environmental Matters. Except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its subsidiaries: (i) have obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries or their respective agents ("Environmental Laws");
(ii) are in compliance with all terms and conditions of such required Approvals, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) have not received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

Section 2.17 Intellectual Property.

(a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are material to the business of the Company and its subsidiaries, taken as a whole, as currently conducted or as proposed to be conducted (the "Company Intellectual Property Rights"), except where the failure to do so would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company or any of its subsidiaries to be in violation or default in any material respect under any license, sublicense or agreement with respect to the Company Intellectual Property Rights, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except where such violation, default, termination or modification would not reasonably be expected to have a Company Material Adverse Effect. No claims have been asserted or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) against the use by the Company or any of its subsidiaries of the Company Intellectual Property Rights, or (ii) challenging the ownership by the Company or any of its subsidiaries, or the validity or effectiveness of any of the Company Intellectual Property Rights, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company nor any of its subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has never been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or one of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party).

(d) Section 2.17(d) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company or any of its subsidiaries with respect to the Company Intellectual Property Rights, identifies each pending patent application or application for registration which has been made with respect to the Company Intellectual Property Rights, and identifies each license, agreement, or other permission which the Company or any of its subsidiaries have granted to any third party with respect to any of the Company Intellectual Property Rights (together with any exceptions). The Company has delivered to Parent correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Parent correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Company disclosed all relevant prior art in its patent applications, and it has no reason to believe that any of its patents is invalid or unenforceable. With respect to each item of Intellectual Property required to be identified in (S) 2.17(d) of the Company Disclosure
Schedule:

 (i) the Company and its subsidiaries possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

 (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

 (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

 (iv) neither the Company nor any of its subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

Section 2.18 Regulatory Matters.

(a) Since January 1, 1996 through the date hereof (i) there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company or any Company subsidiary (the "Company Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body, or any other governmental or regulatory body, agency or office of any other jurisdiction to which the Company or any of its subsidiaries is subject, (ii) there have been no recalls, field notifications or seizures ordered or threatened by the United States Food and Drug Administration (the "FDA") or any other comparable governmental or regulatory body with respect to any of the Company Products and (iii) none of the Company or the Company subsidiaries have received any warning letter, Section 305 notices from the FDA or so-called Section 483 notices of adverse observations (or comparable notices from such other governmental or regulatory bodies).

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Company Product: (i) the Company and its subsidiaries have obtained all applicable approvals, clearances, authorizations, licenses (including site licensures) and registrations required by United States or foreign governments or government agencies to permit the manufacturing, distribution, sale (including reimbursement and pricing), marketing, export, import or human research (including clinical and non-clinical trials) of such Product (collectively, "Licenses"); and (ii) the Company and its subsidiaries are in full compliance with all terms and conditions of each License in each country in which such Company Product is marketed, and with all requirements pertaining to the manufacturing (including current good manufacturing practices), marketing, export, import or human research (including good laboratory practices and clinical and non-clinical trials) of such Company Product which is not required to be the subject of a License.

(c) There are no impediments to issuance of any Company FDA premarket approval application ("PMA") as to which the Company has received an approvable letter from the FDA other than those set forth in the so-called Section 483 Notices described in the Company Disclosure Schedule, and the Company is not aware of any reason why it will be unable to address to the FDA's satisfaction all observations contained in such Notices. The information in such PMAs is true and correct in all material respects and the Company is not aware of any basis upon which the FDA could fail to approve any material aspect of such applications that have not yet received FDA approval.

Section 2.19 Interested Party Transactions. Except for transactions described in the Company SEC Reports filed prior to the date hereof, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 2.20 Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its subsidiaries, taken as a whole, and their properties and assets, and are in character and amount customary for persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.21 Opinion of Financial Advisor. The Company has been advised by its financial advisor, EVEREN Securities, Inc. that in its opinion, as of the date hereof, the Merger Consideration to be received by the holders of Shares in the Merger is fair to the holders of Shares from a financial point of view.

Section 2.22 Brokers. No broker, finder or investment banker (other than EVEREN Securities, Inc., the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and EVEREN Securities, Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

Section 2.23 Change in Control Payments. Neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

Section 2.24 Expenses. The Company has provided to Parent a good faith estimate and description of the expenses of the Company and its subsidiaries which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

Section 2.25 No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 4.2).

Section 2.26 Sections 607.0901 and 607.0902 of the FBCA Not Applicable. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 607.0901 of the FBCA applicable to an "affiliated transaction" (as defined in Section 607.0901) and the restrictions contained in Section 607.0902 will not apply to the execution, delivery or performance of this Agreement or the respective Stockholder Agreements dated as of the date hereof between Parent and certain stockholders of the Company (collectively, the "Stockholders Agreements") or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Stockholders Agreements.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Parent Disclosure Schedule") or disclosed in the Parent SEC Reports filed prior to the date hereof:

Section 3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Parent Material Adverse Effect. A true and complete list as of the date hereof of all of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Parent or another subsidiary, is set forth in

Section 3.1 of the Parent Disclosure Schedule. Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which Parent has invested or is required to invest $200,000 or more, excluding securities in any publicly traded company held for investment by Parent and comprising less than five percent of the outstanding capital stock of such company.

Section 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Articles of Organization and By-Laws, as most recently restated and subsequently amended to the date hereof. Such Articles of Organization and By-Laws are in full force and effect and neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or By-Laws, except where the failure to be in full force and effect or where such violation would not have a Parent Material Adverse Effect.

Section 3.3 Capitalization. As of September 29, 1998, the authorized capital stock of Parent consisted of (i) 60,000,000 shares of Parent Common Stock, of which 31,153,765 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, 169,115 shares were held in treasury, 2,484,097 shares were reserved for future issuance under Parent's stock option and employee stock purchase plans and (ii) 5,000,000 shares of preferred stock, $.01 par value per share, none of which was issued and outstanding and none of which was held in treasury. No material change in such capitalization has occurred between September ., 1998 and the date hereof, except for issuance of Parent Common Stock pursuant to Parent stock plans. All options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or a subsidiary or, to Parent's knowledge, any other person is a party relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries are described in Section 3.3 of the Parent Disclosure Schedule. There are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Parent Liens").

Section 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby (other than the approval of the issuance of the Parent Common

Stock by holders of a majority of the outstanding Parent Common Stock present or represented by proxy and entitled to vote at the Parent Stockholders Meeting). As of the date hereof, the Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement and has unanimously recommended that the stockholders of Parent approve the issuance of Parent Common Stock in the Merger pursuant to this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

Section 3.5 No Conflict, Required Filings and Consents.

(a) Section 3.5(a) of the Parent Disclosure Schedule includes a list as of the date hereof of: (i) all contracts, agreements, commitments or other understandings or arrangements to which Parent or any of its subsidiaries is a party or by which any of them or any of their respective property or assets are bound or affected, but excluding (A) contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments by Parent or any of its subsidiaries of less than $500,000, and sales contracts entered into in the ordinary course of business, and (B) employment agreements and stock option agreements; and (ii) all agreements which, as of the date hereof, Parent is required to file with the SEC pursuant to the requirements of the Exchange Act as "material contracts."

(b) (i) neither the Parent nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments required to be disclosed in Section 3.5(a) of the Parent Disclosure Schedule (ii) to the best knowledge of Parent, no other party to any of the agreements, contracts or other instrument required to be disclosed in Section 3.5(a) of the Parent Disclosure Schedule has breached or is in default of any of its obligations thereunder, and (iii) to the best knowledge of Parent, each of the agreements, contracts and other instruments required to be disclosed in Section 3.5(a) of the Parent Disclosure Schedule is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that would not reasonably be expected to have a Parent Material Adverse Effect.

(c) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of Organization (or Certificate of Incorporation) or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any Laws applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Parent Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(d) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the FBCA and the DGCL, and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.6 Compliance. Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law or Approval applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 1997 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC. The redacted sections of Parent's June 1998 Settlement Agreement with VISX, Inc. (which, as redacted, is filed with the Parent SEC Reports) contain no provisions that purport to limit, as between Parent and the Company, the operation of any non-redacted sections addressing the applicability of cross-licenses to third parties which acquire or are acquired by Parent.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholders' equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

Section 3.8 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since June 30, 1998, Parent has conducted its business in the ordinary course and other than as disclosed in the Parent SEC Reports filed prior to the date hereof there has not occurred: (i) any Parent Material Adverse Effect; (ii) any amendments or changes in the Articles of Organization or By-Laws of Parent; (iii) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that would reasonably be expected to have a Parent Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices; (v) any material revaluation by Parent of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any other action or event that would have required the consent of the Company pursuant to Section 4.3 had such action or event occurred after the date of this Agreement; or (vii) any sale of a material amount of assets of Parent or any of its subsidiaries except in the ordinary course of business.

Section 3.9 No Undisclosed Liabilities. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for or disclosed in Parent's balance sheet (including any related notes thereto) as of June 30, 1998 included in the Parent's Quarterly Report on 10-Q for the period ended June 30, 1998 (the "1998 Parent Balance Sheet"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1997 Parent Balance Sheet, (c) incurred since June 30, 1998 in the ordinary course of business and consistent with past practice, (d) incurred in connection with this Agreement, or (e) which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.10 Absence of Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries, or any properties or rights of the Parent or any of its subsidiaries, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body that would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.11 Employee Benefit Plans; Employment Agreements.

(a) Section 3.11(a) of the Parent Disclosure Schedule lists as of the date hereof all employee pension plans (as defined in Section 3(2) of ERISA), all material employee welfare plans, (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, written or otherwise, for the benefit of, or relating to, any current or former employees of or consultants to Parent, any trade or business (whether or not incorporated) which is a member of a controlled group including Parent or which is under common control with Parent (a "Parent ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of Parent, as well as each plan with respect to which Parent or a Parent ERISA Affiliate would incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (all such plans, practices, and programs are referred to herein as the "Parent Employee Plans"). To the extent requested by the Company, there have been made available to the

Company copies of (i) each such written Parent Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on form 5500 series, with accompanying schedules and attachments, filed with respect to each Parent Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Parent Employee Plan subject to Title IV of ERISA. For purposes of this Section 3.11 (a) the term material, used with respect to any Parent Employee Plan, shall mean that Parent or a Parent ERISA Affiliate has incurred or may reasonably be expected to incur obligations in an annual amount exceeding $400,000 with respect to such Parent Employee Plan.

(b) (i) None of the Parent Employee Plans promises or provides retiree medical or other welfare benefits to any person, and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA;
(ii) there has been no "prohibited transaction," as such term is defined in
Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee Plan, which would result in any material liability of Parent or any of its subsidiaries; (iii) all Parent Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS, PBGC or Secretary of the Treasury), and Parent and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Parent Employee Plans; (iv) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Parent Employee Plan pursuant to Section 412 of the Code, or the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither Parent nor any Parent ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course), except where the failure of any of the foregoing to be true would not have a Parent Material Adverse Effect.

(c) Section 3.11(c) of the Parent Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers or employees of Parent or any of its subsidiaries that provide for annual base salaries in excess of $250,000; (ii) all severance agreements, programs and policies of Parent with or relating to its employees in each case with outstanding commitments exceeding $250,000, excluding programs and policies required to be maintained by law; and (iii) all plans, programs, agreements and other arrangements of Parent with or relating to its employees which contain change-in-control provisions.

Section 3.12 Labor Matters. There are no claims or proceedings pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, asserting that the Company has committed an unfair labor practice which claims or proceedings have or would reasonably be expected to have a Parent Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries; and (iii) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries, in each case which would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.13 Registration Statement; Joint Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "Registration Statement") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion or incorporation in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Stockholders Meetings and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement/Prospectus.

Section 3.14 Title to Property. Neither the Parent nor any of its subsidiaries owns any real property.

Section 3.15 Taxes. Parent and its subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and Parent and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves to the extent currently required unless the failure to do so would not reasonably be expected to have a Parent Material Adverse Effect. Except as does not involve or would not result in liability to Parent that would reasonably be expected to have a

Parent Material Adverse Effect: (i) there are no tax liens on any assets of Parent or any subsidiary thereof; and (ii) neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1998 Parent Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

Section 3.16 Environmental Matters. Except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its subsidiaries to the best of Parent's knowledge: (i) have obtained all Approvals which are required to be obtained under all applicable Environmental Laws by Parent or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required Approvals, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) have not received notice of any past or present violations of Environmental Laws, or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Parent or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Parent or its subsidiaries (or any of their respective agents) thereunder.

Section 3.17 Intellectual Property.

(a) Parent, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications therefor, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are material to the business of the Company and its subsidiaries, taken as a whole, as currently conducted or as proposed to be conducted (the "Parent Intellectual Property Rights"), except where the failure to do so would not have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, will neither cause Parent or any of its subsidiaries to be in violation or default in any material respect under any license, sublicense or agreement with respect to the Parent Intellectual Property Rights, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except where such violation, default, termination or modification would not reasonably be expected to have a Parent Material Adverse Effect. No claims have been asserted or, to the knowledge of Parent, are threatened by any person nor are there any valid grounds, to the knowledge of Parent, for any bona fide claims (i) against the use by Parent or any of its subsidiaries of Parent Intellectual Property Rights, or (ii) challenging the ownership by Parent or any of its subsidiaries, or the validity or effectiveness of any of Parent Intellectual Property Rights, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Except as disclosed in the Parent SEC Reports filed prior to the date hereof, neither the Parent nor any of its subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has never been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Parent or one of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party).

Section 3.18 Regulatory Matters.

(a) Since January 1, 1996 through the date hereof (i) there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company or any Company subsidiary (the "Parent Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body, or any other governmental or regulatory body, agency or office of any other jurisdiction to which the Company or any of its subsidiaries is subject, (ii) there have been no recalls, field notifications or seizures ordered or threatened by the FDA or any other comparable governmental or regulatory body with respect to any of the Parent Production and (iii) none of the Parent or the Parent subsidiaries have received any warning letter, Section 305 notices from the FDA or so-called Section 483 notices of adverse observations (or comparable notices from such other governmental or regulatory bodies).

(b) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each Parent Product: (i) the Parent and its subsidiaries have obtained all applicable Licenses to permit the manufacturing, distribution, sale (including reimbursement and pricing), marketing, export, import or human research (including clinical and non-clinical trials) of such Product and (ii) Parent and its subsidiaries are in full compliance with all terms and conditions of each License in each country in which such Parent Product is marketed, and with all requirements pertaining to the manufacturing (including current good manufacturing practices), marketing, export, import or human research (including good laboratory practices and clinical and non-clinical trials) of such Parent Product which is not required to be the subject of a License.

(c) There are no impediments to issuance of any Parent FDA premarket approval application ("PMA") as to which Parent has received an approvable letter from the FDA other than those set forth in any so-called Section 483 Notices described in the Parent Disclosure Schedule, and Parent is not aware of any reason why it will be unable to address to the FDA's satisfaction all observations contained in such Notices.

Section 3.19 Interested Party Transactions. Since the date of Parent's 1998 proxy statement, other than as described therein, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.20 Financial Capacity. Parent has available sufficient funds to satisfy its obligations to pay the Cash Consideration for all the Shares.

Section 3.21 Opinion of Financial Advisor. Parent has received the opinion of its financial advisor, Hambrecht & Quist, LLC, that, as of the date hereof, the Merger Consideration is fair to Parent from a financial point of view.

Section 3.22 Brokers. No broker, finder or investment banker (other than Hambrecht & Quist, LLC, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.23 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted in the ordinary course of business; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries taken as a whole, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries taken as a whole and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

 (a) amend or otherwise change the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries;

 (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its subsidiaries, except that the Company may grant options for Company Common Stock under the Company Stock Plan to newly hired employees in the ordinary course of business in an amount not in excess of 100,000 shares in the aggregate and the Company may issue shares of Company Common Stock upon the exercise of options, warrants and other rights listed in
    Section 2.3 of the Company Disclosure Schedule.

 (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of other assets not in excess of $100,000 in the aggregate);

 (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent,
     (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing; provided, however, that the Company may enter into agreements with holders of Stock Options in which they waive any right to accelerated vesting of the Stock Options in exchange for a promise by the Company that any substitute stock option for Parent Common Stock will become immediately exercisable in the event the Company terminates the holder's employment following the Merger without cause;

 (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in each case in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any contract or agreement that would be material to the Company and its subsidiaries taken as a whole; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000 for the Company and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

 (f) (i) increase the compensation payable or to become payable to its executive officers, directors or employees except in the ordinary course of business consistent with past practice; (ii) grant any additional severance or termination pay to, or enter into any new employment or severance agreements with, any director, executive officer or current employee of the Company or its subsidiaries; (iii) enter into any employment or severance agreement with any new employees of the Company or its subsidiaries except in the ordinary course of business consistent with past practice; or (iv) establish, adopt, enter into or amend any collective bargaining, profit sharing, thrift, restricted stock, pension, retirement, deferred compensation or severance plan, trust, fund or policy for the benefit of current or former directors, officers or employees of the Company or any of its subsidiaries, except, in each case, as may be required by law;

 (g) except as required under generally accepted accounting principles, take any action to change in any material respect the accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) of the Company or any subsidiary (except in the case of subsidiaries to conform to the Company's policies and procedures);

 (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

 (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) material to the Company and its subsidiaries taken as a whole, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice; or

 (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (i) above.

Section 4.2 No Solicitation.

(a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 4.2(a) shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of the Company concludes in good faith that the Acquisition Proposal would constitute a Superior Proposal (as defined below) and determines in good faith (upon advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties.

(b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall identify the person or entity making the Acquisition Proposal and set forth the material terms and condition of the Acquisition Payment. The notice shall also indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.2(c).

(c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause the Company to act as provided in this Section 4.2(c) in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

(d) The Company shall ensure that the officers and directors of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

(e) For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal that the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger (based on the written opinion, with only customary qualifications, of the Company's independent financial advisor that the value of the consideration of the Company's stockholders provided for in such proposal exceeds the value of the consideration to the Company's stockholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (based on the written advice of the Company's independent financial advisor), is reasonably capable of being obtained by the person making the proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

Section 5.1 HSR Act. As promptly as practicable after the date of the execution of this Agreement, if required, the Company and Parent shall file notifications under and in accordance with the HSR Act in connection with the Merger and the transactions contemplated hereby and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

Section 5.2 Joint Proxy Statement Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company and the approval by the stockholders of Parent to increase the number of authorized shares of Parent Company Stock and the issuance of Parent Common Stock in the Merger pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective, and to mail the Joint Proxy Statement/Prospectus to their respective shareholders, as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the recommendation of the Boards of Directors of the Company and Parent in favor of the Merger, subject to the last sentence of Section 5.3.

Section 5.3 Stockholders Meetings. The Company and Parent shall call and hold their respective Stockholders Meetings as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the issuance of the Parent Common Stock, and Parent and the Company shall use their reasonable best efforts to hold the Stockholders Meetings on the same day (and at the same time of such day) and as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the respective directors of the Company or Parent, as determined by such respective directors in good faith after consultation with and based upon the advice of their respective outside legal counsel, the Company and Parent shall use all reasonable efforts to solicit from their respective stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby or the issuance of Parent Company Stock in the Merger pursuant to this Agreement, as the case may be, and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

Section 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such prior period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the mutual non-disclosure letter, dated August, 1998 (the "Confidentiality Letter"), between Parent and the Company.

Section 5.5 Consents; Approvals. The Company and Parent shall each use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Joint Proxy

Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

Section 5.6 Agreements with Respect to Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter") identifying all persons who are, and at the time of the Company Stockholders Meeting are expected to be, "affiliates" of the Company, for purposes of Rule 145 under the Securities Act ("Rule 145"). The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in substantially the form of Exhibit 5.6(a).

Section 5.7 Indemnification and Insurance.

(a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Articles of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or before the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

(b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Articles of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless and, after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Articles of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, Parent or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) Parent and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c) Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

(d) For a period of three years after the Effective Time, Parent shall maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

(e) This Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties, their heirs and their representatives.

Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event known to such party the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

Section 5.9 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts (which shall not include increasing the Merger Consideration or the Stock Consideration or the Per Share Stock Consideration) to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge would reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. Following the Merger, Parent will cause the Surviving Corporation to continue the Company's historic business or use a significant portion of the Company's historic business assets in a business.

Section 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq National Market System, if it has used all reasonable efforts to consult with the other party prior thereto.

Section 5.11 Accountants' Letters. Upon reasonable notice from the other, Parent and the Company shall use their respective best efforts to cause Deloitte & Touche LLP and Arthur Andersen LLP, respectively, to deliver to Parent or the Company, as the case may be, a letter, dated within 2 business days of the Effective Date of the S-4 Registration Statement covering such matters as are requested by Parent or the Company and as are customarily addressed in accountant's "comfort" letters.

Section 5.12 Board Representation. As of the Effective Time or as soon as practicable thereafter, the Board of Directors of Parent will take such action as is necessary to cause Glenn Bradley to be elected to serve as a director of Parent for the vacant term expiring at Parent's annual meeting in 2000 (the "Outside Director"), and Randy W. Frey to be elected as a director of Parent for the vacant term expiring at Parent's annual meeting in 2001. The Board of Directors of Parent will nominate the Outside Director for re-election at Parent's annual meeting in 2000, provided that such Outside Director (x) is "independent" as such term is applied under the listing requirements for the Nasdaq National Market and (y) shall have attended at least 75% of all meetings of the Board of Directors, by telephone or in person, during the previous fiscal year. In addition, one person designated by the Company prior to the mailing of the Joint Proxy Statement/Prospectus, subject to the reasonable approval of Parent, shall be entitled to attend meetings of the Board of Directors until the third anniversary of the Effective Time, subject to the Board's right to have portions of any such meeting open only to members of the Board. If the observer named in the Joint Proxy Statement/Prospectus is unable to continue as an observer until the end of the term, Parent agrees that the directors named by the Company may designate a replacement. Parent agrees to pay the observer's reasonable travel expenses in connection with the observer's attendance at Board meetings.

Section 5.13 Nasdaq Listing. Each of the Company and Parent shall use its reasonable best efforts to continue the quotation of the Company Common Stock and Parent Common Stock, respectively, on The Nasdaq National Market during the term of this Agreement.

Section 5.14 Listing of Parent Shares. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger to be approved for quotation, upon official notice of issuance, on The Nasdaq National Market.

Section 5.15 Joint Shareholder Communications Efforts. The Company and Parent agree to use their reasonable best efforts to conduct a joint communications program, including presentations and meetings, with institutional stockholders of both the Company and Parent, for the purpose of communicating the synergy, strategy and prospects for the combined companies after the Merger. Such presentations and meetings shall take place in those cities of the United States where such institutional stockholders are located and shall be conducted for 7 to 10 business days during the three-week period preceding the Stockholder Meetings.

Section 5.16 Dismissal of Civil Actions. As soon as practicable after the date hereof, the Company shall stipulate to the dismissal, without prejudice, of all claims it has alleged against Parent and Pillar Point Partners in Autonomous Technologies Corporation v. Pillar Point Partners (Civil Action No. 96-515
JJF).

Section 5.17 Issuance of CIBA Shares. Prior to the Effective Time, the Company shall issue 171,713 shares (subject to any required anti-dilution adjustments) of Company Common Stock to CIBA Vision Group Management, Inc. ("CIBA") in full satisfaction of its obligation to deliver shares of capital stock under the Strategic Alliance Agreement dated May 15, 1995 between the Company and CIBA.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

Section 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

 (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

 (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company and the issuance of Parent Common Stock in the Merger pursuant to this Agreement shall have been approved by the requisite vote of the stockholders of Parent;

 (c) HSR Act. The waiting period, if any, applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

 (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and

 (e) Nasdaq. The Parent Shares to be issued in the Merger shall have been approved, upon official notice of issuance, for quotation on The Nasdaq National Market.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

 (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the Effective

    Time as if made at and as of such time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date with the same force and effect as if made at and as of the Effective Time), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

 (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

 (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company;

 (d) Tax Opinion. Unless the Merger shall be restructured as the Alternative Taxable Merger, Parent shall have received a written opinion from Ropes & Gray, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

 (e) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

 (f) No Litigation. There shall not be pending or threatened any suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent: (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) that would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company (v) which, if adversely determined, could have a Material Adverse Effect on the Company or Parent.

 (g) Stockholders Agreement. The Stockholders Agreements shall be in full force and effect as of the Effective Time.

Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

 (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date) with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by the President and the Chief Financial Officer of Parent;

 (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by the President and the Chief Financial Officer of Parent;

 (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub;

                                  ARTICLE VII

                                  TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

 (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

 (b) by either Parent or the Company, if the Merger shall not have been consummated by February 28, 1999 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

 (c) by either Parent or the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

 (d) by Parent, if the requisite vote of the stockholders of the Company shall not have been obtained by February 28, 1999, or by the Company, if the requisite vote of the stockholders of Parent shall not have been obtained by February 28, 1999 (provided that this right shall not be available to any party who has not complied with its obligation under Section 5.3); or

 (e) by Parent, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so;
     (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company either fails to recommend that the stockholders of the

    Company not tender their shares in such tender or exchange offer or takes no position on the acceptance of the tender or exchange offer; or

 (f) by the Company, if the Board of Directors of the Company shall have determined to recommend an Acquisition Proposal to its stockholders after determining, pursuant to Section 4.2 that such Acquisition Proposal constitutes a Superior Proposal, and the Company gives Parent at least three Business Days prior notice of its intention to effect such termination pursuant to this subsection, and the Company makes the payment required pursuant to Section 7.3(b) of this Agreement;

 (g) by Parent, (i) if any representation or warranty of the Company set forth in this Agreement that is qualified by materiality was not true when made or if any such representation or warranty not qualified by materiality was not true in all material respects when made, or (ii) upon the Company's material breach of any covenant or agreement set forth in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, or by the Company, (x) if any representation or warranty of Parent set forth in this Agreement that is qualified by materiality was not true when made or if any such representation or warranty not qualified by materiality was not true in all material respects when made, or (y) upon Parent's material breach of any covenant or agreement set forth in this Agreement, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied (any of such events being referred to as a "Terminating Breach"), provided, that, the non-breaching party shall have given the breaching party at least 10 business days' prior notice and provided, further, that if such Terminating Breach is curable prior to February 28, 1999 by the breaching party through the exercise of its reasonable best efforts and for so long as the breaching party continues to exercise such reasonable best efforts, the non-breaching party may not terminate this Agreement under this Section 7.1(g); or

 (h) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in
     Section 6.3(a) would not be satisfied, in either case other than by reason of a Terminating Breach and after 10 business days' prior written notice.

As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction.

Notwithstanding the foregoing, if the staff of the SEC reviews the Joint Proxy Statement/Prospectus or if any administrative agency or commission or other governmental authority or instrumentality shall have instituted an inquiry, either formal or informal, into the Merger, Parent may by written notice to the Company extend the February 28, 1999 date in this Section 7.1 for up to 30 additional days provided that (i) Parent is not in breach in any material respect of its obligations under this Agreement and (ii) Parent agrees to extend credit to the Company under its revolving credit line with Parent in additional amounts not to exceed $1,500,000 during the period of any extension.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 and Section 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof prior to such termination.

Section 7.3 Fees and Expenses.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

(b) The Company shall pay Parent a fee of $2,600,000 (the "Company Fee") upon the first to occur of the following events:

 (i) the termination of this Agreement by Parent pursuant to Section 7.1(d) if the stockholders of the Company shall not have approved and adopted the Merger Agreement by February 28, 1999 and a proposal for an Alternative Transaction shall have been made prior to the Company Stockholders Meeting; or

 (ii) the termination of this Agreement by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f); or

 (iii) the termination of this Agreement by Parent pursuant to Section 7.1(g) on account of a Terminating Breach by the Company.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

Section 8.1 Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

(a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.7 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

(b) Reference to a party's "knowledge" in this Agreement refers to the actual knowledge of the directors and officers of that party who are required to file reports under Section 16(a) of the Exchange Act.

Section 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by facsimile transmission, with confirmation received and a copy placed in the United States mail to the following addresses, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

 (a) If to Parent or Merger Sub:

   Attention: General Counsel

   Telephone No.: (781) 890-1234
   Telecopier No.: (781) 890-6739

 With a copy to:

   Keith F. Higgins, Esq.
   Ropes & Gray
   One International Place
   Boston, MA 02110

   Telephone No.: (617) 951-7000
   Telecopier No.: (617) 951-7050

 (b) If to the Company:

   Attention: President

   Telephone No.: (407) 384-1600
   Telecopier No.: (407) 277-0047

 With a copy to:

   William A. Grimm, Esq.
   Gray, Harrison & Robinson, P.A.
   201 East Pine Street, Suite 1200
   Orlando, FL 37801

   Telephone No.: (407) 843-8880
   Telecopier No.: (407) 244-5690

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

 (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

 (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (as such term is defined in Rule 13d-3 of the Exchange Act);

 (c) "business day" means any day other than a day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

 (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

 (e) "generally accepted accounting principles" shall mean United States generally accepted accounting principles.

 (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

 (g) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.9 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any wholly owned subsidiary of the Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

Section 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          SUMMIT TECHNOLOGY, INC.

                                                  /s/ Robert J. Palmisano
                                          By: _________________________________
                                            Name:Robert J. Palmisano
                                            Title:Chief Executive Officer

                                          ALPINE ACQUISITION CORP.

                                                  /s/ Robert J. Palmisano
                                          By: _________________________________
                                            Name:Robert J. Palmisano
                                            Title:President

                                          AUTONOMOUS TECHNOLOGIES CORPORATION

                                                     /s/ Randy W. Frey
                                          By: _________________________________
                                            Name:Randy W. Frey
                                            Title:CEO

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
                 AND AMENDMENT NO. 1 TO REVOLVING CREDIT LINE
                         AND REVOLVING PROMISSORY NOTE

  This Amendment No. 1 to the Agreement and Plan of Merger and Amendment No. 1 to Revolving Credit Line and Revolving Promissory Note dated as of October 1, 1998 (the "Merger Agreement") is entered into this 16th day of March, 1999, by and among Autonomous Technologies Corporation ("Autonomous"), Summit Technology, Inc. ("Summit") and Alpine Acquisition Corp. ("Alpine"). Capitalized terms used herein and not otherwise defined shall have the same meaning as in the Merger Agreement.

  WHEREAS, pursuant to notice duly given on February 17, 1999, Summit extended the termination date of the Merger Agreement to March 30, 1999 and agreed to increase the line of credit to Autonomous under the revolving credit line to $6.5 million; and

  WHEREAS, the parties now desire to, among other things, extend the termination date of the Merger Agreement to April 30, 1999.

  NOW THEREFORE, pursuant to Section 8.4 of the Merger Agreement, the parties hereby agree to amend the Merger Agreement as follows:

  1. Article VII of the Merger Agreement shall be amended by replacing the reference to February 28, 1999 with April 30, 1999.

  2. The last paragraph of Section 7.1 shall be deleted in its entirety.

  3. In connection with the execution of this Amendment, Summit and Autonomous hereby amend the Revolving Credit Line letter agreement, dated October 1, 1998, such that all references to $5,000,000 within such Revolving Credit Line letter are hereby replaced with $8,000,000. Further, Summit and Autonomous hereby amend the Revolving Promissory Note made by Autonomous to Summit, dated October 1, 1998, such that the reference to "Five Million Dollars ($5,000,000)" in the first paragraph of that Note is hereby replaced with "Eight Million Dollars ($8,000,000)."

  4. A new Section 1.6(g) shall be inserted into the Merger Agreement as follows:

    (g) Assumption of Warrants. At the Effective Time, each warrant to purchase Company Common Stock (a "Warrant") shall represent the right to purchase and receive (in lieu of the Company Stock purchasable and receivable upon exercise of the rights represented thereby), upon exercise of the Warrant, the Merger Consideration issued or payable with respect to or in exchange for a number of outstanding shares of Company Common Stock equal to the number of shares of Company Common Stock purchasable and receivable upon the exercise of such Warrant immediately before the Merger. The provisions of each Warrant (including, without limitation, provisions for adjustment of the exercise price and the number of shares purchasable and receivable upon exercise of the Warrant) shall be applicable, as nearly as practicable, after the Merger in relation to the Merger Consideration deliverable upon exercise of the Warrant. At or before the Effective Time, Summit shall execute such instruments of assumption as may be required by any Warrant.

  5. Section 5.11 of the Merger Agreement is hereby amended in its entirety such that it reads as follows:

           "Upon reasonable notice from the other, Parent and the Company shall use their respective best efforts to cause Deloitte & Touche LLP, as auditor of the December 31, 1998 financial statements for each of the Parent and the Company, and the Company shall use its best efforts to cause Arthur Andersen LLP, as auditor of its December 31, 1996 and 1997 financial statements, to deliver to Parent or the Company, as the case may be, a letter, dated within 2 business days of the Effective Date of the S-4 Registration Statement covering such matters as are requested by Parent or the Company and as are customarily addressed in accountant's "comfort" letters."

  6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This
     Amendment may be executed by facsimile signature.

  7. Except as amended hereby, the Merger Agreement the Revolving Credit Line letter agreement and the Revolving Promissory Note shall remain in full force and effect in accordance with their terms.

  IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                        SUMMIT TECHNOLOGY, INC.

                                                /s/ Robert J. Palmisano
                                        By:____________________________________
                                           Name:
                                           Title:

                                        ALPINE ACQUISITION CORP.

                                                /s/ Robert J. Palmisano
                                        By: ___________________________________
                                           Name:
                                           Title:

                                        AUTONOMOUS TECHNOLOGIES CORPORATION

                                                  /s/ Randy W. Frey
                                        By: ___________________________________
                                           Name: Randy W. Frey
                                           Title:CEO

                                                                        ANNEX B

                                    FORM OF
                             STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT, dated as of October 1, 1998 (the "Agreement"), between the undersigned holder (the "Holder") of shares of the common stock, $0.01 par value per share (the "Company Common Stock"), of Autonomous Technologies Corporation, a Florida corporation (the "Company"), and Summit Technology, Inc., a Massachusetts corporation ("Parent").

                                   RECITALS

The Company, Parent and Alpine Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"; capitalized terms not otherwise defined herein being used herein as therein defined), pursuant to which the Company would be merged (the "Merger") with and into Merger Sub, and each outstanding share of Company Common Stock would be converted into the right to receive the Merger Consideration, which includes shares ("Parent Shares") of the common stock, $0.01 par value per share, of Parent;

In order to induce Parent to enter into the Merger Agreement, and at the request of Parent, the Holder has agreed, to enter into this Agreement;

Prior to the date hereof, Parent, Merger Sub and the Holder had no agreement, arrangement or understanding (as defined in Section 607.0901 of the Florida Business Corporation Act (the "FBCA")) for the purpose of acquiring, holding, voting or disposing of shares of Company Common Stock; and

In consideration for the agreements contained herein and in the Merger Agreement, prior to the date hereof, and prior to the time at and date on which each of Parent and Merger Sub became an "interested stockholder" for purposes of Section 607.0901 of the FBCA, the board of the directors of the Company has approved this Agreement.

                                   AGREEMENT

NOW, THEREFORE, the parties hereto agree as follows:

1. Representations and Warranties of Holder. The Holder represents and warrants to Parent as follows:

  (a) Ownership of Securities. The Holder is the record and beneficial owner of the number of shares of Company Common Stock (together with any shares of Company Common Stock hereafter acquired by the Holder, the "Subject Shares") and the number and kind of other securities of the Company (together with the Subject Shares and any other securities of the Company hereafter acquired by the Holder, the "Subject Securities") set forth on the signature page to this Agreement. The Holder has sole voting power and sole power to issue instructions with respect to the voting of the Subject Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal right, in each case with respect to all of the Subject Securities.

  (b) Power; Binding Agreement. The Holder has the legal capacity, power and authority to enter into and perform all of the Holder's obligations under this Agreement. The execution, delivery and performance of this Agreement by the Holder will not violate any other agreement to which such Holder is a party including, without limitation, any trust agreement, voting agreement, stockholder's agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of such Holder, enforceable against the Holder in accordance with its terms. If the Holder is married and the Subject Securities constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Holder's spouse, enforceable against such person in accordance with its terms.

  (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby and neither the execution and delivery of this Agreement by the Holder nor the consummation by the Holder of the transactions contemplated hereby nor compliance by the Holder with any of the provisions hereof shall conflict with or result in any breach of any applicable partnership or other organizational documents applicable to the Holder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Holder is a party or by which the Holder's properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Holder or any of the Holder's properties or assets.

  (d) No Liens. The Subject Securities are now and at all times during the term hereof will be held by the Holder, or by a nominee or custodian for the benefit of the Holder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any encumbrances arising hereunder.

  (e) No Brokers. Except as provided in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of the Holder.

2. Agreement to Vote Shares. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, the Holder shall vote all or cause to be voted the Subject Securities that he beneficially owns on the record date of any such vote (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and (ii) against (x) any Acquisition Proposal made in opposition to or competition with the Merger, (y) any merger (including, without limitation, an Alternative Transaction), consolidation, sale of assets requiring stockholder approval, reorganization or recapitalization of the Company, with any other person than Parent or its affiliates, and (z) any liquidation or winding up of the Company.

3. Proxy. THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS MERGER SUB AND THE PRESIDENT OF MERGER SUB AND THE TREASURER OF MERGER SUB, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF MERGER SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF MERGER SUB, AND ANY OTHER DESIGNEE OF MERGER SUB, AND EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SUBJECT SECURITIES SOLELY WITH RESPECT TO THE MATTERS IN AND SOLELY IN ACCORDANCE WITH, SECTION 2 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE HOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY HIM WITH RESPECT TO THE SUBJECT SECURITIES.

4. Covenants of the Holder. The Holder hereby agrees and covenants that:

  (a) No Solicitation. The Holder, solely in his capacity as a stockholder of the Company, shall not, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal. If the Holder receives any such inquiry or proposal, then he shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. The Holder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The restrictions and covenants contained in this Section 4(a) shall apply to the Holder only in his capacity as a stockholder, and not to the Holder in his capacity as a director or officer of the Company.

  (b) Restriction on Transfer, Proxies and Noninterference. The Holder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Holder's Subject Securities; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or
      (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling the Holder from performing his obligations under this Agreement. Holder agrees within three (3) business days of the date of this Agreement to cause to be affixed a legend on each certificate representing Subject Securities the following legend:

           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE
           TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE STOCKHOLDER AGREEMENT, DATED AS OF OCTOBER , 1998, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER."

5. Agreement as Stockholder. Parent and the Holder acknowledge and agree that none of the provisions set forth herein shall be deemed to restrict or limit any fiduciary duty that the Holder may have as a director or an officer of the Company provided that no such duty shall excuse the Holder from his obligation to vote the Subject Securities, to the extent that they may be so voted as provided herein, and to otherwise comply with each of the terms and conditions of the Agreement.

6. Assignment; Benefits. The rights (but not the obligations) of Parent hereunder may be assigned, in whole or in part, to Merger Sub or any other direct or indirect wholly owned subsidiary of Parent, to the extent and for so long as it remains a direct or indirect wholly owned subsidiary of Parent. Other than as permitted in the preceding sentence, this Agreement may not be assigned by any party hereto without the prior written consent of the other party.

This Agreement shall be binding upon, and shall inure to the benefit of, the Holder, Parent and their respective successors and permitted assigns.

7. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:

If to the Holder, to the Holder at the address appearing on the signature page beneath the Holder's name, with a copy to:

  Autonomous Technologies Corporation
  2800 Discovery Drive
  Orlando, FL 32826
  Telecopier No.: (407) 384-1699
  Telephone No.: (407) 384-1600
  Attention: Chairman and CEO

  With a copy to:

  Gray, Harris & Robinson, P.A.
  201 East Pine Street, Suite 1200
  Orlando, FL 32801
  Telecopier No.: (407) 244-5690
  Telephone No.: (407) 843-8880
  Attention: William A. Grimm, Esq.

  If to Parent or Merger Sub:

  Summit Technology, Inc.
  21 Hickory Drive
  Waltham, Massachusetts 02541
  Telecopier No.: (781) 890-6316
  Telephone No.: (781) 890-1234
  Attention: General Counsel

  With a copy to:

  Ropes & Gray
  One International Place
  Boston, MA 02110
  Telecopier No.: (617) 951-7050
  Telephone No.: (617) 951-7000
  Attention: Keith F. Higgins, Esq.

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance herewith.

8. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9. Amendment. This Agreement may not be amended or modified, except by an instrument in writing signed by or on behalf of each of the parties hereto. This Agreement may not be waived by either party hereto, except by an instrument in writing signed by or on behalf of the party granting such waiver.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

12. Termination. Unless the Merger shall have been consummated, this Agreement shall terminate upon the earlier to occur of (i) 180 days after the termination of the Merger Agreement pursuant to Section 7.1 thereof, or (ii) February 28, 1999. The date and time at which this Agreement is terminated in accordance with this Section 12 is referred to herein as the "Termination Date." Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's willful breach of this Agreement; and provided further that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including, without limitation, the Merger Agreement. This Agreement shall survive the consummation of the Merger.

                [This space has been intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

                                          Summit Technology, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:

                                          The Holder:


                                          _____________________________________
                                          Name:
                                          Address:

Shares of Company Common Stock:

Options/Warrants to Purchase Company Common Stock:

                                                                        ANNEX C

[Hambrecht & Quist Letterhead]

October 1, 1998

Confidential

The Board of Directors
Summit Technology, Inc.
21 Hickory Drive
Waltham, Massachusetts, 02451

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Summit Technology, Inc. ("Acquirer" or the "Company") of the consideration to be paid by the Company in connection with the proposed acquisition by Acquirer of the common stock of Autonomous Technologies Corporation ("Seller") (the "Proposed Transaction") under the terms of the Agreement and Plan of Merger by and among Summit Technology, Inc., Alpine Acquisition Corp., and Autonomous Technologies Corporation dated as of September 28, 1998 among Seller and Acquirer and the related Exhibits and Schedules thereto (the "Agreement"). The Agreement provides, among other things, that Acquirer will pay to Seller, upon consummation of the Proposed Transaction, (i) 11,650,400 shares of Acquirer common stock and (ii) $50,000,000 in cash less (a) one-half of any amounts advanced to the Seller by Acquirer after the date of this letter and (b) any amounts that would be payable upon redemption of all shares of the Seller's Convertible Preferred Stock, Series I. If the average closing price of Acquirer common stock for the ten trading days ending on the third day before the date on which the Effective Time, as defined in the Agreement, occurs is less than $4.2917 (the "Average Closing Price"), then the $50,000,000 in the previous sentence shall be reduced to 11,650,400 multiplied by the Average Closing Price.

Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Acquirer in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Acquirer and receives customary compensation in connection therewith, and also provides research coverage for Acquirer. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Acquirer for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Acquirer.

In the past, Hambrecht & Quist acted as a financial advisor to Seller and, in the past, made an investment in Seller when it was a private company. As of the date of this letter, Hambrecht & Quist no longer holds any of the warrants or common shares which comprised this investment. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Seller and receives customary compensation in connection therewith, and also provides research coverage for Seller. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Seller for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Seller.

In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

  (i) reviewed the publicly available financial statements of Acquirer for recent years and interim periods to date and certain other relevant financial and operating data of Acquirer made available to us from published sources and from the internal records of Acquirer;

  (ii) reviewed certain internal financial and operating information relating to Acquirer prepared by the management of Acquirer;

  (iii) discussed the business, financial condition and prospects of Acquirer with certain of its officers;

  (iv) reviewed the publicly available financial statements of Seller for recent years and interim periods to date and certain other relevant financial and operating data of Seller made available to us from published sources and from the internal records of Seller;

  (v) reviewed certain internal financial and operating information relating to Seller prepared by the management of Seller;

  (vi) discussed the business, financial condition and prospects of the Seller with certain of its officers;

  (vii) reviewed the recent reported prices and trading activity for the common stocks of Acquirer and Seller and compared such information and certain financial information for Acquirer and Seller with similar information for certain other companies engaged in businesses we consider comparable;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  (ix) reviewed the Agreement;

  (x) discussed the tax and accounting treatment of the Proposed Transaction with Acquirer and Acquirer's lawyers; and

  (xi) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Acquirer or Seller considered in connection with our review of the

Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not undertaken any independent valuation or appraisal of any of the assets or liabilities of Acquirer or Seller. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Acquirer and Seller. For purposes of this Opinion, we have assumed that neither Acquirer nor Seller is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion.

It is understood that this letter is for the information of the Board of Directors and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be paid by Acquirer in the Proposed Transaction is fair to the Company from a financial point of view.

Very truly yours,

Hambrecht & Quist LLC

        /s/ Paul B. Cleveland
By __________________________________
          Paul B. Cleveland
          Managing Director

                                                                        ANNEX D

[EVEREN Securities, Inc. Letterhead]

October 1, 1998

Board of Directors
Autonomous Technologies Corporation
2800 Discovery Drive
Orlando, FL 32826

Gentlemen:

We understand that Autonomous Technologies Corporation ("ATCI" or the "Company") plans to merge with Summit Technology, Inc. ("Summit"). Pursuant to the agreement and plan of merger (the "Agreement"), 100% of ATCI's outstanding capital stock will be exchanged for approximately $93.2 million, or $6.26 per share based on Summit's closing price of $4.00 on September 28, 1998 (the "Transaction"). Under the terms of the Transaction, each ATCI share will be exchanged for approximately 0.94 shares of Summit stock (valued at $3.76) plus $2.50 in cash. The purchase price per share will increase or decrease based on changes in the trading price of Summit's stock. However, the cash portion will not be greater than $50 million and is subject to reduction based upon cash advances made by Summit to ATCI under a revolving credit line and the redemption described below. Under the terms of the Company's Series I Convertible Preferred Stock (the "Preferred Stock"), Preferred Stock investors have the right to receive a cash redemption estimated at $15.5 million upon a change of control event. For the purpose of our analysis, EVEREN has assumed that the Preferred Stock investors will exercise this right. Upon closing of the Transaction, ATCI shareholders will own approximately 27% of the combined entity.

The Company's warrant and option holders will have the option to: (i) exercise their positions prior to the Transaction, thereby becoming common stockholders and receiving the same consideration as all other stockholders, or (ii) roll over their warrants and options into Summit warrants and options. For the purpose of our analysis, EVEREN has assumed that all warrant and option holders elect (i) above by means of a cashless exercise.

The Company expects to execute an agreement and plan of merger (the "Merger Agreement") and announce the Transaction on Thursday, October 1, 1998. ATCI's founder, chairman and chief executive officer, Randy Frey, will become an executive officer and a director of Summit following the Transaction. Additionally, the board of ATCI will be able to nominate an additional director and one non-voting observer to Summit's board.

ATCI has retained EVEREN Securities, Inc. ("EVEREN") to render an opinion (the "Opinion") to the Board of Directors of ATCI as to whether the consideration to be paid to ATCI shareholders in the Transaction is fair, from a financial point of view, to ATCI's shareholders as of the date hereof. This Opinion does not constitute a recommendation to ATCI or any ATCI shareholder.

In formulating the Opinion, EVEREN has:

  reviewed the draft Agreement and Plan of Merger in substantially final form by and between Summit and ATCI;

  reviewed ATCI's definitive proxy statement dated April 24, 1998, ATCI's annual reports on Form 10-K for the years ended December 31, 1996 and 1997, and ATCI's Forms 10-Q for the three month period ended March 31, 1998 and six months ended June 30, 1998;

  reviewed certain non-public operating and financial information, including projections relating to ATCI's business prepared by management of ATCI;

  met with certain members of ATCI's management to discuss its operations, financial statements and projections, and future prospects;

  reviewed Summit's definitive proxy statement dated April 15, 1998, Summit's annual reports on Form 10-K for the years ended December 31, 1996 and 1997, and Summit's Forms 10-Q for the three month period ended March 31, 1998 and six months ended June 30, 1998;

  reviewed certain non-public operating and financial information, including internal management reports and projections, relating to Summit's business by management of Summit;

  met with certain members of Summit's management to discuss Summit's operations, financial statements and projections, and future prospects;

  interviewed certain members of Summit's outside legal counsel to discuss the proceedings, status and anticipated impact of certain outstanding litigation on Summit's business, financial condition and results of operations;

  reviewed publicly available financial data and stock market performance data of other ophthalmic and electromedical device manufacturers which we deemed comparable to ATCI and Summit;

  reviewed the price premiums of recent acquisitions for selected companies which we deemed generally comparable to ATCI;

  reviewed the historical stock prices and reported traded volumes of ATCI's and Summit's common shares; and

  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by the management of ATCI and Summit. We have further relied upon the assurances of each management team that they are unaware of any factors that would make the information provided to us incomplete or misleading. In arriving at our Opinion, we have not performed any independent valuation or appraisal of the assets of ATCI or Summit.

Summit is currently involved in several legal disputes which can be grouped into two principal categories: (i) suits brought by shareholders alleging material misstatements of fact in a Registration Statement, and (ii) suits alleging either patent infringement or antitrust violations pertaining to the Pillar Point Partners arrangement. Based on discussions with ATCI's and Summit's legal counsel, we have determined that the likely disposition or resolution will not have a material adverse affect on Summit, and will not affect our Opinion.

In arriving at our Opinion, we have considered such factors as we have deemed relevant including, but not limited to: (i) the historical stock price performance of ATCI, (ii) acquisition premiums for comparable transactions,
(iii) discounted cash flow analysis for ATCI, (iv) business and strategic considerations, (v) Summit's stock price history, (vi) the value of Summit's stock versus comparable companies, (vii) a break-up analysis for Summit, and
(viii) a discounted cash flow analysis for Summit.

As our Opinion has taken into consideration forward looking valuation techniques such as discounted cash flow analysis, we have assumed that the financial projections which we reviewed were reasonably prepared using assumptions reflecting the best currently available estimates and judgments of the future financial performance of each company. Our Opinion is necessarily based on the economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion which may come or be brought to our attention after the date of this Opinion.

As our Opinion is based upon the share prices of Summit as of the date hereof, any material change in stock price may cause EVEREN to withdraw its Opinion.

We have acted as financial advisor to the Board of Directors of ATCI in connection with this Opinion and will receive a fee for our services. We are also serving as financial advisor to ATCI in connection with the Transaction and will receive a success fee upon its completion. Pursuant to the terms of an engagement letter dated August 13, 1998 (the "Engagement Letter"), ATCI has agreed to pay EVEREN an aggregate cash fee equal to the greater of $1,200,000 or 1.00% of the aggregate Transaction value plus reimbursement for out-of-pocket expenses. Of such fee, (i) $50,000 was paid to EVEREN upon execution of the Engagement Letter; (ii) $200,000 becomes payable upon the completion of due diligence and the execution of the Merger Agreement; (iii) $75,000 becomes payable upon the delivery of the Opinion to ATCI's board of directors, and (iv) the remaining $875,000 of such fee shall be payable at the closing of the Transaction.

It is understood that this Opinion will be included in its entirety in any proxy statement or other document distributed to shareholders of the Company in connection with the Merger and this constitutes our express written approval for that purpose. However, no summary of, or excerpt from, this Opinion may be used, and no published public reference (other than as provided in the preceding sentence) to this Opinion letter may be made without our prior express written approval, which shall not be unreasonably withheld.

This Opinion does not constitute a recommendation to any shareholder of ATCI as to how such shareholder should vote, or as to any other actions which such shareholder should take in conjunction with the Merger. This Opinion relates solely to the question of fairness to the ATCI shareholders, from a financial point of view, of the consideration as currently proposed. Further, we express no Opinion herein as to the structure, terms or effect of any other aspect of the Merger, including, without limitation, any effects resulting from the application or any bankruptcy, fraudulent conveyance or other federal or state insolvency law or of any pending or threatened litigation affecting ATCI or Summit.

Based on the foregoing, we are of the opinion that the consideration to be paid to ATCI shareholders in the Transaction which will result in ATCI shareholders receiving $6.26 per ATCI share ($3.76 in Summit stock plus $2.50 in cash) is fair, from a financial point of view, to the shareholders of ATCI as of the date hereof.

Very truly yours,

EVEREN Securities, Inc.

        /s/ Kathryn Burrer Hyer
By: _________________________________
          Kathryn Burrer Hyer
           Managing Director

                      AUTONOMOUS TECHNOLOGIES CORPORATION

                              2800 Discovery Drive
                               Orlando, FL 32826
                                  407-384-1600

                                   Proxy Card

Randy W. Frey and Monty K. Allen, or either of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned at the Special Meeting of Stockholders of Autonomous to be held on April 29, 1999, or at any adjournment, upon the business to come before the meeting, which is restricted to the matter set forth below as described on the joint proxy statement/registration statement:

  Approval of the merger (the "Merger") of Autonomous Technologies Corporation with or into Alpine Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Summit Technology, Inc., and adoption of the merger agreement.

  FOR the Merger of Autonomous Technologies Corporation with or into Alpine Acquisition Corp. and the adoption of the merger agreement: [_]

  AGAINST the Merger of Autonomous Technologies Corporation with or into Alpine Acquisition Corp. and the adoption of the merger agreement: [_]

  ABSTAIN:  [_]

You are encouraged to specify your choice by marking the appropriate box. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the Merger of Autonomous Technologies Corporation with or into Alpine Acquisition Corp. and for the adoption of the merger agreement. The proxies cannot vote your shares unless you sign and return this proxy card. In their discretion, the proxies, or either of them, are authorized to vote upon such other business as may properly come before the meeting.

I plan to attend the meeting:  [_]

I do not plan to attend the meeting:  [_]

Signature: ____________________________________________________________  Dated:

Joint Signature (if necessary): ________________________________________ Dated:

  Note: Please sign exactly as your name appears on your Autonomous stock certificate. When shares are held jointly, both should sign. Fiduciaries and corporate officers should indicate their full titles.

                   This proxy is being solicited on behalf of Autonomous Technologies Corporation's Board of Directors.